Exhibit 99.H

Budget Review 2019 National Treasury Republic of South Africa 20 February 2019

ISBN: RP: 978-0-621-47022-2 18/2019 The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision. To obtain additional copies of this document, please contact: Communications Directorate National Treasury Private Bag X115 Pretoria 0001 South Africa Tel: +27 12 315 5944 Fax: +27 12 407 9055 The document is also available on the internet at: www.treasury.gov.za. ii

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#RSABUDGET2019 KEY BUDGET STATISTICS

A full set of 2019 Budget data can be found in the statistical tables at the back of the *Budget Review*. The data on this page may differ from the statistical annexure due to classification, definition and rounding.

BUDGET REVENUE 2019/20

R billion	
TAX REVENUE	**1 422.2**
of which:	
Personal income tax	552.9
Corporate income tax	229.6
Value-added tax	360.5
Taxes on international trade and transactions	61.3
Non- tax revenue	**31.5**
Less: SACU payments	-50.3
Main budget revenue	**1 403.5**
Provinces, social security funds and public entities	180.3
Consolidated budget revenue	**1 583.8**
As percentage of GDP	
Tax revenue	26.3%
Main budget revenue	25.9%

MACROECONOMIC PERFORMANCE AND PROJECTIONS

Percentage change	2015	2016	2017	2018	2019	2020	2021
	Actual			Estimate	Forecast		
Household consumption	1.8	0.7	2.2	1.5	1.5	2.0	2.3
Gross fixed-capital formation	3.4	-4.1	0.4	-0.2	1.5	2.1	3.0
Exports	2.8	1.0	-0.1	2.0	2.3	2.7	2.8
Imports	5.4	-3.8	1.6	3.8	1.7	3.2	3.3
Real GDP growth	**1.3**	**0.6**	**1.3**	**0.7**	**1.5**	**1.7**	**2.1**
CPI inflation	4.6	6.3	5.3	4.7	5.2	5.4	5.4
Current account balance (% of GDP)	-4.6	-2.8	-2.4	-3.5	-3.4	-3.8	-4.0

CONSOLIDATED FISCAL FRAMEWORK

R billion/percentage of GDP	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
	Outcome			Estimate	Medium-term estimates		
Revenue	**1 215.3**	**1 285.9**	**1 353.5**	**1 455.2**	**1 583.8**	**1 696.4**	**1 836.6**
	29.4%	*29.1%*	*28.7%*	*28.8%*	*29.3%*	*29.2%*	*29.4%*
Expenditure	**1 366.3**	**1 443.0**	**1 543.8**	**1 665.4**	**1 826.6**	**1 948.9**	**2 089.0**
	33.1%	*32.7%*	*32.7%*	*32.9%*	*33.7%*	*33.5%*	*33.4%*
Budget balance	**-151.0**	**-157.0**	**-190.3**	**-210.2**	**-242.7**	**-252.6**	**-252.4**
	-3.7%	*-3.6%*	*-4.0%*	*-4.2%*	*-4.5%*	*-4.3%*	*-4.0%*
Gross domestic product				**5 059.1**	**5 413.8**	**5 812.4**	**6 249.1**

DIVISION OF NATIONALLY RAISED REVENUE

R billion/percentage of GDP	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
	Outcome			Estimate	Medium-term estimates		
DIVISION OF AVAILABLE FUNDS							
National departments	546.1	555.7	592.7	638.2	684.7	733.1	777.7
Provinces	471.4	500.4	538.6	572.2	612.3	657.1	701.0
Local government	98.3	102.9	111.1	117.3	127.3	137.9	149.5
Non-interest allocation	**1 115.8**	**1 159.0**	**1 242.3**	**1 327.6**	**1 443.5**	**1 539.5**	**1 647.1**
PERCENTAGE SHARES							
National departments	48.9%	48.0%	47.7%	48.1%	48.1%	48.0%	47.8%
Provinces	42.2%	43.2%	43.3%	43.1%	43.0%	43.0%	43.1%
Local government	8.8%	8.9%	8.9%	8.8%	8.9%	9.0%	9.2%

CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION 2019/20

R billion	Compensation of employees	Goods and services	Capital spending and transfers	Current transfers and subsidies	Interest payments	Total
Basic education	204.4	26.2	12.0	19.7	0.0	**262.4**
Post-school education and training	11.5	2.2	6.5	92.4	0.0	**112.7**
Arts, culture, sport and recreation	4.1	3.5	1.5	2.3	0.0	**11.3**
Health	140.8	64.7	11.1	6.1	0.0	**222.6**
Social protection	14.7	8.3	0.8	183.2	0.0	**207.1**
Social security funds	4.6	4.1	1.2	61.2	0.3	**71.3**
Community development	17.3	12.3	78.9	100.1	0.0	**208.5**
Industrialisation and exports	10.3	3.6	8.8	14.8	0.0	**37.5**
Agriculture and rural development	13.0	8.8	6.4	2.5	0.0	**30.7**
Job creation and labour affairs	3.5	10.5	0.8	8.4	0.0	**23.2**
Economic regulation and infrastructure	21.9	35.6	33.6	3.5	6.6	**101.3**
Innovation, science and technology	4.8	3.7	1.5	6.6	0.0	**16.5**
Defence and state security	26.4	12.0	1.3	10.3	0.0	**50.0**
Police services	79.8	19.4	3.6	1.3	0.0	**104.2**
Law courts and prisons	33.9	12.0	2.0	0.4	0.0	**48.4**
Home affairs	4.7	2.9	0.7	0.2	0.0	**8.4**
Executive and legislative organs	7.9	5.3	0.3	2.6	0.0	**16.2**
Public administration and fiscal affairs	20.8	13.6	1.8	5.4	0.0	**41.6**
External affairs	2.9	2.3	0.5	1.8	0.1	**7.6**
Payments for financial assets						**29.8**
Debt-service costs					202.2	**202.2**
Contingency reserve						**13.0**
Total	**627.1**	**251.0**	**173.4**	**522.7**	**209.4**	**1 826.6**

Note: Payments for financial assets are not shown in the table, but are included in the row totals.

BUDGET EXPENDITURE MIUCA I o Es EXPENDITURE • a rl -Basic education Economic regulation and infrastructure R101.3bn -University transfers R250.4bn Industrialisation and exports R37.5bn R37.0bn -National Student Financial Aid Scheme Agriculture and rural development R30.7bn - R33.3bn R209.2bn ECONOMIC DEVELOPMENT R386.4bn LEARNING AND CULTURE - Job creation and labour affairs R23.2bn Skills development levy institutions R217 bn Innovation, science and technology Education administration R16.Sbn R17.6 bn • Technical & vocational education and training R12.7 bn m B Police services District health services R104.2bn R98.2bn • Defence and state security Central hospital services -law courts and prisons RSO.Obn R43.1bn R48.4bn Provincial hospital services R36.7bn R211.0bn PEACE AND SECURITY R222.6bn - HEALTH Home affairs R8.4bn Other health services R35.6bn Facilities management and maintenanceR8.8bn Municipal equitable share R69.0bn Public administration and fiscal affairs R41.6bn Executive and legislative organs R16.2bn Humansettlements,water and electrification programmes RS6.4bn External affairs R7.6bn R65.3bn GENERAL PUBLIC SERVICES R208.5bn COMMUNITY DEVELOPMENT Public transport R43.6bn Other human settlements and municipal infrastructure R39.6bn e m Old-age grant R77.0bn Social security funds R71.3bn - Child-support grant R6S.Obn R202.2bn DEBT-SERVICE COSTS R278.4bn SOCIAL DEVELOPMENT Other grants R33.2bn -Provincial social development R22.3bn Policy oversight and grant administration R9.6bn R1.10TRILLION R183 TRILLION www.treasury.gov.za In RSA Budget I - #RSABudget2019 Tel:(012) 315 5757 www.treasury.gov.za :;: : al treasury (I) = ISSUED BY BUDGET2019/20

[LOGO]

Foreword The 2019 Budget addresses immediate risks to the economy and the public finances, and outlines measures to build the capacity of the state and renew economic growth. South Africa continues to confront a challenging economic environment in which global growth is slowing and trade tensions are mounting. The medium-term economic outlook has been revised down and tax revenues have significantly underperformed. In recent months it has become clear that Eskom requires urgent financial support and operational reforms. To tackle the Eskom risk, government is restructuring the electricity sector. Relative to the 2018 Medium Term Budget Policy Statement (MTBPS), departments’ budget baselines have been reduced by R50.3 billion, with roughly half of this amount relating to compensation. These reductions are offset by provisional allocations of R75.3 billion over the next three years, mainly for Eskom’s reconfiguration. As a result, the expenditure ceiling is increased by R16 billion over the next three years. Government remains committed to managing the budget deficit and containing public debt at sustainable levels. Changes to the medium-term expenditure framework result in the main budget deficit widening to 4.7 per cent of GDP in 2019/20 and then narrowing to 4.3 per cent of GDP by 2021/22. As a percentage of GDP, gross loan debt increases over the next three years and stabilises at 60.2 per cent in 2023/24, which is marginally above the 2018 MTBPS estimates. Economic growth is projected to improve moderately from 1.5 per cent in 2019 to 2.1 per cent in 2021. In the longer term, the country requires higher and more inclusive growth to address unemployment and poverty. Government has begun implementing growth-enhancing reforms in line with the President’s economic stimulus and recovery plan. Additional steps to strengthen policy certainty, improve the effectiveness of infrastructure spending and rebuild public institutions will encourage private-sector investment and bolster confidence. Despite new spending pressures and reductions, the Budget remains strongly redistributive. About 68 per cent of consolidated expenditure goes towards social commitments, including education, health, social grants and basic services. These services and transfers, provided by all spheres of government, enable South Africans to access opportunities and live with dignity. Addressing the challenges we face, and accelerating reforms to encourage economic growth, will require difficult adjustments. In the past year, signs of a durable social compact between government, business and labour have emerged. This compact will be essential to addressing our challenges in a fair and fiscally responsible manner. I would like to thank Cabinet, the Minister and Deputy Minister of Finance, Parliament’s Portfolio Committee on Finance, the Standing Committee on Appropriations, the Technical Committee on Finance, the Ministers’ Committee on the Budget, the Budget Council and my colleagues across government for their contributions to the Budget. I appreciate the hard work of the National Treasury team in preparing this Budget in line with our constitutional responsibilities. Dondo Mogajane Director-General: National Treasury vii

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Contents

Chapter 1	**Risk, renewal and growth**	**1**
	Overview	1
	Narrowing the budget deficit and stabilising debt	3
	Restructuring the electricity sector	3
	Implementing growth-enhancing reforms	4
	Summary of the budget	5
	Budget documentation	9
Chapter 2	**Economic overview**	**11**
	Overview	11
	Implementing reforms to boost growth	13
	Global outlook	14
	Domestic outlook	16
	Sector performance	22
	Conclusion	24
Chapter 3	**Fiscal policy**	**25**
	Overview	25
	Changes in tax revenue and the expenditure ceiling	27
	Managing the public-service wage bill	29
	Fiscal framework	30
	Elements of the consolidated budget	31
	Public-sector borrowing requirement	33
	Conclusion	34
Chapter 4	**Revenue trends and tax proposals**	**35**
	Overview	35
	Tax policy considerations	36
	Revenue collection and outlook	37
	Tax proposals	40
	Tax policy reviews and research	45
	Conclusion	46
Chapter 5	**Consolidated spending plans**	**47**
	Overview	47
	Revisions to main budget spending plans	48
	Consolidated government expenditure	51
	Spending priorities by function	52
	Conclusion	63
Chapter 6	**Division of revenue and spending by provinces and municipalities**	**65**
	Overview	65
	Division of revenue	66
	Provincial revenue and spending	68
	Municipal revenue and spending	71
	Conclusion	76
Chapter 7	**Government debt and contingent liabilities**	**77**
	Overview	77
	Financing strategy	78
	Borrowing performance and projections	79
	Government debt and debt-service costs	83
	Contingent liabilities	85
	Conclusion	88
Chapter 8	**Financial position of public-sector institutions**	**89**
	Overview	89
	State-owned companies	90
	Development finance institutions	94

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Social security funds........ 96
Government Employees Pension Fund........ 97
Conclusion........ 98

Annexure A **Report of the Minister of Finance to Parliament........ 101**
Annexure B **Tax expenditure statement........ 117**
Annexure C **Additional tax policy and administrative adjustments........ 123**
Annexure D **Public-sector infrastructure update........ 139**
Annexure E **Public-private partnerships........ 151**
Annexure F **Building a financial services sector that serves all South Africans........ 157**
Annexure G **Summary of the budget........ 161**
Glossary........ 165
Statistical annexure........ 181

Three annexures are available on the National Treasury website (www.treasury.gov.za):

W1 Explanatory memorandum to the division of revenue
W2 Structure of the government accounts
W3 Fiscal support for electricity market reform

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Tables 7.6 7.7 7.8 7.9 Total national government debt .................................. 84 Analysis of annual increase in gross loan debt............. 84 National government debt-service costs ..................... 85 Government guarantee exposure ................................ 86 1.1 1.2 1.3 1.4 1.5 1.6 1.7 Macroeconomic outlook – summary ....................... Consolidated government fiscal framework ............ Impact of tax proposals on 2019/20 revenue .......... Consolidated government expenditure by function Division of revenue .................................................. Projected state debt and debt-service costs............ Combined financial position of public institutions .. 6 6 7 8 8 9 9 8.1 Combined balance sheets of state-owned companies……………………………………………………………….. 90 Borrowing requirement of selected state-owned companies………………………………………………………………… 92 Financial position of selected development finance institutions…………………………………………………… 94 Borrowing requirement for development finance institutions…………………………………………………… 96 Financial position of social security funds…………………. 96 Selected income and expenditure of GEPF.................. 97 Breakdown of assets under management by PIC ........ 98 8.2 2.1 2.2 2.3 2.4 Economic growth in selected countries ................... 15 Macroeconomic performance and projections ....... 16 Assumptions used in the economic forecast .......... 21 Sector performance ................................................. 23 8.3 8.4 8.5 8.6 8.7 3.1 3.2 3.3 3.4 Macroeconomic performance and projections ....... 26 Consolidated fiscal framework ................................ 26 Revised gross tax revenue projections .................... 27 Adjustments to the expenditure ceiling since 2018 Budget ............................................................ 28 Main budget expenditure ceiling ............................. 28 Consolidated operating and capital accounts .......... 31 Main budget framework ......................................... 32 Revisions to main budget revenue and expenditure estimates……………………………………………………………… 33 Consolidated budget balance ................................. 33 Public-sector borrowing requirement.…………………. 34 Figures 3.5 3.6 3.7 3.8 1.1 1.2 1.3 1.4 Real GDP growth rate .................................................. 2 Performance of state-owned companies .................... 2 Gross debt-to-GDP outlook ......................................... 2 Per capita social development spend .......................... 2 3.9 3.10 2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 Global Competitiveness Index ..................................... 13 Commodity price trends .............................................. 15 Composition of investment growth ............................. 17 Composition of current account balance….................. 18 Trends in administered price inflation......................... 19 Growth in formal non-agricultural employment ......... 19 REIPPP price trends ..................................................... 20 Eskom estimated price trends ..................................... 20 GDP growth scenarios ................................................. 22 4.1 4.2 4.3 4.4 Budget estimates and revenue outcomes ............... 38 Budget revenue ....................................................... 39 Impact of tax proposals on 2019/20 revenue .......... 40 Personal income tax rates and bracket adjustments ............................................................ 41 Estimates of individual taxpayers and taxable income .................................................................... 42 Changes in specific excise duties ............................ 43 Total combined fuel taxes on petrol and diesel....... 44 4.5 4.6 4.7 3.1 3.2 3.3 Revenue and non-interest spending............................ 26 Gross and net debt outlook ......................................... 26 Number of personnel (excluding SANDF) .................... 29 5.1 Adjustments to main budget non-interest expenditure since 2018 Budget .............................. 48 Largest baseline reductions over the MTEF period.. 49 Largest additions to baselines over the MTEF period ...................................................................... 50 Provisional allocations not assigned to votes .......... 51 Consolidated government expenditure by economic classification ............................................................ 52 Consolidated government expenditure by function 54 Learning and culture expenditure............................ 55 Social protection expenditure ................................. 56 Average monthly social grant values ....................... 57 Health expenditure .................................................. 58 Community development expenditure.................... 59 Peace and security expenditure .............................. 60 Economic development expenditure....................... 62 General public services expenditure........................ 63 4.1 4.2 Gross tax revenues as a percentage of GDP ................ 36 VAT refunds paid by SARS ........................................... 40 5.2 5.3 5.1 5.2 Average nominal growth in spending……………………….. 53 Consolidated government expenditure by function .... 53 5.4 5.5 6.1 6.2 6.3 Division of revenue by function................................... 67 Provincial personnel headcount and wage costs……… 70 Municipalities differ in terms of context and performance ................................................................ .72 Debts owed to municipalities ...................................... 74 Growth in debts owed to municipalities ..................... 74 Debts owed by municipalities (>90 days) .................... 74 Amounts owed to municipal creditors ........................ 74 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 6.4 6.5 6.6 6.7 7.1 7.2 7.3 Loan debt maturity profile .......................................... 80 Ownership of domestic government bonds ................ 82 Sensitivity of debt and debt-service costs ................... 85 6.1 6.2 6.3 6.4 Division of nationally raised revenue……………………… 66 Provincial equitable share……………………………………… 68 Conditional grants to provinces ............................... 70 Transfers to local government ................................. 73 8.1 8.2 Negative cash flows at state-owned companies ......... 91 Debt maturity profile of major state-owned companies ................................................................... 92 Quality of major development finance loan book assets ........................................................................... .95 7.1 Performance against strategic portfolio risk benchmarks .............................................................. 79 Financing of national government gross borrowing requirement ............................................................. 80 Domestic short-term borrowing............................... 81 Foreign-currency commitments and financing......... 82 Change in cash balances........................................... 83 8.3 7.2 7.3 7.4 7.5 xi

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1 Risk, renewal and growth Overview Oinvestment in the economy. New partnerships with the private ver the past year, government has worked to end the policy inertia Government has strengthened policy certainty, developed new investment partnerships, and is reconfiguring Eskom and uncertainty that have undermined confidence and constrained sector have led to large-scale investment commitments. As several commissions probing allegations of corruption and wrongdoing continue their work, a special directorate is being established to investigate and prosecute serious crimes that have been brought to light. Government is reforming state-owned companies, with Eskom as its immediate focus. The environment remains challenging. The medium-term economic outlook has been revised down, with GDP growth forecast to reach 1.5 per cent in 2019, rising to 2.1 per cent in 2021. Weak economic performance and residual problems in tax administration have resulted in 1 The 2019 Budget outlines a series of economic and fiscal measures intended to move the economy onto a new trajectory and reduce the long-term risks to South Africa’s public finances. Government’s central economic policy goal is to accelerate inclusive growth and create jobs. Its main fiscal objective is to ensure sustainable finances by containing the budget deficit and stabilising public debt. The Budget proposals support these goals. The Constitution requires the national budget and budgetary processes to promote transparency and accountability, along with effective management of the economy, debt and the public sector. This year’s Budget underlines the National Treasury’s continued commitment to these requirements in a difficult environment in which economic growth remains weak, public debt and debt-service costs have accelerated, and governance and operational concerns are manifest across the public sector. The 2019 Budget confronts these challenges by addressing the central risks to South Africa’s economy and its public finances, supporting growth-enhancing reforms and maintaining real growth in expenditure on social and economic priorities. Education, health, social development and community development account for the majority of spending, and continue to grow strongly over the next three years. Over the past two decades, real government spending on social services has doubled, from R8 700 per person in 1996/97 to R16 500 per person in 2017/18.

2019 BUDGET REVIEW

large revenue shortfalls. The deteriorating financial position of state-owned companies has put additional pressure on the public finances.

Fiscal sustainability, restructuring electricity sector and renewing economic growth are at heart of budget

In light of these considerations, the 2019 Budget priorities are to:

- Narrow the budget deficit and stabilise the national debt-to-GDP ratio.
- Support restructuring of the electricity sector, and reduce the immediate risks Eskom poses to the economy and the public finances.
- Renew economic growth by strengthening private-sector investment, improving the planning and implementation of infrastructure projects, and rebuilding state institutions.

As the State of the Nation Address noted, faster growth is needed to expand employment and raise the revenues needed to support social development. While progress is being made on various short-term initiatives, South Africa needs to implement a range of structural reforms that will bolster confidence, investment and economic growth. The state's capacity to implement policy also needs to be strengthened.

Figure 1.1 Real GDP growth rate


Per cent
6
5
4
3
2
1
0
-1
-2
1997
1999
2001
2003
2005
2007
2009
2011
2013
2015
2017

Figure 1.2 Performance of state-owned companies


Total assets
Total liabilities
Average return on equity (RHS)
R billion
Per cent
1 400
1 200
1 000
800
600
400
200
0
-200
-400
-600
8
6
4
0
-4
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

Figure 1.3 Gross debt-to-GDP outlook


Revised
2018 MTBPS
Per cent of GDP
62
60
58
56
54
52
50
48
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27

Figure 1.4 Per capita social development spend*


Social spending*
Interest
Other
R thousand (Constant 2015/16)
35
30
25
20
15
10
5
0
1996/97
1999/00
2002/03
2005/06
2008/09
2011/12
2014/15
2017/18

**Annual per capita general government spending, including education, health, social protection, community development, economic development as well as recreation and culture*

Source: South African Reserve Bank and National Treasury

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CHAPTER 1: RISK, RENEWAL AND GROWTH Narrowing the budget deficit and stabilising debt In the current year, the expenditure ceiling has been maintained, and national and provincial compensation is likely to be lower than budgeted. In light of the deteriorating economic environment and the need to address the considerable risks posed by Eskom, the 2019 Budget proposes reprioritisation of expenditure and tax measures to contain the budget deficit and stabilise debt. Since the 2018 MTBPS, government has revised its baseline expenditure down by R9 billion in 2019/20, R19.7 billion in 2020/21 and R21.6 billion in 2021/22. About half of these reductions are applied to compensation budgets, reflecting faster-than-expected declines in headcounts, as well as the anticipated effects of other interventions, including early retirement without penalties. These reductions are offset by provisional allocations for Eskom, the new infrastructure fund and the 2021 Census. As a result, the expenditure ceiling is revised upwards by R14 billion in 2019/20, R1.3 billion in 2020/21 and R732 million in 2021/22. In addition, government proposes tax measures amounting to R15 billion in 2019/20 and R10 billion in 2020/21. As Figure 1.3 shows, the revised fiscal framework results in a slightly higher debt-to-GDP ratio than was projected at the time of the 2018 MTBPS. Gross debt-to-GDP stabilises at 60.2 per cent of GDP in 2023/24, marginally above the MTBPS estimates. Several other state-owned companies are also in financial distress and have requested government support. As a result, the contingency reserve has been revised up by R6 billion in 2019/20, and any funding provided will be offset by the sale of non-core assets. Additional reforms to strengthen the governance, finances and operations of state-owned companies will be announced in the months ahead. Expenditure ceiling maintained in current year, and compensation likely to be lower than budgeted Debt-to-GDP increases slightly relative to MTBPS, and gross debt stabilises at 60.2 per cent of GDP in 2023/24 Restructuring the electricity sector Government’s immediate focus is to address the substantial risks that Eskom poses to the economy and the public finances. In its current form, South Africa’s state-owned power utility is not financially sustainable, nor can it meet the country’s electricity needs. The State of the Nation Address emphasised the urgent need to restructure the electricity sector, including separating Eskom into three divisions. The depth of the financial crisis at Eskom requires government to support the utility’s balance sheet, with amounts of R23 billion per year provisionally allocated over the medium term. These amounts will allow Eskom to service its debts and meet redemption requirements, while making resources available for urgent operational improvements. Establishing a more competitive electricity sector will improve business and consumer confidence, encourage private investment and reduce upward pressure on prices. Over time, this reform will encourage the expansion of renewable energy sources in the country’s energy mix. To date, government’s renewable energy power producer programme has procured 6 422MW of electricity from 112 independent power producers. Government addressing major risks posed by state-owned companies, beginning with Eskom Competitive electricity sector will encourage expansion of renewable energy and create jobs 3

2019 BUDGET REVIEW Implementing growth-enhancing reforms The 2018 MTBPS announced the first steps to implement the President’s economic stimulus and recovery plan. To date: Progress has been made on reforms affecting tourism, mining, telecommunications • Progress has been made on growth-enhancing reforms, including preparations to allocate telecommunications spectrum, reform visa requirements and remove barriers to mining investment. Spending has been reprioritised to support black commercial farmers, revitalise townships and industrial parks, and rebuild the South African Revenue Service (SARS). The design of a blended-finance infrastructure fund is under way. Funding has been provided to address urgent matters in health and education, including filling critical medical posts and completing school sanitation projects. Changes are being made to local government infrastructure grants to incentivise investment from other sources for municipal infrastructure projects, and to improve operations and maintenance. • • • • Improving infrastructure planning and delivery South Africa’s public infrastructure investments over the past two decades amounted to about R3 trillion. The speed, quality and efficiency of many of these projects, however, has not matched the level of investment. Project planning at all levels, including for long-term maintenance, has proven inadequate. Several initiatives are under way to improve planning and value for money in capital expenditure: • The Budget Facility for Infrastructure is a technical task team that reviews complex capital projects. It has already strengthened state capacity to consider and budget for large infrastructure projects, and to turn down projects that do not represent value for money. The Development Bank of Southern Africa (DBSA), the Government Technical Advisory Centre and the Presidential Infrastructure Capacity to assess, plan and budget for complex capital projects has strengthened 4 Fiscal support for electricity market reform As announced during the State of the Nation Address, Eskom is being reconfigured. The utility will be split into three viable operating entities under a single state-owned holding company. The Eskom board is developing a sustainable operational plan for each business. Government will give consideration to these proposals within the next three months. The first step in the separation process will be to transfer a portion of Eskom’s assets to a new transmission company. In line with the President’s statement, the new company will invite the participation of strategic equity partners that will provide capital for the business and strengthen oversight. The financial support package, with strict conditions attached, will enable Eskom to restore positive cash flows, and secure the necessary liquidity to undertake urgent maintenance to restore stable electricity supply. Further steps in restructuring the electricity market will be announced in the months ahead. Government will require Eskom’s board to sign a new shareholder compact. Executive remuneration will be tied to performance and streamlining of mid-level management will continue. Additional information is provided in Annexure W3: Fiscal support for electricity market reform, on the National Treasury website.

CHAPTER 1: RISK, RENEWAL AND GROWTH Coordinating Commission receive R625 million for project preparation and implementation. Local government infrastructure grants are being changed to increase flexibility and incentivise private financing. Municipal borrowing policy is being reviewed, and well-governed cities are encouraged to expand borrowing for infrastructure projects. Regulation of development charges is being reformed, with the potential to increase local government capital spending by as much as R20 billion per year. Government’s urban reforms aim to promote faster growth and densification. Metropolitan municipalities have identified integrated public land development programmes that will generate mixed-use, mixed-income living environments. The intention is to attract substantial contributions from the private sector over the long term. Taken together, seven priority programmes under way in the metros are worth an estimated R32.6 billion. • • Summary of the budget Economic outlook The economic outlook has weakened since the 2018 MTBPS, with growth now projected to increase from 1.5 per cent in 2019 to 2.1 per cent in 2021. The revisions take into account weaker investment outcomes in 2018, a more fragile recovery in household income and slower export demand than expected due to moderating global growth. Consumer price index inflation is expected to average 5.2 per cent in 2019, up from 4.7 per cent in 2018, in response to rising food prices. The global outlook is becoming less supportive of South Africa’s economy, with signs of slower growth in China and Europe. GDP growth outlook revised down to 1.5 per cent in 2019, with global trends becoming less supportive 5 Expanding partnerships to build infrastructure Government is stepping up its infrastructure build programme by partnering with the private sector, development finance institutions and multilateral development banks to create an infrastructure fund. The fund will increase the number of blended-finance projects to enhance oversight, improve the speed and quality of spending, and reduce costs in public infrastructure. The fund will draw on global expertise to strengthen project preparation and implementation. Discussions are already under way with the DBSA, the World Bank and the New Development Bank. Over the next three years, general government infrastructure investment plans amount to R526 billion. Work is under way to support some existing projects and programmes with blended finance. Government will seek out private-sector skills in the design, construction and operation of key projects. Government intends to commit at least R100 billion to the fund over the coming decade to leverage private-sector and development finance funding for well-planned capital projects. The support will take different forms, including blended co-funding, capital subsidies, and long-term interest rate subsidies and guarantees. As a first step, the DBSA, in partnership with the National Treasury, will step up infrastructure lending. Blended-finance projects ready for implementation – including student housing projects – will be expanded, with R1 billion added in 2019/20 for this purpose. A further R4 billion is added in the outer year of the fiscal framework for projects that have complied with the requirements of the Budget Facility for Infrastructure. The DBSA’s experience with independent power producers suggests that the blended-finance approach can be applied in wastewater treatment, broadband connectivity and public transport. The National Treasury will review existing legislation to determine how existing processes may be able to incorporate blended-finance arrangements. The National Treasury has begun the process of drafting legislation to support the fund.

2019 BUDGET REVIEW

Structural reforms and more capable state needed to improve confidence and raise growth rate

Chapter 2 provides an economic overview. It reports on progress made in reducing policy uncertainty in several sectors. Structural reforms and a more capable state are required to improve confidence in the economy and raise the economic growth rate.

Table 1.1 Macroeconomic outlook – summary

Real percentage growth	2018 Estimate	2019	2020 Forecast	2021
Household consumption	1.5	1.5	2.0	2.3
Gross fixed-capital formation	-0.2	1.5	2.1	3.0
Exports	2.0	2.3	2.7	2.8
Imports	3.8	1.7	3.2	3.3
Real GDP growth	**0.7**	**1.5**	**1.7**	**2.1**
Consumer price index (CPI) inflation	4.7	5.2	5.4	5.4
Current account balance (% of GDP)	-3.5	-3.4	-3.8	-4.0

Across all tables in the Budget Review, the use of "0" refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by "–". If data is not available it is denoted by "N/A"
Source: National Treasury

Fiscal policy

Budget deficit projected to narrow over medium term and gross debt to stabilise in 2023/24

The budget deficit is projected to narrow from an estimated 4.2 per cent of GDP in 2018/19 to 4 per cent of GDP in 2021/22. Gross debt is projected to stabilise at 60.2 per cent of GDP in 2023/24, with net debt stabilising at 57.3 per cent of GDP a year later. The main risks to the fiscal outlook are uncertainty in the growth and revenue forecasts, the contingent liabilities of state-owned companies and the public-service compensation budget. The medium-term expenditure framework (MTEF) reflects progress in slowing growth in the wage bill and reducing compensation as a share of expenditure.

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2018/19 Revised estimate	2019/20	2020/21 Medium-term estimates	2021/22
Revenue	**1 455.2**	**1 583.8**	**1 696.4**	**1 836.6**
	28.8%	*29.3%*	*29.2%*	*29.4%*
Expenditure	**1 665.4**	**1 826.6**	**1 948.9**	**2 089.0**
	32.9%	*33.7%*	*33.5%*	*33.4%*
Budget balance	**-210.2**	**-242.7**	**-252.6**	**-252.4**
	-4.2%	*-4.5%*	*-4.3%*	*-4.0%*

Source: National Treasury

Revenue trends and tax proposals

Despite several years of tax increases, the tax-to-GDP ratio has declined

Chapter 4 discusses revenue trends and tax policy. The tax revenue estimate for 2018/19 has been revised down by R15.4 billion, relative to the 2018 MTBPS. The revision reflects a weaker economic outlook, and further increases to value-added tax refunds. Despite several years of tax increases, the tax-to-GDP ratio is declining.

Problems with tax administration, as highlighted in the findings of the Commission of Inquiry into Tax Administration and Governance by SARS, partly explain revenue shortfalls. These problems are being addressed. The process to appoint a new SARS Commissioner is under way and the institution has begun implementing operational reforms to improve its

6

CHAPTER 1: RISK, RENEWAL AND GROWTH

performance. SARS governance reforms will be considered in amended legislation.

Tax measures amounting to R15 billion in 2019/20 and R10 billion in 2020/21 are proposed to offset the combined effect of revenue shortfalls and additional expenditure.

Table 1.3 Impact of tax proposals on 2019/20 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 407 208**
Budget 2019/20 proposals		**15 000**
Direct taxes		**13 800**
Taxes on individuals and companies		
Personal income tax	**13 800**	
Revenue from not fully adjusting for inflation	12 800	
Revenue if no adjustment is made	*14 000*	
Partial bracket creep for personal income tax	*-1 200*	
No adjustment to medical tax credit	1 000	
Indirect taxes		**1 200**
General fuel levy adjustment	-500	
Introduction of carbon tax on fuel	1 800	
Additional VAT zero-rated items	-1 100	
Increase in excise duties on tobacco products	400	
Increase in excise duties on alcoholic beverages	600	
Gross tax revenue (after tax proposals)		**1 422 208**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation

Source: National Treasury

Medium-term spending plans

Despite fiscal constraints, real expenditure growth averages 2 per cent over medium term

Consolidated government expenditure is set to increase from R1.67 trillion in 2018/19 to R2.09 trillion in 2021/22. Real growth in non-interest expenditure averages 2 per cent per year.

The fiscal framework continues to provide for real growth in social expenditure, including health, social grants and community development. The fastest-growing area of spending is community development, which includes funding for free basic services and human settlements. Over the next three years, more than half of government spending will be allocated to basic education, community development, health and social protection.

At the time of the 2018 MTBPS, funding was prioritised to improve service delivery, mainly in informal settlements and in road, transport and educational infrastructure. The 2019 Budget proposes additional spending of R75.3 billion over the next three years, of which R69 billion is a provisional allocation for reconfiguring Eskom, R5 billion is for the infrastructure fund and R1.3 billion is for the 2021 Census. To partially offset these increases, medium-term baselines have been reduced by R50.3 billion, and the contingency reserve has been decreased by R2 billion in aggregate over the period.

7

2019 BUDGET REVIEW

Table 1.4 Consolidated government expenditure by function

R billion	2018/19 Revised estimate	2019/20 Budget estimate	Average growth 2018/19 – 2021/22
Learning and culture	354.8	386.4	7.6%
Health	208.8	222.6	7.0%
Social development	256.9	278.4	7.3%
Community development	186.4	208.5	9.3%
Economic development	192.4	209.2	7.0%
Peace and security	203.5	211.0	4.6%
General public services	65.0	65.3	5.8%
Payments for financial assets	15.5	29.8	
Allocated expenditure	**1 483.2**	**1 611.3**	**7.4%**
Debt-service costs	182.2	202.2	10.7%
Contingency reserve	–	13.0	
Consolidated expenditure[1]	**1 665.4**	**1 826.6**	**7.8%**

1. Consisting of national, provincial, social security funds and selected public entities
See Annexure W2 on the National Treasury website for a full list of entities included
Source: National Treasury

Division of revenue

Over the MTEF period ahead, after budgeting for debt-service costs and the contingency reserve, 47.9 per cent of nationally raised funds are allocated to national government, 43 per cent to provinces and 9.1 per cent to local government.

Provinces continue to balance rising costs and growing demand for services within tight budgets. Sound financial management by provincial treasuries, and national interventions where necessary, have ensured that provincial finances remain sustainable.

Remedial actions designed to address widespread disarray in municipal finances

Financial management in local government has deteriorated, as reflected in the widespread adoption of unfunded budgets across all types of municipalities. National government has stepped up its commitment to assist with a series of remedial actions.

Table 1.5 Division of revenue

R billion	2018/19	2019/20	2020/21	2021/22
National allocations	638.2	684.7	733.1	777.7
Provincial allocations	572.2	612.3	657.1	701.0
Equitable share	*470.3*	*505.6*	*542.9*	*578.6*
Conditional grants	*101.9*	*106.7*	*114.2*	*122.4*
Local government allocations	117.3	127.3	137.9	149.5
Provisional allocations not assigned to votes	–	19.2	11.4	18.9
Total allocations	**1 327.6**	**1 443.5**	**1 539.5**	**1 647.1**
Percentage shares				
National	*48.1%*	*48.1%*	*48.0%*	*47.8%*
Provincial	*43.1%*	*43.0%*	*43.0%*	*43.1%*
Local government	*8.8%*	*8.9%*	*9.0%*	*9.2%*

Source: National Treasury

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CHAPTER 1: RISK, RENEWAL AND GROWTH

Government debt and contingent liabilities

Borrowing strategy uses broad range of funding instruments in domestic and global markets

Government's medium-term financing strategy reflects a prudent approach to managing debt in an environment of great uncertainty. The strategy maintains a broad range of funding instruments in the domestic and global markets. It includes measures to manage refinancing risk by adjusting the composition and maturity of the debt portfolio.

Over the past year, government's gross borrowing requirement has risen by R15.3 billion to R239.5 billion. This was mainly the result of lower-than-expected revenue collection. The domestic capital market finances most of government's borrowing requirement.

Net debt is expected to reach R2.52 trillion in 2018/19, or 49.9 per cent of GDP, increasing to R3.47 trillion or 55.5 per cent of GDP by 2021/22. Net debt is expected to stabilise at 57.3 per cent of GDP in 2024/25. Debt-service costs rise to 4 per cent of GDP by 2021/22.

Table 1.6 Projected state debt and debt-service costs

R billion/percentage of GDP	2018/19	2019/20	2020/21	2021/22
Gross loan debt	**2 814.3**	**3 042.9**	**3 357.8**	**3 683.6**
	55.6%	*56.2%*	*57.8%*	*58.9%*
Debt-service costs	**182.2**	**202.2**	**224.1**	**247.4**
	3.6%	*3.7%*	*3.9%*	*4.0%*

Source: National Treasury

Financial position of public-sector institutions

Several large state-owned companies and the Road Accident Fund confront severe financial and administrative difficulties. Over the year ahead, government will initiate reforms to strengthen the governance, financial management and operations of state-owned companies. In the interim, these institutions continue to pose risks to the public finances and the economy.

Table 1.7 Combined financial position of public institutions

R billion/net asset value	2015/16	2016/17	2017/18
State-owned companies	360.4	355.5	368.3
Development finance institutions[1]	120.2	126.8	133.2
Social security funds	-4.6	-19.9	-26.6
Other public entities[2]	625.3	675.0	714.8

1. Institutions listed in schedule 2 of the PFMA
2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa
Source: National Treasury

Budget documentation

The 2019 *Budget Review* accompanies several other documents and submissions tabled in Parliament on Budget Day. These include:

- The Budget Speech
- The Division of Revenue Bill
- The Appropriation Bill
- The Estimates of National Expenditure.

9

2019 BUDGET REVIEW These and other fiscal and financial publications, including the People’s Guide to the Budget, are available at www.treasury.gov.za. As part of the National Treasury’s commitment to transparent budgeting, it has worked with civil society organisations to expand the vulekamali.gov.za budget data portal. On Budget Day, the portal launches As part of commitment to transparent budgeting, new online infrastructure tool is unveiled a new tool that allows users to see the geographic position, budget allocationandimplementation infrastructure projects. stage of national government 10

2 Economic overview Overview SMTBPS. The weaker outlook projects a slow improvement in outh Africa’s GDP growth forecast for 2019 has been revised to Economic growth expected to rise slowly from 1.5 per cent in 2019 to 2.1 per cent in 2021 1.5 per cent, from an estimated 1.7 per cent at the time of the 2018 production and employment following poor investment growth in 2018, and a moderation in global trade and investment. The medium-term outlook is subdued, with GDP growth projected to reach 2.1 per cent in 2021, supported by a gradual improvement in confidence, more effective public infrastructure spending, and a better commodity price outlook than previously assumed. Following a decade of economic weakness, there are positive signs that the economy has begun to gain lost ground. The policy inertia and uncertainty that have constrained investment and confidence have begun to lift. The reconfiguration of Eskom is a major step in the broad reform of state-owned companies. Several commissions are probing allegations of widespread corruption in the public and private sectors. The President’s investment drive has yielded pledges of R300 billion in investment. Separating Eskom is major step in broad reform of state-owned companies 11 In brief •GDP growth has been revised down since the 2018 Medium Term Budget Policy Statement (MTBPS) due to a fragile recovery in employment and investment, and a less supportive global trade environment. Real GDP growth in 2019 is expected to reach 1.5 per cent, improving moderately to 2.1 per cent in 2021. •Gradual improvements in business and consumer confidence, and more effective public infrastructure spending, will be partially offset by slower global growth. While there has been progress on economic reforms, more effective implementation is needed. •Government’s efforts to stabilise state-owned companies – including the reconfiguration of Eskom – and infrastructure reforms are expected to support faster growth and investment in the years ahead. •Measures to relieve policy uncertainty and blockages have begun to yield results that will support investment in mining, telecommunications and tourism. •To achieve higher, more inclusive growth and create jobs, South Africa needs to strengthen the capability of the state and enact comprehensive structural reforms.

2019 BUDGET REVIEW Over the next three years, general government infrastructure investment is projected at R526 billion. Interventions are already under way to improve the efficiency of this pipeline. In addition, government will contribute R100 billion to a blended-finance infrastructure fund over the next decade in the form of new spending, reprioritisation and guarantees. The fund will allow the public and private sectors to work together to finance sustainable social and economic infrastructure projects. Government is acting decisively to mitigate the risks that Eskom poses to the economy and the public finances. The restructuring of the electricity sector and state support for Eskom’s balance sheet are central to a transparent and credible reform of the utility’s business model. Over the long term, this will support the transition to a more sustainable and resilient economy. The President’s economic stimulus and recovery plan, announced in September 2018, aims to restore policy certainty and boost confidence in the near term. Efforts to implement the growth-enhancing reforms outlined in the plan have made some headway. Government will contribute R100 billion to infrastructure fund over next decade Eskom reforms will support longer-term transition to sustainable, resilient economy Raising the economic growth rate, and achieving inclusive and shared growth, requires a range of short-term interventions and long-term reforms, along with improved capacity to implement them. South Africa’s macroeconomic policy framework provides a strong platform for the success of these measures. Macroeconomic policy promotes low and stable inflation, a flexible exchange rate, and a sustainable fiscal framework. In combination, these policy commitments reduce uncertainty and risk in investment decisions, and support business and consumer confidence. The Constitution entrenches the rule of law – including a commitment to secure property rights. It commits South Africa to transparent public finances accompanied by expenditure controls, and a central bank that executes its functions independently to protect the value of the currency in the interest of balanced and sustainable economic growth. Policy promoting low inflation, flexible exchange rate and sustainable fiscal framework supports investment 12 Update on the President’s economic stimulus and recovery plan •Telecommunications spectrum: Licensing for high-demand spectrum will take place this year, with the process expected to be completed in 2020/21. •Visa amendments: Gazetted amendments to the Immigration Act (2002) will waive the requirement of an unabridged birth certificate for children traveling from certain countries. Revised requirements for business visas clarify the documentation and accreditations required. An e-visa system will be launched with New Zealand as the pilot case. It will then be rolled out to other countries. The scarce skills list will be updated by March 2019. •Mining policy: Government issued a new Mining Charter. The Minister of Mineral Resources has signalled that controversial amendments to the Mineral and Petroleum Resources Development Act (2002) are no longer in keeping with the policy intent. Separate legislation for the regulation of oil and gas is being developed and consultations with various stakeholders are under way. •Administered price review: The Department of Energy has invited the public to comment on the basic fuel price review until 31 March 2019. Stakeholder consultations are under way to identify ways to improve the efficiency and reduce the costs of ports and rail, making the country’s exports more competitive. •Procurement: The Public Procurement Bill is being finalised. It will consolidate various procurement laws into one national legislative framework. Provisions in the bill will encourage participation from black-, youth-and women-owned businesses in state procurement. •Measures to safeguard industry: Government imposed a 35.3 per cent tariff on frozen bone-in chicken imports from Europe, as allowed by the terms of South Africa’s Economic Partnership Agreement with the European Union.

CHAPTER 2: ECONOMIC OVERVIEW

Implementing reforms to boost growth

Increasing the long-term growth rate to sharply reduce unemployment and raise the revenues needed for social and economic development requires far-reaching structural reforms. A wide range of policies considered by government offer clear benefits that would boost economic activity and reduce exclusion. Yet policy inertia, poor implementation capacity and inadequate prioritisation continue to hinder the achievement of key developmental goals. These factors have also eroded the country's global competitiveness.

Reversing the competitive slide

A country's economic competitiveness measures its ability to efficiently produce and trade goods and services. This is strongly linked to its ability to raise living standards over time. In recent years, policy inertia and a deterioration in the relationship between government and the private sector have reduced South Africa's global competitiveness. South Africa has fallen from 44th (2007) to 67th (2018) on the Global Competitiveness Index. And between 2008 and 2018, South Africa's ranking fell from 35th to 82nd in the World Bank's Ease of Doing Business report.

Over the same period, countries such as Kenya and Rwanda have been able to make significant gains in competitiveness by implementing rapid reforms. Kenya's rollout of e-visas has considerably boosted tourism. Rwanda has enacted regulatory changes, enabling investments in broadband that improve quality, reduce costs and expand access.

Figure 2.1 Global Competitiveness Index


South Africa
Rwanda
Mauritius
Kenya
Ranking
0
20
40
60
80
100
120
44
54
53
61
Decline
80
66
58
Improve
60
55
45
45
Improve
99
106
96
91
Improve
2007
2010
2013
2017

Source: Global Competitiveness Reports

South Africa's slide in competitiveness reflects both a failure to implement key reforms domestically, and the speed at which peer nations have implemented their own reforms. The deterioration is also in response to corporate scandals, auditing firm failures, widespread corruption in both the public and private sectors, and the perceived erosion of government's commitment to macroeconomic stability. Government aims to reverse this slide urgently, and move to the top 50 countries in the Ease of Doing Business rankings within the next three years.

Bold structural changes required

Breaking from the pattern of anaemic economic growth and achieving the vision outlined in the National Development Plan (NDP) requires government to implement bold reforms.

South Africa's low savings rate means that export-led growth is critical for earning revenue to fund investment and redistribution. There are various areas where the South African economy enjoys a clear competitive advantage. These include high-value manufacturing exports (motor vehicles), agricultural exports (fresh fruits and nuts) and tourism. Many of these sectors, such as horticulture and tourism, are also labour-intensive.

13

2019 BUDGET REVIEW The country’s special economic zones can be used more effectively in support of these sectors. However, faster export growth on its own is unlikely to result in a large increase in employment given the changing nature of the global economy, which has become increasingly skills-intensive. Under these conditions, government needs to implement effective strategies to create opportunities for large numbers of unemployed workers, prioritise interventions in skills development and education, and promote policies that facilitate skilled immigration. These interventions would increase GDP, raise per capita income and boost tax revenues. Getting public education right – a central element of the NDP – is at the heart of improving the country’s economic potential. Government is prioritising reading comprehension through an early grade reading strategy and tackling infrastructure backlogs that negatively affect learning in basic education. In higher education and training, the focus is on expanding access to universities and technical and vocational colleges, and improving student performance. More determined implementation of integrated development plans to promote densification, greater investment in public transport and housing programmes, and more mixed-income developments can reshape cities as engines of economic growth. Crucially, the NDP emphasises the need for a capable state, including well-functioning state-owned companies, to anchor sustainable, inclusive and shared growth. Many of the problems experienced at state-owned companies can be addressed by introducing more competition, strengthening independent regulatory authorities and introducing strategic equity partners. Complementary efforts to reorganise the state will enhance the capacity of government to implement reforms that can raise living standards for all. Priority should be given to creating opportunities for unemployed workers, and boosting education and skills Capable state, including effective state-owned companies, is needed for inclusive growth Global outlook The global economy continues to grow, but signs of slowing growth have emerged. The International Monetary Fund (IMF) has lowered its projection for global growth to 3.5 per cent in 2019 and 3.6 per cent in 2020, from a prior estimate of 3.7 per cent in both years. Over the past six months, GDP growth projections for the United States, China and Europe have been revised down. Trade tensions between the US and China have contributed to weaker confidence and growth outlooks, and lower crude prices have reversed recent optimism about prospects for oil-exporting economies. World trade is expected to expand by 4 per cent over the medium term, down from 5.3 per cent in 2017. In developed economies, growth is returning to lower long-term averages. The potential for tariff increases and retaliation among large economies still poses a risk to global trade. Nevertheless, US demand remains strong, oil prices have eased and monetary policy tightening is becoming less aggressive, which will offer some support to medium-term global growth. In developing countries, growth is expected to decline from 4.6 per cent in 2018 to 4.5 per cent in 2019, mainly due to lower oil prices and trade risks, before rising to 4.9 per cent in 2020. The weak performance of sub-Global economic growth projected at 3.5 per cent in 2019 and 3.6 per cent in 2020 Monetary policy tightening in developed economies is becoming less aggressive 14

CHAPTER 2: ECONOMIC OVERVIEW

Saharan Africa's two largest economies – Nigeria and South Africa – continues to weigh on the region. The IMF projects Nigeria to grow by 2 per cent this year and 2.2 per cent in 2020. Economic growth for most economies in the region, including Kenya and Rwanda, is expected to exceed 4 per cent over the next five years.

Developing countries remain vulnerable to swings in investor sentiment. Financial market conditions, which stabilised in the middle of last year, have become more volatile since the end of 2018. Short-term uncertainty has added to concerns about trade tensions and slower global growth.

Table 2.1 Economic growth in selected countries

Region/country	2010-2017	2018	2019	2020	2021-2023
Percentage	Post-crisis	Average GDP forecast			
World	**3.8**	**3.7**	**3.5**	**3.6**	**3.6**
Advanced economies	**2.0**	**2.3**	**2.0**	**1.7**	**1.6**
United States	2.2	2.9	2.5	1.8	1.5
Euro area	1.3	1.8	1.6	1.7	1.5
United Kingdom	2.0	1.4	1.5	1.6	1.6
Japan	1.5	0.9	1.1	0.5	0.5
Developing countries	**5.3**	**4.6**	**4.5**	**4.9**	**4.9**
China	8.0	6.6	6.2	6.2	5.8
India	7.3	7.3	7.5	7.7	7.7
Brazil	1.4	1.3	2.5	2.2	2.2
Russia	1.8	1.7	1.6	1.7	1.4
Mexico	3.1	2.1	2.1	2.2	2.9
Sub-Saharan Africa	**4.3**	**2.9**	**3.5**	**3.6**	**4.0**
South Africa[1]	2.0	0.7	1.5	1.7	2.4

1. National Treasury forecast

Source: IMF World Economic Outlook, January 2019 and IMF World Economic Outlook database

Commodity prices

Commodity price movements were volatile in 2018. Although robust global growth supported higher energy prices, rising US tariffs and weaker demand for industrial metals led to lower iron ore and platinum prices.

Figure 2.2 Commodity price trends


270
250
230
210
190
170
150
130
110
90
Index (January 2016 = 100)
Iron ore
Coal
Gold
Platinum
Oil
2016
2017
2018
2019

Source: Bloomberg

15

2019 BUDGET REVIEW

From the third quarter of 2018, concerns over weaker growth and expectations of supportive US monetary policy bolstered gold prices, even as oil prices declined. The improvement in Chinese growth in the second half of 2018 supported a recovery in the iron ore price.

While recent increases in iron ore and gold prices, and lower oil prices, support an improvement in South Africa's terms of trade, global demand for industrial and safe-haven commodities remains uncertain.

Domestic outlook

GDP growth estimated at 0.7 per cent in 2018, rising to 2.1 per cent in 2021

South Africa's GDP growth slowed from 1.3 per cent in 2017 to an estimated 0.7 per cent in 2018. The medium-term outlook is weaker than projected in the 2018 MTBPS. Economic growth is expected to reach 1.5 per cent in 2019, rising to 2.1 per cent by 2021. The revisions take into account weaker investment outcomes in 2018, a more fragile recovery in household income and slower export demand than expected due to moderating global growth. Consumer inflation has also been revised down due to lower oil prices and food inflation than previously assumed.

Table 2.2 Macroeconomic performance and projections

	2015	2016	2017	2018	2019	2020	2021
Percentage change		Actual		Estimate		Forecast	
Final household consumption	1.8	0.7	2.2	1.5	1.5	2.0	2.3
Final government consumption	-0.3	1.9	0.6	0.9	0.2	0.9	0.7
Gross fixed-capital formation	3.4	-4.1	0.4	-0.2	1.5	2.1	3.0
Gross domestic expenditure	2.1	-0.9	1.8	1.2	1.3	1.9	2.2
Exports	2.8	1.0	-0.1	2.0	2.3	2.7	2.8
Imports	5.4	-3.8	1.6	3.8	1.7	3.2	3.3
Real GDP growth	**1.3**	**0.6**	**1.3**	**0.7**	**1.5**	**1.7**	**2.1**
GDP inflation	5.1	6.8	5.5	5.8	5.8	5.4	5.3
GDP at current prices (R billion)	**4 051.4**	**4 350.3**	**4 651.8**	**4 957.9**	**5 323.1**	**5 708.1**	**6 135.9**
CPI inflation	4.6	6.3	5.3	4.7	5.2	5.4	5.4
Current account balance (% of GDP)	-4.6	-2.8	-2.4	-3.5	-3.4	-3.8	-4.0

Sources: National Treasury, Reserve Bank and Statistics South Africa

Forecast trends

Household consumption

Over the first nine months of 2018, household spending grew by 1.9 per cent, on par with the same period in 2017. This was driven by increased demand in the first quarter of the year, carried by a stronger rand, higher confidence and low inflation of durable and semi-durable goods. Household spending growth lost momentum as the year progressed due to subdued wage and employment growth, reduced confidence, and rising petrol and electricity prices.

Household spending expected to benefit from gradual recovery in economic activity and lower indebtedness

Household consumption is forecast to grow by 1.5 per cent in 2019. Weak employment growth and further declines in real wages are expected to constrain household incomes this year. Household wealth is also expected to remain under pressure in 2019, following a sharp decline in equity prices at the end of 2018, and limited growth in house prices. Over the medium term, household spending is expected to benefit from a recovery in economic activity and net wealth, and lower levels of indebtedness.

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CHAPTER 2: ECONOMIC OVERVIEW

Investment

Investment growth remains subdued. Investment fell by 0.3 per cent year-on-year in the first three quarters of 2018, following a 0.7 per cent expansion in the same period in 2017. Investment by private businesses and general government declined.

Investment by private business and general government have declined

Figure 2.3 Composition of investment growth*


8
6
4
2
0
-2
-4
-6
21
20
19
18
17
Contribution to growth in real fixed capital formation (percentage points)
Per cent of GDP
2011
2012
2013
2014
2015
2016
2017
2018*
General government
Public corporations
Private businesses
Gross-fixed capital formation (RHS)

*First three quarters
Source: Statistics South Africa

As a percentage of GDP, investment has persistently declined, reaching a 13-year low of 17.7 per cent in the third quarter of 2018. The combination of low growth in employment, investment and productivity continues to restrain economic growth.

Investment growth is projected to rise from 1.5 per cent in 2019 to 3 per cent in 2021 as confidence gradually increases, worn-out capital is replaced and the state improves its ability to execute capital projects. However, concerns about electricity supply and slower global growth pose risks to the near-term outlook.

The Investment Summit affirmed that South Africa remains an attractive investment destination, with R300 billion in investments pledged across a variety of sectors. Efforts by the President's investment envoys yielded another $28 billion in investment pledges.

R300 billion in investments pledged at Investment Summit across a range of sectors

Exchange rate

Developing-country currencies depreciated sharply during 2018 due to higher risk aversion, trade tensions and rising US interest rates. The JP Morgan Emerging Markets Currency Index fell by 11.1 per cent over the year. The rand performed in line with these trends, depreciating by 13.3 per cent against the US dollar and 9.8 per cent against the euro. Risk aversion and volatility remain high, although the rand has partially recovered. Between September 2018 and January 2019, the rand appreciated by 11.5 per cent against the US dollar.

Rand's depreciation against dollar and euro during 2018 was in line with global trend

Despite the weaker nominal exchange rate, South Africa's inflation remains higher than that of trading partners. The real effective exchange rate

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2019 BUDGET REVIEW

appreciated by 2.4 per cent over the first 11 months of 2018, signalling a loss of export competitiveness.

Balance of payments

Current account deficit as percentage of GDP widened in 2018 due to lower trade surplus

The current account deficit as a percentage of GDP widened to 3.8 per cent in the first three quarters of 2018, compared with a deficit of 2.3 per cent over the same period in 2017. Over the medium term, the deficit is expected to widen from 3.4 per cent of GDP in 2019 to 4 per cent in 2021. The trade surplus declined from an average of 1.5 per cent of GDP in the first nine months of 2017 to 0.3 per cent over the same period in 2018. South Africa's terms of trade deteriorated by 2 per cent over the period.

Figure 2.4 Composition of current account balance


Trade balance (goods and services)
Primary income balance
Net current transfers
Current account balance
Per cent of GDP
2
1
0
-1
-2
-3
-4
-5
-6
-7
2012
2013
2014
2015
2016
2017
2018

Source: Reserve Bank

Net foreign direct investment rose, while net portfolio investment fell, during 2018

The balance on the financial account increased to 3.5 per cent of GDP in the first three quarters of 2018, up from 1.5 per cent in the same period in 2017. For the first time since 2013, net foreign direct investment rose over the three-quarter period, as foreign parent companies increased their holdings of South African subsidiaries, and as foreign acquisitions by South African firms slowed. Inward foreign direct investment rose by R70 billion in the first three quarters of 2018. Net portfolio investment fell by 31 per cent in the first three quarters of 2018.

Inflation

Inflation remains well within 3-6 per cent target range, but fuel prices have risen sharply

Headline inflation slowed from 5.3 per cent in 2017 to 4.7 per cent in 2018, as lower food and services inflation offset high petrol inflation in the second half of the year. Fuel inflation rose to 20.1 per cent in the second half of 2018 due to higher oil prices, putting upward pressure on public transport and freight costs. As a result of these large fuel price increases, the Department of Energy is reviewing the basic fuel price formula.

CPI inflation expected to reach 5.2 per cent in 2019 as food inflation rises

Consumer price index (CPI) inflation is expected to reach 5.2 per cent in 2019 in response to rising food inflation associated with higher fuel and agricultural input prices. Electricity inflation is also expected to increase. The National Treasury assumes an annual adjustment of 10 per cent in electricity prices in each of the next three years, effective from July 2019.

18

CHAPTER 2: ECONOMIC OVERVIEW Core inflation – which excludes the impact of food, electricity and fuel prices – remains stable at about 5 per cent over the medium term. Figure 2.5 Trends in administered price inflation Source: Statistics South Africa Employment Private-sector employment growth has been slowing since 2011. Job Job creation remains stagnant and unemployment rate averaged 27.1 per cent in 2018 creation remains stagnant. The unemployment rate declined marginally from an average of 27.5 per cent in 2017 to 27.1 per cent in 2018. However, this is largely the result of a 16.8 per cent growth in the number of discouraged work seekers, who are not counted in the unemployment rate. The labour market obstructs easy entry into employment, particularly for young people. Figure 2.6 Growth in formal non-agricultural employment* *First nine months Source: Statistics South Africa Net employment rose by 225 000 in 2018, mostly due to an increase in the informal non-agricultural sector. Private-sector employment growth was flat over the first three quarters of 2018. Lower industrial employment has 19

2019 BUDGET REVIEW

been partially offset by stronger growth in services. Employment in gold mining has fallen during seven of the last eight quarters ending September 2018. Mining employment is expected to remain under pressure, with several companies announcing restructuring or mine closures.

The national minimum wage and other legislative amendments have come into effect, providing much-needed certainty in the labour market. Through the National Economic Development and Labour Council, business and labour have committed to support job creation and retention. Exemptions and shifts in working hours are expected to limit the job losses from upward wage adjustments as a result of the national minimum wage.

Declining renewables prices point toward long-term shifts in electricity generation

In the context of rising electricity tariffs, and the falling cost of renewables, it is increasingly cost-effective for households and businesses to switch to renewable energy sources. The estimated average portfolio cost for all technologies under the Renewable Energy Independent Power Producer Programme, for example, was initially R2.79/kilowatt-hour (kWh). Today, the cost has fallen to R0.92/kWh, which is similar to Eskom's average tariff.

The figures below chart the declining average unit price of electricity since 2012 across the first four bid windows for independent power producers, as well as the projected future cost of Eskom-generated power. It compares those prices with the levelised cost of electricity for Eskom's new Medupi and Kusile power stations, new baseload coal stations, and the utility's current average tariff. The levelised cost is the net present value of the unit-cost of electricity over the lifetime of a generating asset. While this is an imperfect measure to compare price, it is a key investment planning indicator. This suggests that, relative to coal-generated power (both in terms of Eskom's current build programme as well as new baseload coal), renewables are becoming increasingly cost-competitive.


Figure 2.7 REIPPP* price trends
Rand per kilowatt-hour
3
2
1
0
2.79
1.83
1.47
0.92
Bid window 1
Bid window 2
Bid window 3
Bid window 4
Figure 2.8 Eskom estimated price trends
Rand per kilowatt-hour
3
2
1
0
0.8
1.01
1.1
1.34
Eskom current average tariff
Kusile
Eskom new coal average
Medupi

**Renewable Energy Independent Power Producer Programme*

Source: Independent Power Producer office and Council for Scientific and Industrial Research (2016, 2018). All prices as of April 2017.

Recent research suggests that South Africa may soon reach a tipping point at which, due to the combination of rising electricity tariffs and falling costs of other generation technologies, many industrial, commercial, and household customers could soon leave the national electricity grid.[1] This would threaten the financial sustainability of many municipalities, which rely on electricity sales as a major source of revenue. For Eskom, it would accelerate a vicious cycle, where it would have to share costs among a steadily declining pool of customers.

[1] *Goliger & McMillan, 2018, and Goliger & Cassim, 2018, both available at sa-tied.wider.unu.edu*

Risks to the growth outlook

There are pronounced risks to the economic outlook. The main risks concern Eskom. Failure to fully implement the reconfiguration of Eskom could lead to a negative market reaction that would prompt capital outflows, with greater pressure on the rand. It would also perpetuate weak investor confidence and reduce economic growth.

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CHAPTER 2: ECONOMIC OVERVIEW

Other near-term risks to growth include load-shedding, higher electricity prices than assumed in the forecast, prolonged industrial action in the mining sector, and adverse weather conditions, which could undermine agricultural production. Weaker-than-expected growth in China, which is South Africa's largest trading partner, could negatively affect the price and demand for South Africa's export commodities. In addition to slower growth and trade frictions, key catalysts for market volatility in 2019 include the terms of Brexit and potential banking sector risks in Europe.

Weaker-than-expected growth in China, which would affect export commodities, is a risk to economic outlook

Economic assumptions

The economic projection is a forecast underpinned by various assumptions. Updated assumptions appear in Table 2.3.

Table 2.3 Assumptions used in the economic forecast

	2016	2017	2018	2019	2020	2021
Percentage change	**Actual**		**Estimate**		**Forecast**	
Global demand[1]	4.1	4.2	4.4	4.3	4.4	4.3
International commodity prices[2]						
Brent crude oil (US$ per barrel)	44.2	54.8	71.0	61.6	63.1	63.7
Gold (US$ per ounce)	1 247.9	1 257.7	1 269.6	1 300.7	1 336.6	1 367.6
Platinum (US$ per ounce)	988.3	950.4	880.6	813.8	826.6	834.0
Coal (US$ per ton)	64.4	78.9	96.3	97.1	99.5	100.4
Iron ore (US$ per ton)	58.6	70.6	66.4	69.0	65.2	64.7
Food inflation	10.5	6.9	3.7	5.1	6.0	6.0
Electricity inflation	9.2	4.7	5.3	9.0	10.0	10.0
Sovereign risk premium (percentage point)	3.2	2.7	3.0	3.2	3.1	3.0
Real public corporation investment	-0.7	-1.3	-0.1	-0.3	1.1	2.2

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, January 2019)

2. Bloomberg futures prices between 24 December 2018 and 21 January 2019

Source: National Treasury

Major revisions since the 2018 MTBPS include a lower oil price assumption, and higher gold, coal and iron ore prices. A weaker growth outlook in developing economies, and perceptions of higher risk – including elevated contingent liability risks in South Africa – result in a higher risk premium assumption over the medium term. Short-term food inflation has been revised down.

Revisions to assumptions since October 2018 include a lower oil price, and higher gold, coal and iron ore prices

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2019 BUDGET REVIEW

Alternative scenarios

The National Treasury has modelled four alternative scenarios quantifying some of the risks to the baseline forecast.

Figure 2.9 GDP growth scenarios


Scenario A
Scenario B
Scenario C
Scenario D
Baseline
Per cent
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
-1.0
-1.5
2017
2018
2019
2020
2021

Source: National Treasury

- In Scenario A, short-term reforms outlined in the 2018 Budget are implemented quickly and effectively, and long-term reforms that reduce barriers to entry begin to take shape. Reforms lower the cost of doing business and facilitate market access, boosting confidence, investment and competitiveness. The risk premium eases by 35 basis points, and long-term government bond yields fall by nearly one percentage point. Structural reforms and lower risk aversion towards South Africa supports growth of 2.1 per cent in 2019 and 2.9 per cent by 2021.
- Scenario B assumes that some policy decisions are made but implementation is slow. Policy certainty leads to higher confidence and a lower risk premium, which eases by an average of 15 basis points. Borrowing costs decline by an average of 35 basis points over the medium term. GDP growth reaches 1.7 per cent in 2019, accelerating to 2.4 per cent in 2021.
- In Scenario C, Eskom's average energy availability factor falls to between 65 and 70 per cent for 18 months, leading to demand restrictions and extended load-shedding. This negatively affects output in energy-intensive sectors, and productivity generally. Eskom addresses supply constraints and integrates power procured from independent producers, leading to a recovery from late 2020. GDP growth weakens to 0.2 per cent in 2019, driven by a 3.5 per cent decline in exports. As electricity capacity is restored, GDP growth recovers to 1.9 per cent in 2021.
- In Scenario D, persistently weak growth, widening fiscal deficits and an inability to stabilise Eskom's finances and improve its performance lead to a fiscal crisis and a local currency downgrade. Risk aversion towards South Africa rises sharply, with the risk premium rising by 210 basis points and long-term government bond yields rising by an average of 180 basis points. The weaker exchange rate contributes to an increase in inflation, which breaches the target range in 2019 and 2020. GDP falls by 1.2 per cent in 2019 and 0.2 per cent in 2020.

Sector performance

Mining

In the first three quarters of 2018, real value added in the mining sector contracted by 1.4 per cent compared with the same period in 2017, lowering overall GDP growth by 0.1 percentage points.

Mining commitments of R100 billion at Investment Summit

Policy and regulatory uncertainty have contributed to the sector's weak performance in recent years. The President's economic stimulus and recovery plan has resolved much of this uncertainty. As a result of government's efforts, relations between the industry and the Department of Mineral Resources have improved, fuelling hope of greater investment. At the Investment Summit in October 2018, mining commitments amounted to about R100 billion.

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CHAPTER 2: ECONOMIC OVERVIEW

The mining sector is expected to remain under pressure over the medium term, largely as a result of low commodity prices.

Agriculture

In the first three quarters of 2018, real value added in the agriculture, forestry and fishing sector contracted by 3.2 per cent compared with the same period in 2017. The contractions reflect more subdued activity following record production of maize and soybeans in the second half of 2017.

Industry and government working to expand export market access and promote trade

Exports of certain agricultural products have grown appreciably in recent years, particularly in new Asian markets. Trade promotion, market access and water interventions are crucial to attract investment in key crops such as apples, table grapes, citrus, avocados, macadamia and pecan nuts, and beef, which hold significant export potential. Industry and government are working together to expand export market access.

Table 2.4 Sector performance

Percentage change	2013	2014	2015	2016	2017	2018[1]
Agriculture, forestry and fishing	4.5	6.8	-6.4	-10.2	17.7	-3.2
Mining and quarrying	4.0	-1.7	3.1	-4.2	4.6	-1.4
Manufacturing	1.0	0.3	-0.4	0.9	-0.2	0.9
Electricity, gas and water	-0.6	-1.0	-1.7	-2.3	0.2	0.9
Construction	4.6	3.5	1.8	1.1	-0.3	-1.2
Trade, catering and accommodation	2.0	1.4	1.9	1.7	-0.6	0.4
Transport, storage and communication	2.9	3.5	1.4	0.8	1.5	0.9
Finance, real estate and business services	2.6	2.7	2.6	2.3	1.9	2.2
General government services	3.2	3.2	1.0	1.4	0.3	0.8
Personal services	2.6	1.8	1.0	1.5	1.2	1.0
GDP	**2.5**	**1.8**	**1.3**	**0.6**	**1.3**	**0.8**

1. First three quarters
Source: Statistics South Africa

Manufacturing

Real value added in manufacturing increased by 0.9 per cent in the first three quarters of 2018 compared with the same period in 2017. An upturn during the third quarter was driven by food and beverages, and motor vehicles and parts. Trade performance also improved. Exports, led by base metals and vehicles, grew by 8.2 per cent in 2018 compared with 2017.

While sentiment in the sector was marginally up towards the end of 2018, the Absa Purchasing Managers' Index remains below the neutral 50-point mark, indicating that manufacturers remain under pressure.

Financial and business services

Contribution to growth from financial and business services edged up in 2018

Growth in real value added by the finance, insurance, real-estate and business services sector edged up to 2.2 per cent in the first three quarters of 2018 compared with 1.8 per cent in the same period of 2017. The sector's contribution to GDP growth increased slightly from 0.4 percentage points in 2017 to 0.5 percentage points in the first three quarters of 2018.

Construction

Value added in the construction sector fell by 1.2 per cent in the first three quarters of 2018 compared with the same period in 2017. Construction

23

2019 BUDGET REVIEW activity and employment has weakened due to declining investment in civil construction and residential buildings. The lack of demand continues to stifle confidence, particularly in the civil construction sector. Transport and telecommunications Growth in transport services weakened from 1.4 per cent over the first three quarters of 2017 to 0.9 per cent in the same period of 2018. Growth was dampened by derailments on the iron ore line, a decline in overseas tourist arrivals and aircraft movements, and a national bus strike. Conclusion Economic growth is expected to improve moderately over the medium term. Government has taken steps to restore policy certainty and confidence. To achieve significantly higher, more inclusive economic growth, create jobs and raise living standards, a range of structural reforms is needed. State capacity also needs to be strengthened. Structural reforms and capable state required to raise economic growth rates over long term 24

3 Fiscal policy Overview Tthen, economic growth has remained subdued and the domestic GDP he 2018 MTBPS noted that weak economic performance and revenue shortfalls had contributed to some slippage in fiscal projections. Since outlook has been revised down. In the current year, tax revenue will be R15.4 billion below the 2018 MTBPS estimate. Funding pressures from Eskom and other financially distressed state-owned companies have increased, with several requesting state support to continue operating. In this context, the 2019 Budget proposes a series of tax and expenditure measures aimed at narrowing the deficit and stabilising the debt-to-GDP ratio. Over the medium term, additions to spending amount to R75.3 billion, consisting mainly of transfers to support the reconfiguration of Eskom. These additions are partially offset by reductions to baselines and proposed savings from compensation adjustments totalling R50.3 billion. Tax measures raise an additional R15 billion in 2019/20 and R10 billion in 2020/21. Budget proposes tax and spending measures to narrow deficit and stabilise debt-to-GDP ratio 25 In brief •The economic and revenue outlook has deteriorated since the October 2018 Medium Term Budget Policy Statement (MTBPS), and funding pressures from state-owned companies have increased. •Given these developments, the 2019 Budget proposes large-scale expenditure reprioritisation and tax measures that narrow the deficit from 4.5 per cent of GDP in 2019/20 to 4 per cent by 2021/22. Gross national debt is projected to stabilise at 60.2 per cent of GDP in 2023/24. •Relative to the 2018 MTBPS, baselines have been reduced by R50.3 billion, with about half of this amount relating to compensation. These reductions are offset by provisional allocations of R75.3 billion over the next three years, mainly for Eskom’s reconfiguration. In total, the expenditure ceiling has been raised by R14 billion in 2019/20, R1.3 billion in 2020/21 and R732 million in 2021/22. •The contingency reserve has been raised by R6 billion in 2019/20 to reflect the risk of additional fiscal support for smaller state-owned companies. Any support will be funded through the sale of assets, and will not affect the budget balance.

2019 BUDGET REVIEW

Table 3.1 Macroeconomic performance and projections

	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
Percentage change		Actual		Estimate		Forecast	
Real GDP growth	0.6	0.9	1.3	0.7	1.5	1.9	2.1
Nominal GDP growth	6.8	6.9	7.0	7.2	7.0	7.4	7.5
CPI inflation	5.2	6.3	4.7	4.9	5.2	5.5	5.4
GDP at current prices (R billion)	**4 127.0**	**4 412.7**	**4 721.0**	**5 059.1**	**5 413.8**	**5 812.4**	**6 249.1**

Source: National Treasury

In combination, these measures are expected to narrow the consolidated budget deficit from a projected 4.5 per cent of GDP in 2019/20 to 4 per cent of GDP in 2021/22. Gross national debt is projected to stabilise at 60.2 per cent of GDP in 2023/24. Net loan debt (gross loan debt excluding government's cash balances) stabilises at 57.3 per cent of GDP in 2024/25.

Table 3.2 Consolidated fiscal framework

	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
R billion/percentage of GDP		Outcome		Revised estimate		Medium-term estimates	
Revenue	1 215.3	1 285.9	1 353.5	1 455.2	1 583.8	1 696.4	1 836.6
	29.4%	*29.1%*	*28.7%*	*28.8%*	*29.3%*	*29.2%*	*29.4%*
Expenditure	1 366.3	1 443.0	1 543.8	1 665.4	1 826.6	1 948.9	2 089.0
	33.1%	*32.7%*	*32.7%*	*32.9%*	*33.7%*	*33.5%*	*33.4%*
Non-interest expenditure	*1 227.9*	*1 288.6*	*1 374.0*	*1 476.7*	*1 617.2*	*1 716.2*	*1 833.1*
	29.8%	*29.2%*	*29.1%*	*29.2%*	*29.9%*	*29.5%*	*29.3%*
Budget balance	-151.0	-157.0	-190.3	-210.2	-242.7	-252.6	-252.4
	-3.7%	*-3.6%*	*-4.0%*	*-4.2%*	*-4.5%*	*-4.3%*	*-4.0%*

Source: National Treasury

As Figure 3.2 shows, government debt has grown considerably since 2009. Without intervention, a continued increase in debt and debt-service costs will crowd out economic and social expenditure. If economic growth does not strengthen in the period ahead, more difficult fiscal adjustments will be required to return the public finances to a sustainable path.

Figure 3.1 Revenue and non-interest spending*


Per cent of GDP
27
26
25
24
23
22
21
Main budget revenue
Main budget non-interest spending
2005/06
2007/08
2009/10
2011/12
2013/14
2015/16
2017/18
2019/20
2021/22

**Excludes financial transactions*
Source: National Treasury

Figure 3.2 Gross and net debt outlook


Per cent of GDP
60
50
40
30
20
Gross loan debt
Net loan debt
2006/07
2008/09
2010/11
2012/13
2014/15
2016/17
2018/19
2020/21
2022/23
2024/25
2026/27

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CHAPTER 3: FISCAL POLICY

Changes in tax revenue and the expenditure ceiling

Tax revenue projections

Tax revenue underperforms by estimated R15.4 billion in 2018/19

Tax revenue is expected to underperform by R15.4 billion in 2018/19 compared with 2018 MTBPS estimates. This creates a lower base for revenue projections in the outer years. In addition, major tax bases have been revised downwards. Table 3.3 shows that over the next three years, gross tax revenue shortfalls total R16.3 billion compared with 2018 MTBPS estimates.

The 2019 Budget proposes tax increases of R15 billion in 2019/20 and R10 billion in 2020/21 relative to the 2018 MTBPS estimates. The additional revenue in 2019/20 will be raised primarily from limiting relief for the effects of inflation on personal income tax. The increases will partially offset projected revenue shortfalls in each year of the medium-term expenditure framework (MTEF).

Table 3.3 Revised gross tax revenue projections

R billion	2018/19	2019/20	2020/21	2021/22
MTBPS 2018	1 317.6	1 430.1	1 548.9	1 674.8
Revised estimate including tax proposals	1 302.2	1 422.2	1 544.9	1 670.4
Deviation against 2018 MTBPS including tax proposals	-15.4	-7.9	-4.0	-4.4

Source: National Treasury

Expenditure ceiling adjustments

Baselines reduced by R50.3 billion, while spending additions total R75.3 billion

Since 2012, despite considerable spending pressures, the main budget expenditure ceiling has anchored fiscal policy. At the time of the 2018 MTBPS, a total of R33.4 billion was reprioritised over the MTEF period to support policy priorities, including the President's economic stimulus and recovery plan, and some non-discretionary and infrastructure spending pressures. These changes did not affect the expenditure ceiling.

Relative to the 2018 MTBPS, the 2019 Budget's proposed adjustments to spending plans will affect the expenditure ceiling as follows:

- Baseline spending reductions amount to R50.3 billion over the MTEF period. The largest proportion of these reductions – 54 per cent – fall on compensation. Goods and services budgets for selected public entities will also be reduced by 1 per cent. Allocations to specific programmes that have accumulated surpluses or require significant reform will be cut. The contingency reserve is increased by R6 billion in 2019/20, and is lowered by R8 billion in the two outer years of the framework. Initial reforms to reconfigure the state are also expected to reduce spending on compensation, and on goods and services.
- Spending additions totalling R75.3 billion over the MTEF period, of which R69 billion is a provisional allocation for reconfiguring Eskom, R5 billion is for the infrastructure fund and R1.3 billion is for the 2021 Census.
- The 2018 MTBPS allocated R5 billion to South African Airways (SAA), R1.2 billion to South African Express Airways and R2.9 billion to the South African Post Office (SAPO) in the current year. An additional

27

2019 BUDGET REVIEW

R1.5 billion is allocated to SAPO over the MTEF period. Other state-owned companies, including SAA, the South African Broadcasting Corporation and Denel, have requested fiscal support to continue operating. Government has revised the contingency reserve for 2019/20 to respond to possible requests for financial support. Any financial support agreed on will be raised from the sale of non-core assets and will be excluded from the expenditure ceiling.

Table 3.4 Adjustments to the expenditure ceiling since 2018 Budget

	MTEF spending changes			
R million	**2019/20**	**2020/21**	**2021/22**	**MTEF total**
2018 Budget non-interest expenditure	**1 434 907**	**1 543 593**	**1 651 638**	**4 630 138**
Skills development levy adjustment	459	618	706	1 783
2018 MTBPS non-interest expenditure	1 435 366	1 544 211	1 652 345	4 631 922
Budget 2019				
Baseline adjustments[1]	-9 002	-19 711	-21 568	-50 281
Changes to contingency reserve	6 000	-2 000	-6 000	-2 000
Additions to spending[2]	24 000	23 000	28 300	75 300
National Revenue Fund payments adjustment	135	–	–	135
2019 Budget non-interest expenditure	**1 456 500**	**1 545 500**	**1 653 077**	**4 655 076**
Change in non-interest expenditure from 2018 Budget	*21 592*	*1 907*	*1 438*	*24 938*
Less:				
Skills development levy	-18 759	-20 437	-22 307	-61 503
Other adjustments[3]	-7 146	-11	-12	-7 168
2019 Budget expenditure ceiling	**1 430 595**	**1 525 052**	**1 630 758**	**4 586 405**
Change in expenditure ceiling from 2018 Budget	*13 998*	*1 289*	*732*	*16 019*

1. Baseline reductions and changes to provisional allocations
2. Allocation for Census 2021 and provisional allocations for Eskom and infrastructure fund
3. Provision for SOC funding in 2019/20 through the sale of assets, NRF payments and International Oil Pollution Compensation Fund
Source: National Treasury

After taking account of the various adjustments to non-interest spending, the expenditure ceiling will increase by R14 billion in 2019/20, R1.3 billion in 2020/21 and R732 million in 2021/22 relative to 2018 MTBPS estimates.

Table 3.5 Main budget expenditure ceiling[1]

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
2017 Budget Review	1 074 970	1 144 225	1 229 823	1 323 553	1 435 408		
2017 MTBPS		1 141 978	1 233 722	1 316 553	1 420 408	1 524 222	
2018 Budget Review			1 232 678	1 315 002	1 416 597	1 523 762	
2018 MTBPS			1 225 455	1 314 865	1 416 597	1 523 762	1 630 026
2019 Budget Review				**1 310 156**	**1 430 595**	**1 525 052**	**1 630 758**

1. Non-interest spending financed from the National Revenue Fund, excluding skills development levy, special appropriations in 2015/16 for Eskom and the New Development Bank, debt management and Gold and Foreign Exchange Contingency Reserve Account transactions and the International Oil Pollution Compensation Fund
Source: National Treasury

Risks to the fiscal outlook

The primary risks to the fiscal outlook stem from the macroeconomic forecast. A sharp rise in bond yields, exchange rate depreciation or lower economic growth could widen the deficit and delay debt stabilisation.

Main expenditure risk stems from state-owned companies in financial distress

The main expenditure risk to the fiscus stems from state-owned companies. Several major companies are in financial distress. If reforms to restore their financial sustainability are unsuccessful, risks from associated

28

CHAPTER 3: FISCAL POLICY contingent liabilities, alongside requests for fiscal support, may materialise. In 2019, the National Treasury will publish an update to its long-term fiscal model. The model assesses the affordability of current public expenditure commitments and new policy priorities using a range of economic and demographic assumptions. In addition to the expenditure ceiling, the National Treasury is investigating the feasibility of other measures to anchor fiscal sustainability, such as rules to protect the composition of spending and limit the pace of debt accumulation. It will draw on global best practice to develop recommendations. National Treasury investigating measures to anchor fiscal sustainability Managing the public-service wage bill Compensation accounts for more than 35 per cent of consolidated public spending and has been a major driver of the fiscal deficit. Spending reductions have typically fallen on goods and services, and capital investment. Over time, compensation as a share of consolidated spending has increased for most departments. Following last year’s wage agreement, the 2018 MTBPS projected a shortfall of about R30 billion over the 2018 MTEF period if departments’ employee numbers remained static. Recent data shows that employee numbers are declining at a rate sufficient to absorb wage agreement pressures, owing to natural attrition. Monthly payrolls in 2018 showed an average of about 16 000 fewer employees than in the corresponding months of 2015. In addition, new employees tend to be younger and lower ranked than employees who are leaving. As a result of these trends, projected national and provincial compensation spending is likely to be lower than budgeted for 2018/19. Figure 3.3 Number of personnel (excluding SANDF)* Projected compensation spending likely to be lower than budgeted for 2018/19 *Average for January to August Source: National Treasury (PERSAL data) 29

2019 BUDGET REVIEW Over the medium term, government will take additional steps to manage growth in compensation. The combination of natural attrition and active measures allows for a reduction of compensation budgets by R5.3 billion in 2019/20, R11 billion in 2020/21 and R10.7 billion in 2021/22. Government has decided to scale up early retirement without penalties. Where feasible, older employees will be allowed to retire early, with younger employees taking their place. Departments are required to realise permanent savings of 50 per cent of the cost attributable to early retirement cases. In December 2018, there were 126 710 public service employees between the ages of 55 and 59 years old. This initiative is expected to save an estimated R20.3 billion over the 2019 MTEF period, assuming that 30 000 employees take up the offer. This measure contributes to a more sustainable wage bill. Funding will be provided for associated once-off penalties and other retirement-related costs. The estimated cost of this intervention is about R16 billion over the next two years, of which a portion will be funded from the contingency reserve, and the balance by the Government Employees Pension Fund. The fund’s contribution will be repaid by the state over a longer period. The Department of Public Service and Administration has announced a change to performance bonus payments. In recent years, government has paid out about R2 billion per year in performance bonuses. Government proposes to progressively phase out this bonus over the next four years, and to replace it with other performance management measures. Additional measures to contain the wage bill, including active management of overtime and progression payments, are under consideration. Early retirement penalties to be funded from contingency reserve and state pension fund Fiscal framework The consolidated operating and capital accounts are summarised in Table 3.6. The consolidated deficit in 2018/19 (4.2 per cent of GDP) is wider than the 2018 Budget estimate by 0.6 percentage points. This is mainly a result of lower tax revenue, partially offset by projected underspending and higher surpluses of social security funds and public entities. Compared with the 2018 Budget, the consolidated deficit estimates for 2019/20 and 2020/21 are wider on average by 0.9 percentage points, mainly due to lower tax revenue and higher consolidated spending. The provisional allocation of R23 billion per year for Eskom is the main driver of higher consolidated spending. The consolidated deficit is projected to narrow from 4.5 per cent of GDP in 2019/20 to 4 per cent of GDP in 2021/22. Over the MTEF period, consolidated non-interest spending will grow at an annual real average rate of 2 per cent. Compensation as a share of total expenditure is projected to decline from 35.5 per cent in 2017/18 to 35.1 per cent in 2018/19, and 34.2 per cent in 2021/22. Over the next three years, the consolidated wage bill is projected to grow at a nominal annual average of 6.8 per cent. Consolidated deficit of 4.2 per cent of GDP in 2018/19 Compensation as share of total expenditure declines to 35.1 per cent in 2018/19 30

CHAPTER 3: FISCAL POLICY

Table 3.6 Consolidated operating and capital accounts

R billion/percentage of GDP	2015/16	2016/17 Outcome	2017/18	2018/19 Revised estimate	2019/20	2020/21 Medium-term estimates	2021/22
OPERATING ACCOUNT							
Current revenue	**1 172.2**	**1 267.2**	**1 333.7**	**1 439.8**	**1 568.7**	**1 687.1**	**1 826.3**
Current payments	**1 179.5**	**1 285.7**	**1 375.6**	**1 495.5**	**1 610.3**	**1 731.0**	**1 855.7**
Compensation of employees	473.2	511.6	547.4	585.2	627.1	667.6	713.1
Goods and services	197.9	218.9	227.5	242.6	251.0	268.3	293.5
Interest payments	138.5	154.4	169.8	188.7	209.4	232.7	255.9
Current transfers and subsidies	369.9	400.8	431.0	478.9	522.7	562.4	593.3
Current balance	**-7.3**	**-18.5**	**-41.9**	**-55.6**	**-41.6**	**-43.8**	**-29.4**
	-0.2%	*-0.4%*	*-0.9%*	*-1.1%*	*-0.8%*	*-0.8%*	*-0.5%*
CAPITAL ACCOUNT							
Capital receipts	0.3	0.5	0.5	0.3	0.3	0.3	0.3
Capital payments	90.3	79.0	75.2	84.2	98.5	103.1	111.0
Capital transfers	65.4	69.7	72.6	70.3	75.0	78.5	85.4
Capital financing requirement	**-155.4**	**-148.2**	**-147.3**	**-154.2**	**-173.2**	**-181.3**	**-196.1**
	-3.8%	*-3.4%*	*-3.1%*	*-3.0%*	*-3.2%*	*-3.1%*	*-3.1%*
Financial transactions[1]	11.7	9.7	-1.1	-0.4	-14.9	-21.4	-20.9
Contingency reserve	–	–	–	–	13.0	6.0	6.0
Budget balance	**-151.0**	**-157.0**	**-190.3**	**-210.2**	**-242.7**	**-252.6**	**-252.4**
	-3.7%	*-3.6%*	*-4.0%*	*-4.2%*	*-4.5%*	*-4.3%*	*-4.0%*

1. Transactions in financial assets and liabilities
Source: National Treasury

Over the medium term, the composition of spending gradually improves. In line with the President's economic stimulus and recovery plan, initiatives to boost infrastructure spending are under way. The capital financing requirement, which is the sum of capital payments, transfers and receipts, is expected to remain in deficit, at about 3 per cent of GDP, over the medium term. Capital payments and transfers grow by a nominal annual average of 8.3 per cent. The current deficit – the gap between revenue and current spending – is projected to narrow over the MTEF period.

Elements of the consolidated budget

The consolidated budget includes the main budget framework and spending by provinces, social security funds and public entities financed from their own revenue sources.

Main budget framework

Main budget deficit projected to widen in 2019/20, then narrow to 4.3 per cent of GDP in 2021/22

Table 3.7 summarises spending financed from the National Revenue Fund. The main budget deficit, which is the government's net borrowing requirement, has exceeded the 2018 Budget estimate of 3.8 per cent of GDP in 2018/19 by 0.6 percentage points. The wider deficit is mainly attributable to tax revenue shortfalls, partially offset by lower expected spending. Consequently, net borrowing increases by R33.4 billion in the current year. The main budget deficit is projected to widen to 4.7 per cent of GDP in 2019/20 before narrowing to 4.3 per cent of GDP in 2021/22.

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2019 BUDGET REVIEW

Table 3.7 Main budget framework

R billion/percentage of GDP	2015/16	2016/17 Outcome	2017/18	2018/19 Revised estimate	2019/20	2020/21 Medium-term estimates	2021/22
Revenue							
Gross tax revenue after proposals	1 070.0	1 144.1	1 216.5	1 302.2	1 422.2	1 544.9	1 670.4
Non-tax revenue	42.9	19.0	19.3	19.8	27.0	21.1	22.3
SACU[1]	-51.0	-39.4	-56.0	-48.3	-50.3	-65.8	-65.4
National Revenue Fund receipts	14.4	14.2	16.6	11.7	4.5	5.0	5.6
Main budget revenue	**1 076.2**	**1 137.9**	**1 196.4**	**1 285.4**	**1 403.5**	**1 505.1**	**1 632.9**
	26.1%	*25.8%*	*25.3%*	*25.4%*	*25.9%*	*25.9%*	*26.1%*
Expenditure							
National departments	546.1	555.7	592.7	638.2	684.7	733.1	777.7
Provinces	471.4	500.4	538.6	572.2	612.3	657.1	701.0
Local government	98.3	102.9	111.1	117.3	127.3	137.9	149.5
Contingency reserve	–	–	–	–	13.0	6.0	6.0
Provisional allocation not assigned to votes	–	–	–	–	19.2	11.4	18.9
Non-interest expenditure	**1 115.8**	**1 159.0**	**1 242.3**	**1 327.6**	**1 456.5**	**1 545.5**	**1 653.1**
Debt-service costs	128.8	146.5	162.6	182.2	202.2	224.1	247.4
Main budget expenditure	**1 244.6**	**1 305.5**	**1 405.0**	**1 509.9**	**1 658.7**	**1 769.6**	**1 900.5**
	30.2%	*29.6%*	*29.8%*	*29.8%*	*30.6%*	*30.4%*	*30.4%*
Main budget balance	**-168.4**	**-167.6**	**-208.6**	**-224.5**	**-255.2**	**-264.4**	**-267.6**
	-4.1%	*-3.8%*	*-4.4%*	*-4.4%*	*-4.7%*	*-4.5%*	*-4.3%*
Primary balance	**-39.6**	**-21.1**	**-45.9**	**-42.3**	**-53.0**	**-40.4**	**-20.2**
	-1.0%	*-0.5%*	*-1.0%*	*-0.8%*	*-1.0%*	*-0.7%*	*-0.3%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments. The estimates for the outer two years include projected forecast error adjustments for 2018/19 and 2019/20, respectively
Source: National Treasury

Compared with 2018 MTBPS estimates, non-tax revenue and National Revenue Fund receipts have been revised upwards due to higher-than-anticipated collections for mineral and petroleum royalties, and revaluation profits on foreign-currency transactions.

Payments to the Southern African Customs Union are projected to increase sharply between 2019/20 and 2020/21 due to rising imports and estimated underpayments.

Debt-service costs increasing above 2018 Budget estimates

Real growth in main budget non-interest expenditure will increase from 1.9 per cent in 2018/19 to 4.3 per cent in 2019/20, largely due to the provisional allocation of R23 billion for reconfiguring Eskom. Table 3.8 shows revisions to the main budget revenue and expenditure estimates since the 2018 Budget. Debt-service costs are higher than the 2018 Budget estimates by R2.1 billion in the current year, R4.5 billion in 2019/20 and R10.2 billion in 2020/21.

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CHAPTER 3: FISCAL POLICY

Table 3.8 Revisions to main budget revenue and expenditure estimates

	2018/19		2019/20		2020/21	
R billion/percentage of GDP	**2018 Budget**	**2019 Budget**	**2018 Budget**	**2019 Budget**	**2018 Budget**	**2019 Budget**
Revenue						
Gross tax revenue	1 345.0	1 302.2	1 454.8	1 422.2	1 581.9	1 544.9
Non-tax revenue	18.3	19.8	19.3	27.0	20.5	21.1
SACU[1]	-48.3	-48.3	-46.3	-50.3	-60.1	-65.8
National Revenue Fund receipts	6.2	11.7	–	4.5	0.4	5.0
Main budget revenue	**1 321.1**	**1 285.4**	**1 427.8**	**1 403.5**	**1 542.7**	**1 505.1**
	26.3%	*25.4%*	*26.5%*	*25.9%*	*26.6%*	*25.9%*
Expenditure						
Current payments	409.8	417.0	443.5	452.9	477.1	492.2
of which:						
Compensation of employees	*163.6*	*163.4*	*175.8*	*175.6*	*188.7*	*188.5*
Goods and services	*65.9*	*71.3*	*69.9*	*74.9*	*74.3*	*79.5*
Debt-service costs	*180.1*	*182.2*	*197.7*	*202.2*	*213.9*	*224.1*
Transfers and subsidies	1 069.5	1 063.3	1 159.7	1 153.4	1 248.0	1 238.8
Payments for capital assets	14.3	15.6	14.3	15.4	15.3	16.2
Payments for financial assets	4.6	13.9	4.7	4.8	4.9	4.9
Provisional allocation not assigned to votes	6.0	–	2.3	19.2	2.1	11.4
Contingency reserve	8.0	–	8.0	13.0	10.0	6.0
Total expenditure	**1 512.2**	**1 509.9**	**1 632.6**	**1 658.7**	**1 757.5**	**1 769.6**
	30.1%	*29.8%*	*30.3%*	*30.6%*	*30.3%*	*30.4%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Social security funds, public entities and provincial balances

Social security funds, provinces and public entities are projected to have a combined cash surplus in the current year and over the MTEF period, partially offsetting the main budget deficit. Social security funds are discussed further in Chapter 8.

Table 3.9 Consolidated budget balance

R billion	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
Main budget	-168.4	-167.6	-208.6	-224.5	-255.2	-264.4	-267.6
Social security funds	10.1	8.2	9.4	10.3	8.0	5.4	5.1
Provinces	0.6	-2.5	0.7	-0.9	1.0	1.6	2.1
Public entities	7.6	5.0	8.4	4.7	3.6	5.0	8.0
RDP Fund[1]	-1.0	-0.2	-0.3	0.2	-0.1	-0.1	-0.1
Consolidated budget balance	**-151.0**	**-157.0**	**-190.3**	**-210.2**	**-242.7**	**-252.6**	**-252.4**

1. Reconstruction and Development Programme Fund
Source: National Treasury

Public entities registered a cash surplus of R8.4 billion in 2017/18, driven mainly by the Passenger Rail Agency of South Africa's lower spending on planned capital projects. Over the next two years, the combined surplus of public entities averages R4.3 billion per year.

Public-sector borrowing requirement

The public-sector borrowing requirement includes the borrowing needs of government as a whole, as well as those of state-owned companies. It

33

2019 BUDGET REVIEW

excludes the borrowing activity of development finance institutions. The public-sector borrowing requirement will be R330.1 billion or 6.5 per cent of GDP in 2018/19.

Public-sector borrowing requirement revised up over next two years due to larger main budget deficit

Compared with 2018 Budget estimates, the borrowing requirement has been revised upwards in the current year and over the next two years, mainly due to a larger main budget deficit. Local government borrowing outcomes have been restated and the projections have also been revised up in their budgets. This reflects the continued effort by municipalities to address backlogs, as well as new infrastructure identified in integrated development plans.

Table 3.10 Public-sector borrowing requirement[1]

R billion/percentage of GDP	2015/16	2016/17	2017/18	2018/19		2019/20	2020/21	2021/22
		Outcome		Budget 2018	Budget 2019	Medium-term estimates		
Main budget	168.4	167.6	208.6	191.1	224.5	255.2	264.4	267.6
Social security funds	-10.1	-8.2	-9.4	-9.6	-10.3	-8.0	-5.4	-5.1
Provinces	-0.6	2.5	-0.7	-0.3	0.9	-1.0	-1.6	-2.1
Public entities	-7.6	-5.0	-8.4	-1.0	-4.7	-3.6	-5.0	-8.0
RDP Fund	1.0	0.2	0.3	0.3	-0.2	0.1	0.1	0.1
Consolidated government	**151.0**	**157.0**	**190.3**	**180.5**	**210.2**	**242.7**	**252.6**	**252.4**
	3.7%	*3.6%*	*4.0%*	*3.6%*	*4.2%*	*4.5%*	*4.3%*	*4.0%*
Local authorities	**8.0**	**8.4**	**13.6**	**13.0**	**16.2**	**16.1**	**16.0**	**16.0**
	0.2%	*0.2%*	*0.3%*	*0.3%*	*0.3%*	*0.3%*	*0.3%*	*0.3%*
State-owned companies[2]	**120.5**	**88.5**	**99.4**	**104.0**	**103.7**	**74.7**	**73.8**	**75.8**
	2.9%	*2.0%*	*2.1%*	*2.1%*	*2.1%*	*1.4%*	*1.3%*	*1.2%*
Borrowing requirement	**279.5**	**254.0**	**303.3**	**297.6**	**330.1**	**333.5**	**342.3**	**344.2**
	6.8%	*5.8%*	*6.4%*	*5.9%*	*6.5%*	*6.2%*	*5.9%*	*5.5%*

1. A negative number reflects a surplus and a positive number a deficit
2. Includes Eskom, South African Airways, Transnet, Airports Company South Africa and Denel
Source: National Treasury

As discussed in Chapter 8, the medium-term borrowing estimates for state-owned companies have been revised down as capital programmes are completed and these institutions find it more difficult to source funding. Eskom continues to be the significant driver of state-owned company borrowing. A large proportion of state-owned companies' borrowing over the medium term will refinance debt.

Conclusion

Fiscal consolidation sees deficit narrowing to 4 per cent by 2021/22

The fiscal framework underlines government's commitment to narrowing the budget deficit and stabilising debt. In the context of weak economic growth and the need to address the large risk posed by Eskom, the 2019 Budget proposes large-scale expenditure reprioritisation and tax measures that narrow the deficit from 4.5 per cent of GDP in 2019/20 to 4 per cent by 2021/22. Gross national debt is projected to stabilise at 60.2 per cent of GDP in 2023/24.

34

4 Revenue trends and tax proposals Overview TR27.4 billion compared with the estimate published in the 2018 he economy’s performance continues to weigh heavily on tax Economic weakness has fed through to lower personal income tax and corporate income tax receipts revenues. The 2018 MTBPS projected a 2018/19 revenue shortfall of Budget. This shortfall is now R42.8 billion compared with the 2018 Budget estimate. Economic weakness has fed through to lower personal income tax and corporate income tax receipts. Administrative weaknesses in collection were a contributing factor. Total tax collections for 2018/19 are estimated to be R1.3 trillion. The large tax revenue shortfall and new expenditure pressures require further tax policy and spending interventions. In the context of economic weakness, the 2019 Budget tax proposals are designed to minimise the negative impact on growth. Over the medium term, tax policy adjustments will be made as needed to strengthen fiscal consolidation. The 2019 proposals are estimated to raise tax revenue by R15 billion in 2019/20. Further tax changes are proposed to raise an additional R10 billion in 2020/21, the details of which will be set out in the 2020 Budget. The main tax proposals for 2019/20 are: 35 In brief •Revenue collection continues to underperform as a result of weak economic growth and tax administration concerns. The revised tax revenue estimate for 2018/19 is R15.4 billion lower than the 2018 Medium Term Budget Policy Statement (MTBPS) estimate. •Tax policy proposals are designed to raise R15 billion in additional tax revenue in 2019/20. The proposals reflect government’s commitment to narrow the budget deficit and stabilise debt. •The Commission of Inquiry into Tax Administration and Governance by the South African Revenue Service (the SARS Commission), has recommended steps to improve governance at the agency. SARS is strengthening its operations by re-establishing the Large Business Centre and setting up a dedicated unit to tackle syndicated tax evasion. •The Minister of Finance will introduce legislative amendments to implement the recommendations of the SARS Commission and to strengthen tax administration and the capacity of SARS.

2019 BUDGET REVIEW

- Increasing the tax-free threshold for personal income taxes from R78 150 to R79 000. No changes will be made to personal income tax brackets.
- Increasing the fuel levy by 29c/litre, consisting of a 15c/litre increase in the general fuel levy, a 5c/litre increase in the Road Accident Fund (RAF) levy and the introduction of a carbon tax on fuel of 9c/litre.
- Increasing excise duties on alcohol and tobacco products by between 7.4 per cent and 9 per cent.
- Increasing the eligible income bands for the employment tax incentive.

Tax policy considerations

Despite substantial increases over past four years, tax revenue as a proportion of GDP has started to decline

Consistent revenue shortfalls, alongside new expenditure commitments such as fee-free higher education, led to significant tax increases over the past four years. Since 2015/16, measures have been introduced to raise additional amounts of R16.8 billion, R18.1 billion, R28 billion and R36 billion per year. Rates for personal income tax, dividend withholding tax, capital gains tax and value-added tax (VAT) have all been increased. Notwithstanding these large tax increases, tax revenue as a proportion of GDP has started to decline.

2019 Budget proposals will not increase tax rates

To limit the negative impact on economic growth, the 2019 Budget proposals will not increase tax rates in any category. Instead, they will increase collections by not adjusting for inflation.

Figure 4.1 Gross tax revenues as a percentage of GDP*


Per cent of GDP
27
26
25
24
23
22
26.3
25.9
25.7
23.4
22.3
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19

**2018/19 is an estimate*
Source: National Treasury

Improving SARS efficiency may be more effective than further substantial tax increases

Problems with tax administration, as highlighted in the findings of the SARS Commission, partly explain poor revenue-collection performance. Improving collections hinges on restoring the efficiency of SARS. In the short term, such improvements may be more effective in raising revenue than further substantial tax increases.

36

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS Ensuring transparency in tax administration To raise the revenue needed to fund its social and economic policy commitments, South Africa requires its tax administration to be efficient, effective and impartial. Reports by the SARS Commission highlight maladministration and abuse of tender procedures that occurred at the entity between 2014 and 2017. The Commission’s main finding is that these failings stem from a “massive failure of governance and integrity” after the appointment of the entity’s previous commissioner in 2014. Government has started implementing the most urgent recommendations, as discussed below. A new commissioner is expected to be appointed in the near future. The Minister of Finance intends to introduce legislative amendments this year giving effect to a number of the Commission’s governance recommendations. These matters will be included in this year’s draft tax legislation. Recommendations relating to the creation of an inspector-general for tax administration will be considered in a discussion document. Commission report highlights “massive failure of governance and integrity” at SARS Revenue collection and outlook Revenue collection has deteriorated since the 2018 MTBPS. Compared with the 2018 Budget estimate, the projected revenue shortfall for 2018/19 is R42.8 billion – considerably higher than the revised estimate of R27.4 billion published in the 2018 MTBPS. Persistently weak economic activity has led to a moderation in corporate income tax receipts – predominantly from reduced production in mining and quarrying, and from the financial sector. Job losses, lower wage settlements and reduced bonuses have put pressure on withholding taxes on earnings. Higher diesel refund payments to electricity generation plants and primary producers, such as farmers and mining companies, have slowed fuel levy collections. Tax collections relating to trade performed better in the latter half of the year, with higher estimated revenue from customs duties and import VAT. Domestic VAT also performed as expected after the increase in the VAT rate. However, net VAT collections have been considerably lower since October, when SARS accelerated payments of VAT refunds. Weak economic activity has led to a moderation in corporate income tax receipts 37 Implementing the SARS Commission recommendations Government is considering a comprehensive response to the SARS Commission’s report. In the interim, it is implementing the Commission’s most pressing recommendations, including the following: •The Presidency has started the recruitment process for a new SARS Commissioner, who will have to consider the Commission’s recommendations concerning management of the revenue service. •SARS is re-establishing a division that will focus on large businesses. This process, which includes the recruitment of specialists, is expected to be completed by April 2019. •In August 2018, SARS launched an Illicit Economy Unit to investigate syndicated tax evasion schemes in high-risk sectors, including the tobacco trade. This unit has also begun to investigate potential tax-related offences in relation to some of the activities highlighted by various commissions of inquiry. •SARS has taken steps to strengthen the management of its information technology systems, rebuild its technical prowess, and harness opportunities arising from information-sharing agreements between national tax authorities. •Through internal processes, SARS is implementing recommendations concerning inappropriate actions, fruitless and wasteful expenditure, unfair labour practices and maladministration. •SARS is reviewing contracts that breached public procurement regulations and will act to recover funds spent.

2019 BUDGET REVIEW

Table 4.1 Budget estimates and revenue outcomes[1]

R million	2017/18 Budget[2]	2017/18 Outcome	2017/18 Deviation	2018/19 Budget[2]	2018/19 Revised	2018/19 Deviation	Percentage change[3]
Taxes on income and profits	**712 853**	**711 703**	**-1 150**	**772 991**	**751 846**	**-21 146**	**5.6%**
Personal income tax	460 968	460 953	- 15	505 845	497 451	-8 393	7.9%
Corporate income tax	218 109	217 412	- 697	231 219	218 436	-12 783	0.5%
Dividend withholding tax	29 037	27 894	-1 143	30 829	30 341	- 488	8.8%
Other taxes on income and profits[4]	4 739	5 444	705	5 099	5 618	519	3.2%
Skills development levy	**15 771**	**16 012**	**242**	**16 929**	**17 312**	**383**	**8.1%**
Taxes on property	**16 047**	**16 585**	**537**	**17 311**	**16 035**	**-1 276**	**-3.3%**
Domestic taxes on goods	**423 616**	**422 248**	**-1 367**	**484 826**	**460 287**	**-24 539**	**9.0%**
Value-added tax	299 058	297 998	-1 061	348 110	325 917	-22 192	9.4%
Specific excise duties	37 275	37 356	81	40 652	40 276	- 376	7.8%
Health promotion levy	–	–	–	1 685	2 396	711	–
Ad valorem excise duties	3 796	3 781	- 16	4 188	4 163	- 25	10.1%
Fuel levy	71 340	70 949	- 391	77 509	75 374	-2 135	6.2%
Other domestic taxes on goods and services[5]	12 146	12 165	19	12 683	12 161	- 522	-0.0%
Taxes on international trade and transactions	**50 193**	**49 939**	**- 254**	**54 050**	**56 722**	**2 672**	**13.6%**
Customs duties	49 011	49 152	141	52 601	55 638	3 037	13.2%
Health promotion levy on imports	–	–	–	245	78	- 167	–
Diamond export levy	95	87	- 8	101	87	- 14	–
Miscellaneous customs and excise receipts	1 087	701	- 387	1 103	918	- 185	31.1%
Gross tax revenue	**1 217 307**	**1 216 464**	**- 843**	**1 344 965**	**1 302 201**	**-42 763**	**7.0%**
Non-tax revenue[6]	33 229	35 886	2 657	24 470	31 473	7 003	-12.3%
of which:							
Mineral and petroleum royalties	*7 522*	*7 617*	*95*	*7 986*	*8 340*	*354*	*9.5%*
Less: SACU[7] payments	-55 951	-55 951	–	-48 289	-48 289	–	-13.7%
Main budget revenue	**1 194 585**	**1 196 399**	**1 814**	**1 321 146**	**1 285 386**	**-35 760**	**7.4%**
Provinces, social security funds and selected public entities	159 044	157 110	-1 934	169 570	169 831	261	*8.1%*
Consolidated budget revenue	**1 353 629**	**1 353 509**	**- 120**	**1 490 716**	**1 455 217**	**-35 499**	**7.5%**

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. Budget Review 2018 estimates
3. Percentage change between outcome in 2017/18 and revised estimate in 2018/19
4. Includes interest on overdue income tax, small business tax amnesty levy and interest withholding tax
5. Includes turnover tax for micro businesses, air departure tax, plastic bags levy, electricity levy, CO_2 tax on motor vehicle emissions, incandescent light bulb levy, Universal Service Fund, tyre levy and International Oil Pollution Compensation Fund
6. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
7. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

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CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Table 4.2 Budget revenue[1]

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
		Outcome		Revised		Medium-term estimates	
Taxes on income and profits[2]	606 821	664 526	711 703	751 846	820 342	885 502	958 242
of which:							
Personal income tax[3]	*388 102*	*424 545*	*460 953*	*497 451*	*552 877*	*602 693*	*658 917*
Corporate income tax	*191 152*	*204 432*	*217 412*	*218 436*	*229 608*	*242 440*	*256 335*
Skills development levy	15 220	15 315	16 012	17 312	18 759	20 437	22 307
Taxes on property	15 044	15 661	16 585	16 035	17 159	19 052	20 863
Domestic taxes on goods and services	385 956	402 464	422 248	460 287	504 649	543 698	586 889
of which:							
VAT	*281 111*	*289 167*	*297 998*	*325 917*	*360 471*	*389 889*	*422 746*
Taxes on international trade and transactions	46 942	46 102	49 939	56 722	61 300	66 179	71 356
Revenue measures - 2020 Budget	–	–	–	–	–	10 000	10 751
Gross tax revenue	**1 069 983**	**1 144 081**	**1 216 464**	**1 302 201**	**1 422 208**	**1 544 868**	**1 670 408**
Non-tax revenue[4]	57 276	33 269	35 886	31 473	31 537	26 028	27 905
of which:							
Mineral and petroleum royalties	*3 708*	*5 802*	*7 617*	*8 340*	*8 766*	*9 256*	*9 787*
Less: SACU[5] payments	-51 022	-39 448	-55 951	-48 289	-50 280	-65 778	-65 389
Main budget revenue	**1 076 236**	**1 137 901**	**1 196 399**	**1 285 386**	**1 403 464**	**1 505 118**	**1 632 925**
Provinces, social security funds and selected public entities	139 074	148 041	157 110	169 831	180 347	191 265	203 673
Consolidated budget revenue	**1 215 310**	**1 285 943**	**1 353 509**	**1 455 217**	**1 583 811**	**1 696 382**	**1 836 598**
As percentage of GDP							
Tax revenue	*25.9%*	*25.9%*	*25.8%*	*25.7%*	*26.3%*	*26.6%*	*26.7%*
Main budget revenue	*26.1%*	*25.8%*	*25.3%*	*25.4%*	*25.9%*	*25.9%*	*26.1%*
GDP (R billion)	*4 127.0*	*4 412.7*	*4 721.0*	*5 059.1*	*5 413.8*	*5 812.4*	*6 249.1*
Tax buoyancy	*1.27*	*1.00*	*0.91*	*0.98*	*1.31*	*1.17*	*1.08*

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure

2. Includes secondary tax on companies/dividend and interest withholding tax, interest on overdue income tax and small business tax amnesty levy

3. As announced in the 2018 Budget, medical tax credits will be adjusted below inflation over the next two years to fund additional expenditure for national health insurance. Additional revenues required over the next two years amount to R0.65 billion and R0.58 billion respectively. These are included in the outer-year estimates for personal income taxes

4. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets

5. Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury and SARS

Clearing the VAT refund backlog

The 2018 MTBPS announced that SARS would pay out overdue VAT refunds, which rose from R30.4 billion at the beginning of the fiscal year to R41.8 billion in September 2018. In subsequent months, SARS has been working to reduce the VAT credit book, which shows the total amount of refunds owed, by paying out an average of R22.2 billion each month.

By end-January 2019, the credit book had decreased from R41.8 billion to R31 billion. In October 2018 SARS estimated that the credit book should be about R19 billion if verified VAT refunds are paid out without delay. After further analysis, it has revised that estimate to about R22 billion as a result of rising VAT refund claims, a higher-than-anticipated level of taxpayers who are not submitting the required documents, and suspected fraud. The extent of VAT refunds submitted to SARS will also be influenced by general economic conditions, such as imports.

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2019 BUDGET REVIEW

Figure 4.2 VAT refunds paid by SARS


2017/18
2018/19
R billion
24
22
20
18
16
14
12
10
April
May
June
July
August
September
October
November
December
January
February
March

Source: South African Revenue Service

Normalising refund payments reduces net in-year revenue, but improves certainty of revenue projections

SARS expects to bring the credit book down to the target during 2019/20. Clearing the VAT refund backlog will reduce net revenue collections in 2018/19, and the estimated amount of refunds to pay out has increased by R8 billion compared with the 2018 MTBPS estimate. Similarly, personal income tax refunds have been revised upwards. Although these interventions have reduced tax revenues for 2018/19, the normalisation of refund payments will minimise the risk of fiscal shocks in future, and provides business with more certainty about cash flow. It will also provide greater certainty about revenue projections.

Tax proposals

The tax measures for the 2019 Budget are designed to raise an estimated R15 billion in additional revenue in 2019/20.

Table 4.3 Impact of tax proposals on 2019/20 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 407 208**
Budget 2019/20 proposals		**15 000**
Direct taxes		**13 800**
Taxes on individuals and companies		
Personal income tax	**13 800**	
Revenue from not fully adjusting for inflation	12 800	
Revenue if no adjustment is made	*14 000*	
Partial bracket creep for personal income tax	*-1 200*	
No adjustment to medical tax credit	1 000	
Indirect taxes		**1 200**
General fuel levy adjustment	-500	
Introduction of carbon tax on fuel	1 800	
Additional VAT zero-rated items	-1 100	
Increase in excise duties on tobacco products	400	
Increase in excise duties on alcoholic beverages	600	
Gross tax revenue (after tax proposals)		**1 422 208**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

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CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Nearly all of the increase in revenue is effected through direct taxes, with no rate increases. Government proposes a small increase in personal income tax rebates, with no inflationary adjustments to the tax brackets, and no inflationary increase in medical tax credits. Indirect taxes make a smaller contribution through the increase in the general fuel levy, after the large increase in indirect taxes as a result of the one percentage point increase in VAT announced in the 2018 Budget.

Personal income tax

The primary, secondary and tertiary rebates will be increased by 1.1 per cent, providing a small amount of relief for inflation. The change in the rebate will increase the tax-free threshold from R78 150 to R79 000. Personal income tax brackets, however, will remain unchanged and will not be adjusted for inflation. This is expected to raise R12.8 billion in revenue, as individuals with an inflationary increase in their taxable income face a larger tax burden.

Personal income tax rebates increased by 1.1 per cent, providing small amount of inflation relief

Table 4.4 shows the proposed personal income tax schedule for 2019/20.

Table 4.4 Personal income tax rates and bracket adjustments

	2018/19		2019/20
Taxable income (R)	**Rates of tax**	**Taxable income (R)**	**Rates of tax**
R0 - R195 850	18% of each R1	R0 - R195 850	18% of each R1
R195 851 - R305 850	R35 253 + 26% of the amount above R195 850	R195 851 - R305 850	R35 253 + 26% of the amount above R195 850
R305 851 - R423 300	R63 853 + 31% of the amount above R305 850	R305 851 - R423 300	R63 853 + 31% of the amount above R305 850
R423 301 - R555 600	R100 263 + 36% of the amount above R423 300	R423 301 - R555 600	R100 263 + 36% of the amount above R423 300
R555 601 - R708 310	R147 891 + 39% of the amount above R555 600	R555 601 - R708 310	R147 891 + 39% of the amount above R555 600
R708 311 - R1 500 000	R207 448 + 41% of the amount above R708 310	R708 311 - R1 500 000	R207 448 + 41% of the amount above R708 310
R1 500 001 and above	R532 041 + 45% of the amount above R1 500 000	R1 500 001 and above	R532 041 + 45% of the amount above R1 500 000
Rebates		**Rebates**	
Primary	R14 067	Primary	R14 220
Secondary	R7 713	Secondary	R7 794
Tertiary	R2 574	Tertiary	R2 601
Tax threshold		**Tax threshold**	
Below age 65	R78 150	Below age 65	R79 000
Age 65 and over	R121 000	Age 65 and over	R122 300
Age 75 and over	R135 300	Age 75 and over	R136 750

Source: National Treasury

Table 4.5 shows how much tax is expected to be paid by individuals at different levels of taxable income for 2019/20.

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2019 BUDGET REVIEW

Table 4.5 Estimates of individual taxpayers and taxable income, 2019/20

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief after proposals		Income tax from medical tax credits		Income tax payable after proposals	
R thousand	Number	%	R billion	%	R billion	%	R billion	%	R billion	%	R billion	%
R0 - R70[1]	6 369 806	–	183.4	–	–	–	–	–	–	–	–	–
R70 - R150	2 385 046	31.2	254.0	10.0	10.3	1.9	-0.34	28.5	0.05	5.0	10.1	1.8
R150 - R250	1 949 150	25.5	387.4	15.2	36.4	6.6	-0.32	26.9	0.20	23.1	36.2	6.5
R250 - R350	1 169 590	15.3	349.9	13.7	49.6	9.0	-0.19	15.8	0.21	22.1	49.7	9.0
R350 - R500	984 790	12.9	408.5	16.0	75.9	13.7	-0.16	13.2	0.23	21.9	76.0	13.7
R500 - R750	610 331	8.0	367.1	14.4	89.1	16.1	-0.10	8.2	0.15	14.3	89.2	16.1
R750 - R1 000	261 631	3.4	224.7	8.8	66.1	12.0	-0.04	3.5	0.07	6.1	66.2	12.0
R1 000 - R1 500	161 868	2.1	193.9	7.6	65.8	11.9	-0.03	2.2	0.05	4.4	65.8	11.9
R1 500 +	120 751	1.6	362.7	14.2	159.8	28.9	-0.02	1.6	0.04	3.2	159.8	28.9
Total	**7 643 157**	**100.0**	**2 548.1**	**100.0**	**553.0**	**100.0**	**-1.18**	**100.0**	**1.00**	**100.0**	**552.9**	**100.0**
Grand total	**14 012 963**		**2 731.5**		**553.0**		**-1.18**		**1.00**		**552.9**	

1. Registered individuals with taxable income below the income-tax threshold
Source: National Treasury

Medical tax credits

The 2018 *Budget Review* announced that medical tax credits would be increased below the rate of inflation over a three-year period to help fund the rollout of national health insurance. To generate additional revenue of R1 billion in 2019/20, there will be no change in the monthly medical tax credit for medical scheme contributions.

Employment tax incentive

Employment tax incentive, which benefits young workers, extended to February 2029

In 2018, government extended the employment tax incentive by 10 years. In addition, the eligible income bands will be adjusted upwards to partially cater for inflation. From 1 March 2019, employers will be able to claim the maximum value of R1 000 per month for employees earning up to R4 500 monthly, up from R4 000 previously. The incentive value will taper to zero at the maximum monthly income of R6 500.

Employment tax incentive boosts job creation

The employment tax incentive was introduced on 1 January 2014 to share the cost of hiring young, inexperienced workers between employers and government. The incentive was reviewed and extended in 2016 and 2018. The most recent review found that the incentive's positive benefits are more pronounced in small firms.

In 2015/16 about 31 000 employers claimed the incentive for 1.1 million individuals. The tax expenditure associated with the incentive amounted to R4.3 billion in 2017/18.

The National Economic Development and Labour Council conducted a review of the incentive, drawing on independent research on the effects of the programme in 2014/15 and 2015/16. The review found that:

- The number of employees and employment growth rates increased significantly in firms claiming the incentive.
- Effects were most pronounced in firms with less than 50 employees, though positive effects held for all firm sizes.
- There is no significant evidence that the incentive displaces older workers.
- The incentive improves employment growth in firms that were growing before claiming, and firms with shrinking employment, demonstrating that it also plays a role in halting job losses.
- Employers tend to retain workers after the two-year eligible period passes because the employees have gained experience and on-the-job training. Young workers indicated that the incentive created opportunities they would not otherwise have.

An additional incentive for special economic zones came into force during 2018. This enables employers to claim for all eligible workers hired in these zones, taking into account wage criteria but not age.

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CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS

Excise duties on alcohol and tobacco

Excise duties on alcoholic beverages and tobacco to increase above inflation

Excise duties on alcoholic beverages are determined based on a percentage of the weighted average of their retail price. The targeted excise tax burden for wine, beer and spirits is 11 per cent, 23 per cent and 36 per cent respectively. Since 2002, tax rates on these beverages have increased above inflation each year, alongside above-inflation retail price increases, to maintain taxes at the targeted level. Government proposes to increase excise duties on alcoholic beverages by between 7.4 per cent and 9 per cent in 2019/20. The adjustments will lead to an excise burden slightly above the targeted levels.

The targeted excise tax for tobacco products is 40 per cent of the retail selling price of the most popular brand within each product category. Government proposes to increase the excise duties on tobacco products by between 7.4 per cent and 9 per cent. Cigarette makers appear to have absorbed most of the increases last year rather than increasing prices. As a result, the excise burden for cigarettes is likely to remain slightly above the target level.

Table 4.6 Changes in specific excise duties, 2019/20

Product	Current excise duty rate	Proposed excise duty rate	Percentage change	
			Nominal	Real
Malt beer	R95.03 / litre of absolute alcohol (161,56c / average 340ml can)	R102.07/ litre of absolute alcohol (173,51c / average 340ml can)	7.4	2.2
Traditional African beer	7,82c / litre	7,82c / litre	–	-5.2
Traditional African beer powder	34,70c / kg	34,70c / kg	–	-5.2
Unfortified wine	R3.91 / litre	R4.20 / litre	7.4	2.2
Fortified wine	R6.54 / litre	R7.03 / litre	7.4	2.2
Sparkling wine	R12.43 / litre	R13.55 / litre	9.0	3.8
Ciders and alcoholic fruit beverages	R95.03 / litre of absolute alcohol (161,56c / average 340ml can)	R102.07/ litre of absolute alcohol (173,51c / average 340ml can)	7.4	2.2
Spirits	R190.08 / litre of absolute alcohol (R61.30 / 750ml bottle)	R204.15 / litre of absolute alcohol (R65.84 / 750ml bottle)	7.4	2.2
Cigarettes	R15.52 / 20 cigarettes	R16.66 / 20 cigarettes	7.4	2.2
Cigarette tobacco	R17.44 / 50g	R18.73 / 50g	7.4	2.2
Pipe tobacco	R4.94 / 25g	R5.39 / 25g	9.0	3.8
Cigars	R82.31 / 23g	R89.72 / 23g	9.0	3.8

Source: National Treasury

Additional zero-rating for VAT

White bread flour, cake flour and sanitary pads to be zero-rated

A one percentage point increase in the VAT rate took effect on 1 April 2018. To mitigate the effects of this increase on low-income households, the 2018 MTBPS announced that the list of zero-rated items, where VAT is charged at 0 per cent, would be expanded. From 1 April 2019, the list will include white bread flour, cake flour and sanitary pads.

Increase in health promotion levy

The health promotion levy was implemented on 1 April 2018. It applies to beverages with more than 4 grams of sugar content per 100ml. A tax of 2.1 cents per gram is applied for every gram of sugar beyond the first

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2019 BUDGET REVIEW

4 grams, which are levy-free. To avoid an erosion in the value of the tax due to inflation, the levy rate will increase to 2.21 cents per gram in excess of 4 grams of sugar per 100ml from 1 April 2019.

Fuel taxes

Below-inflation increase in general fuel and RAF levies, and carbon tax introduced

South Africa has three main fuel taxes that apply to petrol, diesel and biodiesel: the general fuel levy, the customs and excise levy and the RAF levy. These levies fund general government expenditure, support environmental goals and finance the RAF. From 5 June 2019, a carbon tax of 9c/litre on petrol and 10c/litre on diesel will become effective. Diesel refunds cannot be claimed against this tax. The general fuel levy will be increased by 15c/litre for petrol and diesel from 3 April 2019. The increase is slightly below inflation. Government also proposes to increase the RAF levy by 5c/litre from 3 April 2019.

Table 4.7 Total combined fuel taxes on petrol and diesel

	2017/18		2018/19		2019/20	
Rands/litre	**93 octane petrol**	**Diesel**	**93 octane petrol**	**Diesel**	**93 octane petrol**	**Diesel**
General fuel levy	3.15	3.00	3.37	3.22	3.52	3.37
Road Accident Fund levy	1.63	1.63	1.93	1.93	1.98	1.98
Customs and excise levy	0.04	0.04	0.04	0.04	0.04	0.04
Carbon tax[1]	–	–	–	–	0.09	0.10
Total	**4.82**	**4.67**	**5.34**	**5.19**	**5.63**	**5.49**
Pump price[2]	13.55	11.96	15.30	14.20	13.86	13.14
Taxes as percentage of pump price	*35.6%*	*39.0%*	*34.9%*	*36.5%*	*40.6%*	*41.8%*

1. The carbon tax on fuel is effective from 5 June 2019
2. Average Gauteng pump price for the 2017/18 and 2018/19 years. The 2019/20 figure is the Gauteng pump price in February 2019. Diesel (0.05% sulphur) wholesale price (retail price not regulated)
Source: National Treasury

RAF levy diesel refunds

The farming, forestry and mining industries are refunded levies paid when they buy diesel. This refund is intended to offset the RAF levy these users pay. However, these diesel users still receive benefits from the RAF if they experience accidents involving motor vehicles, even if the accident is off-road. It is proposed that the RAF levy diesel refund benefit for these primary production industries be limited to ensure that diesel users in these sectors equitably contribute towards their RAF indemnity.

Environmental taxes

Energy-efficiency savings tax initiative

Energy-efficiency incentive extended to December 2022

The energy-efficiency savings tax incentive was introduced in November 2013 to offset the tax burden on industry from the introduction of the carbon tax. The incentive expires on 31 December 2019. It provides companies with a tax deduction for energy-efficient investments, contributing to environmental goals while reducing energy costs. To encourage additional investment in energy efficiency, government proposes to extend the incentive to 31 December 2022. During 2019, government will review the design and administration of the incentive to improve its ease of use, effectiveness and economic impact.

44

CHAPTER 4: REVENUE TRENDS AND TAX PROPOSALS Repeal of tax exemption for certified emissions reduction South Africa is committed to tackling climate change and subscribes to international agreements to reduce greenhouse gas emissions. In 2009, government introduced a tax exemption for income generated from the sale of certified emission-reduction credits. After the introduction of the carbon tax, emission-reduction credits could be used to reduce carbon tax liabilities. To avoid a double-benefit scenario, where the same emission reduction leads to both an income tax exemption and reduced carbon tax liabilities, the tax exemption will be repealed from 1 June 2019. To avoid double benefit, exemption for certified emission reductions to be repealed Ad valorem excise duty on motor vehicles Because of the way ad valorem excise duty is calculated, vehicles produced locally are taxed at a higher rate than imported vehicles. To remove this anomaly, government proposes to align the tax treatment. Gambling tax The 2012 Budget proposed a gambling tax in the form of a 1 per cent levy to fund rehabilitation and awareness-raising programmes to mitigate the negative effects of excessive gambling. Government intends to publish draft legislation for public comment during 2019. Tax policy reviews and research Combating base erosion and profit shifting In recent years, South Africa has taken steps to protect its tax base by closing loopholes exploited by multinationals to artificially shift profits and avoid paying tax. South Africa has played an active role in these efforts through the Organisation for Economic Co-operation and Development/ Group of Twenty Inclusive Framework, and intends to expand the work already under way to combat base erosion and profit shifting. Domestic legislation is already aligned with some measures recommended by the framework, such as limiting double deductions. Although South Africa has measures in place to curb excessive debt financing, which erodes the tax base, government is reviewing these rules against best practice. It is important to strike a balance between attracting capital and investment, and adequately protecting the corporate tax base. South Africa is committed to following best practice in combating base erosion and profit shifting 45 Update on implementation of carbon tax The carbon tax will be implemented on 1 June 2019. It gives effect to the polluter-pays principle, prices greenhouse gas emissions and aims to ensure that businesses and households take these costs into account in their production, consumption and investment decisions. The tax will assist in reducing emissions and ensuring South Africa meets its commitments under the 2015 Paris Climate Agreement. It will be reviewed after three years. SARS and the Department of Environmental Affairs will jointly administer the tax. To ensure a smooth administration, SARS will publish draft rules for consultation by March 2019. These rules will complement three sets of regulations: •A draft Regulation on the Carbon Offsets was published in June 2016. A revised regulation, taking public comments into account, was published for further consultation in November 2018. A consultation workshop will be held in March 2019 to finalise the regulation. •Trade exposure regulations, which provide for higher allowances based on trade intensity, will be published before the end of February 2019, following extensive consultations on methodology. •Benchmarking regulations will be published in March 2019 for further consultation. A review of the proposed benchmarks will be undertaken in consultation with stakeholders under the Partnership for Market Readiness.

2019 BUDGET REVIEW Review of the urban development zone tax incentive This incentive was introduced in 2003 to encourage investment in urban development zones in 16 municipalities. It is due to expire on 31 March 2020. Government will review the incentive in 2019 to determine whether it should be extended. Review of tax treatment of oil and gas activities Taxation of the oil and gas industry is currently governed by the tenth schedule to the Income Tax Act (1962), which makes provision for the Minister of Finance to approve a fiscal stability agreement to any qualifying company. A fiscal stability agreement guarantees that both the headline rates of tax and the rules behind the calculation of tax liabilities will continue to apply for the duration of a company’s oil and gas right. Government has not approved any fiscal stability agreements in the past five years. South Africa will review its oil and gas tax regimes in 2019. South Africa to review tax treatment of oil and gas companies Taxation of electronic cigarettes and tobacco heating products The use of electronic cigarettes and tobacco heating products has increased in recent years. Government intends to start taxing these products. The National Treasury and the Department of Health will consult on the appropriate mechanisms, structure and timing of the tax. Taxation of e-cigarettes and similar products to be implemented Definition of fuel levy goods The fuel levy is currently imposed on petrol, diesel and biodiesel. Fossil fuels such as mineral ethanol, illuminating paraffin, aviation kerosene, liquefied petroleum gas, compressed natural gas – as well as biofuels such as bioethanol and biogas – are not subject to fuel taxation. Yet they are used as transport fuels. This creates a discrepancy: claims can be made to the RAF for damages arising from accidents involving motor vehicles operating on fossil fuel sources, but these fuels are not subject to the RAF levy. To address this anomaly, government will review the scope and definition of fuel levy goods in the Customs and Excise Act (1964). Environmental fiscal reform policy The National Treasury will publish a draft Environmental Fiscal Reform Policy Paper in 2019. It will outline options to reform existing environmental taxes to broaden their coverage and strengthen price signals. The paper will also consider the role new taxes can play in addressing air pollution and climate change, promoting efficient water use, reducing waste and encouraging improvements in waste management. Government will also investigate a tax on “single-use” plastics including straws, caps, beverage cups and lids, and containers to curb their use and encourage recycling. It will also review the biodiversity tax incentive. Treasury to publish draft Environmental Fiscal Reform Policy Paper in 2019 Conclusion The 2019 Budget introduces measures to increase revenue to improve the fiscal position, without resorting to higher tax rates. Government is taking action to strengthen SARS and improve collections over the medium term. 46

5 Consolidated spending plans Overview Tinfrastructure, health services, access to his chapter outlines government’s spending plans over the next three Risks from Eskom and adverse economic conditions have required adjustments to spending plans years. Government remains committed to prioritising education and social social protection. Since the 2018 MTBPS, risks from Eskom and adverse economic conditions have required substantial spending adjustments. These are accompanied by other adjustments to contain the budget deficit and stabilise debt. To limit growth in public debt and respond to poor revenue performance, baselines have been reduced by R50.3 billion over the next three years relative to the 2018 MTBPS. Proposed spending increases total R75.3 billion, of which R69 billion is set aside for reconfiguring Eskom. As a result, non-interest expenditure has been increased by R21.6 billion in 2019/20, R1.9 billion in 2020/21 and R1.4 billion in 2021/22. Government expenditure is set to increase on average by 7.8 per cent over the MTEF period, from R1.67 trillion in 2018/19 to R2.09 trillion in 2021/22. Expenditure continues to grow above inflation, with real expenditure growth averaging 2.4 per cent. Funding has been reprioritised to improve Government spending continues to rise in real terms, with funds reprioritised to improve service delivery 47 In brief •Total consolidated government spending over the 2019 medium-term expenditure framework (MTEF) period is expected to be R5.87 trillion, with budgets amounting to R1.83 trillion in 2019/20, R1.95 trillion in 2020/21 and R2.09 trillion in 2021/22. The bulk of spending is allocated to learning and culture, social development, health and community development. •Since the 2018 Medium Term Budget Policy Statement (MTBPS), proposed new allocations amount to R75.3 billion over the medium term, mainly reflecting the provisional allocations for reconfiguring Eskom, which amount to R69 billion. •This is partially offset by baseline reductions, mainly for national and provincial government, amounting to R50.3 billion over the three-year period. As a result, non-interest expenditure is increased by R25 billion over the medium term. •Compensation of employees remains the largest category of spending, accounting for an average 34.4 per cent of allocated expenditure over the MTEF period. The 2019 Budget introduces measures to contain growth in the wage bill that are expected to reduce compensation by R27 billion over the medium term.

2019 BUDGET REVIEW

service delivery, mainly in health, roads, public transport and educational infrastructure. In addition, R5 billion is set aside for the infrastructure fund. Provisional allocations of R4.3 billion have been made, mainly for road maintenance and broadband.

Measures to contain public-sector wage bill will help rebalance composition of spending

Compensation of employees remains the largest category of spending, accounting for an average 34.4 per cent of expenditure over the MTEF period. Government is implementing measures to contain the public-sector wage bill, which will produce some savings and assist in rebalancing the composition of expenditure.

Revisions to main budget spending plans

The 2018 MTBPS proposed reprioritisation of R33.4 billion over the next three years, while leaving the expenditure ceiling unchanged. Of this total, R16.9 billion was allocated to infrastructure programmes (including in schools), clothing and textile incentives, and public employment programmes. The remaining R16.5 billion was allocated to various programmes that assist in building capacity and delivering services.

Table 5.1 Adjustments to main budget non-interest expenditure since 2018 Budget

R million	2019/20	2020/21	2021/22	MTEF total
2018 Budget non-interest expenditure	**1 434 907**	**1 543 593**	**1 651 638**	**4 630 138**
2018 MTBPS[1]				
Reprioritisation from slow spending programmes	-8 176	-10 347	-6 798	-25 321
Changes to contingency reserve and provisional allocations not assigned to votes	-1 779	-603	-5 671	-8 052
Reallocations to:				
National and provincial programmes	4 547	4 730	7 189	16 466
Infrastructure: grants, build and maintenance	5 408	6 219	5 280	16 908
Skills development levy adjustment	459	618	706	1 783
2018 MTBPS non-interest expenditure	**1 435 366**	**1 544 211**	**1 652 345**	**4 631 922**
2019 Budget[1]				
Baseline adjustments	-9 002	-19 711	-21 568	-50 281
Changes to contingency reserve	6 000	-2 000	-6 000	-2 000
Additions to spending	24 000	23 000	28 300	75 300
National Revenue Fund payments adjustment	135	–	–	135
2019 Budget non-interest expenditure	**1 456 500**	**1 545 500**	**1 653 077**	**4 655 076**
Change from 2018 Budget[2]	*21 592*	*1 907*	*1 438*	*24 938*

1. Details of baseline adjustments by department provided in the Estimates of National Expenditure
2. Change in non-interest expenditure differs from the change in expenditure ceiling due to the addition of NRF payments, SDL adjustments and the provision for SOC funding in 2019/20
Source: National Treasury

Since the 2018 MTBPS, however, serious risks have materialised that require immediate attention to protect the public finances and limit the increase in public debt. As a result, the 2019 Budget proposes further baseline reductions. Even with these reductions, the expenditure ceiling will be raised by R16 billion over the medium term, mainly to finance the reconfiguration of Eskom.

To ensure service delivery is not negatively affected, the baseline reductions target specific national departmental programmes. Salaries for members of Parliament and provincial legislatures will be frozen. Public entities are also encouraged to freeze salary increases for senior employees. The contingency reserve is reduced in the outer two years.

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CHAPTER 5: CONSOLIDATED SPENDING PLANS

Baseline reductions

In the 2019 Budget, most baselines have been reduced, with some funds reprioritised to infrastructure grants for municipalities and provinces. These changes respond to weak economic performance and revenue outcomes, as well as the reconfiguration of Eskom.

Most baselines reduced, with some funds reprioritised

Table 5.2 Largest baseline reductions over the MTEF period

R million	2019/20	2020/21	2021/22	MTEF total
2019 Budget baseline adjustments	**-9 002**	**-19 711**	**-21 568**	**-50 281**
Compensation of employees	**-5 284**	**-10 998**	**-10 718**	**-26 999**
Savings from early retirement	*-4 800*	*-7 500*	*-8 000*	*-20 300*
Other compensation measures [1]	*-484*	*-3 498*	*-2 718*	*-6 699*
Specific programmes	**-1 500**	**-3 300**	**-8 000**	**-12 800**
Agricultural Land Holding Account: Land reform	–	*-500*	*-500*	*-1 000*
Land restitution grants	–	*-500*	*-500*	*-1 000*
Transfers to the Special Defence Account	–	–	*-5 000*	*-5 000*
Human settlements development grant	–	*-1 000*	*-2 000*	*-3 000*
Passenger Rail Agency of South Africa	*-1 500*	*-800*	–	*-2 300*
Integrated National Electrification Programme	–	*-500*	–	*-500*
Other adjustments [2]	**-2 218**	**-5 413**	**-2 850**	**-10 481**
2018 MTBPS baseline adjustments [3]				
Passenger Rail Agency of South Africa: Slow progress on capital programmes	-2 404	-2 014	-1 542	-5 960
National health insurance indirect grant: Personal services component	-686	-1 148	-1 122	-2 956
Social grants: Delay in implementing extended child support grant	-500	-500	–	-1 000
Integrated national electrification programme	-265	-268	-282	-815

1. Change to performance bonus payments, active management of overtime and progression payments and savings from reconfiguration of the state

2. Reduction in public entity goods and services, savings from reconfiguration of the state and adjustment of unallocated amounts

3. Selected information on large baseline reductions and reprioritisation over the MTEF period, details provided in the Estimates of National Expenditure

Source: National Treasury

As far as possible, the expenditure allocations have been lowered in line with the goal of improving the effectiveness and composition of spending. Reductions mainly affect specific departmental programmes and transfers to public entities.

Wage freeze for members of Parliament and provincial legislatures in 2019/20

Over the medium term, government will take additional steps to manage growth in compensation. The combination of natural attrition and active measures allow for a reduction of compensation budgets by R5.3 billion in 2019/20, R11 billion in 2020/21 and R10.7 billion in 2021/22. Wage increases for members of Parliament and provincial legislatures are frozen in 2019/20. In addition, public entities are encouraged to freeze salaries of employees earning R1.5 million or more a year in 2019/20, while those earning between R1 million and R1.5 million a year should receive a below-inflation increase of 2.8 per cent. This follows several years of below-inflation increases for senior management in national and provincial government.

Special Defence Account reduced by R5 billion in 2021/22

Government has reduced allocations to specific programmes as shown in Table 5.2. The Special Defence Account, which manages the acquisition and upgrading of main weapon systems and technology for the

49

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Department of Defence, was reduced by R5 billion in 2021/22. Goods and services budgets in public entities are lowered by 1 per cent.

Baseline adjustments proposed in the 2018 MTBPS focus mainly on slow and underspending programmes, like the capital programme in the Passenger Rail Agency of South Africa. These resources have been reassigned to other programmes that require immediate funding. Details of the largest reprioritisations are also provided in the 2019 *Estimates of National Expenditure*.

Changes to medium-term allocations

R23 billion set aside for Eskom over each of next three years

Over each of the next three years, R23 billion is set aside for reconfiguring Eskom. This is the most significant change to the medium-term allocations. The Eskom separation is discussed in Chapter 1 and Annexure W3, which is published on the National Treasury website.

Over the MTEF period, the majority of reprioritised funds are moved to improve infrastructure, which enhances the ability to deliver services or increase production. These include allocations to maintain roads, eradicate pit latrines at schools, and expand the integrated public transport network. Other reprioritisations support health services in provinces and the South African Post Office.

Table 5.3 Largest additions to baselines over the MTEF period

R million	2019/20	2020/21	2021/22	MTEF total
2019 Budget additions to baseline	**24 000**	**23 000**	**28 300**	**75 300**
Provisional allocation for Eskom restructuring	*23 000*	*23 000*	*23 000*	*69 000*
Infrastructure fund not assigned to votes	*1 000*	–	*4 000*	*5 000*
Census 2021	–	–	*1 300*	*1 300*
2018 MTBPS baseline adjustments[1]				
South African National Roads Agency Limited: Non-toll network infrastructure	2 000	1 500	–	3 500
Public transport network grant: City of Cape Town for phase 2A of the integrated public transport network	354	1 045	1 433	2 832
School infrastructure backlogs indirect grant: Eradication of pit latrines	700	800	1 300	2 800
Health: Human resources capacitation grant	606	1 063	1 127	2 796
South African Post Office: Universal services	475	501	528	1 504
Health infrastructure indirect grant: Limpopo Academic Hospital	247	653	498	1 398
South African Revenue Service: Goods and services	399	479	513	1 390
Provincial equitable share: Provincial uptake of the substance abuse treatment grant, social worker employment grant and food relief functions	287	373	394	1 054
HIV, TB, malaria and community outreach grant: Community outreach services component	–	–	1 000	1 000
Provincial equitable share: Medical interns training programme and sector internships	–	–	1 000	1 000

1. Selected information on baseline reductions and reprioritisation of more than R1 billlion over the MTEF period, details provided in the Estimates of National Expenditure
Source: National Treasury

Government is improving the efficiency of infrastructure spending through the Budget Facility for Infrastructure. Some projects recommended by the facility have been approved over the 2020 MTEF period. These include the construction of the Limpopo Academic Hospital and the expansion of the

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CHAPTER 5: CONSOLIDATED SPENDING PLANS

integrated public transport network to the southeastern regions of Cape Town.

Provisional allocations

Provisional allocations include R600 million for Township and Rural Enterprise Fund

In some cases, allocations are conditional on finalising policies or building capacity. This spending is provisionally allocated and will be confirmed once the conditions have been met.

- In 2021/22, R600 million is set aside to establish a Township and Rural Enterprise Fund. The fund's conditions are yet to be finalised.
- In 2021/22, R1 billion is allocated to road maintenance. This amount will be confirmed once the reassignment of the secondary and strategic road network is finalised.
- An allocation of R500 million in 2021/22 will fund one monthly ATM withdrawal for each social-grant beneficiary.
- In 2021/22 an amount of R125 million is set aside for the Competition Commission to investigate cartels and anticompetitive behaviour. This amount will be confirmed after the Economic Development Department completes its forensic investigation of previous irregularities in the Commission.
- Over the three-year period, R793 million is provisionally allocated to implement turnaround plans for municipalities in financial distress.
- The provisional allocation for SA Connect Phase 2 requires an implementation model to roll broadband out to public buildings. This amount may be confirmed in the 2020 Budget, after the Department of Telecommunications and Postal Services completes the detailed institutional framework required for the second phase.

Table 5.4 Provisional allocations not assigned to votes

R million	2019/20	2020/21	2021/22	MTEF total
Municipal turnaround plans	–	360	433	**793**
Public entity: South African Social Security Agency	–	–	500	**500**
Competition Commission	–	–	125	**125**
Township and Rural Enterprise Fund	–	–	600	**600**
Broadband (SA Connect Phase 2)	–	–	1 231	**1 231**
Roads asset management for the secondary and strategic road network	–	–	1 000	**1 000**
Other[1]	10	17	15	**42**
Total	**10**	**376**	**3 904**	**4 290**

1. Includes provisional allocation for the Municipal Demarcation Board

Source: National Treasury

Consolidated government expenditure

Spending grows by an average 7.8 per cent annually between 2018/19 and 2021/22

Government spending is expected to grow from R1.67 trillion in 2018/19 to R2.09 trillion in 2021/22. Expenditure will grow by an annual average rate of 7.8 per cent. On average over the medium term, wages and salaries account for 34.4 per cent of this spending. Transfers to households, mainly for social grants, make up about 17 per cent of spending, while transfers to provinces and municipalities account for 7.7 per cent of the total.

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Table 5.5 Consolidated government expenditure by economic classification[1]

R million	2018/19 Revised estimate	2019/20 Medium-term estimates	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
Economic classification						
Current payments	**1 016 525**	**1 087 568**	**1 168 593**	**1 262 444**	**60.3%**	**7.5%**
Compensation of employees	585 193	627 126	667 624	713 095	34.4%	6.8%
Goods and services	242 605	251 043	268 266	293 473	13.9%	6.6%
Interest and rent on land	188 726	209 399	232 702	255 877	12.0%	10.7%
of which:						
Debt-service costs	*182 218*	*202 208*	*224 066*	*247 408*	*11.5%*	*10.7%*
Transfers and subsidies	**549 202**	**597 694**	**640 826**	**678 647**	**32.8%**	**7.3%**
Municipalities	128 929	138 651	150 216	162 428	7.7%	8.0%
Departmental agencies and accounts	25 838	28 059	29 733	27 754	1.5%	2.4%
Higher education institutions	42 004	46 642	48 724	50 902	2.5%	6.6%
Foreign governments and international organisations	2 544	2 409	2 542	2 456	0.1%	-1.2%
Public corporations and private enterprises	31 764	35 924	35 775	40 528	1.9%	8.5%
Non-profit institutions	34 927	37 437	40 494	42 774	2.1%	7.0%
Households	283 197	308 573	333 341	351 807	17.0%	7.5%
Payments for capital assets	**84 229**	**98 457**	**103 121**	**110 994**	**5.4%**	**9.6%**
Buildings and other capital assets	66 820	76 309	77 821	83 779	4.1%	7.8%
Machinery and equipment	17 409	22 148	25 300	27 215	1.3%	16.1%
Payments for financial assets	**15 469**	**29 833**	**30 407**	**30 928**		
Total	**1 665 425**	**1 813 553**	**1 942 947**	**2 083 014**	**100.0%**	**7.7%**
Contingency reserve	–	13 000	6 000	6 000		
Consolidated expenditure	**1 665 425**	**1 826 553**	**1 948 947**	**2 089 014**		**7.8%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Controlling growth in employees' salaries is central to government's efforts to increase productive investment and improve service delivery. The public-service wage agreement negotiated in 2018 resulted in additional, unbudgeted compensation costs. Departments were required to absorb this salary increase within their current compensation ceilings. There is a risk that some departments, particularly labour-intensive departments, may breach these ceilings.

Government will continue to manage the wage bill by helping departments to fund pension penalties for employees who retire early. This upfront spending is expected to reduce future compensation costs. These and other compensation adjustments are discussed in Chapter 3.

Payments for capital assets grow by annual average of 9.6 per cent

Transfers to households are mostly for social-grant payments, which support the poorest and most vulnerable groups in South Africa. Payments for capital assets, which include infrastructure, grow by an annual average of 9.6 per cent.

Spending priorities by function

Government spending is allocated to function groups according to their general purpose. The largest function group is learning and culture, which receives an allocation of R1.24 trillion, or 24.1 per cent of consolidated expenditure, over the MTEF period. The learning and culture, social

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development, health and community development functions make up more than half of government expenditure.

The function with the fastest-growing allocation is community development, which grows from R186.4 billion in 2018/19 to R243.7 billion in 2021/22, at an annual rate of 9.3 per cent. This includes funding for free basic services and human settlements. Peace and security services, which funds defence and the police, is the slowest-growing function, with growth of 4.6 per cent a year, driven mainly by a reduction of R5 billion in the allocation to the Special Defence Account in 2021/22.

Community development is fastest-growing function

Figure 5.1 Average nominal growth in spending, 2019/20 — 2021/22


Debt-service costs
10.7
Community development
9.3
Learning and culture
7.6
Social development
7.3
Health
7.0
Economic development
7.0
General public services
5.8
Peace and security
4.6
0
2
4
6
8
10
12
Per cent

Figure 5.2 Consolidated government expenditure by function, 2019/20 — 2021/22


Learning and culture
1 244
Social development
894
Health
717
Community development
677
Debt-service costs
674
Peace and security
667
Economic development
665
General public services
210
Contingency reserve
25
0
400
800
1 200
R billion

Source: National Treasury

Learning and culture

This function receives the largest share of spending. It provides access to basic and higher education, develops skills, provides training and contributes to social cohesion. Priorities in this function include improving school and student housing infrastructure, and providing bursaries for tertiary students from poor and working-class families. Spending grows from R354.8 billion to R442.6 billion over the medium term, at an average annual growth rate of 7.6 per cent.

Learning and culture receives largest share of spending

Basic education

Basic education accounts for the largest share of expenditure over the MTEF period. On average, employee compensation in provincial education departments absorbs 52.7 per cent of the function's expenditure and 79 per cent of total provincial education budgets.

The *education infrastructure grant* is allocated R34.3 billion over the three-year spending period to build new schools and maintain schooling infrastructure. An additional R2.8 billion is allocated to the *school infrastructure backlogs grant* to replace pit latrines at over 2 400 schools. This grant will also replace 147 inappropriate and unsafe schools, and provide water to 352 schools over the MTEF period.

R34.3 billion allocated to build new schools and maintain schooling infrastructure

An amount of R19 billion is provided for learner and teacher support material, and R3.9 billion is allocated to fund 38 000 Funza Lushaka bursaries for prospective teachers in priority subject areas such as mathematics, science and technology. About 9 million learners at over 20 000 schools will receive daily meals through the *national school*

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nutrition programme grant, which is allocated R23 billion over the MTEF period.

Table 5.6 Consolidated government expenditure by function[1]

R million	2018/19 Revised estimate	2019/20	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Learning and culture	**354 826**	**386 398**	**415 186**	**442 618**	**24.1%**	**7.6%**
Basic education	246 593	262 355	282 303	302 813	16.4%	7.1%
Post-school education and training	97 652	112 695	121 333	127 590	7.0%	9.3%
Arts, culture, sport and recreation	10 581	11 349	11 550	12 215	0.7%	4.9%
Health	**208 777**	**222 572**	**238 837**	**255 486**	**13.9%**	**7.0%**
Social development	**256 874**	**278 396**	**298 902**	**317 081**	**17.3%**	**7.3%**
Social protection	192 714	207 064	222 728	238 661	12.9%	7.4%
Social security funds	64 160	71 332	76 174	78 420	4.4%	6.9%
Community development	**186 375**	**208 542**	**225 112**	**243 686**	**13.1%**	**9.3%**
Economic development	**192 418**	**209 213**	**219 896**	**235 862**	**12.9%**	**7.0%**
Industrialisation and exports	32 952	37 548	39 092	40 970	2.3%	7.5%
Agriculture and rural development	29 977	30 674	31 253	32 767	1.8%	3.0%
Job creation and labour affairs	21 423	23 186	24 027	25 471	1.4%	5.9%
Economic regulation and infrastructure	92 632	101 264	108 348	118 857	6.4%	8.7%
Innovation, science and technology	15 433	16 542	17 176	17 797	1.0%	4.9%
Peace and security	**203 482**	**211 044**	**222 902**	**233 002**	**12.9%**	**4.6%**
Defence and state security	49 040	49 977	52 720	51 211	3.0%	1.5%
Police services	99 205	104 214	110 347	117 830	6.4%	5.9%
Law courts and prisons	45 699	48 434	51 052	54 398	3.0%	6.0%
Home affairs	9 539	8 419	8 784	9 563	0.5%	0.1%
General public services	**64 986**	**65 345**	**67 640**	**76 942**	**4.1%**	**5.8%**
Executive and legislative organs	15 849	16 180	16 585	17 320	1.0%	3.0%
Public administration and fiscal affairs	41 218	41 605	43 058	51 365	2.6%	7.6%
External affairs	7 919	7 561	7 996	8 257	0.5%	1.4%
Payments for financial assets	**15 469**	**29 833**	**30 407**	**30 928**		
Allocated by function	**1 483 207**	**1 611 345**	**1 718 880**	**1 835 606**	**100.0%**	**7.4%**
Debt-service costs	182 218	202 208	224 066	247 408		10.7%
Contingency reserve	–	13 000	6 000	6 000		
Consolidated expenditure	**1 665 425**	**1 826 553**	**1 948 947**	**2 089 014**		**7.8%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Post-school education and training

The 2018 Budget rolled out higher education and training bursaries for students from poor and working-class families. Spending on these bursaries grows at an annual average rate of 13.9 per cent over the medium term. Bursary spending is expected to rise from R27.1 billion in 2018/19 to R40 billion in 2021/22. This will cover over 1.3 million undergraduate students at universities and over 1.5 million students at technical vocational education and training colleges.

As recommended by the Budget Facility for Infrastructure, a further R105 million is allocated in 2019/20 to complete three student accommodation projects at Nelson Mandela University, Sefako Makgatho

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Health Sciences University and Vaal University of Technology as part of the Student Housing Infrastructure Programme.

Table 5.7 Learning and culture expenditure

R million	2018/19 Revised estimate	2019/20	2020/21 Medium-term estimates	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
Basic education	**246 593**	**262 355**	**282 303**	**302 813**	**68.1%**	**7.1%**
Compensation of employees	190 989	204 369	219 008	234 074	52.8%	7.0%
of which:						
Provincial compensation of employees	*190 342*	*203 684*	*218 280*	*233 298*	*52.7%*	7.0%
Goods and services	24 665	26 206	28 276	30 232	6.8%	7.0%
of which:						
Property payments	*3 373*	*3 963*	*3 838*	*4 104*	*1.0%*	*6.8%*
Workbooks and LTSM [1]	*4 958*	*5 515*	*6 592*	*6 919*	*1.5%*	*11.8%*
National school nutrition programme	*6 802*	*7 186*	*7 696*	*8 165*	*1.9%*	*6.3%*
Transfers and subsidies	18 840	19 735	21 052	22 126	5.1%	5.5%
of which:						
Subsidies to schools [2]	*15 565*	*16 589*	*17 661*	*18 607*	*4.2%*	*6.1%*
Education infrastructure backlog grant	10 094	10 514	11 467	12 327	2.8%	6.9%
School infrastructure backlogs grant	2 121	1 870	1 629	2 191	0.5%	1.1%
Post-school education and training	**97 652**	**112 695**	**121 333**	**127 590**	**29.1%**	**9.3%**
of which:						
University subsidies	*33 737*	*36 984*	*39 461*	*41 649*	*9.5%*	*7.3%*
of which:						
University infrastructure	*4 351*	*4 672*	*4 894*	*5 145*	*1.2%*	*5.7%*
National student financial aid scheme [3]	*27 078*	*33 290*	*37 902*	*39 986*	*8.9%*	*13.9%*
Technical and vocational education and training	*10 694*	*12 698*	*14 422*	*15 409*	*3.4%*	*12.9%*
of which:						
Compensation of employees	*6 258*	*6 735*	*7 217*	*7 702*	*1.7%*	*7.2%*
Subsidies	*4 288*	*5 569*	*6 737*	*7 213*	*1.6%*	*18.9%*
Community education and training	*2 358*	*2 527*	*2 699*	*2 877*	*0.7%*	*6.9%*
of which:						
Compensation of employees	*2 114*	*2 274*	*2 416*	*2 573*	*0.6%*	*6.8%*
Skills development levy institutions [4]	*19 442*	*21 748*	*21 103*	*21 613*	*5.2%*	*3.6%*
Arts and culture, sport and recreation	**10 581**	**11 349**	**11 550**	**12 215**	**2.8%**	**4.9%**
Total	**354 826**	**386 398**	**415 186**	**442 618**	**100.0%**	**7.6%**

1. Learner and teacher support material
2. Includes some provision for LTSM and property payments for schools that manage their own budgets
3. Total payments made from all income sources including Funza Lushaka teacher bursaries and debt repayments from students
4. Spending of the 21 SETAs and the National Skills Fund
Source: National Treasury

Spending from the skills development levy is projected to increase by 3.6 per cent annually over the medium term. Sector education and training

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2019 BUDGET REVIEW

authorities will fund skills programmes, learnerships, internships and apprenticeships, and workplace experience. These funds will help an estimated 30 000 new artisans to register for training by 2019/20. The number of qualified artisans and work-based learning opportunities is projected to increase respectively from 22 000 and 135 000 in 2018/19 to 25 000 and 140 000 in 2021/22.

Arts, sports, recreation and culture

Funding for heritage legacy and job creation in arts sector

These sectors continue to focus on social cohesion. Over the medium term, R35.1 billion will be spent on heritage legacy and job creation projects in the arts sector. School sports, the indigenous games and transformation in sports will also be supported.

Social development

Government's social protection system works to reduce poverty and inequality by issuing social grants to and providing social welfare services for vulnerable groups. Spending on this function will rise from R192.7 billion in 2018/19 to R238.7 billion by 2021/22, growing at an average rate of 7.4 per cent a year.

Table 5.8 Social protection expenditure

R million	2018/19 Revised estimate	2019/20	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Social protection expenditure	**192 714**	**207 064**	**222 728**	**238 661**	**100.0%**	**7.4%**
of which:						
Social grants	*162 642*	*175 156*	*189 274*	*202 868*	*84.9%*	*7.6%*
of which:						
Child support	*60 603*	*64 967*	*70 336*	*75 723*	*31.6%*	*7.7%*
Old age	*70 453*	*76 951*	*84 189*	*90 792*	*37.7%*	*8.8%*
Disability	*22 032*	*23 078*	*24 172*	*25 340*	*10.9%*	*4.8%*
Foster care	*5 202*	*5 081*	*4 947*	*5 023*	*2.3%*	*-1.2%*
Care dependency	*3 094*	*3 430*	*3 762*	*4 021*	*1.7%*	*9.1%*
South African Social Security Agency	8 372	7 997	8 467	8 831	3.8%	1.8%
Provincial social development	20 199	22 349	23 542	24 957	10.6%	7.3%
Total	**192 714**	**207 064**	**222 728**	**238 661**	**100.0%**	**7.4%**
Social grants as percentage of GDP	*3.2%*	*3.2%*	*3.3%*	*3.2%*		
Social grant beneficiary numbers by grant type (Thousands)						
Child support	12 508	12 698	12 896	13 100	70.7%	1.6%
Old age[1]	3 538	3 664	3 796	3 935	20.8%	3.6%
Disability	1 052	1 052	1 049	1 050	5.8%	-0.1%
Foster care	365	351	334	318	1.8%	-4.5%
Care dependency	151	154	158	162	0.9%	2.2%
Total	**17 616**	**17 920**	**18 235**	**18 564**	**100.0%**	**1.8%**

1. Includes war veterans

Source: National Treasury

Social grant coverage grows by about 2 per cent per year. Spending will rise from R162.6 billion in 2018/19 to R202.9 billion in 2021/22, at an average annual growth rate of 7.6 per cent. Over the same period, the number of beneficiaries is expected to increase from 17.9 million to 18.6 million. By 2021/22, the *old age grant* will reach 4 million beneficiaries.

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The *child support grant* will reach an estimated 13.1 million beneficiaries by 2021/22. However, in 2019/20 and 2020/21 funding decreases by R500 million each year due to legislative delays in implementing the Cabinet-approved *extended child support grant* for orphans who have lost both parents.

Social grants are adjusted in line with inflation projections to maintain their real value, as shown in Table 5.9. Spending on grant administration will grow at an average annual rate of 1.8 per cent, from R8.4 billion in 2018/19 to R8.8 billion in 2021/22. This includes the costs of payment services provided by the South African Post Office. Future savings are expected as paypoints are consolidated and more recipients are paid through the National Payment System.

To maintain their real value, social grants are adjusted in line with inflation

Table 5.9 Average monthly social grant values

Rand	2018/19	2019/20	Percentage increase
State old age	1 695	1 780	5.0%
State old age, over 75	1 715	1 800	5.0%
War veterans	1 715	1 800	5.0%
Disability	1 695	1 780	5.0%
Foster care	960	1 000	4.2%
Care dependency	1 695	1 780	5.0%
Child support	405	425	4.9%

Source: National Treasury

The *early childhood development conditional grant* is allocated R518 million in 2019/20, R553 million in 2020/21 and R583 million in 2021/22. This grant will continue to subsidise about 60 000 poor children and improve between 600 and 800 early childhood development centres.

Both the *social worker employment grant* and the *substance abuse treatment grant* will be incorporated into the provincial equitable share from 2019/20. Provinces are ready to operate four new substance abuse treatment centres as part of the latter grant. The National Food Relief Programme, which is funded through direct transfers from the Department of Social Development to non-profit institutions, will be handed over to provinces from 2020/21. Amounts to be shifted to provinces over the MTEF period include R679 million to employ social workers, R237 million to treat substance abuse and R138 million to provide food relief.

Provinces allocated funds to employ social workers, treat substance abuse and provide food relief

Health

The health function aims to ensure access to healthcare services for all people in South Africa through a caring and quality health system. Spending in this function grows by an annual average of 7 per cent over the medium term.

Implementing national health insurance (NHI) is a policy priority for the sector. However, government needs to address staff shortages and other problems in public health facilities before the policy can be fully rolled out. Over the MTEF period, R2.8 billion is reprioritised from the *NHI indirect grant (personal services component)* to the new *human resources capacitation grant* to help provinces fill critical posts, including intern and community service posts. In addition, R1 billion is added to the provincial equitable share in 2021/22 to fund the permanent appointment of medical interns.

Government addressing public health staffing and infrastructure problems

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In line with the country's broad disease burden, the *comprehensive HIV, AIDS and TB grant* has been renamed the *HIV, TB, malaria and community outreach grant* and restructured around these four components.

Support to fund increased uptake of antiretrovirals and pay minimum wage to community health workers

The HIV/AIDS and malaria components receive an additional R1 billion in 2021/22 mainly to fund increased antiretroviral uptake, while the community outreach component receives an additional R1 billion to implement the minimum wage for community health workers in provinces. In line with the health sector's ambition to eliminate malaria by 2023/24, the malaria component is allocated R318.8 million over the MTEF period. A further R30 million is allocated in 2020/21 and 2021/22 to co-finance a regional malaria prevention project in Mozambique.

Over the next three years, an additional R1.4 billion is allocated to the health facility revitalisation component of the *NHI indirect grant* to construct the new Limpopo Academic Hospital in Polokwane. Some of this funding will improve existing tertiary hospitals in Limpopo.

Table 5.10 Health expenditure

R million	2018/19 Revised estimate	2019/20 Medium-term estimates	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
Health expenditure	**208 777**	**222 572**	**238 837**	**255 486**	**100.0%**	**7.0%**
of which:						
Central hospital services	*40 701*	*43 143*	*45 987*	*48 772*	*19.2%*	*6.2%*
Provincial hospital services	*34 636*	*36 740*	*39 174*	*41 394*	*16.4%*	*6.1%*
District health services	*90 954*	*98 203*	*106 085*	*114 427*	*44.5%*	*8.0%*
of which:						
HIV, TB, malaria and community outreach	*19 922*	*22 039*	*24 408*	*27 753*	*10.4%*	*11.7%*
Emergency medical services	*7 666*	*8 356*	*8 823*	*9 279*	*3.7%*	*6.6%*
Facilities management and maintenance	*9 372*	*8 845*	*9 458*	*10 115*	*4.0%*	*2.6%*
Health science and training	*5 219*	*5 746*	*5 929*	*6 739*	*2.6%*	*8.9%*
National Health Laboratory Service	*7 542*	*7 465*	*7 998*	*8 567*	*3.4%*	*4.3%*
National Department of Health [1]	*6 383*	*7 166*	*8 165*	*8 558*	*3.3%*	*10.3%*
Total	**208 777**	**222 572**	**238 837**	**255 486**	**100.0%**	**7.0%**
of which:						
Compensation of employees	*129 620*	*140 771*	*150 407*	*160 588*	*63.0%*	*7.4%*
Goods and services	*61 019*	*64 651*	*69 994*	*75 073*	*29.3%*	*7.2%*
Transfers and subsidies	*7 440*	*6 089*	*6 391*	*6 834*	*2.7%*	*-2.8%*
Buildings and other fixed structures	*6 361*	*6 155*	*7 433*	*7 965*	*3.0%*	*7.8%*
Machinery and equipment	*4 259*	*4 872*	*4 583*	*4 931*	*2.0%*	*5.0%*

1. Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas
Source: National Treasury

Community development

This function provides access to adequate and affordable public transport, housing and basic services, and facilitates urban development and spatial transformation. Expenditure occurs largely through transfers to public entities, the local government equitable share and conditional grants to provinces and municipalities for infrastructure. Expenditure is expected to grow from R186.4 billion in 2018/19 to R243.7 billion in 2021/22.

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The Department of Human Settlements will continue to focus on improving access to adequate housing, which includes upgrading informal settlements and providing affordable financing for housing.

New grants to upgrade informal settlements for 231 000 households

In 2020/21, two new grants will be introduced to upgrade informal settlements through partnerships between the communities, and provinces and municipalities. Funding for the grants was reprioritised from the *human settlements development grant to provinces* and the *urban settlements development grant to metropolitan municipalities*. In 2020/21 and 2021/22, the grants are expected to receive funding totalling R14.7 billion and affect 231 000 households.

In addition, R814.5 million is shifted from the Integrated National Electrification Programme to the *urban settlements development grant* to improve implementation in the electrification of households in informal settlements in metropolitan municipalities. The National Housing Finance Corporation is allocated R950 million to administer housing subsidies linked to finance.

Funds allocated to expand integrated public transport network in Cape Town

The *public transport network grant* will receive R354 million in 2019/20, R1 billion in 2020/21 and R1.4 billion in 2021/22. These amounts will be used to implement phase 2A of the Cape Town integrated public transport network in the southeastern regions of the city.

Funds are allocated to improve the safety and reliability of the passenger rail network, including R1.5 billion reprioritised to maintain rolling stock and rail infrastructure.

Table 5.11 Community development expenditure

R million	2018/19 Revised estimate	2019/20	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Community development	**186 375**	**208 542**	**225 112**	**243 686**	**100.0%**	**9.3%**
of which:						
Human settlements	*34 940*	*40 494*	*42 798*	*44 653*	*18.9%*	*8.5%*
Public transport, including commuter rail	*33 031*	*43 603*	*48 341*	*53 174*	*21.4%*	*17.2%*
Municipal equitable share	*60 518*	*68 973*	*75 683*	*82 162*	*33.5%*	*10.7%*
Municipal infrastructure grant	*15 288*	*14 816*	*15 660*	*16 831*	*7.0%*	*3.3%*
Regional and local water and sanitation services	*10 740*	*10 651*	*11 240*	*12 060*	*5.0%*	*3.9%*
Electrification programmes	*5 333*	*5 532*	*5 351*	*6 270*	*2.5%*	*5.5%*
Total	**186 375**	**208 542**	**225 112**	**243 686**	**100.0%**	**9.3%**
of which:						
Compensation of employees	*16 110*	*17 254*	*18 274*	*19 833*	*8.2%*	*7.2%*
Goods and services	*12 340*	*12 299*	*12 961*	*13 656*	*5.7%*	*3.4%*
Transfers and subsidies	*149 819*	*162 802*	*175 412*	*189 804*	*78.0%*	*8.2%*
Buildings and other fixed structures	*6 170*	*9 159*	*8 111*	*8 526*	*3.8%*	*11.4%*
Machinery and equipment	*1 822*	*6 747*	*10 182*	*11 594*	*4.2%*	*85.3%*

Source: National Treasury

Peace and security

This function allocates funding to the justice, crime prevention and security cluster. Its medium-term priority is to implement an integrated strategy to

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2019 BUDGET REVIEW

fight crime and ensure national security. Spending grows by 4.6 per cent over the MTEF period, driven largely by employee compensation.

The Integrated Justice System Modernisation Programme is a key component of the integrated strategy to fight crime. Over the medium term, R853 million is shifted from the South African Police Service to the Department of Justice and Constitutional Development, where the programme is currently governed.

Additional funds enable State Capture Commission to continue its work until 2020

To enable the State Capture Commission of Inquiry to continue with its work, which has been extended to February 2020, an additional R272.9 million is allocated.

Over the period ahead, R84 million is reprioritised to establish the Border Management Authority under the Department of Home Affairs. This authority will facilitate and manage the legitimate movement of people and goods across borders and through other ports of entry.

Through funding legal aid for the poor, this function also ensures access to fair court representation. An additional R309.2 million is allocated to Legal Aid South Africa to retain public defenders.

Table 5.12 Peace and security expenditure

R million	2018/19 Revised estimate	2019/20	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Defence and state security	49 040	49 977	52 720	51 211	23.1%	1.5%
Police services	99 205	104 214	110 347	117 830	49.8%	5.9%
Law courts and prisons	45 699	48 434	51 052	54 398	23.1%	6.0%
Home affairs	9 539	8 419	8 784	9 563	4.0%	0.1%
Total	**203 482**	**211 044**	**222 902**	**233 002**	**100.0%**	**4.6%**
of which:						
Compensation of employees	*137 044*	*144 762*	*153 616*	*163 948*	*69.3%*	*6.2%*
Goods and services	*45 825*	*46 339*	*48 623*	*52 331*	*22.1%*	*4.5%*
Transfers and subsidies	*12 985*	*12 655*	*13 199*	*9 010*	*5.2%*	*-11.5%*
Buildings and other fixed structures	*3 006*	*2 999*	*3 179*	*3 316*	*1.4%*	*3.3%*
Machinery and equipment	*4 283*	*4 049*	*4 066*	*4 318*	*1.9%*	*0.3%*

Source: National Treasury

Economic development

The economic development function aims to increase economic growth by improving access to loans for small business intermediaries, providing industrial business incentives, accelerating land reform and developing infrastructure. Spending in this function grows by 7 per cent over the MTEF period.

An additional R165 million is allocated to the Presidential Infrastructure Coordinating Commission over the three-year spending period to improve capacity for preparing projects.

Small Business and Innovation Fund to be launched in 2019/20

Government will launch a Small Business and Innovation Fund in 2019/20. The fund will receive R3.2 billion over the medium term, which it will lend to small business intermediaries, such as fund managers and incubators. These intermediaries will fund and support ideation and start-up companies, and small businesses focusing on innovation.

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CHAPTER 5: CONSOLIDATED SPENDING PLANS A medium-term allocation of R19.8 billion supports industrial business incentives. Of this amount, 48 per cent goes to manufacturing development, including R600 million reprioritised for the Clothing and Textile Competitiveness Programme. Government has allocated R400 million to the Agricultural Research Council over the MTEF period to finalise the establishment of a foot-and-mouth vaccine facility at Onderstepoort. This facility will help to minimise repeat outbreaks of the disease. Despite the baseline reduction in 2020/21 and 2021/22, R18.4 billion is allocated to accelerate land reform over the medium term. This will help finalise more than 1 700 restitution claims and acquire more than 325 000 hectares of land for landless South Africans. In addition, government has allocated R138 million to help resettled farmers to purchase equipment and develop farms over the medium term. As part of the President’s economic stimulus and recovery plan, government and organisations representing farmers of different commodities will implement 262 priority land-reform projects at a cost of R1.8 billion. A blended-finance model, which aims to support emerging black farmers under the Black Producer Commercialisation Programme, will receive a further R887 million over the medium term to help them to access finance. The Waste Management Bureau is allocated R1.3 billion over the medium term to help it become operational. The bureau is tasked with recycling, monitoring the implementation of industry waste management plans, and managing the disbursement of revenue from waste management charges. The 2019 Budget reprioritises R315 million to refurbish infrastructure at the National Zoo and upgrade the South African Weather Service’s long-range early warning system. R19.8 billion allocated to industrial business incentives over MTEF period R18.4 billion allocated to accelerate land reform Job creation and labour affairs Over the three-year spending period, R61.4 billion is allocated to public employment programmes, including the Expanded Public Works Programme. Between April 2009 and March 2018, this programme created over 4 million jobs of varying duration, and aims to create another 2 million jobs by the end of 2020/21. Public employment programmes allocated R61.4 billion over MTEF period Economic regulation and infrastructure The South African National Roads Agency Limited is allocated an additional R3.5 billion between 2019/20 and 2021/22 for its non-toll national roads portfolio. This will allow the agency to resurface an additional 3 300 km and strengthen 1 500 km of national roads. Spending to manage national water resources is expected to grow at an average annual rate of 11.8 per cent. This will fund new bulk water infrastructure projects and maintain other projects, including an acid mine drainage project, the Lesotho Highlands water project, and the Mokolo Crocodile water augmentation project. To subsidise universal access to postal services, R1.5 billion is allocated to the South African Post Office. An amount of R539.2 million is allocated to help decontaminate and decommission nuclear waste. Spending to manage national water resources grows at annual average of 11.8 per cent 61

2019 BUDGET REVIEW

Table 5.13 Economic development expenditure

R million	2018/19 Revised estimate	2019/20 Medium-term estimates	2020/21	2021/22	Percentage of total MTEF allocation	Average annual MTEF growth
Economic regulation and infrastructure	**92 632**	**101 264**	**108 348**	**118 857**	**49.4%**	**8.7%**
of which:						
Water resource and bulk infrastructure	*24 066*	*27 051*	*29 698*	*33 617*	*13.6%*	*11.8%*
Road infrastructure	*44 389*	*47 311*	*50 030*	*53 670*	*22.7%*	*6.5%*
Job creation and labour affairs	**21 423**	**23 186**	**24 027**	**25 471**	**10.9%**	**5.9%**
of which:						
Employment programmes [1]	*18 074*	*19 656*	*20 303*	*21 486*	*9.2%*	*5.9%*
Industrialisation and exports	**32 952**	**37 548**	**39 092**	**40 970**	**17.7%**	**7.5%**
of which:						
Economic development and incentive programmes	*14 020*	*15 110*	*16 057*	*15 670*	*7.0%*	*3.8%*
Innovation, science and technology	**15 433**	**16 542**	**17 176**	**17 797**	**7.7%**	**4.9%**
of which:						
Environmental programmes	*5 976*	*6 644*	*6 903*	*7 307*	*3.1%*	*6.9%*
Agriculture and rural development	**29 977**	**30 674**	**31 253**	**32 767**	**14.2%**	**3.0%**
of which:						
Land reform	*1 390*	*1 488*	*1 603*	*1 696*	*0.7%*	*6.9%*
Agricultural land holding account	*1 752*	*1 210*	*916*	*986*	*0.5%*	*-17.4%*
Restitution	*3 364*	*3 608*	*3 337*	*3 552*	*1.6%*	*1.8%*
Farmer support and development	*4 110*	*4 102*	*4 371*	*4 643*	*2.0%*	*4.1%*
Total	**192 418**	**209 213**	**219 896**	**235 862**	**100.0%**	**7.0%**
of which:						
Compensation of employees	*49 759*	*53 483*	*55 820*	*59 520*	*25.4%*	*6.2%*
Goods and services	*59 170*	*62 184*	*66 772*	*75 788*	*30.8%*	*8.6%*
Transfers and subsidies	*39 015*	*41 784*	*43 314*	*44 183*	*19.4%*	*4.2%*
Buildings and other fixed structures	*32 603*	*39 452*	*40 299*	*43 091*	*18.5%*	*9.7%*
Machinery and equipment	*4 673*	*4 376*	*4 451*	*4 209*	*2.0%*	*-3.4%*

1. Includes the Expanded Public Works Programme, the Community Works Programme and the Jobs Fund
Source: National Treasury

General public services

This function group focuses on building a capable state that can implement policy effectively. Its baseline grows by an annual average of 5.8 per cent over the medium term, from R65 billion in 2018/19 to R76.9 billion in 2021/22. On average, 47.9 per cent of the baseline is allocated to compensation of employees and 33.1 per cent is allocated to goods and services.

Additional funds allocated to SARS to support its operations

The South African Revenue Service receives an additional allocation of R1.4 billion to support its operations. Statistics South Africa is allocated R145.3 million in 2019/20, R854.9 million in 2020/21 and R2.2 billion in 2021/22 to conduct the population census in 2021/22.

The Research and Policy Advisory Unit in the Presidency is allocated R45.3 million over the medium term. The unit provides technical support to the Presidency and Cabinet. In addition, South Africa's contribution to the African Union is expected to increase by R200 million in 2019/20 and

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by R213.3 million in 2020/21 due to an increase in membership fees. Negotiations and a methodology review are under way to determine a new assessment method for country membership fees to the African Union.

From 2019/20, government has allocated R157 million through the provincial equitable share for free sanitary products for learners from low-income households. The project will target girls in the country's poorest schools (quintiles 1, 2 and 3). Results from this year will be used to forecast the total project costs over the medium term and determine budget allocations for 2020/21 and 2021/22.

R157 million allocated to provide free sanitary products to learners in low-income schools in 2019/20

Table 5.14 General public services expenditure

R million	2018/19 Revised estimate	2019/20	2020/21	2021/22	Percentage of total MTEF allocations	Average annual MTEF growth
		Medium-term estimates				
Executive and legislative organs	15 849	16 180	16 585	17 320	23.9%	3.0%
Public administration and fiscal affairs	41 218	41 605	43 058	51 365	64.8%	7.6%
External affairs	7 919	7 561	7 996	8 257	11.3%	1.4%
Total	**64 986**	**65 345**	**67 640**	**76 942**	**100.0%**	**5.8%**
of which:						
Compensation of employees	*29 719*	*31 583*	*33 393*	*35 615*	*47.9%*	*6.2%*
Goods and services	*21 880*	*21 281*	*22 772*	*25 379*	*33.1%*	*5.1%*
Transfers and subsidies	*9 844*	*9 882*	*9 201*	*13 389*	*15.5%*	*10.8%*
Buildings and other fixed structures	*1 776*	*1 739*	*1 488*	*1 750*	*2.4%*	*-0.5%*
Machinery and equipment	*1 068*	*682*	*625*	*653*	*0.9%*	*-15.1%*

Source: National Treasury

Conclusion

Despite a constrained fiscal environment, government spending continues to grow in real terms. It remains focused on continuous and improved service delivery over the MTEF period. Nonetheless, further reductions to baselines were necessary to address the risk from Eskom and consolidate public-sector debt. Measures to contain the public-sector wage bill are central to fiscal consolidation. Over the medium term, government remains committed to improving the efficiency and effectiveness of its spending.

Baselines cut to support Eskom and consolidate debt, but focus remains on improved service delivery

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6 Division of revenue and spending by provinces and municipalities Overview Onational government takes steps to reverse this pattern by ver the past decade, all spheres of government experienced an Government is working with provinces and municipalities to rebuild governance and administration erosion of capacity and a weakening of institutional integrity. As strengthening state capacity and exposing corruption, it will also work with provinces and municipalities to rebuild their governance and administration structures. Where necessary, national government will use the powers granted by the Constitution, the Public Finance Management Act (1999) and the Municipal Finance Management Act (2003) to ensure that distressed provinces and municipalities return to financial health. Provinces are responsible for basic education and health services, roads, housing, social development and agriculture. Local governments provide basic services such as water, sanitation, electricity reticulation, roads and Weak governance and financial controls jeopardise the provision of basic services 65 In brief •Over the next three years, after providing for debt-service costs, the contingency reserve and provisional allocations, 47.9 per cent of nationally raised funds are allocated to national government, 43 per cent to provincial government and 9.1 per cent to local government. •The division of revenue remains strongly redistributive, with taxes raised mainly in wealthier areas funding poorer provinces and municipalities. •Changes to provincial allocations since the 2018 Medium Term Budget Policy Statement (MTBPS) include a wage freeze for political office holders, increased funding for the rollout of free sanitary products for learners from low-income households, and a reduction in the human settlements development grant, which requires reform. •Local government equitable share allocations, which fund free basic services for low-income households, grow faster than inflation to account for household growth and higher costs of services. New conditional grant incentives encourage improved municipal performance in the construction and maintenance of infrastructure. •Medico-legal claims are putting pressure on provincial health budgets, and a pattern of unfunded budgeting persists in local government. National government is working with provinces and municipalities to address these concerns.

2019 BUDGET REVIEW

community services. Where governance and financial controls are weak, these services are jeopardised.

Division of revenue

Over the medium-term expenditure framework (MTEF) period, after budgeting for debt-service costs, the contingency reserve and provisional allocations, 47.9 per cent of nationally raised funds are allocated to national government, 43 per cent to provinces and 9.1 per cent to local government.

Table 6.1 Division of nationally raised revenue

R billion	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	Average annual MTEF growth
		Outcome		Revised estimate		Medium-term estimates		
Division of available funds								
National departments	**546.1**	**555.7**	**592.7**	**638.2**	**684.7**	**733.1**	**777.7**	**6.8%**
of which:								
Indirect transfers to provinces	*3.5*	*3.6*	*3.8*	*4.7*	*4.6*	*5.0*	*5.7*	*6.3%*
Indirect transfers to local government	*10.4*	*8.1*	*7.8*	*7.9*	*7.2*	*7.1*	*8.2*	*1.2%*
Provinces	**471.4**	**500.4**	**538.6**	**572.2**	**612.3**	**657.1**	**701.0**	**7.0%**
Equitable share	386.5	410.7	441.3	470.3	505.6	542.9	578.6	7.2%
Conditional grants	84.9	89.7	97.2	101.9	106.7	114.2	122.4	6.3%
Local government	**98.3**	**102.9**	**111.1**	**117.3**	**127.3**	**137.9**	**149.5**	**8.4%**
Equitable share	49.4	50.7	55.6	60.5	69.0	75.7	82.2	10.7%
Conditional grants	38.3	40.9	43.7	44.3	45.1	48.2	52.2	5.6%
General fuel levy sharing with metros	10.7	11.2	11.8	12.5	13.2	14.0	15.2	6.8%
Provisional allocation not assigned to votes	–	–	–	–	19.2	11.4	18.9	
Non-interest allocations	**1 115.8**	**1 159.0**	**1 242.3**	**1 327.6**	**1 443.5**	**1 539.5**	**1 647.1**	**7.5%**
Percentage increase	*9.7%*	*3.9%*	*7.2%*	*6.9%*	*8.7%*	*6.7%*	*7.0%*	
Debt-service costs	128.8	146.5	162.6	182.2	202.2	224.1	247.4	10.7%
Contingency reserve	–	–	–	–	13.0	6.0	6.0	
Main budget expenditure	**1 244.6**	**1 305.5**	**1 405.0**	**1 509.9**	**1 658.7**	**1 769.6**	**1 900.5**	**8.0%**
Percentage increase	*10.0%*	*4.9%*	*7.6%*	*7.5%*	*9.9%*	*6.7%*	*7.4%*	
Percentage shares								
National departments	*48.9%*	*48.0%*	*47.7%*	*48.1%*	*48.1%*	*48.0%*	*47.8%*	
Provinces	*42.2%*	*43.2%*	*43.3%*	*43.1%*	*43.0%*	*43.0%*	*43.1%*	
Local government	*8.8%*	*8.9%*	*8.9%*	*8.8%*	*8.9%*	*9.0%*	*9.2%*	

Source: National Treasury

The division of revenue is strongly redistributive. Services benefiting poor South Africans in every province and municipality are funded by taxes raised mainly in wealthier urban areas. For example, over the past 10 years residents of Limpopo have paid less than 4 per cent of national income tax, yet the province received an average of 12.2 per cent of provincial equitable share allocations over the same period.

The *Explanatory Memorandum to the Division of Revenue*, published on the National Treasury website as Annexure W1 to the *Budget Review*, sets out the provincial and municipal allocations, details the equitable share

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES formulas, and explains how the division incorporates the recommendations of the Financial and Fiscal Commission. Sustainable and efficient public finances Figure 6.1 shows how medium-term allocations in the main budget, for the functions described in Chapter 5, are shared across government. The budgets of national departments are dominated by four functions (peace and security, social development, learning and culture and economic development) that account for 88 per cent of allocations. In provinces, learning and culture, and health, account for 75 per cent of the budget. Ninety-nine per cent of local government transfers are for community development, which includes water, sanitation and electricity. Figure 6.1 Division of revenue by function, 2019 MTEF period* Peace and security, and social development, account for lion’s share of national spending *Function breakdown for provinces includes estimates of how equitable share funds will be allocated Source: National Treasury Local government receives the smallest share of the division of nationally raised revenue because it has significant own revenue-raising powers. Any changes to the structure of the division of revenue would have implications for functions in all spheres of government. Strengthening the sustainability of the public finances will make more funds available for social and economic development. For example, to service its debt over the next three years, government will spend 62 per cent more on debt-service costs than transfers to local government. This is one of the reasons government is committed to moving towards a primary balance, thereby reducing its need to borrow funds and incur interest costs. Local government raises about 70 per cent of its own revenue, but would be able to raise more if municipalities improved revenue collection. In 2017/18, almost half of all municipalities collected less than 80 per cent of their billed revenue. Government to spend 62 per cent more on debt-service costs than transfers to local government 67

2019 BUDGET REVIEW

Past performance

National and provincial underspending has stabilised, but full expenditure can mask inefficient spending

Underspending has stabilised across national and provincial government. In 2017/18, national expenditure, excluding direct charges to the National Revenue Fund, amounted to R768.8 billion out of a total adjusted appropriation of R781.5 billion. This represents underspending of 1.6 per cent. Provincial government underspent its adjusted budget of R561.8 billion for 2017/18 by R5.8 billion (1 per cent), compared with R4.7 billion (0.9 per cent) in the prior year. Provincial conditional grant spending has exceeded 97 per cent over the past four years, with several grants fully spent. But full expenditure can mask inefficient spending. For example, in 2017/18, 99 per cent of the *human settlement development grant* was spent, but only 77 per cent of delivery targets were met.

Many municipalities continue to adopt unrealistic budgets

Spending outcomes for 2017/18 varied across the 257 municipalities. Many local governments adopted unrealistic spending plans. As a result, 217 municipalities underspent their operating budgets and 220 municipalities underspent their capital budgets. Of the R30 billion in conditional grants transferred to municipalities in 2017/18, R28 billion (93 per cent) was spent – an improvement from 86.8 per cent in 2016/17.

Provincial revenue and spending

Transfers from national government constitute over 95 per cent of provincial government budgets. The provincial equitable share accounts for 80 per cent of all transfers to provinces. Despite a constrained fiscal environment, the equitable share has continued to grow in real terms. Over the last eight years, after taking inflation into account, provincial allocations have grown by 2.1 per cent, compared with average annual population growth of 1.8 per cent.

Table 6.2 Provincial equitable share

	2018/19	2019/20	2020/21	2021/22	Average annual
R million		Medium-term estimates			MTEF growth
Eastern Cape	65 500	68 824	72 744	76 293	5.2%
Free State	26 178	28 187	30 338	32 411	7.4%
Gauteng	93 384	102 448	111 636	120 700	8.9%
KwaZulu-Natal	99 264	106 014	113 370	120 324	6.6%
Limpopo	55 179	58 965	62 986	66 779	6.6%
Mpumalanga	38 468	41 428	44 475	47 389	7.2%
Northern Cape	12 475	13 424	14 388	15 309	7.1%
North West	32 392	34 973	37 694	40 325	7.6%
Western Cape	47 447	51 291	55 278	59 115	7.6%
Total	**470 287**	**505 554**	**542 909**	**578 645**	7.2%

Source: National Treasury

Allocations to each province are calculated largely on the basis of demand for major public services, such as the number of school enrolments, and visits to public clinics and hospitals. The different rates of growth in the provincial equitable share allocation for each province respond to changes in these demographic factors. Together with provincial treasuries, the National Treasury is reviewing the formula to ensure it is responsive to data and policy developments, and balances the needs of all provinces. These considerations are discussed in the *Explanatory Memorandum to the Division of Revenue*.

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES Changes to provincial allocations Since the 2018 MTBPS, the following changes have been made to provincial allocations: Changes since MTBPS include wage freeze for political office holders • A wage freeze for political office holders will save R132.8 million of the amount transferred through the provincial equitable share over the MTEF period. The amount allocated to accelerate the rollout of free sanitary products for learners from low-income households has been increased from R78 million to R157 million. The human settlements development grant, which requires reforms to improve spending efficiency, has been reduced by R1 billion in 2020/21 and R2 billion in 2021/22 to limit growth of the fiscal deficit. Over the next three years, R887.3 million has been shifted from the comprehensive agricultural support programme grant to the Land Bank to support an increase in the number of emerging black commercial farmers able to access affordable loans. Funds earmarked for transfers to provinces to upgrade school sanitation will now be spent by the Department of Basic Education on their behalf through the school infrastructure backlogs grant. Allocations to hire more health professionals have been increased by a further R1.6 billion over the MTEF period. Funds will now be transferred to provinces through a new human resource capacitation grant, rather than the national department contracting these professionals. • • • • • Two social development grants have been absorbed into the provincial equitable share because these services have been entrenched in provinces. The grants previously funded substance abuse treatment facilities and employed social work graduates. Previously, housing budgets focused on building government-subsidised houses for low-income citizens. Government is now targeting a broader set of housing market interventions with lower unit costs to improve the living standards of more South Africans. This involves shifting administration of the Finance-Linked Individual Subsidy Programme (which supports individual home-buyers in the affordable housing sector) from provinces to national government, reducing allocations to the human settlements development grant and introducing funding mechanisms dedicated to upgrading informal settlements. Within both the human settlements development grant to provinces and the urban settlements development grant for metros, funds have been ring-fenced in 2019/20 to upgrade informal settlements. These upgrades will be undertaken in partnership with communities. The lessons learnt will be applied to the design of separate informal settlement upgrade grants that will be introduced from 2020/21. Budget will shift from government-subsidised units to broader housing market interventions 69

2019 BUDGET REVIEW Table 6.3 Conditional grants to provinces Source: National Treasury Managing spending pressures in provinces Provinces continue to balance rising costs and growing demand for services within tight budgets. Sound financial management by provincial treasuries, and national interventions where necessary, have ensured that provincial finances remain sustainable. Compensation, which accounts for 61 per cent of provincial spending in 2018/19, continues to increase above inflation. Figure 6.2 Provincial personnel headcount and wage costs Compensation costs continue to increase above inflation Source: National Treasury 70 2018/19 Adjusted R millionbudget 2019/202020/212021/22 Medium-term estimates MTEF total Direct conditional grants Comprehensive agricultural support programme2 019 Ilima/Letsema projects552 Community library services1 424 Education infrastructure10 094 Maths, science and technology370 National school nutrition programme6 802 HIV, TB, malaria and community outreach19 922 Health facility revitalisation6 057 Health professions training and development2 784 National tertiary services12 401 Human settlements development18 267 Informal settlements upgrading partnership– Provincial roads maintenance11 036 Public transport operations5 990 Other direct grants4 215 1 5381 6761 814 583615653 1 5011 5841 679 10 51411 46712 327 391413436 7 1867 6968 165 22 03924 40827 753 6 0076 3606 858 2 9403 1023 273 13 18614 06914 843 18 78015 93715 397 –3 0154 322 11 38212 09313 021 6 3266 7507 121 4 3395 0214 694 5 028 1 852 4 764 34 308 1 241 23 047 74 200 19 225 9 315 42 097 50 114 7 337 36 496 20 196 14 054 Total direct conditional grants101 932 106 712114 206122 355 343 274 Indirect transfers4 730 School infrastructure backlogs2 272 National health insurance indirect2 458 4 5614 9805 675 2 0271 7692 339 2 5343 2113 336 15 216 6 135 9 081

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES Provinces have managed these costs by limiting growth in personnel and saving in other areas. The number of provincial employees declined from 923 646 in 2012/13 to 881 228 in 2017/18, returning the total number of provincial employees to a level slightly lower than in 2010/11. However, the cost of those employees has increased from 58.5 per cent to more than 60 per cent of provincial spending over the same period. Unpaid invoices owed by provinces, which totalled R25.1 billion in 2017/18, remain a major financial challenge. Health departments account for 57 per cent of these unpaid bills. Provinces continue to implement cost-containment measures agreed with the Minister of Finance in January 2016. These measures focus on improving revenue collection, merging or closing provincial entities with duplicated functions, reducing non-essential administrative personnel, and cutting spending on non-core goods and services. The purchase of buildings currently under lease is being considered. In addition, provinces have identified several new initiatives that can boost revenue, such as selling redundant vehicles. Provinces have accumulated R25.1 billion in unpaid invoices Municipal revenue and spending Legislation governing local planning and budgeting emphasises community participation in decision-making. The partnership between municipalities and communities relies on the public recognising the value of, and paying for, municipal services. While government subsidises municipal services for low-income households, these services are only sustainable if people who can afford them – and use larger quantities – pay their bills. Over the period ahead, equitable share allocations, which fund free basic services for low-income households, grow faster than inflation to account for household growth and higher costs of services. But, for most Sustainable municipal finances depend partly on efficient revenue collection 71 Responding to rising medical negligence claims Government is committed to providing accessible, quality and cost-effective health services in line with the Constitution. Patients have the right to compensation for injuries resulting from medical negligence. However, the number and value of claims lodged against provincial departments of health in recent years appear to have risen disproportionately. Claims against health departments grew from R28.6 billion in March 2015 to R80.4 billion in March 2018. Over the same period, payments for claims increased from R498.7 million to R2.8 billion. The mounting value of claims puts enormous pressure on provincial health budgets, with departments increasingly forced to divert funding from service provision to pay these claims. Medico-legal claims have risen because of inadequate quality of care, weaknesses in administration (including patient record management and legal capacity), and increasingly litigious behaviour from law firms. To address the apparent rise in unjustified or excessive claims, government is: • Prioritising improvements in areas where claims of negligence are more prevalent. • Improving medical record-keeping and recruiting more specialist medical personnel. •Inspecting public healthcare facilities regularly (through the Office of Health Standards Compliance) to ensure they adhere to norms and standards. •Strengthening the medico-legal units in provincial departments of health, and recruiting national teams of experts to provide specialist support. • Referring possible fraudulent cases to the Special Investigations Unit. Government is also considering legislative amendments to allow periodic settlement payments instead of lump-sum payments, which would help provincial budgets manage these costs. Most importantly, government continues to improve the quality of public healthcare. Together, these measures will help stabilise the growth in claims and allow provinces to budget more realistically for them.

2019 BUDGET REVIEW municipalities, own revenues are a larger proportion of their funding than transfers. Their sustainability depends on how they collect and spend their own revenues. Figure 6.3 shows the large range in the revenue-collecting capacity of metros and local municipalities. In general, urban municipalities have higher revenues from property rates. However, there are several towns and intermediate cities with significant revenue bases. Figure 6.3 Municipalities differ in terms of context and performance Several towns and intermediate cities have significant revenue bases *Figures are for 2018/19 **Identified by the Department of Cooperative Governance (2018) Source: National Treasury, Department of Cooperative Governance and Statistics South Africa Governance and financial management challenges affect both urban and rural municipalities. For example, the adoption of unfunded budgets is widespread across all types of municipalities. In some ways, municipalities with little capacity to raise their own revenue have an easier task when budgeting, because most of their budget is funded from transfers, which are stable and predictable. The redistributive nature of the division of revenue also means that, on a per household basis, transfers to rural municipalities are more than twice as large as those to metros. New incentives in conditional grants encourage improved municipal performance. In 2019/20, seven intermediate cities will move from the municipal infrastructure grant to the new integrated urban development grant, which encourages cities to maximise their investments from non-grant funding and to maintain assets. These cities qualified through good governance, spending and reporting. Three of these municipalities financed more than 70 per cent of their capital budgets from non-grant sources, demonstrating the potential for non-metropolitan municipalities to fund significant infrastructure investments from their own revenue and borrowing. An incentive is also introduced in the public transport network grant, which rewards municipalities for using their own revenues to help subsidise public transport systems. New incentives reward good governance and spending on municipal infrastructure projects 72

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

Principles for reforming the local government infrastructure grant system

The National Treasury, together with the Department of Cooperative Governance, the South African Local Government Association, and the Financial and Fiscal Commission, have reviewed the local government infrastructure grant system. Reforms are being implemented in three areas:

- Consolidating the number of grants, and differentiating urban and rural challenges more clearly. For example, a new grant for intermediate cities is being introduced and fewer grants are directed to metros as a result of incorporating the *integrated national electrification programme (municipal) grant* allocations for metros into the *urban settlements development grant*.
- Using grants to renew infrastructure, and providing incentives to improve asset management and maintenance. For example, grant conditions have changed to allow funding of asset renewal, and the incentive component of the new *integrated urban development grant* rewards up-to-date asset management plans and maintenance spending.
- Strengthening national management of the grant system. This involves clarifying the roles of national departments, improving their oversight and advisory capacity, and streamlining reporting requirements. For example, Municipal Finance Management Act Circular 88 introduces a consolidated performance reporting system for metropolitan municipalities.

Since the 2018 MTBPS, the indirect *integrated national electrification programme (Eskom) grant* in 2020/21 has been reduced by a further R500 million as part of government's fiscal consolidation efforts.

Table 6.4 Transfers to local government

R million	2018/19 Adjusted budget	2019/20	2020/21	2021/22	MTEF total
		Medium-term estimates			
Equitable share and related	**62 732**	**68 973**	**75 683**	**82 162**	**226 819**
General fuel levy sharing with metros	**12 469**	**13 167**	**14 027**	**15 182**	**42 376**
Direct conditional grants	**44 771**	**45 149**	**48 171**	**52 154**	**145 473**
Municipal infrastructure	15 288	14 816	15 660	16 831	47 307
Integrated urban development	–	857	939	1 013	2 809
Urban settlements development	11 306	12 045	9 717	9 373	31 135
Informal settlements upgrading partnership	–	–	2 985	4 384	7 369
Integrated national electrification programme (municipal)	1 904	1 863	1 977	2 131	5 972
Public transport network	6 287	6 468	7 495	8 367	22 330
Water services infrastructure	3 769	3 669	3 871	4 161	11 702
Regional bulk infrastructure	1 957	2 066	2 180	2 344	6 590
Other direct grants	4 260	3 363	3 346	3 550	10 259
Total direct transfers	**119 971**	**127 289**	**137 881**	**149 498**	**414 668**
Indirect transfers	**7 887**	**7 208**	**7 109**	**8 167**	**22 485**
Integrated national electrification programme (Eskom)	3 262	3 374	3 063	3 821	10 257
Regional bulk infrastructure	2 887	3 038	3 207	3 447	9 692
Other indirect grants	1 738	797	840	899	2 536

Source: National Treasury

Strengthening municipal financial management

The National Treasury's *State of Local Government Finances* report found that 128 municipalities were in financial distress at the end of 2016/17. The Auditor-General noted a continued pattern of deterioration, with only 145 of 257 municipalities achieving unqualified audits in 2016/17. At the end of 2017/18, 40 municipalities had negative cash balances.

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2019 BUDGET REVIEW

Declining collection rates and weak revenue collection undermine municipal finances

Problems in revenue management are the largest contributor to financial distress in local government. Households, followed by commercial customers and government, owe the largest share of outstanding municipal revenues. There are two notable trends:

- Collection rates have declined. In the first quarter of 2016/17, 65 municipalities collected over 95 per cent of their bills; by the same period in 2018/19 this had fallen to 52 municipalities.
- Weak revenue collection affects payments to suppliers and the sustainability of services. At the end of September 2018, municipalities had outstanding debts older than 90 days totalling R24 billion, of which R12.8 billion was owed to Eskom and R6.4 billion to the water boards. In turn, outstanding revenues have affected the financial positions of those institutions.

The graphs below show the profile of municipal debt, a growing portion of which is older than 90 days and will be difficult to collect. They also highlight differences in performance, with municipalities in four of nine provinces demonstrating a better record of managing outstanding payments.

Figure 6.4 Debts owed to municipalities


R billion
120
100
80
60
40
20
0
10
26
115
8
Organs of state
Commercial
Households
Other

Figure 6.5 Growth in debts owed to municipalities


R billion
160
140
120
100
80
60
40
20
0
Receivables less than 90 days
Receivables older than 90 days
74.7
89.9
89.2
111.7
123.4
24.2
26.0
27.5
31.9
35.4
2014/15
2015/16
2016/17
2017/18
2018/19

Figure 6.6 Debts owed by municipalities (>90 days)


R billion
14
12
10
8
6
4
2
0
12.8
6.4
2.1
2.7
Eskom
Water boards
Trade creditors
Other

Figure 6.7 Amounts owed to municipal creditors*


Per cent
0
20
40
60
80
100
Eastern Cape
Free State
Gauteng
KwaZulu-Natal
Limpopo
Mpumalanga
North West
Northern Cape
Western Cape
0 - 30 days
31 - 60 days
61 - 90 days
Over 90 days

Source: National Treasury, MFMA Section 71 reports for Q1 2018/19
All figures are as at 30 September 2018
**By age*

For the July 2018 to June 2019 municipal financial year, 113 municipal councils adopted unfunded budgets, up from 83 the prior year. These municipalities do not have credible revenue projections to match planned

74

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES expenditure. In four provinces – the same ones that have the highest levels of outstanding amounts owed to creditors – more than half of councils adopted unfunded budgets. National and provincial treasuries engage all municipalities on their draft budgets and advise them on changes to avoid adopting unfunded budgets. Nonetheless, the power to adopt a budget rests solely with the elected municipal council. When a municipality is unable to perform its functions, or is in a state of financial crisis, the constitutional remedy is for provincial or national government to intervene and assist – or in severe cases, to take over its responsibilities. The record of such interventions, however, shows that they have rarely resulted in sustained improvements, partly due to weaknesses in the capacity of the intervention team and a lack of willingness to cooperate on the part of municipal officials. The 2019 Budget provides funds to increase provincial treasuries’ capacity to manage financial interventions, and for the National Treasury’s Municipal Financial Recovery Service to develop financial recovery plans. These changes aim to improve the effectiveness of interventions in municipalities. Recently promulgated amendments to the Public Audit Act (2004, amended 2018) increase the powers of the Auditor-General. New powers include setting binding remedial actions if previous recommendations are not implemented, referring material irregularities for further investigation, and issuing a certificate of debt where an accounting officer has failed to recover money. These more robust powers will complement the work of the recently established municipal public accounts committees, which are responsible for improving accountability. National government spends more than R2.5 billion per year on capacity support for municipalities. During 2019, this system will be reviewed and improvements will be implemented from 2020/21. Budget provides funds for Municipal Financial Recovery Service to assist troubled administrations Increasing municipal borrowing Most municipalities fund the majority of their operations from their own revenues.Well-run municipalities should finance infrastructure investment by borrowing against future revenues generated by that infrastructure. Over the past 10 years, however, the share of municipal capital budgets financed through borrowing has declined, from 24 per cent 75 Leveraging private funding to retrofit municipal infrastructure and save energy Government aims to draw on private-sector funding and expertise to help solve public infrastructure challenges. This approach can be applied to municipal infrastructure upgrades if municipal service revenues are used to pay back the funds invested by the private sector. In 2019/20 the Department of Energy is piloting this approach. It aims to create a market for private companies to invest in retrofitting municipal infrastructure with energy-efficient technologies that also reduce energy losses in the distribution system. The private firms will be paid back from the savings realised. This approach is expected to lead to energy and cost savings on a much larger scale than the current grant-funded rollout of energy-saving measures, helping to improve the long-term viability of municipal electricity distribution. A portion of the existing energy efficiency and demand-side management grant will be used to develop the market and a project pipeline. This approach supports South Africa’s commitment to mitigating climate change and allows municipalities to benefit from related donor financing. A guarantee fund from the Nationally Appropriated Mitigation Action facility has been established with funding from the German and UK governments to help private energy service companies obtain loans to implement the programme.

2019 BUDGET REVIEW in 2008/09 to 15 per cent in 2017/18. The National Treasury recently reviewed the Municipal Borrowing Policy Framework. An update, to be published in 2019, will: • Clarify the role of domestic and global development finance institutions. Lenders should be guided by an investment approach combining social outcomes and financial returns. Encourage a liquid secondary market in municipal debts. Allow project finance, revenue bonds and tax increment financing, and address pooled finance arrangements. • • Limitations on municipal pledges of conditional grant funds have already been removed in line with the updated policy. The National Treasury publishes a quarterly Municipal Borrowing Bulletin on its website. Updates to the Municipal Borrowing Policy Framework will be published in 2019 Conclusion Government is working with provinces and municipalities to rebuild their capacity and improve service delivery. Each province and municipality is accountable for prioritising their resources appropriately and reducing wasteful spending. But government services will only be sustainable if revenue collection is efficient, if households that can afford to pay for services do so, if budgeting is realistic, and if each rand is wisely spent. Sustainable public services depend on efficient revenue collection, realistic budgeting and prudent expenditure 76 Catalytic infrastructure projects to drive transformation of cities Since 2015, metropolitan municipalities have identified integrated public land development programmes that will generate mixed-use, mixed-income living environments. Although significant public investment in infrastructure, including housing, is anticipated, the intention is to attract substantial contributions from the private sector over the long term. Taken together, the seven highest priority catalytic programmes in the metros are worth an estimated R32.6 billion. Cornubia in eThekwini is launching its second phase and the Conradie Hospital Redevelopment in Cape Town has just begun construction. Programme preparation has also advanced in most metros, with detailed feasibility assessments under way for the Louis Botha Corridor in Johannesburg and the Bellville Waste Water Treatment Works in Cape Town. The National Treasury continues to support programme preparation activities through guidelines, technical assistance and independent expert review services. However, progress has been slow due to institutional instability, changes in planning priorities and weak discipline in managing portfolios, programmes and projects.

7 Government debt and contingent liabilities Overview Sand payments for maturing debt, has risen by R15.3 billion. The ince the 2018 Budget, government’s gross borrowing requirement, Gross borrowing requirement expected to reach R335.3 billion in 2019/20 which consists of the difference between revenue and expenditure, increase is due mainly to weaker economic growth and associated revenue shortfalls. The 2018/19 requirement is expected to total R239.5 billion, rising to R335.3 billion in 2019/20. Over the past year, developing economies experienced market volatility emanating from uncertainty over US monetary policy, US-China trade tensions and the terms of Brexit. As a result, borrowing costs and currency volatility rose. Over the medium term, the stock of debt and debt-service costs will continue to increase. Government’s gross loan debt reached an estimated R2.81 trillion or 55.6 per cent of GDP in 2018/19 and is expected to stabilise at 60.2 per cent of GDP by 2023/24. Net debt is expected to 77 In brief •Government continues to manage its debt and meet the country’s financing needs in a sustainable and responsible manner. •Over the past year, government’s gross borrowing requirement has risen by R15.3 billion to R239.5 billion. This was mainly the result of lower-than-expected revenue collection. •The borrowing requirement, which will increase to R335.3 billion in 2019/20, will be financed primarily by domestic capital markets. •Net loan debt is expected to reach R2.52 trillion or 49.9 per cent of GDP in 2018/19, increasing to R3.47 trillion or 55.5 per cent of GDP by 2021/22. Net debt is expected to stabilise at 57.3 per cent in 2024/25. •Contingent liabilities are expected to increase from R879.6 billion in 2018/19 to R1.02 trillion by 2021/22.

2019 BUDGET REVIEW stabilise a year later at 57.3 per cent of GDP. Contingent liabilities – mainly guarantees to public entities – are projected to reach R879.6 billion on 31 March 2019. Guarantees to state-owned companies amount to R529.4 billion, of which Eskom accounts for 55.7 per cent. These guarantees remain a major risk to the fiscus. Despite these pressures, government continues to manage its debt and financing needs in a sustainable and responsible manner. As a percentage of GDP, the gross borrowing requirement is projected to decline from 6.2 per cent in 2019/20 to 5.3 per cent in 2021/22. During 2018, all four credit rating agencies affirmed South Africa’s ratings, with the outlook now held at stable. Favourable ratings support government’s continued access to funding at reasonable rates. However, the agencies’ concerns about South Africa’s tepid growth, rising debt burden and contingent liabilities are reflected in two sub-investment grade ratings. A downgrade would have negative consequences for the economy and the public finances. Government remains focused on restoring investor confidence by narrowing the budget deficit, stabilising debt, enacting structural reforms to boost growth, and improving the financial position of state-owned companies. Government continues to manage debt and financing needs responsibly Government is focused on restoring investor confidence Financing strategy The financing strategy is a framework that ensures government can fund the budget deficit in a sustainable manner. In implementing the strategy, government monitors global and domestic economic trends and regulatory developments. The strategy outlines the amounts to be funded, the funding instruments to be used, and their respective maturities and risk considerations. In 2019/20, government’s total borrowing requirement will be R335.3 billion. To ensure a diversified debt portfolio that spreads risk, the requirement will be funded by short-and long-term borrowing in the domestic market, and foreign-currency loans. Short-term borrowing consists of Treasury bills with maturities of 12 months or less and bridging finance from the Corporation for Public Deposits. Long-term loans include fixed-rate, inflation-linked and retail savings bonds. Foreign-currency loans take the form of foreign bonds. As part of diversifying the debt portfolio, government expects to issue a rand-denominated Islamic bond for the first time in 2019/20. In addition, borrowing from multilateral institutions to fund infrastructure projects will be considered. The main risks to the financing strategy are: • The fiscal position. A widening of the budget deficit in response to unforeseen expenditure or calls on government guarantees would lead to an increase in debt and borrowing costs. • Inflation and exchange rate risk. Unanticipated increases in inflation or depreciation of the exchange rate would increase the cost of outstanding inflation-linked or foreign-currency debt. New debt instruments and innovative borrowing options being explored 78

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

- Higher global interest rates. Continued monetary policy tightening in developed countries could make South African bonds less attractive by reducing the difference in bond yields, leading to capital outflows or volatility.

Government expects to remain within strategic risk benchmarks in 2019/20

Government's strategic portfolio risk benchmarks help to ensure that the debt structure is sustainable. The benchmarks have been reviewed and will remain unchanged. The debt portfolio is expected to remain within the strategic benchmark limits during 2019/20.

Government continues to manage refinancing risk through cash accumulation and the bond-switch programme, which exchanges shorter-dated bonds for bonds with longer maturities.

Table 7.1 Performance against strategic portfolio risk benchmarks

Description	Benchmark range or limit	2018/19	2019/20
		Estimates	
Benchmark[1]			
Treasury bills as % of domestic debt	15	12.5	11.7
Long-term debt maturing in 5 years as % of fixed-rate and inflation-linked bonds	25	12.5	11.2
Inflation-linked bonds as % of domestic debt	20-25	24.0	24.2
Foreign debt as % of total debt	15	10.1	9.3
Weighted term-to-maturity of fixed-rate bonds and Treasury bills (years)	10-14	13.4	13.7
Weighted term-to-maturity of inflation-linked bonds (years)	14-17	14.3	14.5
Other indicators (weighted average)[2]			
Term-to-maturity of total debt (years)		13.2	13.5
Term-to-maturity of foreign debt (years)		9.9	10.0

1. Excludes borrowing from the Corporation for Public Deposits, retail savings and zero-coupon bonds
2. Indicators without specific benchmarks
Source: National Treasury

Borrowing performance and projections

Gross borrowing requirement for 2018/19 was 4.7 per cent of GDP

In 2018/19, the budget deficit increased by R33.4 billion relative to projections in the 2018 Budget. The increase was partially offset by lower domestic bond redemptions of R18.1 billion. As a result, the gross borrowing requirement rose from a projected R224.2 billion to R239.5 billion for 2018/19, or from 4.5 to 4.7 per cent of GDP.

Over the next three years, R207.6 billion of domestic and foreign debt is scheduled for redemption. This is a relatively high volume, particularly in 2019/20, due to higher foreign-currency redemptions. In 2018, the bond-switch programme reduced domestic redemptions between 2018/19 and 2020/21 by R44 billion. Pre-funded foreign-currency cash balances will be used to meet foreign-currency bond redemptions in 2019/20.

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Figure 7.1 Loan debt maturity profile*


Domestic
Foreign
R billion
140
120
100
80
60
40
20
0
2
13
49
31
12
51
4
60
15
93
23
119
78
33
77
32
77
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27

**Excludes Treasury bills and borrowing from the Corporation for Public Deposits*
Source: National Treasury

The main budget is expected to approach a primary balance – meaning that non-interest expenditure will no longer exceed total revenue – by 2023/24. As a percentage of GDP, the gross borrowing requirement is expected to decline, reaching 5.3 per cent in 2021/22.

Table 7.2 Financing of national government gross borrowing requirement[1]

	2017/18	2018/19		2019/20	2020/21	2021/22
R million	Outcome	Budget	Revised	Medium-term estimates		
Main budget balance	**-208 587**	**-191 054**	**-224 472**	**-255 243**	**-264 449**	**-267 560**
Redemptions	**-28 375**	**-33 192**	**-15 060**	**-80 088**	**-63 215**	**-64 256**
Domestic long-term loans	-24 254	-31 084	-13 019	-30 596	-51 075	-59 964
Foreign loans	-4 121	-2 108	-2 041	-49 492	-12 140	-4 292
Total	**-236 962**	**-224 246**	**-239 532**	**-335 331**	**-327 664**	**-331 816**
Financing						
Domestic short-term loans	**33 407**	**14 200**	**14 000**	**25 000**	**35 000**	**36 000**
Treasury bills (net)	43 350	4 200	14 000	15 000	35 000	36 000
Corporation for Public Deposits	-9 943	10 000	–	10 000	–	–
Domestic long-term loans	**198 692**	**191 000**	**180 500**	**216 000**	**244 000**	**254 000**
Market loans	200 200	191 000	181 000	216 000	244 000	254 000
Loans issued for switches	-1 508	–	-500	–	–	–
Foreign loans	**33 895**	**38 040**	**54 198**	**28 520**	**43 050**	**43 560**
Market loans	33 895	38 040	54 198	28 520	43 050	43 560
Loans issued for switches	–	–	–	–	–	–
Change in cash and other balances[2]	**-29 032**	**-18 994**	**-9 166**	**65 811**	**5 614**	**-1 744**
Cash balances	-31 538	-23 085	-47 498	71 644	930	-6 268
Other balances[3]	2 506	4 091	38 332	-5 833	4 684	4 524
Total	**236 962**	**224 246**	**239 532**	**335 331**	**327 664**	**331 816**
Percentage of GDP	*5.0%*	*4.5%*	*4.7%*	*6.2%*	*5.6%*	*5.3%*

1. A longer time series is presented in Table 1 of the statistical annexure at the back of the Budget Review
2. A positive value indicates that cash is used to finance part of the borrowing requirement
3. Differences between funds requested and actual cash flows of national departments
Source: National Treasury

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CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

Domestic short-term borrowing

Short-term loans are made up of a highly liquid Corporation for Public Deposits borrowing facility and Treasury bills. During 2018/19, government issued an additional R9.8 billion in Treasury bills (relative to 2018 Budget projections) to partly finance the higher borrowing and compensate for lower issuance in domestic bonds. Loans from the Corporation for Public Deposits remained unchanged at R17.3 billion.

In 2019/20, net Treasury bill issuance will amount to R15 billion, while borrowing from the Corporation for Public Deposits will increase to R27.3 billion.

Table 7.3 Domestic short-term borrowing

	2018/19			2019/20		2018/19	2019/20
R million	Opening balance	Net change	Closing balance	Net change	Closing balance	Weekly auction estimates	
Corporation for Public Deposits	**17 256**	**–**	**17 256**	**10 000**	**27 256**		
Treasury bills	**293 321**	**14 000**	**307 321**	**15 000**	**322 321**	**8 255**	**9 020**
91-days	27 430	-10 430	17 000	1 200	18 200	1 000	1 400
182-days	56 833	2 985	59 818	-6 448	53 370	2 125	2 145
273-days	88 948	9 556	98 504	2 896	101 400	2 395	2 600
364-days	120 110	11 889	131 999	17 352	149 351	2 735	2 875
Total	**310 577**	**14 000**	**324 577**	**25 000**	**349 577**		

Source: National Treasury

Domestic long-term borrowing

Domestic long-term loans consist of fixed-rate, inflation-linked and retail savings bonds. In 2018/19, domestic long-term loans amounted to R180.5 billion. Between April 2018 and January 2019, government issued R147.5 billion in bonds. Fixed-rate instruments, with an average auction-clearing yield of 9.3 per cent, accounted for 81 per cent of this issuance. The auctions were well supported.

During 2018, yields increased by an average of 79 basis points, making it more expensive for government to issue debt. The weekly nominal auction amounts rose due to more expensive debt and higher borrowing. Over the medium term, bond issuance will increase from R216 billion to R254 billion.

Increasing yields made it more expensive for government to issue debt in 2018

An electronic government bond trading platform was launched in July 2018. Trading on this platform has surpassed expectations. Daily volumes average R2.2 billion, compared with an expected daily trade of R1 billion. The platform is already increasing liquidity and transparency. It collects daily data that will help to assess its effect on primary bond auctions and secondary market pricing.

Non-resident holdings

Foreign investors remain the largest single category of holders of domestic government bonds. By the end of December 2018, they held 37.7 per cent (R712.9 billion) of domestic government bonds.

Foreign investors hold 37.7 per cent of domestic government bonds

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Figure 7.2 Ownership of domestic government bonds


Foreign investors
Pension funds
Monetary institutions
Insurers
Other financial institutions
Other
Per cent
100
90
80
70
60
50
40
30
20
10
0
8.0
5.8
8.2
8.7
7.2
10.3
9.9
13.6
11.6
9.4
8.6
8.2
8.3
7.2
6.7
6.4
16.3
17.0
14.6
14.7
17.6
17.8
15.0
16.1
33.0
29.8
29.2
31.7
30.6
28.3
26.6
25.8
29.1
35.9
36.4
36.1
32.4
36.0
41.4
37.7
2011
2012
2013
2014
2015
2016
2017
2018

Source: Share Transactions Totally Electronic

International borrowing

Government to raise US$8 billion in global capital markets over medium term

Government raises financing in the international capital markets to fund its foreign-currency commitments. In 2018, it issued US$2 billion in foreign bonds, and the transaction was oversubscribed. Further issuance of US$2 billion is expected in 2018/19. Over the next three years, government will raise an additional US$8 billion in global capital markets.

Table 7.4 Foreign-currency commitments and financing

US$ million	2017/18 Outcome	2018/19 Estimate	2019/20 Medium-term estimates	2020/21	2021/22
Commitments					
Redemptions	311	154	3 471	846	296
Interest	916	1 022	1 257	1 268	1 426
Departmental	995	1 235	1 190	1 250	1 310
Total	**2 222**	**2 411**	**5 918**	**3 364**	**3 032**
Financing					
Loans	2 500	4 000	2 000	3 000	3 000
Purchases	–	–	–	–	–
Interest	49	86	86	87	79
Change in cash balances[1]	-327	-1 675	3 832	277	-47
Total	**2 222**	**2 411**	**5 918**	**3 364**	**3 032**

1. A positive value indicates that cash is used to finance part of borrowing requirement
Source: National Treasury

Cash balances

Sharp increase in cash balances to prefund large foreign-currency commitments

Government's total cash holdings, which consist of deposits held at commercial banks and the Reserve Bank, stood at R235.8 billion at the end of 2017/18. As Table 7.5 shows, these balances have increased sharply, mainly to prefund large foreign-currency commitments due in 2019/20. In 2018/19, rand cash balances increased by R21.5 billion relative to the 2018 Budget. This is due to a shift in the cash flow of social-grant and interest payments from March to April 2019. Of government's total cash

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holdings for 2019/20, almost 81 per cent, or R171.6 billion, constitutes official foreign exchange reserve deposits made with the Reserve Bank, which is available for government to use as bridging finance.

Table 7.5 Change in cash balances

R million	2017/18 Outcome	2018/19 Budget	2018/19 Revised	2019/20	2020/21	2021/22
				Medium-term estimates		
Rand currency						
Opening balance	**110 262**	**112 157**	**123 241**	**138 657**	**117 157**	**117 157**
Closing balance	**123 241**	**117 157**	**138 657**	**117 157**	**117 157**	**117 157**
of which:						
Tax and loan accounts	*56 084*	*50 000*	*71 500*	*50 000*	*50 000*	*50 000*
Change in rand cash balance[1] (opening less closing balance)	**-12 979**	**-5 000**	**-15 416**	**21 500**	**–**	**–**
Foreign currency[2]						
Opening balance	**93 987**	**114 164**	**112 546**	**144 628**	**94 484**	**93 554**
Closing balance	**112 546**	**132 249**	**144 628**	**94 484**	**93 554**	**99 822**
US$ equivalent	*8 942*	*10 007*	*10 617*	*6 786*	*6 509*	*6 556*
Change in foreign currency cash balance[1] (opening less closing balance)	**-18 559**	**-18 085**	**-32 082**	**50 144**	**930**	**-6 268**
Total change in cash balances[1]	**-31 538**	**-23 085**	**-47 498**	**71 644**	**930**	**-6 268**
Total closing cash balance	**235 787**	**249 406**	**283 285**	**211 641**	**210 711**	**216 979**
of which:						
Operational cash[3]	*72 194*	*79 008*	*113 961*	*40 059*	*35 756*	*35 627*
Official reserves[4]	*163 593*	*170 398*	*169 324*	*171 582*	*174 955*	*181 352*

1. A positive value indicates that cash is used to finance part of borrowing requirement
2. Rand values at which foreign currency was purchased or borrowed
3. Deposits in rands and US dollars to meet government's commitments
4. Deposits in rands and US dollars made with Reserve Bank to increase official foreign exchange reserves
Source: National Treasury

Government debt and debt-service costs

National government debt

Government debt, determined primarily by its borrowing requirement, is also affected by changes in inflation and exchange rates. Table 7.6 summarises the distribution and stock of national government debt. Gross loan debt is expected to increase by R869 billion over the medium term. Net debt is expected to stabilise at R4.52 trillion, or 57.3 per cent of GDP, by 2024/25 and gross debt at 60.2 per cent of GDP by 2023/24.

Net loan debt expected to stabilise at 57.3 per cent of GDP by 2024/25

Distinguishing gross and net loan debt

In line with global reporting standards, government discloses its debt on a gross and net basis. **Gross loan debt** represents the nominal value of all outstanding loan debt, as well as inflation-linked and foreign debt, which are revalued at current and projected inflation and exchange rates. It includes debt that was incurred to accumulate cash balances, which help to increase official foreign exchange reserves and meet future cash flow requirements. Debt-service costs are based on gross loan debt. **Net loan debt** excludes cash balances.

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Table 7.6 Total national government debt[1]

End of period	2017/18	2018/19	2019/20	2020/21	2021/22
R billion	Outcome	Estimate	Medium-term estimates		
Domestic loans[2]	**2 272**	**2 494**	**2 748**	**3 029**	**3 311**
Short-term	311	324	350	385	420
Long-term	1 961	2 170	2 398	2 644	2 891
Fixed-rate	*1 455*	*1 603*	*1 759*	*1 921*	*2 136*
Inflation-linked	*506*	*567*	*639*	*723*	*755*
Foreign loans[2]	**218**	**320**	**295**	**329**	**372**
Gross loan debt	**2 490**	**2 814**	**3 043**	**3 358**	**3 683**
Less: National Revenue Fund bank balances[2]	-229	-292	-214	-211	-212
Net loan debt	**2 261**	**2 522**	**2 829**	**3 147**	**3 471**
As percentage of GDP:					
Gross loan debt	*52.7*	*55.6*	*56.2*	*57.8*	*58.9*
Net loan debt	*47.9*	*49.9*	*52.3*	*54.1*	*55.5*

1. A longer time series is given in Table 10 of the statistical annexure at the back of the Budget Review
2. Estimates include revaluation based on National Treasury's projections of inflation and exchange rates
Source: National Treasury

Over the MTEF period, the composition of debt is relatively constant. Domestic short-term and foreign-currency debt each account for about 10 per cent of gross loan debt, while domestic long-term debt accounts for the remainder. In 2018/19, the stock of debt increased by R324.7 billion. The main budget deficit accounted for R224.5 billion of this increase. The debt portfolio is sensitive to changes in the value of the currency: rand depreciation increases the value of outstanding foreign debt. This is partly offset by an increase in the rand valuation of government's foreign cash holdings.

Table 7.7 Analysis of annual increase in gross loan debt

	2017/18	2018/19	2019/20	2020/21	2021/22
R million	Outcome	Estimate	Medium-term estimates		
Budget deficit	208 587	224 472	255 243	264 449	267 560
Discount on loan transactions	22 452	17 716	13 820	18 451	13 313
Revaluation of inflation-linked bonds[1]	21 491	18 801	29 226	35 014	39 245
Revaluation of foreign-currency debt[1]	-24 733	54 476	-3 897	2 603	3 940
Change in cash and other balances[2]	29 032	9 166	-65 811	-5 614	1 744
Total	**256 829**	**324 631**	**228 581**	**314 903**	**325 802**

1. Revaluation based on National Treasury projections of inflation and exchange rates
2. A negative value indicates that cash is used to finance part of the borrowing requirement
Source: National Treasury

National government debt-service costs

Government debt-service costs are determined by the debt stock, new borrowing and macroeconomic variables such as interest, inflation and exchange rates.

In 2018/19, debt-service costs were revised upwards by R2.1 billion due to the higher borrowing requirement. Higher Treasury bill issuance and greater bridging finance increase short-term borrowing costs. As a share of GDP, debt-service costs average 3.9 per cent over the medium term.

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Table 7.8 National government debt-service costs

	2017/18	2018/19		2019/20	2020/21	2021/22
R million	Outcome	Budget	Revised	Medium-term estimates		
Domestic loans	150 811	165 754	167 782	184 240	205 814	226 650
Short-term	24 954	22 848	25 882	25 345	28 861	31 202
Long-term	125 857	142 906	141 900	158 895	176 953	195 448
Foreign loans	11 834	14 370	14 436	17 968	18 252	20 758
Total	**162 645**	**180 124**	**182 218**	**202 208**	**224 066**	**247 408**
As percentage of:						
GDP	*3.4*	*3.6*	*3.6*	*3.7*	*3.9*	*4.0*
Expenditure	*11.6*	*11.9*	*12.1*	*12.2*	*12.7*	*13.0*
Revenue	*13.6*	*13.6*	*14.2*	*14.4*	*14.9*	*15.2*

Source: National Treasury

Figure 7.3 uses the 2019/20 estimates to illustrate the sensitivity of debt and debt-service costs to changes in selected macroeconomic variables.

Figure 7.3 Sensitivity of debt and debt-service costs, 2019/20*


Change in debt-service costs
Change in gross loan debt
1 percentage point change in headline inflation
R1 change in the rand/US dollar exchange rate
1 percentage point change in short- and long-term interest rates
0.2
6
2
21
5.1
11
0
5
10
15
20
25
R billion

**Assuming all other variables remain unchanged. An increase/decrease in inflation, the rand/US dollar rate or interest rates causes an increase/decrease in debt-service costs and debt*
Source: National Treasury

Contingent liabilities

Government closely monitoring contingent liabilities

Government closely monitors the status of its contingent liabilities – financial obligations that will only result in expenditure if a specific event occurs. Contingent liabilities include guarantees to state-owned companies, independent power producers and public-private partnerships. Government also monitors other obligations, such as the provisions for multilateral institutions.

The risks posed by different categories of contingent liabilities vary. Chapter 8 discusses the financial position of state-owned companies and other public-sector institutions. Table 11 of the statistical annexure shows details of contingent liabilities and provisions for multilateral institutions.

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2019 BUDGET REVIEW

Government guarantees and other liabilities

Guarantees to some state-owned companies remain a major risk to the fiscus

A guarantee is a commitment to take responsibility for a loan in the event of default. It enables the beneficiary to access funding that would otherwise be unavailable, or to borrow at a lower cost. A high level of contingent liabilities can lead to a higher risk premium on (and increased costs of) sovereign debt. Guarantees to some state-owned companies remain a major risk to the fiscus, and government is committed to reducing its guarantee exposure.

Table 7.9 Government guarantee exposure[1]

	2016/17		2017/18		2018/19	
R billion	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**
Public institutions	**475.7**	**290.4**	**469.8**	**321.3**	**483.1**	**372.4**
of which:						
Eskom	*350.0*	*202.8*	*350.0*	*244.7*	*350.0*	*294.7*
SANRAL	*38.9*	*29.4*	*38.9*	*30.4*	*38.9*	*30.3*
Trans-Caledon Tunnel Authority	*25.6*	*20.9*	*25.7*	*18.9*	*43.0*	*14.9*
South African Airways	*19.1*	*17.8*	*19.1*	*11.1*	*19.1*	*17.3*
Land and Agricultural Bank of South Africa	*11.1*	*3.8*	*9.6*	*3.8*	*9.6*	*2.5*
Development Bank of Southern Africa	*12.5*	*4.1*	*12.2*	*4.1*	*11.4*	*4.4*
South African Post Office	*4.4*	*4.0*	*4.2*	*0.4*	–	–
Transnet	*3.5*	*3.8*	*3.5*	*3.8*	*3.5*	*3.8*
Denel	*1.9*	*1.9*	*2.4*	*2.4*	*3.4*	*3.4*
South African Express	*1.1*	*0.8*	*1.1*	*0.9*	*1.2*	*0.2*
Industrial Development Corporation	*0.4*	*0.2*	*0.4*	*0.1*	*0.5*	*0.2*
South African Reserve Bank	*3.0*	–	–	–	*0.3*	–
Independent power producers	**200.2**	**125.8**	**200.2**	**122.2**	**200.2**	**146.9**
Public-private partnerships[3]	**10.0**	**10.0**	**10.0**	**9.6**	**10.1**	**10.1**

1. A full list of guarantees is given in Table 11 of the statistical annexure in the Budget Review
2. Total amount of borrowing and accrued interest for the period made against the guarantee
3. These amounts only include national and provincial PPP agreements
Source: National Treasury

Changes in the guarantee profile in 2018/19 were as follows:

- Eskom used an additional R50 billion of its R350 billion guarantee in 2018/19.
- Denel was granted a further R1 billion guarantee to help it secure funding for working-capital requirements and alleviate cash flow pressures. This increased the entity's guarantee and exposure to R3.4 billion for the next five years.
- Government and the Trans-Caledon Tunnel Authority concluded the guarantee framework agreement for the Vaal River System, which incorporates the Lesotho Highlands Water Project and the Acid Mine Drainage project. This brings the authority's total guarantee to R43 billion.
- The National Treasury issued a R336 million guarantee to the Reserve Bank as part of the curatorship of VBS mutual bank. This guarantee is yet to be used.

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CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES Guarantees to independent power producers Power-purchase agreements between Eskom and independent power producers are classified as contingent liabilities in line with global standards. These liabilities can materialise in two ways. If Eskom could not afford to buy power as set out in the power-purchase agreements, government would have to provide the utility with money to honour the agreements. Government would also be liable if it terminated such agreements owing to a change in legislation or policy. Both outcomes are unlikely, and the risk of this contingent liability materialising is low. Government has committed to procure up to R200 billion in renewable energy from independent power producers. The value of signed projects, which represents government’s exposure, is expected to amount to R146.9 billion by March 2019. Exposure is expected to decrease to R139.2 billion in 2021/22. Contingent liability risks for independent power producers are very low Guarantees to public-private partnerships Contingent liability exposure from public-private partnerships (PPPs) arises mainly from contract cancellation or if a project does not generate minimum revenue levels. During 2018/19, contingent liabilities from these partnerships increased by about R510 million to R10.1 billion. Total exposure is expected to decline to R8.1 billion in 2021/22. Additional information appears in Annexure E. PPP contingent liabilities increased by R510 million to R10.1 billion in 2018/19 Provisions for multilateral institutions South Africa subscribes to shares in multilateral institutions such as the International Monetary Fund, the African Development Bank and the World Bank, and contributes capital to the New Development Bank. Government has an obligation to help recapitalise these institutions if they run into financial difficulty by paying for shares that are subscribed but not paid for. The risk of this happening is very low. Provisions for multilateral institutions are R260.6 billion for 2018/19, and are expected to reach R322.2 billion in 2021/22. Provisions for multilateral institutions set to increase to R322.2 billion in 2021/22 Other contingent liabilities Government’s other obligations appear in Table 11 of the statistical annexure. They include a commitment to the Export Credit Insurance Corporation of South Africa, reflecting the net underwriting exposure of the company and its total assets. This commitment is forecast to reach R23.2 billion in 2018/19. The contingent liability for post-retirement medical assistance to government employees is unchanged from the previous year at R69.9 billion. This reflects the estimated present value of government’s future commitment to state employees. Legal claims against government departments are estimated at R28.7 billion. Obligations for the Road Accident Fund have increased by R76.9 billion to R216.1 billion in 2018/19. Net valuation profits and losses Government’s largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. This account reflects profits and losses on gold and foreign exchange reserves, held by the Reserve Bank to meet 87

2019 BUDGET REVIEW foreign exchange obligations and to maintain liquidity in the presence of external shocks. The balance on this account is split into transactions with cash flow and non-cash flow valuations. Due to the depreciation of the rand, unrealised gains are expected to amount to R279 billion by end-March 2019, an increase of R85.1 billion compared with 2017/18. In 2018/19, government settled a realised loss of R142 million. Losses of R135.3 million are projected for 2019/20. Conclusion Over the past year, the financing environment remained challenging, and the weakening financial position of some state-owned companies put pressure on government’s financial resources. However, government continues to manage its debt and meet the country’s financing needs in a sustainable and responsible manner, drawing mainly from deep and liquid domestic financial markets. Government continues to manage its debt sustainably and responsibly 88

8 Financial position of public-sector institutions Overview Tand operating economic infrastructure, financing social and his chapter discusses state-owned companies, development finance Public institutions must be well governed, operationally sound and financially sustainable institutions and social security funds. Their mandates include building economic development, and augmenting the country’s social security system. To meet their objectives, these institutions need to be well governed, operationally sound and financially sustainable. As the Budget Review and the Medium Term Budget Policy Statement have noted for several years, the deteriorating financial position of some institutions, particularly several large state-owned companies, is a major risk to South Africa’s economy and its public finances. Several state-owned companies face negative cash flows and are financing operations from debt, which has become increasingly difficult to raise. This 89 In brief •The Public Finance Management Act (1999) requires major state-owned companies to generate sufficient financial resources from their operations to meet their obligations to employees, the public and debt holders. Several state-owned companies are not in a position to meet these obligations, and are in financial distress. •Beginning with a restructuring of the electricity sector, government is initiating a series of major reforms at state-owned companies. These reforms will adjust business models in response to changed economic conditions, restore good governance, bolster operational efficiency, and strengthen financial controls and planning. •To achieve their mandates, which include funding economic and social development, the development finance institutions need to be financially sustainable and supported by efficient governance structures. The combined net asset value of the Development Bank of Southern Africa (DBSA), the Industrial Development Corporation (IDC) and the Land Bank increased to R133.1 billion in 2017/18, with allowance for credit losses at 7.5 per cent of the gross loan book. •The financial positions of the Unemployment Insurance Fund (UIF) and Compensation Fund are strong, but they are more than offset by the liabilities of the Road Accident Fund (RAF). By 2021/22, the combined net asset deficit of the social security funds is expected to reach R167.6 billion. •The Government Employees Pension Fund holds assets in excess of R1.8 trillion, which will help it to meet future pension obligations.

2019 BUDGET REVIEW

moves them perilously close to default unless they receive some form of recapitalisation. Apart from financial problems, Eskom has experienced serious operational failures, forcing a temporary return to intermittent power cuts across the country. The mounting liabilities of the RAF, expected to reach R413.8 billion in 2021/22, more than offset the accumulated surpluses of the other social security funds.

Widespread pattern of corruption alleged at state-owned companies

Over the past 12 months, government has taken the first steps to address governance problems in several public institutions. The Commission of Inquiry into Allegations of State Capture has exposed an apparent pattern of widespread corruption across major state-owned companies. Inquiries into the performance of the South African Revenue Service and the Public Investment Corporation, both of which have a large impact on the health of the public finances, have raised additional concerns.

Far-reaching programme of reforms to start immediately with separating Eskom

Government will initiate a series of far-reaching reforms at state-owned companies over the period ahead. These reforms are aimed at restructuring sectors in response to changed economic conditions, restoring good governance, bolstering operational efficiency, and strengthening financial controls and planning.

The immediate focus is Eskom, which is discussed in Chapter 1 and Annexure W3: *Fiscal support for electricity market reform*, available on the National Treasury website. Reforms affecting the other institutions discussed in this chapter will be shaped by robust engagements with a broad range of parties in the months ahead. The discussion below focuses on the current financial position of these entities.

State-owned companies

Return on equity has deteriorated to -0.3 per cent as result of weak revenue growth and overstaffing

The Public Finance Management Act requires state-owned companies listed in schedule 2 of the act to generate sufficient financial resources from their operations to meet obligations to employees, the public and debt holders. Several entities cannot meet these obligations. As Table 8.1 shows, return on equity has deteriorated to -0.3 per cent. This is largely the result of weak revenue growth and high compensation costs associated with overstaffing. Growing debt-service costs from a decade-long debt accumulation phase also weigh heavily on profitability.

Table 8.1 Combined balance sheets of state-owned companies[1]

R billion/per cent growth	2013/14	2014/15	2015/16	2016/17	2017/18
Total assets	910.9	1 037.5	1 178.6	1 224.2	1 266.8
	14.1%	*13.9%*	*13.6%*	*3.9%*	*3.5%*
Total liabilities	636.3	739.2	818.2	868.7	898.5
	17.3%	*16.2%*	*10.7%*	*6.2%*	*3.4%*
Net asset value	274.6	298.3	360.4	355.5	368.3
	7.4%	*8.6%*	*20.8%*	*-1.4%*	*3.6%*
Return on equity (average)	*1.7%*	*-2.5%*	*0.6%*	*-0.0%*	*-0.3%*

1. State-owned companies listed in schedule 2 of the PFMA, excluding development finance institutions
Source: National Treasury

Cash flows, assets, debt and borrowing

Assets have grown in line with capital investment, asset revaluations and capitalised interest. In most cases, however, growth in net asset value has not been matched by an improvement in cash generation. As Figure 8.1

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CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS shows, after capital investment and debt servicing, most institutions show negative cash flows. Figure 8.1 Negative cash flows at state-owned companies* *Eskom, Transnet, Airports Company of South Africa, Denel, South African Airways, South African National Roads Agency Limited and Trans-Caledon Tunnel Authority Source: National Treasury In 2017/18, state-owned companies spent 85.9 per cent of the R83.8 billion budgeted for capital projects. Eskom accounted for 66 per cent and Transnet for 30.2 per cent of infrastructure spending. Most of Eskom’s expenditure was on the Medupi and Kusile power stations. Transnet reported that 40 per cent of expenditure was for acquisitions of locomotives and pipelines, 31 per cent was for maintenance and 29 per cent for other projects. Some state-owned companies are financing their operations with debt. Capital spending is also financed primarily by debt, with little contribution from operating cash flows (instead of a more conventional mix of debt and equity). Figure 8.2 shows debt falling due for seven of the largest state-owned companies, totalling R630 billion over the next 23 years. Government guarantees 54 per cent of the total debt. Over the medium term, R155 billion in debt falls due, of which government guarantees R61 billion. Given the poor financial condition of several state-owned companies, a substantial share of the debt may need to be refinanced. In the event that the entities are unable to refinance debt, government may be called upon to honour guarantees, with major consequences for the public finances. Increased credit risk has contributed to the high cost of funding for state-owned companies. Interest rates payable on short-to medium-term debt range from 8.4 per cent to 9.8 per cent, even where state guarantees are in place. Some state-owned companies using debt to fund operations Increased credit risk raises funding costs for state-owned companies 91

2019 BUDGET REVIEW

Figure 8.2 Debt maturity profile of major state-owned companies*


Domestic capital repayments
Foreign capital repayments
Government guaranteed capital portion
R billion
70
60
50
40
30
20
10
0
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30
2030/31
2031/32
2032/33
2033/34
2034/35
2035/36
2036/37
2037/38
2038/39
2039/40
2040/41
2041/42
2042/43

**Eskom, Transnet, Airports Company of South Africa, Denel, South African Airways, South African National Roads Agency Limited, Trans-Caledon Tunnel Authority*
Source: National Treasury

In 2017/18, state-owned companies could raise only 76 per cent of the R135.1 billion they expected, mostly from domestic sources. Financing of long-term capital investments should ideally attract long-dated debt, because the infrastructure is expected to generate positive cash flows over the life of the investment. Given the poor financial position of the borrowing entities, however, most of the new debt was in short-term instruments.

Medium-term borrowing estimates have been revised lower in recognition of state-owned companies' funding difficulties. Most of this borrowing is for refinancing. Eskom accounts for 62 per cent of the planned borrowing.

Table 8.2 Borrowing requirement of selected state-owned companies[1]

	2016/17		2017/18		2018/19	2019/20	2020/21	2021/22
R billion	Budget	Outcome	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**52.8**	**56.2**	**70.1**	**54.4**	**61.8**	**39.5**	**49.5**	**39.3**
Short-term	35.0	22.7	17.9	29.4	20.1	14.8	21.5	16.5
Long-term	17.8	33.5	52.2	25.0	41.7	24.7	28.0	22.8
Foreign loans (gross)	**49.5**	**43.5**	**65.0**	**48.8**	**52.0**	**43.4**	**34.2**	**39.8**
Long-term	49.5	43.5	65.0	48.8	52.0	43.4	34.2	39.8
Total	**102.3**	**99.7**	**135.1**	**103.2**	**113.8**	**82.9**	**83.7**	**79.1**
Percentage of total:								
Domestic loans	*51.6%*	*56.4%*	*51.9%*	*52.7%*	*54.3%*	*47.6%*	*59.1%*	*49.7%*
Foreign loans	*48.4%*	*43.6%*	*48.1%*	*47.3%*	*45.7%*	*52.4%*	*40.9%*	*50.3%*

1. Airports Company of South Africa, Eskom, SANRAL, SAA, Transnet and Trans-Caledon Tunnel Authority
Source: National Treasury

Eskom

Eskom, which produces and transmits most of South Africa's electricity, reported a loss of R2.3 billion in 2017/18 following a profit of R0.9 billion in 2016/17. The loss was mainly a result of the increase in net finance costs, lower revenue and high operational costs. The utility's debt-service coverage ratio fell from 1.3 to 0.85 in 2017/18, meaning it could only

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CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS service 85 per cent of capital and interest payments from operating cash flows. Delays and cost overruns in Eskom’s build programme have contributed to higher debt. The poor performance of existing and new generation plants constrained sales volumes and revenue. High municipal arrears continue to weaken liquidity. Eskom has been able to raise 93 per cent of its funding for 2018/19 and about 22 per cent for 2019/20 has been pre-funded. Inadequate maintenance, along with serious operational problems at Eskom’s two large new coal-fired power stations (Medupi and Kusile), has led to power cuts in early 2019. Chapter 1 sets out initial steps for a major reconfiguration of Eskom, and more detail is provided online in Annexure W3. Transnet Transnet operates South Africa’s port, freight rail and pipeline infrastructure. The group’s net profit increased to R4.9 billion in 2017/18, up from R2.8 billion in the prior year, largely as a result of increases in the volumes of export coal, railed automotive and port containers. Volumes, however, still fell short of targets. Cash generated from operations increased by 12.6 per cent from R31 billion in 2016/17 to R34.9 billion in 2017/18. Total assets improved from R353 billion in 2016/17 to R369 billion in 2017/18, mainly due to the revaluation of rail and port infrastructure. Equity remains healthy at R156 billion. Transnet’s procurement governance and controls have broken down, resulting in a qualified audit report for 2017/18. The new board has hired forensic specialists whose responsibilities include reviewing the contract for the acquisition of 1 064 locomotives. Denel Denel, a producer of military and aerospace equipment, reported a net loss of R1.8 billion in 2017/18. This resulted in negative operating cash flows of R717 million, compared with a positive R376 million in the previous year. Denel financed the shortfall by increasing its borrowing. The group’s gearing ratio increased from 122 per cent to 361 per cent, meaning that its debt is more than triple its equity. Denel’s cost structure is unsustainably high. Since 2017, it has faced severe liquidity problems. Negative operating cash flows have affected the company’s ability to deliver on projects and meet creditor obligations. In September 2018, government provided Denel with a R3.4 billion guarantee to address its liquidity problems and support a turnaround plan. South African Airways South Africa’s national carrier incurred net losses of R1.5 billion in 2015/16 and R5.6 billion in 2016/17. The airline is not generating sufficient cash to repay its maturing debt or cover its working-capital requirements. SAA will have to address its short-and medium-term funding needs to finalise its 2017/18 financial statements on a going-concern basis. SAA has secured a R3.5 billion working capital facility for 2018/19 and will require an additional R4 billion facility for 2019/20. This funding will be acquired through a mix of government-guaranteed debt and Delays and cost overruns in Eskom’s build programme have contributed to higher debt Transnet’s net profit has increased, but procurement controls are a serious concern Denel’s cost structure is unsustainably high and it faces severe liquidity problems 93

2019 BUDGET REVIEW

recapitalisation. About R12.7 billion in guaranteed debt matures on 31 March 2019. SAA is negotiating with lenders to refinance this debt.

South African Post Office

SAPO forecast to continue incurring losses over medium term

In 2017/18 the South African Post Office (SAPO) incurred a loss of R908 million – a slight improvement from the R987 million loss reported in 2016/17. It continues to implement measures to control costs, but expects to continue incurring losses owing to declining customer numbers and ageing infrastructure. SAPO remains reliant on debt to fund operations.

In 2017/18 government recapitalised the Post Office with R3.7 billion to settle maturing debt. In the current year, government provided SAPO with a R2.9 billion recapitalisation to extinguish its entire debt, and ensure continued operations. An additional R1.5 billion is allocated to SAPO over the MTEF period. As of October 2018 SAPO has taken over responsibility for distributing social grants.

Development finance institutions

Development finance institutions support inclusive economic growth and the objectives of the National Development Plan by providing loan and equity funding for industry, infrastructure and agriculture. These institutions need to be well governed, developmentally focused and financially sustainable.

Table 8.3 Financial position of selected development finance institutions

R billion	2015/16	2016/17	2017/18
IDC			
Total assets	**121.3**	**129.8**	**137.0**
Loan book	23.9	26.7	30.7
Equity and other investments	97.4	103.1	106.3
Total liabilities	**36.5**	**41.5**	**44.9**
Net asset value	**84.8**	**88.3**	**92.1**
DBSA			
Total assets	**82.3**	**83.7**	**89.2**
Loan book	70.8	76.6	75.0
Equity and other investments	11.5	7.1	14.2
Total liabilities	**53.1**	**51.6**	**54.9**
Net asset value	**29.2**	**32.1**	**34.3**
Land Bank			
Total assets	**41.4**	**45.4**	**49.5**
Loan book	36.4	41.0	43.4
Equity and other investments	5.0	4.4	6.1
Total liabilities	**35.3**	**39.0**	**42.8**
Net asset value	**6.1**	**6.4**	**6.7**

Source: National Treasury

The three largest institutions – the DBSA, the IDC and the Land Bank – increased their total net asset value to R133.1 billion in 2017/18, a 5 per cent increase relative to a 5.6 per cent increase in the previous period, owing to subdued economic growth, a reduced repurchase rate and delayed infrastructure projects.

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Development finance institutions' allowance for credit losses at 7.5 per cent

In addition to data on loan disbursements, a useful way to assess development finance institutions' loan portfolios is to track the allowance for credit losses. This accounting metric captures the expected proportion of capital and interest payments that will not be repaid. The cumulative measure allows lenders to assess borrower repayment patterns over time. As Figure 8.3 shows, the percentage of allowance for credit losses is 7.5 per cent in 2017/18.

Figure 8.3 Quality of major development finance loan book assets*


Allowance for credit losses
Gross loans
Allowance for credit losses as a % of gross loan book (RHS)
R billion
Per cent
200
180
160
140
120
100
80
60
40
20
0
9
8
7
6
5
4
3
2
1
0
2013/14
2014/15
2015/16
2016/17
2017/18

**Land Bank, IDC and DBSA*
Source: National Treasury

The IDC had R5.2 billion in cumulative credit losses associated with its R35.8 billion gross loan portfolio in 2017/18, owing to higher-than-expected losses by two manufacturing subsidiaries. Improvement in the Land Bank's allowance for credit losses, which totalled R2.1 billion in 2017/18, resulted from higher agricultural production and favourable exchange rate movements, which boosted export revenues. The DBSA's allowance for credit losses has steadily increased over the past two years, reaching R4.8 billion in 2017/18, as a result of weaker municipal finances.

Reliance on short-term borrowing increases refinancing risk

Borrowing by the three major development finance institutions in 2017/18 (see Table 8.4) was in line with budgeted amounts. The majority of the debt obtained was short term, which increases refinancing risk.

Land Bank

The Land Bank supports development and transformation of the agricultural sector. It disbursed new loans of R2.4 billion in 2017/18. Over the medium term, the Land Bank anticipates that the average tenure of its liabilities will increase from the current base of less than two years, reducing liquidity risk. Developmental loans are expected to increase from 11.8 per cent to 24.2 per cent of the total loan book by 2020/21.

Industrial Development Corporation

IDC disbursed R15.4 billion in loans and investments during 2017/18, mostly to black-owned companies

The IDC finances industrial development. Over the medium term, it will focus on financing and facilitating the adoption of emerging technologies and creating new industries. IDC profits grew by 45.5 per cent, from R2.2 billion in 2016/17 to R3.2 billion in 2017/18, mainly as a result of

95

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capital gains. The corporation disbursed R15.4 billion in loans and investments during the year, the majority to black-owned companies. The loan book grew by 15 per cent to R30.7 billion.

Development Bank of Southern Africa

DBSA disbursed R11.9 billion in developmental loans in 2017/18

The DBSA provides financing for infrastructure projects – including water, sanitation, energy and school infrastructure. It assists clients with project preparation and implementing infrastructure programmes. The DBSA's profit declined from R2.8 billion in 2016/17 to R2.3 billion in 2017/18, mainly due to interest rate movements, project delays and slow municipal processes. In 2017/18, it disbursed R11.9 billion in developmental loans, and the development loan book increased from R72 billion to R75 billion.

Table 8.4 Borrowing requirement for development finance institutions[1]

	2016/17		2017/18		2018/19	2019/20	2020/21	2021/22
R billion	Budget	Outcome	Budget	Outcome	Revised	Medium-term estimates[2]		
Domestic loans (gross)	**23.4**	**58.0**	**51.1**	**54.0**	**36.2**	**44.4**	**38.2**	**19.7**
Short-term	17.8	47.7	36.2	39.0	23.9	27.7	22.7	11.8
Long-term	5.6	10.3	14.9	15.0	12.3	16.7	15.5	7.9
Foreign loans (gross)	**6.5**	**9.4**	**9.3**	**5.6**	**9.2**	**12.1**	**10.7**	**4.5**
Long-term	6.5	9.4	9.3	5.6	9.2	12.1	10.7	4.5
Total	**29.9**	**67.4**	**60.4**	**59.6**	**45.4**	**56.5**	**48.9**	**24.2**
Percentage of total:								
Domestic loans	*78.3%*	*86.1%*	*84.6%*	*90.6%*	*79.7%*	*78.6%*	*78.1%*	*81.4%*
Foreign loans	*21.7%*	*13.9%*	*15.4%*	*9.4%*	*20.3%*	*21.4%*	*21.9%*	*18.6%*

1. Land Bank, DBSA and IDC
2. Forecast numbers for 2021/22 relating to DBSA were not available
Source: National Treasury

Social security funds

Social security funds provide support for unemployed workers and those involved in road and workplace accidents. Over the medium term the funds will collect R239 billion in contributions and pay R194.3 billion in benefits.

Table 8.5 Financial position of social security funds

	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
R billion		Outcome		Estimate		Medium-term estimates	
Unemployment Insurance Fund							
Total assets	124.7	139.5	160.1	174.0	185.1	198.1	213.6
Total liabilities	4.6	6.4	13.4	16.5	18.8	23.0	27.9
Net asset value	120.1	133.1	146.7	157.5	166.3	175.1	185.7
Compensation Fund							
Total assets	55.2	62.5	67.3	53.6	56.5	59.6	62.9
Total liabilities	34.7	35.5	34.3	12.2	12.8	13.5	14.3
Net asset value	20.5	27.0	33.0	41.4	43.7	46.1	48.6
Road Accident Fund							
Total assets	9.8	9.2	9.8	10.8	11.6	11.8	11.9
Total liabilities	155.0	189.2	216.1	252.6	295.4	348.6	413.8
Net asset value	-145.2	-180.0	-206.3	-241.8	-283.8	-336.8	-401.9

Source: National Treasury

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Financial positions of UIF and Compensation Fund are strong, but offset by RAF

The financial positions of the UIF and Compensation Fund are strong and expected to improve over the medium term. However, they are offset by the liabilities of the RAF. By 2021/22, the combined net asset deficit of the social security funds is expected to reach R167.6 billion.

Detailed income and expenditure data for the social security funds is published in the *Estimates of National Expenditure*.

Unemployment Insurance Fund

The UIF provides benefits to workers who are out of work due to retrenchment, illness or maternity leave. The fund's projected benefit payments are expected to grow from R9.3 billion in 2017/18 to R15.9 billion in 2021/22. However, its net asset value continues to grow, and is projected at R185.7 billion in the outer year.

Compensation Fund

Compensation Fund's net asset value expected to reach R48.6 billion in 2021/22

The Compensation Fund provides financial support to employees who have been injured at the workplace or have a work-related illness. The net asset value of the fund is expected to grow from R33 billion in 2017/18 to R48.6 billion in 2021/22. Contributions are projected to grow from R11.8 billion in 2018/19 to R13.6 billion in 2021/22 due to administrative improvements, which will finance higher benefit payments. The fund has also budgeted for an increase in cases of post-traumatic stress disorder, orthotic support and medical rehabilitation to help beneficiaries transition back into the workplace.

Road Accident Fund

The RAF's accumulated deficit is expected to deteriorate at an average annual rate of 18.5 per cent over the medium term to R402 billion in 2021/22. On an accrual basis, the fund will have an average annual deficit of R53.3 billion, mainly as a result of claims awarded but not paid. In 2019/20 the RAF fuel levy will increase by 5c/litre.

Government Employees Pension Fund

In 2017/18, the Government Employees Pension Fund (GEPF) paid out R95 billion in benefits to about 1.3 million employees and 450 000 beneficiaries.

In 2017/18, the Minister of Finance approved a pension increase of 5.5 per cent, exceeding consumer price inflation for the same period. Assets invested on behalf of the fund returned 8.5 per cent compared with 4.3 per cent in 2016/17.

Table 8.6 Selected income and expenditure of GEPF

R billion	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Revenue						
Employer contributions	30.8	33.5	36.1	38.6	42.1	45.3
Employee contributions	17.1	18.7	20.3	21.7	23.4	25.1
Investment income[1]	49.9	54.0	68.5	69.0	69.5	72.0
Expenditure						
Benefits paid	43.2	57.9	85.8	83.1	88.3	94.9

1. Dividends on listed equities, interest on bonds and money market instruments and income from unlisted properties and unlisted investments excludes adjustments for value of financial assets

Source: Government Pensions Administration Agency

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On best-estimate basis, GEPF remains fully funded

An actuarial valuation completed in December 2018 showed that the GEPF held R1.8 trillion in assets. This is sufficient to cover 108.3 per cent of liabilities on a best-estimate basis, which measures the present value of future pension liabilities. On a stricter liability measure, taking into account the reserve the fund has to hold to make pension payments and remain solvent, assets cover 75.5 per cent of liabilities. On both measures, the GEPF's position has deteriorated since 2016. The contributing factors are lower-than-expected investment returns, the introduction of new benefits and improvements to existing benefits. In addition, contributions to the fund were lower than actuarial assumptions.

The Public Investment Corporation (PIC) manages the financial assets of the GEPF and the social security funds. At the end of March 2018, the PIC had R2.08 trillion in assets under management.

Table 8.7 Breakdown of assets under management by PIC, 2017/18

R billion	Government Employees Pension Fund	Unemployment Insurance Fund	Compensation Fund[1]	Other	Total
Asset class					
Equity	1 029.5	37.1	13.6	0.3	1 080.4
Bonds	571.0	88.4	39.5	13.3	712.2
Money market	54.3	16.1	9.5	32.3	112.3
Property	101.3	5.5	1.1	0.2	108.1
Unlisted investments	58.8	9.7	1.6	–	70.1
Total	**1 814.9**	**156.8**	**65.3**	**46.1**	**2 083.1**

1. Includes the Compensation Pension Fund

Source: Public Investment Corporation and National Treasury

The Commission of Inquiry into Allegations of Impropriety Regarding the PIC is expected to submit a final report on 15 April. The PIC's board resigned on 1 February to allow for an investigation of the fund's investments. The current board will serve until the Minister of Finance appoints a new board – a process that is under way.

Conclusion

Broad reforms to be designed to strengthen governance, financial management and operations of public entities

A number of public-sector institutions, particularly large state-owned companies and the RAF, face serious financial and administrative difficulties, and pose a risk to the public finances. Government is working on a broad reform programme to strengthen the governance, financial management and operations of these entities.

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ANNEXURES Three annexures are available on the National Treasury website (www.treasury.gov.za): • Annexure W1: Explanatory memorandum to the division of revenue • Annexure W2: Structure of the government accounts • Annexure W3: Fiscal support for electricity market reform 99

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A Report of the Minister of Finance to Parliament Introduction This annexure fulfils the requirement of section 7(4) of the Money Bills and Related Matters Act (2009). This section of the act prescribes that the Minister of Finance must submit a report to Parliament at the time of the budget explaining how the Division of Revenue Bill and the national budget give effect to, or the reasons for not taking into account, the recommendations contained in: • Budgetary review and recommendation reports submitted by committees of the National Assembly in terms of section 5 of the act. Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement (MTBPS) submitted by the finance committees in terms of section 6 of the act. Reports on the proposed division of revenue and the conditional grant allocations to provinces and local governments set out in the MTBPS submitted by the appropriations committees in terms of section 6 of the act. • • Budgetary review and recommendation reports Section 5 of the act sets out a procedure to be followed by the National Assembly, through its committees, for assessing the performance of each national department before the Minister of Finance introduces the national budget. This procedure provides for committees to prepare budgetary review and recommendation reports, which: • • Must assess the department’s service-delivery performance given available resources. Must assess the effectiveness and efficiency of the department’s use and allocation of available resources. May include recommendations on the planned use of resources. • The budgetary review and recommendation reports were tabled by the relevant portfolio committees in October and November 2018. The National Treasury’s responses to the committees’ recommendations are detailed below. 101

2019 BUDGET REVIEW Portfolio Committee on Agriculture, Forestry and Fisheries The committee recommends that there should be an intervention from the Minister of Finance for additional funding to the Agricultural Research Council (ARC), which is the government’s premier agricultural research institution in the country that is on the verge of collapse due to underfunding. With the challenges that the sector is currently contending with, the collapse of the entity will be costly and risky to agricultural development, innovation and growth as South Africa will be forced to depend on privately-funded and international agricultural research innovations. Additional funding for the ARC is a necessity to give effect to the Malabo Declaration on Accelerated Agricultural Growth and Transformation for Shared Prosperity and Improved Livelihoods that was signed by African Heads of States including South Africa and the members of the African Union in Malabo, Equatorial Guinea in June 2014. The National Treasury is aware of the ARC’s important contribution to research and development. Over the medium term, the Department of Agriculture, Forestry and Fisheries has been allocated an additional R400 million (R130 million in 2019/20, R140 million in 2020/21 and R130 million in 2021/22), which will be transferred to the council for the construction of a foot and mouth vaccine facility at the Onderstepoort Veterinary Institute. The facility is expected to enhance the country’s vaccine research capacity and ensure there is a secure supply of the vaccine. However, government’s ability to provide additional funds to the ARC is limited due to the constrained fiscal outlook. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. Portfolio Committee on Basic Education Together with relevant authorities, the department should fast track the implementation of plans to allocate ring-fenced funds for learner transport. The National Treasury is part of the task team on this issue. The ring fencing can only happen once a policy decision is taken on whether the function lies with the Department of Basic Education or the Department of Transport. Consideration should be made for additional funding for the Accelerated Schools Infrastructure Delivery Initiative (ASIDI) programme given that expenditure on ASIDI projects increased at the end of 2017/18 and that the 2018/19 first quarter report showed that the programme had 83 schools under construction and another five schools had reached partial completion. Based on the current acceleration on the projects, it appears that the budget allocation will not be enough to complete the projects that are currently running. In the 2018 Adjustments Appropriation Act, the ASIDI programme received a further R800 million for 2018/19. Consideration should be made to increase the budget of Umalusi due to its expanded mandate. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. 102

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Portfolio Committee on Economic Development National Treasury should brief the committee on the procurement processes that the Competition Commission is expected to follow for its sector-specific needs. This should happen before the third quarter of the current financial year. The National Treasury is available to brief the committee on request. Portfolio Committee on Health The Department of Health, National Treasury and provincial treasuries should allocate a certain amount to offset the growing expenditure on accruals. Accruals incurred by provincial health departments have increased significantly in recent years, exceeding R14 billion as at 31 March 2018. Of this, R8 billion is older than 30 days. This partly reflects financial pressures in provinces, but it also reflects poor financial management. While accruals may need to be offset, it is important that provincial departments of health first demonstrate that they have controls in place to stop accrual growth. Once they have been have stabilised, national and provincial treasuries may consider additional allocations to offset existing accruals. It should also be noted that the 2017 Budget included an additional R1 billion to the provincial equitable share to alleviate pressure in medicine budgets, which contributes significantly to accruals in provincial health departments. The Department of Health and National Treasury should provide adequate funding to the Office (Office of the Health Ombud) in line with the recently approved structure for better reporting and functionality. Spending in the Office of Health Standards Compliance, the entity which the Health Ombud falls under, has increased substantially in recent years, from R33.4 million in 2014/15 to R111.6 million in 2017/18. Despite this increase in spending, the entity declared a surplus of R31.8 million in 2016/17 and R35.5 million in 2017/18. The National Treasury approved the retention of these surpluses in both years. The National Treasury and the national Department of Health will continue to work closely with the Office of Health Standards Compliance and, through the annual budget process, ensure that the entity is adequately funded. Portfolio Committee on Higher Education and Training A commitment to build 12 new Technical and Vocational Education and Training (TVET) college campuses by 2020 was made by government. However, only one new TVET college campus was completed and two were nearing completion and their operationalisation costs were funded through the skills fund. This had a negative impact on its sustainability and the rolling out of the skills development interventions. The committee recommends that voted funds be provided for sustainable ways of funding the operationalisation of all the 12 new TVET college campuses. Funding from voted funds has been secured from 2019/20 onwards for the three current sites (approximately R400 million from year 1). The remaining still needs to have a sustainable operational budget secured. The department should pursue discussions with National Treasury and other funders (for example SETAs) to secure the required funding in due course. The National Treasury has added R967 million in the 2019 medium-term expenditure framework (MTEF) period (R200 million in 2019/20, R322 million in 2020/21 and R445 million in 2021/22) for the start-up operational costs of all new TVET colleges. Over the medium term, the Department of Higher Education and Training must ensure that these costs are part of plans for the building of any new TVET college to avoid using funds from the National Skills Fund and the sector education and training authorities. The TVET subsidy will fund ongoing operational costs and the department’s baseline will provide for employee compensation. 103

2019 BUDGET REVIEW Portfolio Committee on Home Affairs Additional funding should be made available to complete the harvesting of addresses during registration and voting as well ensuring that the biometric function of voter registration devices are operational before the National Elections in May 2019. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. National Treasury should consider allocating more funding to the Independent Electoral Commission (IEC) for the completion of its ICT refreshment urgently. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. Portfolio Committee on Justice and Correctional Services The National Prosecuting Authority should be provided with additional funding to address the shortfall on its compensation of employees’ budget, to fill vacancies, and to create capacity at new courts as well as additional funds for the resumption of its Aspirant Prosecutors programme. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. Legal Aid South Africa should receive additional funding to prevent it from having to cut posts with adverse consequences for service delivery and to ensure that it is able to maintain its civil work despite the current fiscal environment. To ensure Legal Aid South Africa remains sustainable, the entity will receive additional funding of R309 million over the medium term for compensation of employees, of which R104.5 million is reprioritised funding from the Department of Justice and Constitutional Development. Portfolio Committee on Labour The committee recommends that additional funding be made available to the Commission for Conciliation, Mediation and Arbitration (CCMA) to enable it to fully implement its statutory obligations in terms of the National Minimum Wage, Basic Conditions of Employment Act and Labour Relations Act. For the 2019 MTEF period, R109 million is added to the CCMA baseline (R30 million in 2019/20, R38 million in 2020/21 and R41 million in 2021/22) to address the increasing caseload arising from the implementation of the national minimum wage and amended labour laws. It will also be used to develop training material for commissioners and assessors to preside over advisory arbitration processes and to conduct balloting and certification processes. Portfolio Committee on Mineral Resources National Treasury should fund the necessary infrastructural upgrade of the Council for Geoscience to ensure compliance with its designation as a national key point. 104

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The Council for Geoscience receives a total transfer allocation of R1.1 billion over the 2019 MTEF period (R420.9 million in 2019/20, R444.1 million in 2020/21 and R259.9 million in 2021/22) mainly for the entity’s operations. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. National Treasury should provide additional funding to the Department of Mineral Resources to be used in the upgrading of the cadastral system. Cabinet has approved an additional allocation of R188 million in 2019/20 and R198.3 million in 2020/21 through government’s economic competitiveness and support package for the Council for Geoscience’s digital information system, building, equipment and facilities. This support is aimed at improving the services and quality of analytical and research work offered by the council. Portfolio Committee on Police The committee recommends that funds allocated to the Integrated Justice System (IJS) Revamp project should be allocated correctly between operational and non-operational functions. During the 2019 MTEF process, the Peace and Security functional group decided that, with effect from 1 April 2019, the funding allocated to the South African Police Service (SAPS) for the IJS programme will be shifted to the Department of Justice and Constitutional Development. This department, through the IJS Board, is responsible for the governance of the entire programme. This will address the current overlap between the programme’s operational and non-operational functions, ensuring more effective coordination, governance, project prioritisation and spending. SAPS remains a key role player in the implementation of the programme. Although funds for the IJS programme will be shifted to the Department of Justice and Constitutional Development, the SAPS will keep its allocation for the implementation of the criminal justice system seven-point plan over the medium term. National Treasury should consider the application by the Independent Police Investigative Directorate (IPID) for funds derived from other revenue streams, like the Criminal Assets Recovery Account (CARA) to upgrade its ICT infrastructure. The National Treasury does not have the authority to make decisions regarding the use of CARA funds. This authority lies with the CARA committee, which is responsible for providing Cabinet with recommendations on the use of funds and giving advice on specific issues related to the criminal assets recovery process. As part of the 2019 MTEF process, the National Treasury invited representatives from the CARA unit within the Department of Justice and Constitutional Development to present at the Peace and Security functional group on CARA and the process to be followed by departments when making submissions for funding requests. The IPID was also part of this meeting. The Ministers of Finance and Public Works should address the alleged continuation of payments to the owner of the City Forum building despite the lease agreement having been found to be invalid. The National Treasury has been working with the IPID and the Department of Public Works to resolve this matter. The Department of Public Works is procuring alternative accommodation for the IPID. 105

2019 BUDGET REVIEW The Civilian Secretariat for Police should address the challenges regarding inadequate office space. The National Treasury should engage the SAPS to reallocate the funds for office accommodation to the department. The National Treasury supports this recommendation. Through a mediation process including the Civilian Secretariat for Police and SAPS, the National Treasury has facilitated the shifting of R20.3 million over the 2019 MTEF period from SAPS to the Civilian Secretariat for Police for office accommodation. Portfolio Committee on Public Enterprises The Minister of Finance should utilise his vested power to hold the shareholder representatives and others in the state-owned companies to account on financial management as articulated in the Public Finance Management Act (PFMA) of 1999. The National Treasury works closely with shareholder representatives, including the Department of Public Enterprises and state-owned companies, to ensure compliance with the PFMA. In cases where there are audit findings, the National Treasury continuously engages and monitors the entities’ implementation of remedial measures. It also considers continuous breaches of the PFMA when evaluating requests for additional funding. However, it is the responsibility of accounting authorities to take remedial action where breaches such as unauthorised, irregular and wasteful expenditure have taken place. The Minister of Finance should assist the Department of Public Enterprises to identify business and environmental risks associated with state-owned companies. On receipt of the annual reports and corporate plans for state-owned companies from the Department of Public Enterprises, the National Treasury analyses them, after which it provides feedback to the department annually. Where necessary, engagements between the two departments and the state-owned companies may take place. The Minister of Finance should assist government through mechanisms to reduce risks associated with wholesale funding and limit exposure of state-owned companies. The Financial Sector Regulation Act of 2017 lays the foundation of the Twin Peaks model of financial regulation and confers on the South African Reserve Bank (SARB) an explicit statutory mandate to enhance and protect financial stability. The Financial Sector Regulation Act does not apply to the wholesale funding risks to state-owned companies and exposures of state-owned companies, but only to financial institutions. The credit and market risks faced by state-owned companies should be managed by the respective entity’s finance and risk department and reported to the board on a regular basis. The auditors and executive authorities of these institutions must ensure that they have best-practice frameworks to mitigate these risks. The Minister of Finance should introduce a transparent framework in terms of how to run state-owned companies commercially, and compensate them for any development mandate expenditure through budget transfers. The accounting authority of a state-owned company is the board of directors. The board has a fiduciary duty to ensure that institutions operate on a going-concern basis. If the institution fails to remain a going concern, then boards are required by law to begin an orderly winding down of the entity. The National Treasury developed a template for costing developmental mandates, which has been shared with executive authorities. The state-owned companies are completing the framework’s costing template. This is a process that must be overseen by the institution’s board of directors and executive authority. However, funding developmental mandates should be considered alongside other expenditure priorities and the overarching objective of fiscal sustainability in the appropriations process. 106

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The Minister of Finance should enhance fiscal policy to create buffers against shocks through the development of a framework with threshold levels on the minimisation or avoidance of risky contingent liabilities. The National Treasury has a number of mechanisms in place to monitor government’s guarantee exposures. These include a central register where all national government guarantees are recorded. The register is updated quarterly with the latest issuances and usage of guarantees, and is published in the Budget Review as required by the Constitution. The Fiscal Liabilities Committee assesses government’s contingent liabilities. Once guarantees are issued, the committee reviews credit risk reports on the guarantee portfolio and reports on compliance with guarantee conditions. The National Treasury conducts annual credit risk assessments on all state-owned companies that have been granted guarantees. Each entity with a guarantee is charged a fee, which is deposited into the National Revenue Fund. These fees act as a disincentive for guarantee applications and defray the costs of a call on a guarantee. Ultimately, however, the only way to reduce contingent liability risk to the fiscus from public entities is for these institutions to generate sufficient income to service their guaranteed obligations. This is a process that must be overseen by the boards of these entities. The Minister of Finance should provide leadership on revenue enhancement in state-owned companies with regards to the review of pricing models, selling non-productive assets, and collecting arrears. The legislation governing public entities requires that the boards of state-owned entities develop and approve strategies and turnaround plans for the companies. Routine business activity such as asset disposal and arrear management must be executed by the company’s management. Portfolio Committee on Public Works Engage with the National Treasury taking into account measures contained in the Intergovernmental Relations Framework Act (2005) so that the Independent Development Trust (IDT) can collect management fees and all debt owed to it from client departments. These engagements to be reported to the committee on interventions before the budget vote process in the 2018/19 financial year on regulatory measures and action steps to ensure that all heads of departments (HoDs), Directors-General, and accounting officers of departments and heads of organs in future pay fees owed in the financial year that projects are planned and completed. The National Treasury welcomes the recommendation. The IDT has approached the Department of Public Works and the National Treasury for technical assistance in improving its revenue collection. The National Treasury will engage with the trust and the department to identify suitable ways for the entity to collect management fees on time. The National Treasury is reviewing its Instruction 04 of 2014/15 (management fees to be charged by the IDT) to strengthen areas relating to effective and efficient revenue-collection measures, and to close any gaps in the trust’s revenue and debt management practices. It will continue to discuss revenue and debt management with the IDT, implementing agencies and the Department of Public Works over the medium term. Portfolio Committee on Rural Development and Land Reform The committee recommends that the Minister of Finance should assist the Commission on Restitution of Land Rights (CRLR) to develop and implement strategies for settling the commitment register of R5 billion within the MTEF period. The strategy should also address the suspense account of the Commission. The Department of Rural Development and Land Reform is allocated R3.6 billion in 2019/20, R3.3 billion in 2020/21 and R3.5 billion 2021/22 for its restitution programme. The National Treasury, through the Government Technical Advisory Centre, has been helping the commission to implement strategies for settling land claims quickly. It is also willing to assist the commission in addressing concerns regarding the suspense account, guided by the Minister of Rural Development and Land Reform. 107

2019 BUDGET REVIEW Support the Commission, which meets the criteria for a national public entity in terms of Section 1 of the PFMA, to become a fully autonomous entity as envisaged in the Restitution of Land Rights Act (1994). Autonomy will help the CRLR to comply with the requirements of an entity as well as improve service delivery efficiency. Therefore, the Minister of Finance in consultation with the Minister of Rural Development and Land Reform and the Chief Land Claims Commissioner should consider making budgetary allocation that would allow the CRLR to be an autonomous national public entity accountable to the Minister of Rural Development and Land Reform as well as Parliament. There are ongoing consultations between the CRLR and the National Treasury to establish it as a fully registered entity. During the 2019 MTEF period, the Department of Rural Development and Land Reform submitted an additional funding request of R2.7 billion over the MTEF period for the establishment of a fully autonomous commission. However, due to the constrained fiscal outlook, the scope to provide additional funding is limited. Should the fiscal outlook improve, future recommendations for additional funding may be considered. The commission should meanwhile continue using the Department of Rural Development and Land Reform’s resources. The Minister of Finance should assist the Department of Rural Development and Land Reform and Department of Agriculture, Forestry and Fisheries to develop a comprehensive policy on integrated development support for agricultural land reform in line with the blended finance model involving the National Treasury and the Land Bank. The National Treasury is ready to assist these departments and will be guided by the Minister of Rural Development and Land Reform and the Minister of Agriculture, Forestry and Fisheries. A total of R887 million has been allocated to the Department of Agriculture, Forestry and Fisheries over the medium term to be transferred to the Land Bank for the blended finance mechanism. The Minister of Finance should ensure that the budget is allocated for the Office of the Valuer-General to enable smooth running of the office. Over the 2019 MTEF period, R451.8 million was allocated to the Office of the Valuer-General. By the end of 2017/18, the entity had a surplus of R51.1 million, of which R41.1 million was surrendered to the National Revenue Fund. Portfolio Committee on Science and Technology The Minister of Science and Technology should continue her engagement with the National Treasury to secure additional funding for the science and technology portfolio and that the committee supports all funding requests made in this regard. The National Treasury recognises the importance of science, technology and innovation in growing the economy. The Department of Science and Technology has been allocated R25 billion over the medium term. Of this, the department transfers 92 per cent to its entities to fund research and development programmes that form the strategic foundation for scientific innovation. The department will also receive donor funding amounting to R118.8 million over the 2019 MTEF period for projects relating to the green economy and strengthening the smallholder essential oils value chain. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. The Minister of Science and Technology advises against all proposed funding reductions from the National Treasury and that the regulations regarding the non-acceptance of Memoranda of Agreement for remunerated services be reconsidered in light of the adverse effect it has had on entities like the Council for Scientific and Industrial Research (CSIR) who could not secure its targeted contract income. 108

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Given the tight fiscal environment and the need for the National Treasury to direct spending to other pressing national priorities that are underfunded, reductions have been effected across all votes, particularly on entities with favourable financial positions and large cash reserves. Baseline reductions to science and technology spending have been kept to a minimum. National Treasury should elaborate on its view that, “the department’s six entities are adequately funded to deliver on their mandate given the yearly applications to the National Treasury to retain surplus funds.” The committee maintains that the performance delivery of the entities has been structured around the budgets that have been allocated to them, and not according to all the responsibilities that they are mandated to fulfil. In 2018/19, the National Treasury applied stringent measures on the retention of surpluses, requiring compelling evidence on the need to retain funds. Entities under the Department of Science and Technology are adequately funded to deliver on their mandate given the amount of transfers they receive in relation to their respective mandates. This is further supported by cash reserves in the entities’ bank accounts that accumulate interest, resulting in the requests to retain cash surpluses. Over the 2019 MTEF period the Department of Science and Technology will transfer the majority of its allocated budget to its entities to execute their mandates, and these entities also generate profits from their activities and the services they render to various stakeholders. Moreover, entities’ performance indicators indicate that they are able to achieve their targets with the allocated budget as shown in the various annual reports and annual performance plans submitted to the National Treasury. Portfolio Committee on Small Business Development The committee had in the past recommended that the department needs to engage National Treasury in order to ascertain how much it would cost to establish necessary institutional support structures such as Co-operatives Development Agency, Co-operatives Advisory Council, Co-operative Development Fund and Co-operatives Tribunal, including discussions with the Department of Higher Education concerning the Co-operatives Training Academy. In light of the present co-operatives mortality rate such institutional support structures are indispensable. Since 2017, the National Treasury has recommended that the Department of Small Business Development consider creating a unit within the department that will execute the functions of the Cooperative Banks Development Agency until the fiscal framework permits the establishment of a standalone agency. Portfolio Committee on Tourism The committee recommends that the Minister of Finance, through the National Treasury develops a tourism funding model for local government through determining a percentage of the budget that could be ring-fenced for tourism in the Division of Revenue allocations, in order to advance destination enhancement, market access, product development, and linkages to the Local Economic Development budget. Government recognises the importance of tourism and the role municipalities play in facilitating its growth. Within the local government fiscal framework, most economic functions are funded from local government’s own revenues. These revenues are raised primarily from the sale of services and property rates and account for 70 per cent of all municipal revenues. These are an appropriate source of funding for economic functions, as increased economic activity – including increased tourism traffic – will result in higher property values and sales of services, thereby helping to fund the cost of these functions. The opportunities for tourism promotion and the type of investment needed are likely to vary widely across South Africa’s 257 municipalities, making it difficult to prescribe a one-size-fits-all approach to how much municipalities should spend in this area. Many activities that are essential to enhancing tourism also overlap with other functions, such as improving public transport, upgrading parks and ensuring the 109

2019 BUDGET REVIEW reliability of basic services. These are core municipal activities that can also improve the tourism potential of an area. Municipal councils are appropriately placed to decide on suitable tourism promotion projects in their areas. The Minister of Finance through the National Treasury should capitalise the Tourism Transformation Fund with the budget commensurate to the transformation imperatives of the tourism sector which still resembles the apartheid patterns of ownership, management and control. The National Treasury acknowledges the importance of tourism and the need for the development and transformation of the sector. However, due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. The Minister of Finance should advise Parliament on the feasibility of introducing a Tourism Tax that could be introduced in South Africa, and whether such a tax would have a substantial impact on the increase of budget appropriated to the Tourism Vote. The South African tourism levy charges the consumer a 1 per cent levy for the use of specific tourism services. The funds collected are primarily used by South African Tourism to promote the country as a preferred travel and tourism destination. Any consideration to introduce other taxes will need thorough evidence-based research. Portfolio Committee on Trade and Industry The Minister of Trade and Industry should consider engaging with the Minister of Finance with a view to make funding available for maintenance, upgrading and investment in new technology for the technical institutions such as the South African Bureau of Standards, the National Metrology Institute of South Africa and the National Regulator for Compulsory Specifications to improve efficiency and ensure modernization during the outer years of the Medium Term Expenditure Framework. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. However, during the 2018 adjustments budget, R100 million was shifted from the special economic zones incentive programme to the South African Bureau of Standards to replace outdated infrastructure. The National Metrology Institute of South Africa and the National Regulator for Compulsory Specifications were also allowed to retain surpluses from 2017/18 to allow the entities to respectively acquire a new building and modernise systems. In addition, the Department of Trade and Industry is considering reprioritising more resources within its baseline to fund critical priorities within the South African Bureau of Standards and the National Metrology Institute of South Africa. Portfolio Committee on Water and Sanitation The Minister of Water and Sanitation and the Minister of Finance should ensure that the Department of Water and Sanitation, in consultation with National Treasury and the Department of Cooperative Governance and Traditional Affairs (CoGTA) where necessary, urgently develops and implements a financial recovery plan for the improvement of the department’s financial position and service delivery performance. Furthermore, National Treasury should consider secondment of the Government Technical Advisory Centre officials to assist the Department of Water and Sanitation with the development and implementation of a financial recovery plan. The National Treasury has supported the Department of Water and Sanitation in drafting a financial recovery plan. This draft plan aims to review control measures related to supply chain, programme and project management, addressing leadership in the department, capital budgeting and staff morale. The 110

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT department’s accounting officer, who is responsible to manage expenditure, revenue, assets and liabilities, in terms of section 38 of the PFMA, should sign off and implement this plan. Portfolio Committee on Women in the Presidency The committee recommends that the funding model for the Commission for Gender Equality (CGE) should be aligned with the rest of the Chapter 9 institutions, in particular the Public Protector, to enable it to optimally give effect to its mandate. The National Treasury has taken note of this recommendation. The funding model for the CGE is similar to that of the Public Protector of South Africa: both are funded through transfer payments in the votes of the Department of Women and the Department of Justice and Constitutional Development respectively. The CGE should be provided with additional funds in order to retain existing staff and attract new staff. Specific emphasis should be placed on the funding of staff for legal clinics, public education and information, communication and legal support. To this end, provinces with the largest case load should be prioritised where offices require additional support. Due to the constrained fiscal outlook, the scope to provide additional funding is limited. Departments, public entities and constitutional institutions are required to reprioritise funds within their existing baselines to fund any emerging priorities. Should the fiscal outlook improve, future recommendations for additional funding may be considered. The National Treasury will continue to engage the CGE as part of the budget process, specifically in relation to the issues highlighted by the committee. Recommendations on the fiscal framework proposed in the MTBPS Recommendations of the Standing Committee on Appropriations on the South African Airways Special Appropriations Bill That the Minister of Finance should ensure the following conditions are implemented: i) Impose conditions to be met by the SAA before any part of the amount is transferred; ii) Impose conditions to be met by the SAA after the transfer of any part of the amount; and iii) Stop the use of the amount in respect of which conditions have been imposed in terms of subparagraph (ii), until such conditions are met. The Minister of Finance has set the following conditions: Before transfer of funding: (i) The entire R5 billion should only be used to repay government guaranteed debt. (ii) SAA should submit to the National Treasury and Department of Public Enterprises the maturity profile of government guaranteed debt together with the negotiation plans to extend the rest of the airline’s government guaranteed debt and to manage other short-term debt with different lenders. (iii) The exact amount of the maturing debt should be transferred two days before maturity date by the Department of Public Enterprises. (iv) The department should not transfer more than the amount of the maturing debt at a time. After transfer of funding: 111

2019 BUDGET REVIEW (v) By 28 February 2019, SAA must report on the progress made on the initiatives that have been implemented to improve working capital management and reduce reliance on short-term government guarantees. Updates on these initiatives should be provided on 30 April 2019, 31 July 2019, 31 October and 31 December 2019. Thereafter, updates should be provided by the last day of each quarter. (vi) On a quarterly basis, SAA must provide financial performance reports including progress on debt repayment and progress on the implementation of measures in condition (v). That any future considerations for recapitalisation of SAA and other entities are benchmarked against comprehensive assessment of the utilisation of bailout funds within the context of key performance indicators. Ordinarily, a state-owned company maintains its status as a going concern if it is able to generate sufficient internal resources to cover its operations and new investments. A bailout only becomes necessary when a firm is no longer able to service commitments falling due that are guaranteed by the state. To prevent future bailouts, the boards of state-owned companies must develop and implement strategies that return these institutions to profitability. That National Treasury in its review of the Supply Chain Management Reforms considers the extent to which laws and regulations enable profitability and competitive edge for state owned entities. The turnaround of SAA is led by the airline’s board, with oversight provided by the Department of Public Enterprises. This turnaround includes strategies to enable the airline to return to financial sustainability, which focus on efficient, equitable and value for money supply chain management. Due to the separation of powers, government departments do not amend laws, but implement laws passed by Parliament. Recommendations of the Standing Committee on Appropriations on the 2018 Adjustments Appropriation Bill That the Minister of Finance should ensure that National Treasury investigates and implements mechanisms aimed at supporting the programme participants of the Employment Creation Facilitation Fund to ensure that the fund is utilised optimally for its intended objective. The National Treasury remains an important supporter of job creation in the country and continues to support the efforts of the Jobs Fund. Since its formation in 2011, the Employment Creation Facilitation Fund (now the Jobs Fund) has worked to encourage innovation in job creation through structured partnerships with the private, public and non-profit sectors by awarding once-off grants to organisations through a competitive process. As of December 2018, the Jobs Fund has disbursed R4.6 billion in grant funding to 125 projects and leveraged R8.6 billion in matched funding. These projects have created more than 170 000 permanent jobs and more than 55 000 short-term jobs, in addition to providing training for over 240 000 people and placing more than 20 000 young people in internships. Recommendations of the Standing Committee on Appropriations on the 2018 MTBPS The Committee notes that the MTBPS made no mention of the Mandate Paper, which was introduced as one of the budget prioritisations tool last year, and requires NT to provide greater clarity on this at the next quarterly meeting. The Department of Planning, Monitoring and Evaluation was fully involved in all the meetings of the 2018 Medium Term Expenditure Committee. The mandate paper was discussed and used to guide decisions at these meetings. The allocations made in the 2018 MTBPS reflect the recommendations and implications of the mandate paper. 112

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT That the Minister of Finance should ensure the National Treasury in consultation with Provincial Treasuries and the relevant national departments assists provincial departments of health, education and social development with the development of funding plans for filling of critical frontline posts to mitigate the diversion of resources from frontline services due to the pressure of the wage bill. The education sector uses post provisioning norms – a mechanism for allocating teachers to schools – to ensure schools have enough educators. This process is finalised in September each year, so educators are always prioritised in the wage bill. In addition to this, provinces have continued to prioritise social sectors to ensure that service delivery is not compromised. The health sector is filling 3 139 positions announced by the Minister of Health recently, which covers medical specialists, medical doctors and other health staff. That National Treasury in consultation with Provincial Treasuries and the National Department of Health assists provincial departments of health with the development of medium-term plans for the gradual elimination of unpaid bills and accruals. The Budget Council has endorsed the decision for provincial departments of health to report on the challenges facing the sector, which include accruals on a quarterly basis. This reporting will allow national and provincial treasuries to monitor accruals and gradually reduce unpaid bills. The aim is to have a reasonable level of accruals that are not older than 30 days and are cash-backed. That National Treasury in consultation with relevant stakeholders investigates the possibility for government to invest in an infrastructure delivery inspectorate to ensure that infrastructure projects are delivered in accordance with the required standards and quality. The National Treasury has made funds available to the Development Bank of Southern Africa (R400 million) and the Government Technical Advisory Centre (R60 million) to assist in developing a pipeline of well-prepared, bankable projects that can leverage private sector investment and expertise. In addition, R165 million has been allocated to the Technical Project Management Unit of the Presidential Infrastructure Coordinating Commission to strengthen technical assistance to departments. A process is already under way to hire qualified engineers and quantity surveyors to help public-sector institutions monitor projects and ensure that quality checks are in place before any expenditure is incurred. To standardise procurement, the National Treasury has published the Standard for Infrastructure Procurement and Delivery Management and embarked on an awareness and capacity-building campaign across government. The National Treasury will support provinces and municipalities to improve the effectiveness of agency agreements and the management of control frameworks. It is also introducing an improved reporting system that will provide details of all projects in the general government infrastructure budget, which will consolidate and automate reporting in the public domain. Recommendations on the division of revenue Recommendations of the Standing Committee on Appropriations on the 2018 Division of Revenue Amendment Bill The Minister of Finance should ensure that National Treasury gazettes the following corrections to the Conditional Grant Frameworks as well as the New Conditional Grant Frameworks as set out in annexures 2 and 3 of the Bill, in accordance with section 16(4) of the Division of Revenue Act, 2018. The corrected frameworks will be gazetted together with the details of the revised allocations that were provided through the Division of Revenue Amendment Act (2018). 113

2019 BUDGET REVIEW Recommendations of the Select Committee on Appropriations on the 2018 Division of Revenue Amendment Bill The Committee is of the view that any financial or accounting reform should result in an effective and efficient municipal environment. The Committee recommends that, as required by Section 34 of the MFMA, National Treasury and provincial treasuries, together with Salga (as a recognised organised local government association in terms of Section 163(a) of the Constitution), provide support and ensure that there is necessary capacity to maintain and operationalise the Municipal Standard Chart of Accounts systems with immediate effect. The municipal standard chart of accounts is a key reform for improving efficiency in municipalities. All municipalities had to implement the standard by 1 July 2017. The National Treasury continues to provide extensive support for this reform, including appointing advisors to help provincial treasuries assist municipalities, providing guidance on implementation issues (including budgeting, transacting, reporting and preparing for audits), issuing annual changes to improve the chart, responding to queries and providing training to all stakeholders. Recommendations of the Standing Committee on Finance on the 2018 Revised Fiscal Framework The Committee is concerned about the misalignment of NDP goals and infrastructure spending outcomes in all three spheres of government. The Committee again urges government, including the National Treasury and the Presidential Infrastructure Coordinating Commission, and other stakeholders to address this far more effectively. Over the past 10 years, the public sector has spent more than R2.3 trillion on infrastructure. State-owned companies have been the biggest contributors to public-sector expenditure over this period, spending R1 trillion in total. Municipalities and provincial departments have also increased their infrastructure spending, contributing R453 billion and R542 billion respectively. During this period, one of the biggest challenges in infrastructure has been the weak planning capability to translate strategic objectives into concrete project ideas. A number of initiatives are under way to align infrastructure projects to NDP goals. The Presidential Infrastructure Coordinating Commission is updating its list of priority projects to accurately reflect NDP goals. The Budget Facility for Infrastructure aims to increase the rigour of technical assessment and budgeting of capital, operations and maintenance of large infrastructure projects. Only national priority projects as designated by the Presidential Infrastructure Coordinating Commission can be submitted to the facility. A total of 24 Budget Facility projects have been recommended for funding and are being implemented. The National Treasury is reviewing the Standard for Infrastructure Procurement and Delivery Management to ensure that infrastructure projects are aligned with the NDP and other government strategic planning documents. The Committee recommends that in view of the VAT increase, constant increases in the cost of fuel and increases in the cost of living generally, NT considers a higher increase in grants than is usually the case by reprioritising expenditure and not exacerbating the debt-to-GDP ratio, as increases in debt in these specific circumstances will ultimately affect the poor disproportionately the most. The 2018 Budget included above-inflation increases to social grants to compensate for the VAT increase. This adjustment was factored in over the three years of the MTEF period. The Committee is concerned that continuous bailouts of SOEs are not sustainable and have depleted our contingency reserves. The Committee further notes that debt redemptions are expected to average R66 billion per year over the medium-term and that several SOEs are not able to service their debt obligations. 114

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The Committee requires NT to exercise effective oversight over these entities and regularly report to it the progress being made in implementing their turnaround strategies. Where an entity is recapitalised or provided with government guarantees, some of the mandatory conditions include the development of a sustainable turnaround plan and the establishment of committees to monitor the entity’s performance with the intention of returning it to financial sustainability. These committee meetings are generally held weekly, monthly or quarterly depending on the level of severity of the entities financial problems. It is incumbent on the Executive Authority, which is the shareholder representative, to frequently update the committee on its adherence to these conditions and outline tangible mitigation strategies where entities are failing to meet the conditions. We recommend that within the framework of its prescribed role NT conducts better fiscal oversight over other government departments and entities and in turn advocates robust fiscal oversight and monitoring and evaluation of monies transferred to implementing agents and entities at the provincial and local spheres of government. Sections 32 and 71 of the PFMA allow for extensive monitoring of government’s finances. In-year monitoring of national, provincial and local departments is undertaken monthly, tracking financial position, performance and cash flows. The results are reported to the Standing Committee on Appropriations quarterly. Government is also supported by the Reserve Bank, which tracks the same metrics using the Government Finance Statistics framework developed by the International Monetary Fund. An additional R16.5 billion will be allocated to various programmes, including funding to restore much-needed capacity at the South African Revenue Service. The Committee welcomes these allocations, especially to infrastructure and SARS. But the Committee wants to see an implementation plan. NT is required to report on progress on this at its quarterly meetings with the Committee. The National Treasury will liaise with the South African Revenue Service on the initiatives that they will undertake to improve capacity at the revenue authority. Updates on the implementation of these initiatives will be provided to Parliament. The Committee however welcomes the South African Investment Conference 2018 held from 25 to 27 October and the pledges of investment of R290 billion. Even though some of the investments announced may not be new, the Conference has contributed to boosting confidence in the South African economy. Government has to however monitor progress on the implementation of these programmes and report regularly to the relevant parliamentary committees. The Investment Conference 2018 demonstrated renewed confidence in the South African economy and generated investment pledges worth R300 billion. The majority of these pledges are made up of previously unannounced investments. Government acknowledges the importance of monitoring and reporting on progress, and has delegated these operational responsibilities to InvestSA, a division of the Department of Trade and Industry. The department will report on progress to Parliament. 115

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B Tax expenditure statement Introduction The primary aim of the tax system is to generate sufficient revenue to support government’s funding priorities. By providing relief to taxpayers via targeted tax exemptions, deductions or credits, government also encourages socio-economic development. Tax expenditures are estimates of the revenue foregone as a result of this preferential tax treatment. This annexure presents government’s latest estimates of the fiscal cost of tax expenditures, as well as the methodology used to produce these estimates. Tax expenditure documents promote transparency and accountability. They help government and the public to assess the costs, benefits and overall effectiveness of this expenditure. The National Treasury aims to enhance its tax expenditure reporting in future, depending, to a large extent, on the availability of quality data. In 2016/17 – the latest year for which data is available – tax expenditures were estimated at R209 billion or 4.7 per cent of GDP. For 2016/17, 33 tax expenditures were estimated compared to 32 for 2013/14, and the largest four expenditures accounted for more than half of the total. These relate to deductions for pension contributions by employers, vehicle manufacturer incentives, medical tax credits and value-added tax (VAT) relief for basic food items. Tax expenditure estimates The estimates presented in Table B.3 are calculated using the “revenue foregone” method. This entails comparing actual revenue collections with revenue that would have been collected without the incentives in place. Most of the personal income tax and corporate income tax estimates are calculated using administrative data from the South African Revenue Service (SARS). This allows expenditure estimates to be accounted for on an accrual basis. Changes to estimation methods since the 2018 Budget The most significant changes to the tax expenditure methodology since the 2018 Budget relate to the calculation of expenditure estimates for retirement fund contributions. From 1 March 2016, the tax treatment of pension fund, provident fund and retirement annuity fund contributions was harmonised. As a result, retirement fund contributions are deductible up to either 27.5 per cent of gross remuneration or R350 000 per tax year. Employee contributions to provident funds became deductible and employer contributions were treated as though they were made by the employee and taxed as a fringe benefit. For the first time, SARS tax returns included accurate data on employer contributions. This new data allows more accurate calculation of the tax expenditure for retirement fund contributions. The tax expenditure statement now includes provident fund employer contributions and the adjusted 117

2019 BUDGET REVIEW

expenditure estimates of employer-provided contributions to pension funds. As a result, previous estimates have been revised significantly higher.

Compared to the revised 2015/16 estimates, the personal income tax expenditure estimates for 2016/17 show a marked increase for two main reasons: employee provident fund contributions have become deductible and the allowable deduction for retirement annuity contributions has increased. The estimates, however, do not include the tax that is eventually paid on withdrawals or annuity payments arising from the contributions that received a deduction. The figures thus overestimate the true tax expenditure as they only reflect the upfront tax deduction.

More accurate data and estimation methodologies have prompted revisions to the historical tax expenditures estimates in Table B.3. For the first time, tax expenditure estimates are published for the venture capital company tax incentive that was introduced in 2008 through section 12J of the Income Tax Act (1962). These estimates are included from 2014/15. In addition, expenditure estimates for the energy-efficiency savings tax incentive, introduced in 2013 through section 12L of the Income Tax Act, are included from 2013/14.

Venture capital company tax expenditure

The venture capital company tax incentive increases funding to support small businesses, create jobs, and grow the economy. It allows taxpayers to deduct their investment into a venture capital company from their taxable income for that year of assessment. The venture capital company must then invest in qualifying companies (generally small businesses) for at least five years, otherwise the tax deduction will be recouped.

The fiscal cost of this deduction is partially offset through capital gains tax when the taxpayer disposes of the investment. To estimate the tax expenditure accurately, these two events should be reconciled.

When the taxpayer disposes of the investment, he or she is liable for capital gains tax where, for tax purposes, the base cost of the asset is assumed to be zero. In this tax incentive, capital gains tax is calculated on two levels: first, on the venture capital company, and second, on the qualifying company. As a result, the effective capital gains tax rate is higher than for a direct investment. If the taxpayer is in the 45 per cent marginal tax bracket, then the capital gains tax rate will exceed 36 per cent.

Table B.1 Comparing direct investments with venture capital company investments[1]

	Direct investment	Venture capital company investment
Initial investment	No tax deduction	Tax deduction at 45 per cent
Upon disposal	CGT at maximum 18 per cent	CGT on base cost of zero, and on two levels
	Can exit anytime	ETR > 36 per cent
		Can only exit after 5 years
Overall	Not compensated for risk	Compensated for risk
	Overall lower ROE and higher overall ETR	Lower ETR and higher ROE
	Cheaper to exit, with more flexibility	Less flexible and more expensive to exit

1. Assumption: Taxpayer in 45 per cent marginal tax bracket. CGT = capital gains tax; ROE = return on equity; ETR = effective tax rate

Source: National Treasury

As Table B.2 indicates, over 80 per cent of the tax expenditure accrues to taxpayers who have a taxable income before the venture capital company deduction of more than R1 million. There are a small number of taxpayers in these income brackets due to some very large single investments. The majority of taxpayers benefiting from the incentive are in the lower income tax brackets and they contribute modestly to overall tax expenditure. This incentive is due to expire in June 2021. It will be evaluated in line with its objectives during 2019/20.

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ANNEXURE B: TAX EXPENDITURE STATEMENT

Table B.2 Venture capital company tax expenditures by taxable income in 2016/17

Taxable income before 12J deduction (R thousands)	Tax expenditure (R million)	Number of taxpayers
50 - 100	0.7	319
100 - 150	8.0	1 326
150 - 200	9.3	1 198
200 - 300	8.3	823
300 - 400	3.0	249
400 - 500	1.7	88
500 - 750	3.0	74
750 - 1 000	3.5	39
1 000 - 2 000	16.7	95
2 000 - 5 000	48.8	110
5 000 +	93.1	61

Source: National Treasury

Energy-efficiency savings tax expenditure

The section 12L energy-efficiency savings tax incentive complements government's proposed carbon tax by supporting low-carbon technologies. Businesses can claim deductions against their taxable income for verified energy-efficiency savings achieved at a rate of 95c per kilowatt hour. The South African National Energy Development Institute monitors and endorses energy-efficiency savings claims by issuing certificates to compliant taxpayers. To estimate the tax expenditure, the value of the deduction is multiplied by the headline corporate income tax rate (currently 28 per cent).

Trends in tax expenditure: 2013/14 – 2016/17

This section uses historical data to analyse trends in tax expenditure between 2013/14 and 2016/17. Including the new estimates for provident fund contributions, and the venture capital company and energy-efficiency savings tax incentives, 33 tax expenditures were estimated for 2016/17.

Figure B.1 Share of total tax expenditure per tax type


Value-added tax
Corporate income tax
Personal income tax
Customs and excise duties
2016/17
28
5
51
16
2013/14
32
3
49
16
0
10
20
30
40
50
60
70
80
90
100
Per cent

Source: National Treasury

Figure B.1 compares the breakdown of tax expenditures between 2013/14 and 2016/17. Personal income tax and VAT expenditures together accounted for about 80 per cent of the total in both periods. Personal income tax expenditures increased as a share of the total mainly due to the introduction of employer and employee provident fund contributions, and the significant upward adjustment in the estimates for employer-provided contributions to pension funds. The employment tax incentive also contributed to higher expenditures in corporate income tax over the same period.

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2019 BUDGET REVIEW The total value of tax expenditures grew by R52 billion or 7.4 per cent between 2013/14 and 2016/17, which exceeds nominal GDP growth of 5.1 per cent over the period. As a result, Figure B.2 shows an increasing share of tax expenditures to nominal GDP. This growth was largely a result of revisions to the tax expenditure estimates for pension and retirement annuity contributions and the inclusion of provident contributions. The addition of the energy-efficiency savings tax expenditures also contributed to the growth, although to a lesser extent. Compared with the 2018 Budget, the average share of tax expenditures to nominal GDP increased significantly, implying much higher foregone revenue. Figure B.2 Tax expenditure as a share of tax revenues and nominal GDP Source: National Treasury Evaluation of tax expenditures Government continues to monitor and evaluate tax incentives to prevent wasteful spending. SARS administrative data estimates the cost of tax incentives more accurately, which allows government to ensure that it is achieving its objectives as expenditures continue to grow relative to GDP. 120

ANNEXURE B: TAX EXPENDITURE STATEMENT

Table B.3 Tax expenditure estimates

R million	2013/14	2014/15	2015/16	2016/17
Personal income tax				
Retirement fund contributions[1]	49 418	53 707	58 980	72 991
Pension contributions – employees	*11 999*	*13 019*	*14 363*	*15 579*
Pension contributions – employers	*22 010*	*23 882*	*26 348*	*28 578*
Provident contributions – employees	–	–	–	*3 928*
Provident contributions – employers	*9 297*	*10 087*	*11 129*	*12 071*
Retirement annuity	*6 113*	*6 718*	*7 141*	*12 835*
Medical	21 874	19 341	22 297	27 051
Medical contributions & deductions	*4 313*	–	–	–
Medical tax credits[2]	*17 561*	*19 341*	*22 297*	*27 051*
Interest exemptions	2 216	2 458	2 762	2 987
Secondary rebate (65 years and older)	1 716	1 748	1 939	2 041
Tertiary rebate (75 years and older)	153	160	178	188
Donations	825	965	691	737
Capital gains tax (annual exclusion)	397	474	510	591
Venture capital companies	–	26	208	196
Total personal income tax	**76 599**	**78 878**	**87 565**	**106 782**
Corporate income tax				
Small business corporation tax savings	2 423	2 556	2 669	2 329
Reduced headline rate	*2 391*	*2 523*	*2 626*	*2 293*
Section 12E depreciation allowance	*32*	*33*	*42*	*36*
Research and development	219	209	268	218
Learnership allowances	912	949	990	926
Strategic industrial projects (12I)	473	423	479	693
Film incentive[3]	36	13	5	5
Urban development zones	299	232	257	126
Employment tax incentive	140	2 420	4 063	4 656
Energy-efficiency savings	690	128	974	1 070
Total corporate income tax	**5 192**	**6 930**	**9 706**	**10 022**
Value-added tax				
Zero-rated supplies	49 611	51 123	55 013	56 783
19 basic food items[4]	*20 107*	*21 503*	*22 793*	*24 411*
Petrol[5]	*16 276*	*16 065*	*15 901*	*16 150*
Diesel[5]	*2 101*	*2 146*	*1 911*	*1 842*
Paraffin[5]	*702*	*659*	*536*	*569*
Municipal property rates	*10 209*	*10 522*	*13 639*	*13 548*
Reduced inclusion rate for commercial accommodation	*216*	*228*	*233*	*263*
Exempt supplies (public transport and education)	1 175	1 256	1 332	1 426
Total value-added tax	**50 786**	**52 379**	**56 345**	**58 210**
Customs duties and excise				
Motor vehicles (MIDP/APDP, including IRCCs)[6]	18 415	23 467	26 936	28 362
Textile and clothing (duty credits – DCCs)[6]	468	539	788	725
Furniture and fixtures	156	180	217	181
Other customs[7]	665	911	1 040	963
Diesel refund[8]	4 955	5 870	8 175	3 762
Total customs and excise	**24 659**	**30 967**	**37 156**	**33 993**
Total tax expenditure	**157 237**	**169 155**	**190 772**	**209 007**
Tax expenditure as % of total gross tax revenue	**17.5%**	**17.2%**	**17.8%**	**18.3%**
Total gross tax revenue	**900 015**	**986 295**	**1 069 983**	**1 144 081**
Tax expenditure as % of GDP	**4.4%**	**4.4%**	**4.6%**	**4.7%**

1. Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity. From 2016/17 onwards provident fund employee contributions became deductible and a higher percentage contribution for all retirement funds was allowed, alongside a monetary cap of R350 000. The estimate for the tax expenditure of provident fund employer contributions (for all years) is included for the first time this year.
2. Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions
3. Tax expenditure for all years is attributable to allowances under section 24F and exemptions under section 12O
4. VAT relief in respect of basic food items based on 2010/11 Income and Expenditure Survey data
5. Based on fuel volumes and average retail selling prices
6. Motor Industry Development Programme (MIDP), replaced in 2013 by the Automative Production Development Programme (APDP); import rebate credit certificate (IRCC); duty credit certificates (DCC)
7. Goods manufactured exclusively for exports, television monitors and agricultural goods exempted
8. Diesel refund previously offset against domestic VAT has been added
Source: National Treasury

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C

Additional tax policy and administrative adjustments

This annexure should be read with Chapter 4 of the *Budget Review*. It elaborates on some of the proposals contained in the chapter, clarifies certain matters and presents additional technical proposals arising from the annual tax policy process.

Personal income tax

The proposed tax schedule in Table 4.4 in Chapter 4 partially compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.1, C.2 and C.3.

Table C.1 Annual income tax payable and average tax rates, 2019/20 (taxpayers below 65)

Taxable income (R)	2018/19 rates (R)	Proposed 2019/20 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
85 000	1 233	1 080	-153	-12.41%	1.5%	1.3%
90 000	2 133	1 980	-153	-7.17%	2.4%	2.2%
100 000	3 933	3 780	-153	-3.89%	3.9%	3.8%
120 000	7 533	7 380	-153	-2.03%	6.3%	6.2%
150 000	12 933	12 780	-153	-1.18%	8.6%	8.5%
200 000	22 265	22 112	-153	-0.69%	11.1%	11.1%
250 000	35 265	35 112	-153	-0.43%	14.1%	14.0%
300 000	48 265	48 112	-153	-0.32%	16.1%	16.0%
400 000	78 972	78 819	-153	-0.19%	19.7%	19.7%
500 000	113 807	113 654	-153	-0.13%	22.8%	22.7%
750 000	210 473	210 320	-153	-0.07%	28.1%	28.0%
1 000 000	312 973	312 820	-153	-0.05%	31.3%	31.3%
1 500 000	517 973	517 820	-153	-0.03%	34.5%	34.5%
2 000 000	742 973	742 820	-153	-0.02%	37.1%	37.1%

Source: National Treasury

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2019 BUDGET REVIEW

Table C.2 Annual income tax payable and average tax rates, 2019/20 (taxpayers aged 65 to 74)

Taxable income (R)	2018/19 rates (R)	Proposed 2019/20 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
120 000	–	–	–	–	0.0%	0.0%
150 000	5 220	4 986	-234	-4.48%	3.5%	3.3%
200 000	14 552	14 318	-234	-1.61%	7.3%	7.2%
250 000	27 552	27 318	-234	-0.85%	11.0%	10.9%
300 000	40 552	40 318	-234	-0.58%	13.5%	13.4%
400 000	71 259	71 025	-234	-0.33%	17.8%	17.8%
500 000	106 094	105 860	-234	-0.22%	21.2%	21.2%
750 000	202 760	202 526	-234	-0.12%	27.0%	27.0%
1 000 000	305 260	305 026	-234	-0.08%	30.5%	30.5%
1 500 000	510 260	510 026	-234	-0.05%	34.0%	34.0%
2 000 000	735 260	735 026	-234	-0.03%	36.8%	36.8%

Source: National Treasury

Table C.3 Annual income tax payable and average tax rates, 2019/20 (taxpayers aged 75 and over)

Taxable income (R)	2018/19 rates (R)	Proposed 2019/20 rates	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
150 000	2 646	2 385	-261	-9.86%	1.8%	1.6%
200 000	11 978	11 717	-261	-2.18%	6.0%	5.9%
250 000	24 978	24 717	-261	-1.04%	10.0%	9.9%
300 000	37 978	37 717	-261	-0.69%	12.7%	12.6%
400 000	68 685	68 424	-261	-0.38%	17.2%	17.1%
500 000	103 520	103 259	-261	-0.25%	20.7%	20.7%
750 000	200 186	199 925	-261	-0.13%	26.7%	26.7%
1 000 000	302 686	302 425	-261	-0.09%	30.3%	30.2%
1 500 000	507 686	507 425	-261	-0.05%	33.8%	33.8%
2 000 000	732 686	732 425	-261	-0.04%	36.6%	36.6%

Source: National Treasury

Customs and excise duty

Government proposes that the customs and excise duties in the Customs and Excise Act (1964, section A of part 2 of schedule 1) be amended with effect from 20 February 2019 to the extent shown in Table C.4.

124

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2018/19 – 2019/20[1]

Tariff item	Tariff subheading	Article description	2018/19 Rate of excise duty	2019/20 Rate of excise duty
104.00		**PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO**		
104.01	**19.01**	**Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:**		
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34,7c/kg	34,7c/kg
104.10	**22.03**	**Beer made from malt:**		
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.10.20	2203.00.90	Other	R95.03/li aa	R102.07/li aa
104.15	**22.04**	**Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):**		
104.15.01	2204.10	Sparkling wine	R12.43/li	R13.55/li
104.15	**2204.21**	**In containers holding 2 li or less:**		
104.15	**2204.21.4**	**Unfortified wine:**		
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.91/li	R4.20/li
104.15.04	2204.21.42	Other	R190.08/li aa	R204.15/li aa
104.15	**2204.21.5**	**Fortified wine:**		
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.54/li	R7.03/li
104.15.06	2204.21.52	Other	R190.08/li aa	R204.15/li aa
104.15	**2204.22**	**In containers holding more than 2 li but not more than 10 li:**		
104.15	**2204.22.4**	**Unfortified wine:**		
104.15.13	2204.22.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.91/li	R4.20/li
104.15.15	2204.22.42	Other	R190.08/li aa	R204.15/li aa
104.15	**2204.22.5**	**Fortified wine:**		
104.15.17	2204.22.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.54/li	R7.03/li
104.15.19	2204.22.52	Other	R190.08/li aa	R204.15/li aa
104.15	**2204.29**	**Other:**		
104.15	**2204.29.4**	**Unfortified wine:**		
104.15.21	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.91/li	R4.20/li
104.15.23	2204.29.42	Other	R190.08/li aa	R204.15/li aa
104.15	**2204.29.5**	**Fortified wine:**		
104.15.25	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.54/li	R7.03/li
104.15.27	2204.29.52	Other	R190.08/li aa	R204.15/li aa

125

2019 BUDGET REVIEW

Table C.4 Specific excise duties, 2018/19 – 2019/20[1] *(continued)*

Tariff item	Tariff subheading	Article description	2018/19 Rate of excise duty	2019/20 Rate of excise duty
104.16	**22.05**	**Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:**		
104.16	**2205.10**	**In containers holding 2 li or less:**		
104.16.01	2205.10.10	Sparkling	R12.43/li	R13.55/li
104.16	**2205.10.2**	**Unfortified:**		
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.91/li	R4.20/li
104.16.04	2205.10.22	Other	R190.08/li aa	R204.15/li aa
104.16	**2205.10.3**	**Fortified:**		
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.54/li	R7.03/li
104.16.06	2205.10.32	Other	R190.08/li aa	R204.15/li aa
104.16	**2205.90**	**Other:**		
104.16	**2205.90.2**	**Unfortified:**		
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.91/li	R4.20/li
104.16.10	2205.90.22	Other	R190.08/li aa	R204.15/li aa
104.16	**2205.90.3**	**Fortified:**		
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.54/li	R7.03/li
104.16.12	2205.90.32	Other	R190.08/li aa	R204.15/li aa
104.17	**22.06**	**Other fermented beverages (for example, cider, perry, mead, saké); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:**		
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R12.43/li	R13.55/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength of less than 2.5 per cent by volume	R95.03/li aa	R102.07/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R95.03/li aa	R102.07/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R95.03/li aa	R102.07/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R95.03/li aa	R102.07/li aa

126

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2018/19 – 2019/20[1] *(continued)*

Tariff item	Tariff subheading	Article description	2018/19 Rate of excise duty	2019/20 Rate of excise duty
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R95.03/li aa	R102.07/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R95.03/li aa	R102.07/li aa
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified , with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.17.90	2206.00.90	Other	R190.08/li aa	R204.15/li aa
104.21	**22.07**	**Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:**		
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R190.08/li aa	R204.15/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R190.08/li aa	R204.15/li aa
104.23	**22.08**	**Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:**		
104.23	**2208.20**	**Spirits obtained by distilling grape wine or grape marc:**		
104.23	**2208.20.1**	**In containers holding 2 li or less:**		
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R171.07/li aa	R183.73/li aa
104.23.02	2208.20.19	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.20.9**	**Other:**		
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R171.07/li aa	R183.73/li aa
104.23.04	2208.20.99	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.30**	**Whiskies:**		
104.23.05	2208.30.10	In containers holding 2 li or less	R190.08/li aa	R204.15/li aa
104.23.07	2208.30.90	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.40**	**Rum and other spirits obtained by distilling fermented sugarcane products:**		
104.23.09	2208.40.10	In containers holding 2 li or less	R190.08/li aa	R204.15/li aa
104.23.11	2208.40.90	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.50**	**Gin and Geneva:**		
104.23.13	2208.50.10	In containers holding 2 li or less	R190.08/li aa	R204.15/li aa
104.23.15	2208.50.90	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.60**	**Vodka:**		
104.23.17	2208.60.10	In containers holding 2 li or less	R190.08/li aa	R204.15/li aa
104.23.19	2208.60.90	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.70**	**Liqueurs and cordials:**		
104.23	**2208.70.2**	**In containers holding 2 li or less:**		

127

2019 BUDGET REVIEW

Table C.4 Specific excise duties, 2018/19 – 2019/20[1] *(continued)*

Tariff item	Tariff subheading	Article description	2018/19 Rate of excise duty	2019/20 Rate of excise duty
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.23.22	2208.70.22	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.70.9**	**Other:**		
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.23.24	2208.70.92	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.90**	**Other:**		
104.23	**2208.90.2**	**In containers holding 2 li or less:**		
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.23.26	2208.90.22	Other	R190.08/li aa	R204.15/li aa
104.23	**2208.90.9**	**Other:**		
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R76.08/li aa	R81.71/li aa
104.23.28	2208.90.92	Other	R190.08/li aa	R204.15/li aa
104.30	**24.02**	**Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:**		
104.30	**2402.10**	**Cigars, cheroots and cigarillos containing tobacco:**		
104.30.01	2402.10.10	Imported from Switzerland	R3578.94/kg net	R3901.04/kg net
104.30.03	2402.10.90	Other	R3578.94/kg net	R3901.04/kg net
104.30	**2402.20**	**Cigarettes containing tobacco:**		
104.30.05	2402.20.10	Imported from Switzerland	R7.76/10 cigarettes	R8.33/10 cigarettes
104.30.07	2402.20.90	Other	R7.76/10 cigarettes	R8.33/10 cigarettes
104.30	**2402.90.1**	**Cigars, cheroots and cigarillos of tobacco substitutes:**		
104.30.09	2402.90.12	Imported from Switzerland	R3578.94/kg net	R3901.04/kg net
104.30.11	2402.90.14	Other	R3578.94/kg net	R3901.04/kg net
104.30	**2402.90.2**	**Cigarettes of tobacco substitutes:**		
104.30.13	2402.90.22	Imported from Switzerland	R7.76/10 cigarettes	R8.33/10 cigarettes
104.30.15	2402.90.24	Other	R7.76/10 cigarettes	R8.33/10 cigarettes
104.35	**24.03**	**Other manufactured tobacco and manufactured tobacco substitutes; "homogenised" or "reconstituted" tobacco; tobacco extracts and essences:**		
104.35	**2403.1**	**Smoking tobacco, whether or not containing tobacco substitutes in any proportions:**		
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R197.73/kg net	R215.52/kg net
104.35	**2403.19**	**Other:**		
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R197.73/kg net	R215.52/kg net
104.35.03	2403.19.20	Other pipe tobacco	R197.73/kg net	R215.52/kg net
104.35.05	2403.19.30	Cigarette tobacco	R348.77/kg	R374.58/kg
104.35	**2403.99**	**Other:**		
104.35.07	2403.99.30	Other cigarette tobacco substitutes	R348.77/kg	R374.58/kg
104.35.09	2403.99.40	Other pipe tobacco substitutes	R197.73/kg net	R215.52/kg net

1. The chapter references in this table refer to chapters of the schedule to the Customs and Excise Act (1964)

Source: National Treasury

128

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Comparative summary of foreign asset regularisation programmes

South Africa has implemented two major foreign asset regularisation programmes, namely, the exchange control and accompanying tax measures amnesty in 2003, and the special voluntary disclosure programme in 2016. Both these programmes provided an opportunity for non-compliant South African tax residents to disclose assets held and income earned offshore, thereby growing the tax base. Table C.5 provides a summary of the outcomes of the two programmes.

Table C.5 Comparative summary of foreign asset regularisation programmes

Total number of applications/R billion	2003 Combined SARB and SARS figures	2016 SARB figures	2016 SARS figures
Total number of applications received	43 681	4 522	2 031
Value of unauthorised foreign assets regularised	45.0	51.0	26.9
Total levies and tax collected	2.9	2.4	4.0

Source: Reserve Bank and SARS

Additional tax amendments

Additional tax amendments proposed for the upcoming legislative cycle are set out below.

Individuals, employment and savings

Refining the foreign employment income tax exemption for South African residents

From 1 March 2020, South African residents who spend more than 183 days in employment outside the country will be subject to South African taxation on any foreign employment income that exceeds R1 million. To prevent monthly withholding of income tax both in South Africa and the host country, it is proposed that South African employers be allowed to reduce their monthly local pay-as-you-earn (PAYE) withholding by the amount of foreign taxes withheld on the employment income. Before implementation, a workshop will be held to consult taxpayers on their administrative concerns. Any resulting amendments will be processed during the 2019 legislative cycle.

Extending the scope of amounts constituting variable remuneration

In 2013, section 7B was introduced in the Income Tax Act (1962) to match the timing between the accrual and payment dates of some forms of variable cash remuneration. Section 7B deems certain amounts to accrue when they are actually paid. However, because the scope of this section is limited, it is proposed that it be extended to include certain qualifying payments.

Retirement reforms

Exemption relating to annuities from a provident or provident preservation fund:

Once a member of a retirement fund retires and receives an annuity as a retirement benefit, any contributions to the retirement fund that did not qualify for a deduction when determining the member's taxable income are tax-exempt. This exemption does not apply to annuities received from a provident or provident preservation fund. To encourage annuitisation (regular payments in retirement), it is proposed that this exemption be extended to provident and provident preservation fund members who receive annuities. The exemption would apply for contributions made after 1 March 2016.

Tax treatment of bulk payments to former members of closed funds:

Retirement funds are permitted to make certain extraordinary payments to their members tax free, provided that these payments are approved by the Minister of Finance in a Government Gazette notice.

129

2019 BUDGET REVIEW In 2009, the Minister of Finance issued a notice in Government Gazette No. 32005 approving retirement funds to make tax-free payments of “secret profits”, “surplus calculations” and “unclaimed benefits”. When the notice was issued, some deregistered retirement funds had already paid fund administrators, but the amounts were not yet paid to the affected members and/or beneficiaries. It is proposed that these payments currently held by fund administrators on behalf of deregistered retirement funds qualify as tax-free payments, provided they meet the relevant criteria. Reviewing the tax treatment of surviving spouse pensions: Members of a pension fund can deduct contributions to their retirement funds from their taxable income when determining their monthly employees’ tax and annual income tax payable. Upon the death of a member, the surviving spouse may be entitled to receive a monthly spousal pension from the retirement fund. These spousal pension payments are subject to PAYE by the retirement fund. If the surviving spouse also receives a salary or other income, it is added to the spousal pension to determine his or her correct tax liability on assessment. The result of the assessment is often that the surviving spouse has a tax liability that exceeds the employees’ tax withheld by the employer and retirement funds during the year of assessment, since the aggregation of income pushes them into a higher tax bracket. In most cases, the surviving spouse does not foresee the additional tax liability and does not save money to settle the liability. This creates a cash flow burden and a tax debt for the surviving spouse. It is proposed that: • • • Surviving spouses are provided with effective communication relating to tax and financial issues The monthly spousal pension be subject to PAYE withholding at a specified flat rate Tax rebates should not be taken into account in the calculation of spousal pensions. Any PAYE excessively withheld as a result of this proposal will be refunded upon assessment. Reviewing the non-resident employer registration requirement: Every employer who pays remuneration (as defined in the fourth schedule to the Income Tax Act) is required to register with the South African Revenue Service (SARS) and submit monthly and bi-annual tax returns for employees’ tax to SARS. If the employer is not a resident of South Africa, this requirement applies irrespective of whether the employer is obliged to withhold PAYE. It is proposed that this requirement be reviewed to determine whether an exclusion from registration is warranted for this type of employer. Updating the Employment Tax Incentive Act to align with National Minimum Wage Act The wage-regulating measures in the Employment Tax Incentive Act (2013) will be revised in line with the recently promulgated National Minimum Wage Act (2018). Business (general) Addressing abusive arrangements aimed at avoiding the anti-dividend stripping provisions In 2017, the rules governing share buy-backs and dividend stripping were changed to prevent taxpayers from avoiding taxation of share disposals by companies. In 2018, these rules were again adjusted to prevent harm to legitimate corporate reorganisations. However, some taxpayers are now undermining the adjusted rules. These arrangements involve the target company distributing a substantial dividend to its current company shareholder and subsequently issuing shares to a third party. As a result, the value of the current company shareholder’s holding in the shares of the target company is diluted and these shares are not immediately disposed of. This differs from the previous avoidance arrangements that involved disposing of the same shares in return for a tax-exempt dividend. To curb this new form of abuse, it is proposed that the rules governing share buy-backs and dividend stripping be amended. These amendments will take effect on 20 February 2019. 130

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Correcting anomalies arising from applying value-shifting rules Clarifying the effect of deferred tax liability on the market value of issued shares: Current anti-avoidance provisions target value shifting through asset-for-share transactions that apply when the market value of the assets acquired differs from the market value of the shares issued in exchange. However, the current provisions do not include the effect of a deferred tax liability (related to the acquired asset) on the market value of the shares. It is proposed that the Income Tax Act be amended to clarify that any difference in value due to the deferred tax liability should not be subject to the relevant provisions. Clarifying the effect of a capital gain from the operation of the anti-avoidance rules on the base cost of shares acquired in exchange for assets: In 2012, rules were introduced to prevent the transfer of high-value assets to a company in return for shares issued by the company with a different value. These rules trigger a capital gain or a deemed in specie dividend event for one of the parties. Other rules state that a company issuing shares in exchange for assets is deemed to have acquired the assets for expenditure equal to the market value of the shares. However, this deemed acquisition value does not include any capital gains previously triggered by the anti-value shifting rules, thereby resulting in possible double taxation when the company disposes of the assets later. It is proposed that the rules be amended to prevent this. Refining provisions around the special interest deduction for debt-funded share acquisitions Special interest deduction following company reorganisations after an acquisition: Current provisions allow a special interest deduction relating to debt-financed acquisitions of controlling shares in an operating company, but require that the acquirer of those shares assess whether they still qualify for the deduction under certain circumstances. It is proposed that this requirement be reconsidered if the acquirer remains a (direct or indirect) controlling shareholder of the specific entity after certain reorganisation transactions. Anti-avoidance rules targeting shareholders claiming the special interest deduction for start-up companies: Some taxpayers are claiming the special interest deduction for debt-funded capitalisation of newly established companies. This deduction is intended for debt-funded acquisitions of a controlling interest in companies that already generate income. It is proposed that changes be made to ensure that taxpayers do not claim the deduction for unintended purposes. Clarifying the interaction between corporate reorganisation rules and other provisions of the Income Tax Act Clarifying corporate reorganisation rules relating to exchange items and interest-bearing instruments: The current corporate reorganisation rules allow the tax-neutral transfer of assets between companies that are part of the same group. However, the provisions do not specify how exchange items and interest-bearing assets should be treated during corporate restructuring. It is proposed that the legislation clarify that the transfer of these items and assets is excluded from the rules. This is because unrealised values on the date of transfer should be triggered in the transferor companies. Refining the interaction between the anti-avoidance provisions for intra-group transactions: The corporate rollover provisions regarding intra-group transactions contain multiple anti-avoidance measures. However, it is not always clear how these measures interact with each other. In particular, separate measures often cause punitive tax consequences that are not taken into account should another measure subsequently apply, which results in potential double taxation. It is proposed that these provisions be refined by clarifying how the measures interact. 131

2019 BUDGET REVIEW Harmonising the degrouping charge provisions for intra-group transactions and controlled foreign companies: If a company leaves a group but retains an asset acquired within the last six years through the relief provided in the corporate reorganisation rules, a degrouping charge applies. This charge is intended to revoke the tax-neutral status of the original transaction and is designed to deem a capital gain to arise in the year of assessment in which the degrouping takes place. However, provisions relating to controlled foreign companies in sections 9D and 9H of the Income Tax Act determine that the year of assessment in which the degrouping takes place starts and ends on the same day. It is proposed that changes be made to harmonise these provisions across the corporate reorganisation and controlled foreign company rules. Amending rules to allow company deregistration by operation of law In some corporate reorganisation rules, to qualify for the tax-neutral transfer of assets, one or more of the companies involved should cease to exist after the transaction. The legislation lists steps that show a taxpayer meeting this requirement. However, the steps do not take into account deregistration by operation of law. It is proposed that the rules be amended to include this option. Business (financial sector) Study on the tax treatment of amounts received by portfolios of collective investment schemes In 2018, amendments were proposed in the Taxation Laws Amendment Bill to tax the profits of some collective investment schemes as revenue instead of capital. After reviewing the public comments on this draft, government decided that more time is needed for it to work with industry to find solutions that will not negatively affect the relevant groups. This study is proposed for the 2019 legislative cycle. Reviewing the Real Estate Investment Trust (REIT) tax regime Tax treatment of unlisted REITs: The implementation of the Financial Sector Regulation Act (2017) and the establishment of the Financial Sector Conduct Authority allows regulation of unlisted REITs. It is proposed that government consider the regulation and tax treatment of unlisted REITs that are widely held or held by institutional investors, in line with the announcement in the 2013 Budget Review. Clarifying inconsistencies in the current REIT tax regime: The current REIT tax regime contains various inconsistencies, including the definition of rental income as applied to foreign exchange differences and the interaction between the REIT tax regime and corporate reorganisation rules. It is proposed that the legislation be amended to clarify these inconsistencies. Government undertakes to review the efficacy of the current REIT regime. Refining taxation of risk policy funds From 2016, risk policy funds were introduced to tax long-term insurers. However, if a policy allocated to a risk policy fund is paying benefits in the form of an annuity, then the transfer of assets between that fund and the untaxed policyholder fund of the insurer creates an administrative burden. It is proposed that the legislation be amended to address this. Aligning income tax provisions with the Insurance Act The Insurance Act (2017), which came into effect during 2018, replaced provisions of the Long-Term Insurance Act (1998) and the Short-Term Insurance Act (1998). It is proposed that definitions in the Income Tax Act be revised in line with the new Insurance Act. 132

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Business (incentives) Refining the special economic zone regime Reviewing anomalous provisions: As taxation provisions relating to special economic zones preceded implementation of the programme, there is now some misalignment between the provisions and the stated objectives of the programme. Government proposes to review these provisions to clarify the policy intent and address unintended misalignment with the Special Economic Zone Act (2016). Reviewing the anti-avoidance measures relating to transactions between a company and connected persons: Qualifying companies deriving taxable income from within the special economic zone regime can benefit from a reduced corporate tax rate of 15 per cent. To counter potential profit-shifting, a qualifying company cannot claim this benefit if more than 20 per cent of its deductible expenditure or its income arises from transactions with connected persons. This anti-avoidance measure may harm legitimate business transactions as some business models in special economic zones were accepted before the anti-avoidance measure was introduced. It is proposed that the measure be reviewed and clarified to meet its original intent. Reviewing the venture capital company tax regime In 2018, changes were made to the venture capital company tax regime to prevent abuse of various aspects of the system. It has come to government’s attention that some taxpayers are attempting to undermine other aspects of the regime to benefit from excessive tax deductions. It is proposed that these rules be reviewed to prevent this abuse. International Reviewing controlled foreign company rules Reviewing the comparable tax exemption: As noted in the 2018 Budget, the global trend towards reducing corporate tax rates affects the current controlled foreign company comparable tax exemption. It is proposed that the exemption threshold be reduced from the current percentage, taking into account the sustainability of the tax base. Addressing circumvention of anti-diversionary rules: The rules for controlled foreign companies aim to prevent South African taxpayers from shifting income that should be taxed in South Africa to an offshore jurisdiction with a beneficial taxation regime. These rules are inadequate for multi-layered transactions. Government has identified schemes where controlled foreign companies (that are part of a group) are interposed in the supply chain between South African connected parties and independent non-resident customers or suppliers. It is proposed that additional measures be introduced to prevent this circumvention. Reviewing the definition of permanent establishment The current definition of permanent establishment in the Income Tax Act is based on the definition developed by the Organisation for Economic Co-operation and Development (OECD). In November 2017, the OECD expanded this definition. When South Africa signed the OECD multilateral convention, it did not expand the permanent establishment definition. As a result, South African tax treaties use the narrow definition of permanent establishment. However, the definition in the Income Tax Act uses the expanded OECD definition. It is proposed that the permanent establishment definition in the Income Tax Act be reviewed to determine whether a limitation is warranted. 133

2019 BUDGET REVIEW Revising tax relief for blocked foreign funds The Income Tax Act provides tax relief for a South African tax resident when funds are blocked in a foreign country due to currency restrictions or foreign legal limitations. The resident can claim foreign tax credits for foreign taxes paid on foreign income. These credits are lost if the blocked funds are released more than seven years from the tax year in which the foreign income accrued. It is proposed that this seven-year limitation be reconsidered. Amendments to the definition of “domestic treasury management company” The domestic treasury management company regime allows qualifying companies to expand into other African countries. Within this regime, a company is so defined if it is incorporated in South Africa, deemed to be incorporated in South Africa, or effectively managed from South Africa and is not subject to exchange control restrictions. In 2017, the Income Tax Act was amended to remove the incorporation requirement. However, the Reserve Bank definition in Circular 5/2013 still includes this requirement. As a result, the 2017 changes are not aligned with the Reserve Bank requirements. It is proposed that the definition of “domestic treasury management company” is changed in the Income Tax Act to reintroduce the incorporation requirement. Revising the Income Tax Act criteria for recognised exchanges The Income Tax Act defines a recognised exchange as a stock exchange licensed under the Financial Markets Act (2012) or a similar exchange in another country that has been recognised by the Minister of Finance in the Government Gazette. Since 2001, the criteria used to recognise foreign exchanges have not been revised. It is proposed that a review of these criteria be considered. Reviewing the “affected transaction” definition in the arm’s length transfer pricing rules The “affected transaction” definition relating to arm’s length transfer pricing rules in the Income Tax Act applies to transactions between connected persons as defined in the act. However, in the OECD Model Tax Convention, the transfer pricing rules apply to transactions between associated enterprises. Government proposes to review the scope of these rules to determine whether the definition in the act should be changed in line with the OECD definition. Clarifying the interaction of capital gains tax and foreign exchange transaction rules Assets disposed of or acquired in foreign currency are subject to taxation under both the foreign exchange transaction rules and capital gains tax rules. To prevent double taxation of assets, foreign debt is currently excluded from the specific capital gains tax rules. However, it is unclear how the general rules apply if foreign bonds are disposed at a capital gain or loss. It is proposed that these rules be reviewed to prevent potential double taxation. Value-added tax Reviewing the definition of “group of companies” for electronic services regulations From 1 April 2019, regulations prescribing electronic services will expand the scope of electronic services required to pay value-added tax (VAT) in South Africa. These regulations exclude electronic services supplied between companies in a “group of companies”, if a non-resident company supplies such services to a domestic company within the same group. The regulations define “group of companies” to include two or more companies that hold shares in at least one other company such that 100 per cent of equity shares in each controlled company are directly held by the controlling company in the group. However, this 100 per cent shareholding requirement may exclude companies because of employee incentives or other empowerment programmes. It is proposed that the definition be changed to reflect this understanding. The change will come into effect on 1 April 2019. 134

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Clarifying financial services to include the transfer of long-term reinsurance policy The VAT Act (1991) makes provision for the activities of providing or transferring ownership of a long-term insurance policy, or providing reinsurance relating to any such policy, to be deemed to be financial services. However, the act does not specify how to treat the transfer of a long-term reinsurance policy. It is proposed that the act be amended to clarify this treatment. Aligning provisions of the VAT Act with the Insurance Act It is proposed that certain definitions referenced in the VAT Act are revised to align with the Insurance Act. Refining the VAT corporate reorganisation rules In line with the Income Tax Act, the VAT Act provides relief for companies in the same group by treating the supplier and the recipient of goods or services as the same person during corporate reorganisation transactions. If these transactions take place in terms of sections 42 or 45 of the Income Tax Act, VAT relief is only permitted if the transfer relates to a going concern. However, transfers of fixed property under these sections may not always involve a going concern, especially in sale and lease-back situations. It is proposed that the VAT Act be amended to clarify treatment in these instances. VAT treatment of rental stock paid in terms of the National Housing Programme In the VAT Act, a vendor (such as a municipality) is deemed to supply services to any public authority (for example, the Department of Human Settlements) if the vendor is paid or makes a payment in line with the National Housing Programme outlined in the Housing Act (1997). However, it is difficult to interpret the VAT treatment of payments relating to rental stock. It is proposed that the VAT Act be amended to clarify the treatment of rental stock in these instances. Reviewing section 72 of the VAT Act Section 72 of the VAT Act gives SARS discretionary powers to apply provisions relating to the calculation or payment of tax or the application of any provision, exemption or zero rate, in cases where “difficulties, anomalies or incongruities have arisen” due to the business conduct of a particular vendor or vendors. It is proposed that a constitutional review of section 72 of the VAT Act be conducted given the challenges that arose as to its application in respect of mandatory wording of the VAT Act. Refining the VAT treatment of foreign donor-funded projects The VAT Act provides relief for foreign donor-funded projects if they meet specified criteria. However, the criteria and the type of projects that qualify are unclear, especially if the project is sub-contracted to different contractors. It is proposed that these provisions be amended to clarify the policy intention. Customs and excise SARS publication of the excise rewrite discussion document SARS has compiled an excise rewrite discussion document that will be published for public comment as part of redrafting the excise duty legislative framework. The paper outlines the internationally recognised requirements of an excise duty administration. The current duty-at-source system is reviewed to identify possible reforms. A selected country comparison outlines reform options and the conclusion reflects the proposals that SARS supports. After comments are received, SARS will engage representative industry bodies and responsible government departments on reform proposals that require refinement. 135

2019 BUDGET REVIEW Reviewing the tax treatment of duty-free shops Concerns regarding duty-free shops operating within the country have been noted. The legislative framework governing duty-free shops will be reviewed to minimise any abuse and risks that may be occurring. SARS will investigate any alleged abuse and take action if required. Excluding bulk wine movements from the compulsory tariff determination requirement Manufacturers and importers of alcoholic beverages must obtain compulsory tariff determinations before these beverages can be removed from the excise manufacturing warehouse or cleared for home consumption upon the first importation. Bulk wine that is removed from one excise manufacturing warehouse to another is used as an input for further manufacturing and is not the final alcoholic beverage that should be subject to the tariff determination requirement. These bulk wine removals between warehouses will therefore be exempted from the obligation. Extending the fiscal marking, tracking and tracing intervention to include excise and levy goods The 2018 Budget strengthened the fiscal marking, tracking and tracing intervention for tobacco products to comply with South Africa’s obligations under the Illicit Trade Protocol of the World Health Organisation Framework Convention on Tobacco Control. Other excise and levy goods pose similar illicit trade risks causing significant revenue losses. The intervention could also address these concerns in a cost-effective manner. Over time, the intervention will be expanded to include other excise and levy products where feasible. Progress with the review of the diesel refund administration During August 2018, the National Treasury and SARS jointly held extensive consultations on the published discussion paper, “Review of the Diesel Fuel Tax Refund System”, through a series of industry-specific workshops. Discussions focused on defining primary production activities for different sectors, linked to the equipment and vehicles typically used in each sector; a separate diesel refund administration system; fishing and mining authorisations; outsourcing, contraction and partnerships; logbooks and recordkeeping; registration and user profiling; and special dispensations for small-scale users. Stakeholders provided more written inputs based on the workshops for their respective sectors by November 2018. These intensive consultations demonstrated the need for developing industry-specific provisions for each sector for a focused and effective diesel refund administration system. The proposed system will shift the basis from eligible users to eligible activities. The design of the new standalone diesel refund administration will be outlined in draft rules and notes that will be developed and published for public comment during the course of the year. Certain industries and representative bodies may be further engaged during this drafting process if additional consultations are needed to inform the new design. Sharing client-specific information with relevant departments for carbon tax purposes Implementing the carbon tax requires SARS, the Department of Environmental Affairs and the Department of Energy to share client-specific information. Provisions in the Customs and Excise Act that permit information sharing with strict confidentiality will be enhanced for the purposes of carbon taxation and the associated regulation of greenhouse gas emissions and energy efficiency. Ad valorem proposals to consistently apply and extend current items Expanding the computer category: Ad valorem taxes apply to televisions and monitors with screens larger than 45 cm, irrespective of their end use. “Smart” technology items are harder to distinguish and therefore difficult to categorise. To prevent these items from escaping ad valorem tax, it is proposed that the computer category be expanded to include any apparatus with a screen larger than 45 cm. Expanding the gaming category: 136

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Ad valorem taxes on gaming consoles are currently limited to consoles that use a television screen. However, games are now displayed on many different items. It is proposed that the provisions be amended to include any external screen or surface on which gaming console images can be reproduced. Duty rebates and refunds in circumstances of vis major Government will review provisions relating to duty rebates and refunds in circumstances of vis major (an unpreventable incident caused by a superior external force) in the Customs and Excise Act and its schedules to align them with international best practice. Curbing smuggling and illicit financial flows Government will consider amendments enabling the confidential disclosure of names and associated reference numbers of customs clients, as well as other information necessary to verify legitimate financial flows. The proposed amendment will align the Customs and Excise Act with the similar approach adopted in the Tax Administration Act (2011). Tax administration Model mandatory disclosure rules and non-compliance penalties It has emerged internationally that offshore structures and arrangements are being designed in an attempt to circumvent financial account reporting under the OECD’s Common Reporting Standard. The standard is used for the exchange of information between countries. It is proposed that the OECD’s model mandatory disclosure rules be implemented in South Africa to identify and counter such structures and arrangements, and that similar penalties to those currently in force for non-compliance with the reportable arrangement legislation be imposed for non-compliance with the rules. Tax compliance certificates The legislative provisions relating to tax compliance certificates will be updated to include recent system requirements. Technical corrections In addition to the amendments described above, the 2019 tax legislation will include various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, incorrect cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes. A final set of technical corrections relate to modifications that account for practical implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. Technical corrections of this nature are limited to recent legislative changes. 137

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D Public-sector infrastructure update Introduction This annexure provides an update on the status of major infrastructure projects and reports on planned public infrastructure spending. In line with the medium-term strategic framework and the National Development Plan, the 2019 Budget prioritises spending on social and economic infrastructure such as schools, health facilities, roads and transport, energy, and water and sanitation. It also continues to fund programmes to improve the quality of infrastructure spending, and the capacity of government to plan and implement capital projects. Trends in public infrastructure spending Between 1998/99 and 2017/18, the public sector spent R3 trillion on infrastructure. Expenditure increased from R48.8 billion in 1998/99 to R236.2 billion in 2017/18. In real terms, infrastructure spending grew by an annual average of 4.3 per cent. State-owned companies have spent R1.3 trillion on infrastructure over this period. Municipalities and provincial departments have spent R612.8 billion and R705.2 billion respectively to build schools, hospitals, clinics and other community-related infrastructure. From 1998/99 to 2017/18, public-sector infrastructure expenditure as a share of gross domestic product (GDP) averaged 5.9 per cent. Both government agencies and public corporations substantially increased their spending on economic infrastructure over the past decade. However, spending on social infrastructure – which includes schools, hospitals and sanitation – has grown at a slower pace. Slower growth in social infrastructure expenditure is the result of pressure on budgetary resources, including the growth in government’s wage bill and new policy commitments. 139 Definitions of infrastructure spending The annexure presents estimates of infrastructure spending across the public sector, which includes national, provincial and local government, state-owned companies and other public entities, and public funds allocated to public-private partnerships. The data in this annexure may differ from infrastructure or capital expenditure estimates presented elsewhere in the 2019 Budget Review. Here, “infrastructure” is defined broadly, including spending on new assets; replacements; maintenance and repairs; upgrades and additions; and rehabilitation, renovation and refurbishment of assets. Capital and interest payments are also included in the definition. In contrast, “capital spending” typically excludes maintenance and finance charges. The annexure also includes expenditure on public housing as part of infrastructure spending. In accounting terms, housing subsidies are usually defined as transfers rather than capital spending.

2019 BUDGET REVIEW

Figure D.1 Public-sector infrastructure spending


State-owned companies
Public entities
Per cent of GDP (RHS)
Provincial departments
Public-private partnerships
Local government
National departments
R billion
Per cent of GDP
250
200
150
100
50
0
8
6
4
2
0
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

Source: National Treasury

Public-sector infrastructure spending highlights

Table D.1 summarises government's infrastructure plans for the next three years. The data combines infrastructure financed at national, provincial and local government level with spending estimates received from state-owned companies and other public entities.

Table D.1 Public-sector infrastructure expenditure and estimates

R billion	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	MTEF total
		Outcomes			Estimates			
Energy	65.9	67.0	55.1	50.6	52.6	52.8	52.8	**158.1**
Water and sanitation	31.5	30.8	26.8	38.3	42.8	41.8	47.4	**132.0**
Transport and logistics	81.3	70.9	75.4	78.0	94.8	103.8	115.3	**313.9**
Other economic services	13.2	14.3	17.1	16.7	15.1	14.2	15.2	**44.5**
Health	10.3	10.4	9.7	12.1	11.8	11.1	11.5	**34.3**
Education	18.0	17.8	17.6	18.5	18.2	19.0	19.7	**56.9**
Human settlements[1]	18.3	18.3	14.3	18.2	18.8	19.0	19.7	**57.5**
Other social services	11.9	10.3	11.2	10.6	10.3	9.9	10.4	**30.6**
Administration services[2]	10.9	10.1	9.1	12.3	11.7	12.2	13.1	**37.0**
Total	**261.2**	**249.9**	**236.2**	**255.1**	**276.1**	**283.8**	**305.1**	**864.9**
National departments	14.5	15.8	14.9	15.9	16.0	16.8	18.6	**51.5**
Provincial departments	60.6	62.6	62.3	61.7	60.7	60.4	63.7	**184.8**
Local government	54.7	54.4	58.8	65.9	66.7	67.3	71.0	**204.9**
Public entities[3]	17.8	17.1	13.2	20.6	20.8	22.8	23.7	**67.4**
Public-private partnerships	4.3	4.8	4.8	5.9	6.1	5.5	5.8	**17.3**
State-owned companies[3]	109.3	95.2	82.2	85.2	105.8	110.9	122.3	**339.0**
Total	**261.2**	**249.9**	**236.2**	**255.1**	**276.1**	**283.8**	**305.1**	**864.9**

1. Human settlements includes public housing to households and bulk infrastructure amounting to R57.5 billion over the MTEF period

2. Administration services include infrastructure spending by the Department of International Relations, the Department of Home Affairs, the Department of Public Works, Statistics South Africa and their entities

3. Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue, borrowings and private funding

Source: National Treasury

Public-sector infrastructure spending over the medium-term expenditure framework (MTEF) period is estimated to total R864.9 billion.

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State-owned companies continue to be the single largest contributor to capital investment, spending a projected R339 billion over the next three years. Provinces are expected to spend R184.8 billion on infrastructure over the same period, while municipalities are forecast to spend R205 billion. Public housing and bulk infrastructure constructed through the *human settlements development grant* and a new grant for informal settlement upgrades in provinces totals R57.5 billion. Although these assets are transferred to homeowners and not retained on the public-sector balance sheet, this spending is a substantial contribution to the built environment by government.

Economic infrastructure spending, mainly by state-owned companies, accounts for 75 per cent of the medium-term estimate. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 20.7 per cent of the total, of which health and education account for 4 per cent and 6.6 per cent respectively.

Energy

Energy expenditure is expected to total R158.1 billion over the next three years, accounting for 18.3 per cent of total infrastructure spending. Eskom accounts for R134.3 billion, or 85 per cent, of this amount.

Table D.2 Eskom expenditure and estimates

R billion	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
Medupi power station	7.4	7.2	6.6	4.9	4.6	–
Kusile power station	17.3	13.2	9.4	5.9	3.1	1.0
Ingula pumped-storage scheme	2.5	–	–	–	–	–
Matla refurbishment project	0.4	0.3	0.3	0.4	0.2	0.1
Duvha power station	0.3	0.3	0.2	0.2	0.3	0.1
765kV projects	1.1	0.9	0.6	1.2	0.6	0.3
Northern grid projects[1]	1.3	0.9	0.9	0.6	0.8	–
Cape grid projects[1]	1.1	0.7	0.6	1.4	1.0	1.1
Central grid projects[1]	1.0	1.0	0.9	1.1	0.1	0.0
Majuba rail	0.7	1.0	1.0	–	–	–
Koeberg steam generator replacement project	–	1.3	1.2	2.0	1.8	1.7
Other[2]	25.9	20.9	22.1	27.1	32.5	40.3
Total	**58.9**	**47.7**	**43.9**	**44.9**	**44.8**	**44.6**

1. Grid projects involve installation of transmission lines, new transformers and upgrading of substations
2. Other represents a collection of projects to enhance the system at generation, transmission and distribution level including maintenance projects
Source: Eskom

The Department of Energy will focus on increasing household access to electricity over the medium term. A total of R17.4 billion has been allocated to support the Integrated National Electrification Programme. The programme will fund an estimated 590 500 new connections to the power grid over the MTEF period. An additional 20 000 households will be provided with non-grid (stand-alone power system) connections per year. Over the medium term, government will transfer R5.9 billion to municipalities and R10.7 billion to Eskom to fund this programme.

To increase energy efficiency and reduce reliance on the national grid, the Department of Energy will continue to implement the Solar Water Heater Programme and provide subsidies to municipalities to encourage the use of more energy-efficient technology. To date, the department has produced and installed 87 200 solar water heaters. To support the use of more energy-efficient technology, R719.3 million is allocated to the *energy efficiency and demand-side management grant* over the medium term.

The Department of Energy continues to support the renewable energy market, in line with the national commitment to transition to a low-carbon economy. Government has committed to procuring 14 725 megawatts (MW) of power from renewable energy sources in terms of the Integrated Resource Plan (IRP) 2010 to ensure South Africa has an optimal energy mix. Table D.3 shows the different renewable energy technologies and their associated total capacity allocations in line with the IRP's policy targets.

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Table D.3 Renewable energy technologies

Technology	Megawatts
Onshore wind	6 360
Solar photovotaic	6 225
Concentrated solar power	1 200
Landfill, hydroelectric power, biomass, biogas and small (1-5 MW) projects	940
Total	**14 725**

Source: Independent Power Producer Office

To date, a total of 6 422 MW has been procured from 112 renewable energy independent power producers over seven "bid windows", and 3 876 MW of electricity generation capacity from 63 projects has been connected to the national grid. Renewable energy sources have generated about 26 840 gigawatt-hours since November 2013. Private investment in the programme amounts to R201.8 billion to date, of which R48.7 billion is from foreign investors and financiers.

Table D.4 Renewable Energy Independent Power Producer Procurement Programme bid window summary

Bid window	Total number of projects	Total MW allocation	Number of projects in commercial operation	Total MW grid-connected
1	28	1 425	28	1 415
2	19	1 040	19	1 033
3	17	1 452	16	1 428
3.5	2	200	–	–
4	26	2 205	–	–
Small (1S2)	10	49	–	–
Small (2S2)	10	50	–	–
Total	**112**	**6 422**	**63**	**3 876**

Source: Independent Power Producer Office

Water and sanitation

Government will spend R132 billion on water and sanitation over the next three years, accounting for 15.3 per cent of public-sector infrastructure expenditure.

The Water Infrastructure Development Programme is allocated R42 billion over the medium term. The majority of this allocation, R29 billion, will be transferred to water boards, the Water Trading Entity, the *regional bulk* and *water services infrastructure* grants and the *accelerated community infrastructure grant*.

Disbursements through the *regional bulk infrastructure grant* and the *water services infrastructure grant* will total R18.3 billion over the medium term. During this period, 4 mega, 34 large and 295 regional bulk water and sanitation projects will be completed. Infrastructure investment will be prioritised to serve 27 of the poorest district municipalities.

Transport and logistics

The public sector plans to spend R313.9 billion on transport and logistics over the medium term. This accounts for 36.3 per cent of total infrastructure expenditure during this period. These investments will improve the national transport infrastructure network, enhance the mobility of people and the provision of services, reduce transport costs and facilitate regional trade. Revenue from services provided by state-owned companies will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance of the non-toll network.

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Transnet's capital expenditure is expected to total R102 billion over the next three years. Table D.5 below shows Transnet's major projects over a seven-year period.

Table D.5 Transnet expenditure and estimates

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
Acquisition of locomotives (Transnet freight rail)	8 167	6 068	7 178	6 381	6 660	6 498	581
New multi-product pipeline	1 331	1 521	1 182	694	406	1 769	57
Other pipelines	–	–	–	1 978	3 075	3 812	7 166
Capitalisation of infrastructure, locomotives and wagon maintenance	7 086	6 187	6 650	1 035	1 050	1 300	1 400
Rolling stock maintenance	–	–	–	1 590	2 104	1 889	5 045
Rolling stock	–	–	–	2 831	1 493	1 864	2 730
Waterberg upgrade (stage 2-5)	–	–	–	356	295	129	21
Manganese transport project	–	–	–	216	388	2 362	3 783
Acquisition of tugs		518	168	–	–	–	–
Export coal expansion				433	500	500	
Overvaal tunnel doubling				1 394	972	1 858	2 242
Other	13 571	7 139	7 969	8 737	13 127	11 294	15 586
Total	**30 155**	**21 433**	**23 147**	**25 645**	**30 070**	**33 275**	**38 611**

Source: Transnet

Over the MTEF period, major investments in roads and rail include the following:

- The South African National Roads Agency Limited has been allocated funds from the Road Transport Programme to upgrade, strengthen and maintain non-tolled national roads. A total of R36.5 billion has been allocated for non-toll roads. In addition, R3.3 billion is allocated for the upgrade of the R573 (Moloto Road), R1.8 billion to compensate for the reduced tariffs for the Gauteng Freeway Improvement Project, R3.2 billion for the construction of two bridges on the N2 Wild Coast project and R19.8 billion for general road strengthening and maintenance.
- The *provincial roads maintenance grant* is allocated R36.5 billion to fund the resealing and rehabilitating of provincial roads. This includes R526 million allocated in 2019/20 to maintain coal haulage roads in Mpumalanga.
- The Passenger Rail Agency of South Africa has been allocated R41.5 billion in capital transfers over the medium term to modernise the rail network. This includes the provision of 125 new trains for Metrorail as part of the rolling stock fleet renewal programme. Over the MTEF period, R6.8 billion has been allocated for signalling upgrades, R5.2 billion to overhaul and refurbish coaches, and R3 billion for other rail-related infrastructure improvements. The *public transport network grant* funds the integrated public transport networks in 13 cities across the country and has been allocated R22.3 billion over the medium term.

Human settlements

The Department of Human Settlements has been allocated R105.7 billion over the medium term, which will support delivery of more than 520 000 state-provided housing subsidies.

The department will facilitate the delivery of state-subsidised housing through implementing agents such as provinces, metropolitan municipalities and related departmental entities. These implementing agents are funded through the Housing Development Finance Programme in the form of conditional grants and transfers amounting to R102.8 billion over the MTEF period.

The *human settlements development grant*, which funds housing and human settlements programmes at a provincial level amounts to R50.1 billion over the medium term. Over the same period, the *urban settlements development grant*, which funds infrastructure provision for broader urban development in metropolitan municipalities, will receive R31.1 billion. Upgrades to informal settlements will be funded through a new grant to provinces and municipalities, which amounts to R14.7 billion over 2020/21 and 2021/22.

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2019 BUDGET REVIEW In addition, the institutional arrangements for finance-linked subsidies have changed. From 1 April 2019, the administration and funding of the finance-linked subsidies will be transferred from provinces to the National Housing Finance Corporation. This transfer aims to improve the manner in which subsidies are administered. Over the medium term, the corporation will receive R950 million to support the delivery of 18 185 finance-linked individual subsidies. Health The Department of Health plans to spend an estimated R23.5 billion on healthcare infrastructure in the areas of greatest need. The direct health facility revitalisation grant, which is transferred to provincial health departments, will receive R19.2 billion over the medium term to fund about 15 000 infrastructure projects. These projects include the upgrading, refurbishing and maintenance of existing healthcare facilities, and construction of new facilities. The health facility revitalisation component of the national health insurance indirect grant will receive R4.3 billion over the medium term. A portion of this allocation will fund the planning and construction of an academic hospital in Polokwane, as well as improvements to the nearby Pietersburg and Mankweng hospitals. Education The Department of Basic Education plans to spend R40.5 billion on school infrastructure over the medium term. The education infrastructure grant has been allocated R34.3 billion over this period. The grant helps to fund ongoing infrastructure investment in provinces, including maintenance and construction. The school infrastructure backlogs grant will receive R6.1 billion to complete projects that replace unsafe schools and eliminate backlogs. In 2019/20, the department will use R2 billion to replace 59 inappropriate and unsafe schools, and provide water to 227 schools and sanitation to 717 schools, respectively. Over the medium term, the maths, science and technology grant has been allocated R1.2 billion to help train teachers, and provide equipment and software to schools. Over the same period, R3.3 billion has been allocated to the Department of Higher Education and Training to continue construction at the University of Mpumalanga and the Sol Plaatje University. New facilities include lecture rooms, laboratories, sport and recreation amenities, and student accommodation. In 2019/20 an additional allocation of R120 million, approved through the Budget Facility for Infrastructure (BFI), will help fund student housing programmes at the Nelson Mandela University, Sefako Makgatho Health Sciences University and the Vaal University of Technology. Strategic infrastructure projects The Presidential Infrastructure Coordinating Commission has approved 18 strategic infrastructure projects to support economic development and service delivery in all provinces. Table D.6 lists the projects and their allocations from the fiscus. In many cases, these amounts are augmented by investments financed by state-owned companies, which are not included in the table. 144

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Table D.6 Allocation from the fiscus to strategic infrastructure projects

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
	Audited outcome			Preliminary outcome	Forecast		
SIP category							
SIP 1: Unlocking the northern mineral belt with Waterberg as catalyst	393	819	291	580	914	1 158	1 115
SIP 2: Durban, Free-State, Gauteng logistics and industrial corridor	188	217	128	110	110	35	–
SIP 3: South eastern node and corridor development	8 927	9 356	11 122	7 022	15 082	14 297	13 753
SIP 4: Unlocking economic opportunities in the North West province	881	496	429	363	325	419	495
SIP 5: Saldanha-Northern Cape development corridor	196	–	5	–	268	378	427
SIP 6: Integrated municipal infrastructure project	22 426	20 937	21 644	22 001	20 226	20 704	22 298
SIP 7: Integrated urban space and public transport programme	49 075	49 749	47 679	44 932	49 741	51 564	57 355
SIP 8: Green energy in support of the South African economy	129	137	501	147	159	167	180
SIP 10: Electricity transmission and distribution for all	3 769	3 664	4 005	4 111	3 587	3 787	4 058
SIP 11: Agri-logistics and rural infrastructure	10 032	11 273	11 739	12 486	12 225	12 973	13 903
SIP 12: Revitalisation of public hospitals and other health facilities	6 032	5 959	6 342	6 894	7 143	7 955	8 420
SIP 13: National school build programme	11 040	11 345	12 450	12 585	12 775	13 508	14 953
SIP 14: Higher education infrastructure	3 301	3 397	3 520	3 793	3 988	4 097	4 304
SIP 16: SKA and Meerkat	687	653	694	709	687	812	857
SIP 18: Water and sanitation master plan	4 434	4 927	5 180	5 718	5 981	6 636	7 159
Total	**121 510**	**122 929**	**125 729**	**121 451**	**133 211**	**138 490**	**149 277**

Source: National Treasury

Major infrastructure projects per sector

Table D.7 summarises public infrastructure projects per sector.

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Table D.7 Major infrastructure projects per sector

R million	Implementing agent	Project stage	2018/19	2019/20	2020/21	2021/22
				Estimates		
Water and sanitation						
Construction of water supply and sanitation systems in Limpopo	Water and Sanitation	Construction	4 190	3 682	3 886	4 177
Construction of bulk water supply in Giyani - phase 1 and phase 2	Water and Sanitation	Construction	233	170	361	420
Upgrade of bulk water supply in Mogalakwena - phase 1	Water and Sanitation	Construction	186	228	250	294
Upgrade of waste treatment works in Sebokeng - phase 1 and phase 2	Water and Sanitation	Construction	110	184	250	300
Construction of bulk water supply and sanitation systems in the North West	Water and Sanitation	Construction	141	129	263	150
Construction of bulk regional sewerage in Sedibeng	Water and Sanitation	Feasibility	502	115	213	180
Construction of regional bulk wastewater treatment works in Westonaria/Randfontein (Zuurbekom)	Water and Sanitation	Design	63	77	152	220
Upgrade of Madibeng bulk water supply - phase 2	Water and Sanitation	Construction	56	70	100	274
Construction of Thembisile bulk water supply (Loskop) - phase 1 of 3	Water and Sanitation	Construction	60	40	120	155
Construction of Driekoppies bulk water supply	Water and Sanitation	Construction	13	100	100	100
Energy[1]						
Construction of upstream oil and gas production assets by PetroSA in Ghana	CEF	Construction	525	300	109	224
Mine expansion programme (T Project)	CEF	Pre-feasibility	10	–	10	593
Klippoortjie mine expansion project	CEF	Feasibility	41	235	330	25
Construction of a liquefied petroleum gas pipeline and storage infrastructure, tank repairs and terminal expansion	CEF	Identification	128	136	144	152
The Redstone Concentrated Solar Thermal Power Plant project	CEF	Feasibility	265	93	172	–
Gas trading project with Mozambique	CEF	Identification	8	20	200	10
Upgrades and additions to West Coast energy infrastructure	CEF	Identification	82	154	32	29
Enhanced energy-processing refinery project	CEF	Feasibility	–	208	–	–
Acquisition of new infrastructure assets to enhance downstream market entry into gas sales	CEF	Identification	5	200	–	–
Development of a national gas transmission pipeline network	CEF	Identification	1	–	–	120
Transport and logistics						
Rolling stock fleet renewal programme	PRASA	Construction	4 677	4 957	8 081	8 526
Signalling and telecommunications programme	PRASA	Construction	2 024	2 145	2 265	2 390
Upgrade of airport facilities	ACSA	Construction	168	645	1 691	2 669
General overhaul of Metrorail coaches	PRASA	Construction	1 409	1 494	1 569	1 647
New runways, taxiways and aprons	ACSA	Construction	274	292	1 769	2 219
Upgrades and additions to airport buildings	ACSA	Construction	233	1 889	1 281	907
Rail depots modernisation programme	PRASA	Construction	737	781	257	286
Refurbishment of aprons and roads	ACSA	Construction	43	135	428	516
Security upgrades (stations and corridors)	PRASA	Construction	336	356	227	202
Capital intervention programme (safety, emergency & special needs projects)	PRASA	Construction	301	319	168	191

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Table D.7 Major infrastructure projects per sector *(continued)*

R million	Implementing agent	Project stage	2018/19	2019/20	2020/21	2021/22
			Estimates			
Other economic services[2]						
Implementation of infrastructure within special economic zones	Trade and Industry	Ongoing	2 200	2 615	2 775	1 622
Upgrade of the Council for Scientific and Industrial Research Campus	CSIR	Construction	754	688	740	–
Infrastructure projects to support investment in mining, tourism, manufacturing and services	Environmental Affairs	Construction	422	446	470	490
Upgrade of the South African National Biodiversity Institute laboratories	Environmental Affairs	Construction	134	151	159	167
Upgrade of tourist accommodation facilities in national parks	Environmental Affairs	Ongoing	122	125	131	138
Upgrade of iSimangaliso Wetland Park Authority office facilities	Environmental Affairs	Construction	183	109	114	120
CSIR group investment in property, plant and equipment	Council for Scientific and Industrial Research	Construction	102	108	114	120
Upgrade of personnel accommodation facilities and equipment in national parks	Environmental Affairs	Construction	87	92	97	102
Upgrade of roads and infrastructure in national parks	Environmental Affairs	Construction	73	76	80	84
Sentech digital terrestrial television Migration project	Sentech Limited	Construction	60	63	62	70
Health						
Construction of the Limpopo Academic Hospital	Health	Feasibility	190	247	653	498
Maintenance through the National Health Insurance Backlog Programme	Health	Construction	457	231	309	324
Rehabilitation of Bambisana Hospital in the Eastern Cape	Health	Design	35	172	179	267
Construction of the Siloam hospital in Limpopo	Health	Design	138	155	218	238
Rehabilitation of Zithulele hospital in the Eastern Cape	Health	Design	40	150	202	174
Replacement of the Balfour community health centre in Mpumalanga	Health	Construction	2	25	61	120
Replacement of the Lusaka community health centre in the Free State	Health	Construction	13	78	79	45
Replacement of the Chebeng community health centre in Limpopo	Health	Construction	8	18	100	80
Refurbishment of the Dihlabeng Hospital in the Free State	Health	Construction	100	80	80	36
Maintenance of the Mamelodi hospital in the Gauteng	Health	Feasibility	–	18	20	112
Education						
Construction of hostels, lecture halls and laboratories at various tertiary institutions	Higher Education	Various	5 376	5 677	5 975	6 233
Replacement of inappropriate infrastructure at public primary and secondary schools	Basic Education	Various	2 121	1 869	1 629	2 191
Construction of hostels, lecture halls and laboratories at the University of Mpumalanga	Higher Education	Various	1 277	1 332	1 401	1 476
Construction of hostels, lecture halls and laboratories at Sol Plaatje University	Higher Education	Construction	724	757	802	838
Construction of student housing facilities at Vaal University of Technology	Higher Education	Construction	39	40	–	–
Construction of student housing facilities at Nelson Mandela University	Higher Education	Construction	34	34	–	–
Construction of student housing facilities at Sefako Makgatho Health Sciences University	Higher Education	Construction	31	31	–	–
Procurement of mobile classrooms for community education and training learners	Higher Education	Construction	1	–	–	–

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Table D.7 Major infrastructure projects per sector *(continued)*

R million	Implementing agent	Project stage	2018/19	2019/20	2020/21	2021/22
				Estimates		
Human settlement						
Human settlements development programme	Human Settlements	Ongoing	36 433	37 613	36 039	15 397
Urban settlements development programme	Human Settlements	Ongoing	22 612	23 926	22 251	9 373
Informal Settlements Upgrading Partnership Programme implemented by municipalities	Human Settlements	Ongoing	–	–	2 985	4 384
Informal Settlements Upgrading Partnership Programme implemented by provinces	Human Settlements	Ongoing	–	–	3 015	4 322
Social Housing Regulatory Authority Programme	Human Settlements	Ongoing	1 487	1 477	1 541	805
Other social sectors[3]						
Upgrade of the national archives building in Pretoria	Arts and Culture	Construction	65	98	96	119
Construction of a museum on the Liberation Heritage Route	Arts and Culture	Construction	25	71	75	157
Construction of the Isibhubhu Cultural Arena	Arts and Culture	Construction	56	59	72	65
Construction of the Sarah Baartman Museum	Arts and Culture	Construction	91	85	3	60
Upgrade of the Ulundi and Prospection labour centres	Labour	Construction	32	32	34	18
Upgrade of the Ingquza Hill Museum	Arts and Culture	Various	10	4	–	18
Upgrade of the JL Dube House Museum	Arts and Culture	Various	12	5	–	15
Upgrade of the OR Tambo Memorial Interpretative Centre	Arts and Culture	Various	8	8	–	–
Renovations of the Isandlawana Museum	Arts and Culture	Design	3	3	4	–
Construction of the Afrivibe Entertainment Incubator building	Arts and Culture	Feasibility	–	–	4	2
Justice and protection services						
Construction of new and re-established police stations	Police	Various	606	628	645	693
Refurbishment military bases, replacement of mechanical systems and ground works	Defense and Military	Construction	361	375	381	696
Expansion of the Durban High Court	Justice and Constitutional Development	Design	206	352	371	201
Construction of police personnel and office accommodation	Police	Construction	262	286	325	175
Upgrade and refurbishment of the South African Military Health Training Centre - Phase 2 (nurses college)	Defense and Military	Design	23	84	308	382
Upgrade of Lichtenburg correctional centre through provision of 234 additional beds	Correctional Services	Construction	32	114	162	80
Construction of Khayelitsha Correctional Centre	Correctional Services	Design	–	–	90	260
Refurbishment, additions to existing magistrate's buildings and upgrading of security measures	Correctional Services	Construction	99	219	69	44
Security installations at Pietermaritzburg, Kokstad and Empangeni correctional centres	Defense and Military	Construction	200	106	120	97
Refurbishment of military base messes	Defense and Military	Construction	78	99	90	130

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Table D.7 Major infrastructure projects per sector *(continued)*

Rmillion	Implementing agent	Project stage	2018/19	2019/20	2020/21	2021/22
				Estimates		
Central government and administrative services[4]						
Repair of various government owned buildings	PMTE	Various	612	522	658	529
Refurbishment of various government owned buildings	PMTE	Various	513	558	485	487
Maintenance of various correctional facilities	PMTE	Various	125	362	428	648
Refurbishment of various correctional facilities	PMTE	Various	199	231	356	529
Construction of New York chancery	International Relations and Cooperation	Feasibility	194	334	376	28
Redevelopment of border post centres (97 projects)	PMTE	Various	216	229	241	226
Refurbishment of various magistrate buildings	PMTE	Various	299	302	177	157
Upgrading and construction of prestige accommodation sites (57 projects)	PMTE	Various	187	197	208	219
Repair of various police stations	PMTE	Various	297	321	199	101
Upgrading and construction of departmental facilities (41 projects)	PMTE	Various	181	191	201	212

1. Only projects of the Central Energy Fund are reported in this table. Eskom projects are reported on separately in Table D.2
2. Other economic services includes agriculture, environmental, trade and industry, science and technology and telecommunications infrastructure
3. Others social sectors include infrastructure such as labour, arts and culture, cooperative governance, rural and social development
4. Central government and administrative services includes international relations, public works, home affairs and communications
Note: Passenger Rail Agency of South Africa (PRASA), Airports Company of South Africa (ACSA), Council for Scientific and Industrial Research (CSIR) and Property Management Trading Entity (PMTE)
Source: National Treasury

Large infrastructure projects under the Budget Facility for Infrastructure

The BFI is an institutional process within the national Budget that supports quality public investments by improving the planning and execution of large infrastructure projects.

In response to a July 2017 call for proposals for large infrastructure projects, national departments submitted a total of 64 projects with an estimated funding requirement of R138.6 billion. Through the BFI structures, 38 projects met the criteria and underwent detailed technical assessment. Following initial allocations in 2018/19, three projects in the health, education and transport sectors will receive funding of R4.4 billion over the medium term. A second call for proposals, in July 2018, resulted in 63 submissions from national departments with an estimated funding requirement of R203.6 billion. Of these, 33 projects underwent detailed technical assessment, and 13 projects from the higher education and public works sector complied with the BFI requirements. These will be considered for funding in the next budget process. Government is considering a blended-finance approach to these projects.

The experience of the BFI indicates the need to scale up skills and capacity within sponsoring departments. Some of the challenges in the infrastructure value chain include a lack of technical expertise and institutional capacity to identify and develop good projects. Over the next three years, government will develop a Project Preparation Facility to build capacity and strengthen project planning, in line with the requirements of the BFI. The new facility will focus on infrastructure in education, health, water, energy and communications. The Development Bank of Southern Africa is allocated R400 million to lead the process, while the Government Technical Advisory Centre and the Presidential Infrastructure Coordinating Commission's Technical Project Management Unit are allocated R60 million and R165 million respectively. Projects that have been prepared through the Project Preparation Facility will be considered for funding through the BFI.

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E Public-private partnerships Introduction This annexure presents an overview of public-private partnerships (PPPs) in South Africa. It provides updates on PPP projects that have been concluded and are in operation, data on contingent fiscal obligations and liabilities arising from PPPs, a list of projects under review, and a summary of the project outlook. Government has spent an estimated R3 trillion on infrastructure since 1998/99 and has allocated R864.9 billion to spend in this area over the MTEF period. Government infrastructure budgets have come under pressure over the past several years due to lower economic growth and a shift in spending towards consumption priorities, such as funding for higher education and compensation of employees. Because government cannot meet growing infrastructure demands on its own, PPPs are an effective way for the public and private sectors to work together to deliver much-needed infrastructure. Regulation of PPPs The Public Finance Management Act (1999) regulates national and provincial PPPs through Treasury Regulation 16. All institutions undertaking such partnerships require approval from the National Treasury in four phases (feasibility study, procurement, value for money and final PPP agreement). All PPPs also go through regulatory tests to check compliance with the regulation before they are implemented. These three tests assess value for money, affordability and risk transfer. Similarly, the Municipal Finance Management Act (2003) regulates municipal PPPs. Municipalities follow a similar process, however, the municipal elected council grants approval and the National Treasury only issues views and recommendations. PPP projects completed Table E.1 shows a list of 34 completed PPP projects undertaken since this type of partnership was first introduced in South Africa in 1998. The total value of all projects amounts to R89.6 billion. There are various types of PPP projects based on the contractual arrangements involved, including: • Design, finance, build, operate and transfer (DFBOT) 151 The difference between PPPs and traditional government infrastructure projects A PPP is defined as a contract between a public-sector institution and a private party, where the private party performs a function that is usually provided by the public sector and/or uses state property in terms of the PPP agreement. Most of the project risk (technical, financial and operational) is transferred to the private party. The public sector pays for a full set of services, including new infrastructure, maintenance and facilities management, through monthly or annual payments. In a traditional government project, the public sector pays for the capital and operating costs, and carries the risks of cost overruns and late delivery.

2019 BUDGET REVIEW

- Design, finance and operate (DFO)
- Design, build, operate and transfer (DBOT)
- Equity partnerships
- Facilities management projects.

Of the 34 PPP projects, 26 are DFBOT projects, four are DFOs, two are DBOTs, one is an equity partnership and one is a facilities management project. They include hospitals, transport and roads, tourism, and head office accommodation projects. The projects have been funded through a combination of equity, debt and, in some instances, government capital contributions. Most of these projects are already operational, with a few having reached the end of their project term. In some instances, project durations have been extended.

Table E.1 List of PPP projects completed

Project name	Government institution	Type	Date of close[1]	Duration	Financing structure	Project value R million	Form of payment
Transport							
SANRAL N4 East Toll Road	SANRAL	DFBOT	Feb-1998	30 years	Debt: 80% Equity: 20%	3 200	User charges
SANRAL N3 Toll Road	SANRAL	DFBOT	Nov-1999	30 years	Debt: 80% Equity: 20%	3 000	User charges
SANRAL N4 West Toll Road	SANRAL	DFBOT	Aug-2001	30 years	Debt: 80% Equity: 20%	3 200	User charges
Northern Cape fleet	Northern Cape Department of Transport, Roads and Public Works	DFO	Nov-2001	5 years	Equity: 100%	181	Unitary payment
Chapman's Peak Drive Toll Road	Western Cape Department of Transport and Public Works	DFBOT	May-2003	30 years	Debt: 44% Equity: 10% Govt: 46%	450	User charges and guarantee
Fleet management	Eastern Cape Department of Transport	DFO	Aug-2003	5 years	Debt: 100%	553	Unitary payment
National fleet management	Department of Transport	DFO	Sep-2006	5 years	Equity: 100%	919	Service fee
Tshwane fleet management	City of Tshwane	DFO	Nov-2015	5 years	Equity: 100%	1 612	Service fee
Gautrain Rapid Rail Link	Gauteng Department of Public Transport, Roads and Works	DFBOT	Sep-2006	20 years	Debt 11% Equity: 2% Govt: 87%	31 800	User charges and patronage guarantee
SANRAL Gauteng Freeway Improvement Plan Toll Road	SANRAL	DFBOT	Oct-2007	20 years	Debt: 100%	20 000	User charges
Water and sanitation							
Dolphin Coast water and sanitation concession	Kwa-Dukuza Local Municipality	DFBOT	Jan-1999	30 years	Debt: 21% Equity: 18% Govt: 61%	130	User charges
Mbombela water and sanitation concession	Mbombela Local Municipality	DFBOT	Dec-1999	30 years	Debt: 40% Equity: 31% Govt: 29%	189	User charges
Correctional services							
Mangaung and Makhado maximum security prisons	Department of Correctional Services	DFBOT	Aug-2000	30 years	Debt: 88% Equity: 12%	3 600	Unitary payment
Health							
Inkosi Albert Luthuli Hospital	KwaZulu-Natal Department of Health	DFBOT	Dec-2001	15 years	Debt: 70% Equity: 20% Govt: 10%	4 500	Unitary payment
Universitas and Pelonomi Hospitals co-location	Free State Department of Health	DFBOT	Nov-2002	16.5 years	Equity: 100%	81	User charges
State Vaccine Institute	Department of Health	Equity partnership	Apr-2003	4 years	Equity: 100%	75	Once-off equity contribution
Humansdorp District Hospital	Eastern Cape Department of Health	DFBOT	Jun-2003	20 years	Equity: 90% Govt: 10%	49	Unitary payment
Phalaborwa Hospital	Limpopo Department of Health and Social	DFBOT	Jul-2005	15 years	Equity: 100%	90	User charges
Western Cape Rehabilitation Centre and Lentegeur Hospital	Western Cape Department of Health	Facilities management	Nov-2006	12 years	Equity: 100%	334	Unitary payment
Polokwane Hospital renal dialysis	Limpopo Department of Health and Social	DBOT	Dec-2006	10 years	Equity: 100%	88	Unitary payment
Port Alfred and Settlers Hospital	Eastern Cape Department of Health	DFBOT	May-2007	17 years	Debt: 90% Equity: 10%	169	Unitary payment

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Table E.1 List of PPP projects completed *(continued)*

Tourism							
SANPARKS tourism projects	SANPARKS	DFBOT	Apr-2000	Various years	Equity: 100%	270	User charges
Eco-tourism Manyeleti three sites	Limpopo Department of Finance, Economic Affairs, Tourism	DFBOT	Dec-2001	30 years	Equity: 100%	25	User charges
Cradle of Humankind Interpretation Centre Complex	Gauteng Department of Agriculture, Conservation, Environment and Land Affairs	DBOT	Oct-2003	10 years	Equity: 100% opex Govt: 100% capex	39	User charges
Western Cape Nature Conservation Board	Western Cape Provincial Government	DFBOT	Jul-2005	30 years	Equity: 100%	40	User charges
Information technology							
Information systems	Department of Labour	DFBOT	Dec-2002	10 years	Equity: 100%	1 500	Unitary payment
Social grant payment system	Free State Department of Social Development	DFO	Apr-2004	3 years	Equity: 100%	260	Unitary payment
Office accommodation							
Head office accommodation	Department of Trade and Industry	DFBOT	Aug-2003	25 years	Debt: 80% Equity: 8% Govt: 12%	870	Unitary payment
Head office accommodation	Department of International Relations	DFBOT	Jan-2005	25 years	Debt: 81% Equity: 19%	1 959	Unitary payment
Head office accommodation	Department of Education	DFBOT	Aug-2009	27 years	Debt: 90% Equity: 10%	512	Unitary payment
Head office accommodation	Department of Environmental Affairs	DFBOT	May-2012	25 years	Debt 49% Equity: 15% Govt: 36%	2 731	Unitary payment
Head office accommodation	Statistics South Africa	DFBOT	Mar-2014	24 years	Debt 54% Equity: 9% Govt: 37%	2 533	Unitary payment
Head office accommodation	City of Tshwane	DFBOT	Mar-2015	25 years	Debt: 86% Equity: 14%	2 005	Unitary payment
Head office accommodation	Department of Rural Development	DFBOT	Feb-2019	27 years	Debt: 54% Equity: 10% Govt: 36%	3 991	Unitary payment

1. Refers to a phase in which all contract conditions of the financing established between government, private party and lenders is finally closed
Source: National Treasury

Note – Govt: government; Capex: capital expenditure; Opex: operational expenditure; Dept: department; Unitary payments: government payments for infrastructure and related services

Of the R864.9 billion planned for public-sector infrastructure spending over the next three years (see Annexure D), PPP projects account for R17.3 billion, or 2 per cent of the total public-sector infrastructure budget estimate. Table E.2 shows the unitary payments (government payments for infrastructure and related services) for PPP projects operating over the medium term by sector.

Table E.2 Estimated unitary payments of PPPs in operation over the MTEF period by sector

R million	2018/19	2019/20	2020/21	2021/22	MTEF
Transport	2 275	2 387	2 517	2 656	**7 560**
Accommodation	1 528	1 614	1 692	1 785	**5 092**
Health	1 016	1 069	175	185	**1 430**
Correctional services facilities	1 094	1 044	1 074	1 133	**3 250**
Total	**5 912**	**6 114**	**5 459**	**5 759**	**17 332**

Source: National Treasury

Most of the PPPs under way are transport and accommodation projects, with a few in the health and correctional services sectors. Municipal solid waste, transport and accommodation projects are starting to play a larger role in PPPs and this trend is expected to continue over the next three years.

PPP contingent liabilities

PPP contingent liabilities arise only where a contract is terminated. PPP projects involving public-sector unitary payments have contingent fiscal obligations to compensate the private sector if the contract is terminated before its expiry date. PPP agreements can also impose other fiscal obligations on government that are not defined as contingent liabilities. For example, where the private sector collects user charges from the public, government usually guarantees a minimum revenue stream, which imposes

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a fiscal obligation and requires appropriate budget allocations. The National Treasury's four-stage approval process (discussed above) allows it to ensure that the contingent liabilities in contracts are acceptable.

There are various categories of contingent liabilities, depending on whether the termination is the result of private-sector default, government default or *force majeure* – an event beyond either party's control. Compensation depends on the reason the contract ended, but termination as a result of government default usually results in the greatest compensation. Table E.3 shows potential termination amounts per sphere of government.

Table E.3 Level of potential government contribution to contingent liabilities by category

	Termination private party default		Termination *force majeure*		Termination government default	
R million	**2017/18**	**2018/19**	**2017/18**	**2018/19**	**2017/18**	**2018/19**
National departments exposure	3 070.5	3 464.6	2 777.9	3 655.9	4 687.6	5 348.0
Provincial departments exposure	3 803.2	3 571.3	2 591.3	2 372.8	4 892.5	4 742.3
Public entities exposure	557.0	489.2	555.7	414.8	767.0	614.4
Municipal exposure[1]	2 675.9	2 274.5	2 269.1	1 928.8	3 360.9	2 856.7
Total	**10 106.5**	**9 799.6**	**8 194.0**	**8 372.3**	**13 708.0**	**13 561.4**

1. Municipalities are an autonomous sphere of government and therefore their liabilities are not part of the fiscus
Source: National Treasury

Contingent liabilities for PPPs as a result of contracts terminating due to government default amounted to R13.6 billion in 2018/19 – decreasing from R13.7 billion in 2017/18. This slight decrease was expected as government continues to pay off debt and equity owed to the private sector. It has also been offset by the inclusion of the recently concluded rural development PPP.

Of the three spheres of government, national departments account for the greatest exposure, amounting to R5.3 billion in 2018/19. Head office accommodation projects and the Gautrain Rapid Rail Link project are the biggest contributors to government's exposure to contingent liabilities.

Government manages the risk emanating from PPP contingent liabilities by closely monitoring each party's performance against their contractual obligations and enforcing tight regulatory requirements.

PPP projects under review

Table E.4 provides a pipeline of PPP projects under review. These include extending the Gautrain rapid rail network, redeveloping six border posts, constructing the Kopanong precinct and building new schools for the Gauteng Schools Programme. These projects will be subject to the necessary approvals before they are implemented.

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Table E.4 Pipeline of PPP projects under review

Project name	Implementing agent	Project description	Current status
Transport			
Extension of the Gautrain Rapid RailLink	Gauteng Department of Roads and Transport	Expansion of the existing Gautrain rail network	Feasibility
Gautrain: Acquisition of additional rolling stock	Gauteng Department of Roads and Transport	Procurement of 48 additional coaches and expansion of depot facility to accommodate increased demand	Feasibility
De Aar Logistics Hub	Northern Cape Department of Transport, Safety and Liaison	Provision of a sustainable transport network for the transportation of freight/products by small miners and farmers	Feasibility
Border posts	Department of Home Affairs	Redevelopment of 6 border posts	Feasibility
Procurement of emergency towing vehicles	Department of Transport	Procurement of 2 emergency towing ocean vessels	Feasibility
Health			
Tri-generation Chris Hani Baragwananth Hospital	Gauteng Department of Infrastructure Development	Installation of tri-generation plants at the Chris Hani Baragwananth Hospital to reduce dependence on the national grid	Procurement
Tygerberg Hospital	Western Cape Department of Health	Development of Tygerberg Hospital and equipment provision	Feasibility
Energy			
Rooftop solar project	Gauteng Department of Infrastructure Development	Installation of solar panels on Gauteng provincial government buildings	Procurement
Office accommodation			
Kopanong Precinct	Gauteng Department of Infrastructure Development	Construction of Gauteng provincial government office to consolidate administration function of 19 buildings in the Johannesburg CBD	Feasibility
KwaZulu-Natal Government Precinct	KwaZulu-Natal Department of Public Works	Construction of an office precinct for KZN provincial departments in Pietermaritzburg	Procurement
Bhisho Office Precinct	Eastern Cape Department of Roads and Public Works	Construction of offices for 7 Eastern Cape departments in a single location in Bhisho	Procurement
Innovation Hub	Gauteng Department of Economic Development	Development of a science park where entrepreneurs will network and exchange ideas	Procurement
Ekurhuleni Precinct	Ekurhuleni Metro Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Feasibility
New municipal office project	Bitou Local Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Procurement
Head office accommodation	Department of Science and Technology	Design and construction of new building and refurbishment of an existing building	Feasibility
Solid waste			
KwaDukuza waste services	KwaDukuza Local Municipality	Collection and disposal of solid waste from households	Procurement
Solid waste diversion and beneficiation opportunities	Nelson Mandela Bay Municipality	Development of waste management infrastructure to treat waste for beneficial reuse or sale	Procurement
Mossel Bay regional landfill facility	Eden District Municipality	Development of a solid waste and landfill	Procurement
Water and sanitation			
Polokwane sanitation project	Polokwane municipality	Increase wastewater treatment capacity	Feasibility
Umhlathuze wastewater services	Umhlathuze municipality	Development of a regional waste-water treatment plant for industrial customers	Feasibility
Education			
Gauteng schools programme	Gauteng Provincial Government	Design and construction of new schools	Feasibility
Ikusasa	Department of Higher Education	Student Financial Aid Programme	Feasibility

Source: National Treasury

155

2019 BUDGET REVIEW PPP project outlook South Africa has established a flow of successful PPPs over the last decade. The country has a strong, transparent regulatory framework that manages risk and provides returns for private investors. Nonetheless, a number of challenges have arisen over the years, leading to project delays and cancellations in some cases. The number of new PPP transactions has declined from an estimated R10.7 billion in 2011/12 to R4.8 billion in 2017/18. The National Treasury, together with the PPP unit in the Government Technical Advisory Centre (GTAC) has initiated a review of the PPP framework to address these challenges. The review will consider the experiences of other countries and lessons learnt from the PPP framework over the years, and recommend changes to the PPP framework to improve its effectiveness. As part of the review, the following initiatives are being considered: • • Merging some of the approval requirements. Developing a framework for soft PPPs (these projects relate to the provision of “soft” infrastructure facilities and related non-core services). Introducing partnerships that will allow public entities to work with other public-sector organisations on infrastructure projects. This approach is used in many other countries. Reviewing the PPP legislative framework. Putting in place mechanisms to address the affordability gap in PPPs. • • • In 2018, the President announced an Infrastructure Fund initiative that builds on efforts to transform public infrastructure provision. The initiative encourages the public sector to work with the private sector in the planning and implementation of infrastructure projects. Over the medium term, the initiative will focus on developing PPP projects in priority areas that have the potential to crowd-in private sector funding, that can contribute to economic development and that are in line with the country’s strategic planning documents. More information on PPPs and the Infrastructure Fund is available on the websites of GTAC and the Development Bank of Southern Africa. 156

F Building a financial services sector that serves all South Africans Enhancing the Twin Peaks regulatory model With the establishment of the Financial Sector Conduct Authority (FSCA) and the Prudential Authority in April 2018, South Africa has begun operating the Twin Peaks regulatory model. This approach puts equal emphasis on monitoring the prudential and market conduct risks posed by financial institutions. Prudential risks arise when firms are unable to meet their financial obligations. Market conduct risks relate to how financial institutions behave in the market, including how they treat their customers. Both regulators are working to build capacity to achieve their comprehensive mandates, which involve a broad scope of jurisdiction over all South African financial institutions. Other priorities include: • • • Strengthening the regulation and supervision of banking institutions. Implementing prudential regulation and supervision of financial conglomerates. Establishing a framework for significant owners (people who control or materially influence a financial institution). Strengthening the resolution framework to ensure that the failure of a major financial institution is handled in a way that minimises its impact on the economy. Encouraging developments in financial technology (fintech). This will be supported by a fintech policy paper developed by the National Treasury. Supporting an inclusive and transformed financial sector. • • • A stronger legal framework for treating customers fairly In tandem with the creation of the FSCA, market conduct legislation is undergoing significant reform. The Conduct of Financial Institutions Bill proposes to create a single comprehensive law for the financial sector, and repeal myriad laws now in place. The new law will better regulate the behaviour of financial institutions and ensure that they treat customers more fairly. The bill will be subject to extensive consultation and engagement to ensure it is appropriate and effective once enacted. The FSCA will consult on a conduct standard for retail banks, which have historically been subject to limited regulation of customer interactions. It will require banks to treat customers fairly, ensure that appropriate processes govern product design and sales, and manage customer complaints properly. Protecting customers and maintaining financial stability: a comprehensive resolution framework The Financial Sector Laws Amendment Bill will be tabled in Parliament during 2019. Once enacted, it will create a legal framework to ensure financial stability and protect customer funds in the event that banks or any other systemically important financial institutions fail. The Reserve Bank is responsible for financial stability in accordance with the Financial Sector Regulation Act (2017) and will therefore be the 157

2019 BUDGET REVIEW designated Resolution Authority. The authority has the responsibility of taking over the management of a bank if it fails. The bill will introduce South Africa’s first comprehensive Deposit Insurance Fund. The Deposit Insurance Corporation will be established to manage the fund and promote awareness of the protections that it provides. During 2019, South Africa will undergo a Financial Stability Board Peer Review, which will evaluate the country on its approach to the resolution of banks, systemically important non-bank financial institutions and deposit insurance. Diversifying the financial sector The Financial Matters Amendment Bill, tabled in Parliament in January 2019, will allow for the establishment of state-owned banks. Under this legislation, qualifying state-owned companies will be able to register as banks in terms of the Banks Act (1990) once they have met all requirements. Currently, the Banks Act only allows for the registration of public companies as banks. A bank that is not a going concern can pose a significant threat to the stability of the financial system and customer funds. The founding legislation of state-owned firms may allow them to continue operating despite not being a going concern. To mitigate this risk, only qualifying state-owned companies that are financially sound will be able to apply for authorisation to establish a bank in terms of the Banks Act. Enhancing financial market regulation A comprehensive review of the Financial Markets Act (2012) is under way to ensure it remains suitable for the dynamic environment that it regulates. The review will make recommendations concerning the regulatory landscape in light of changes in domestic and global markets. The National Treasury is consulting with various market participants, and collaborating with the Prudential Authority, the FSCA and the Reserve Bank on the review. A consultative paper will be published in the first half of 2019 setting out initial reform proposals and a proposed implementation schedule. Maintaining the integrity of South Africa’s financial system South Africa’s active participation in global efforts to strengthen financial intelligence helps to protect the integrity of the country’s financial system. Beginning in April 2019, the International Monetary Fund, Financial Action Task Force, and Eastern and Southern Africa Anti-Money Laundering Group will conduct a joint evaluation of South Africa’s framework to prevent money laundering and terrorist financing in terms of global standards. South Africa was last assessed in 2009 – a process that culminated in the enactment of the Financial Intelligence Centre Amendment Act (2017). South Africa does not have a formal mechanism in place to conduct coordinated assessments of money laundering and terrorist financing risks. To address this shortcoming, an interdepartmental committee will be established to coordinate the identification and assessment of such risks at a national level. The national risk assessment will assist policymakers, investigators, prosecutors, intelligence services, financial regulators and the private sector to ensure that the country’s efforts to prevent financial crime are risk-based, and commensurate with the identified risks and threats. Financial inclusion Stronger protection of financial customers and meaningful financial inclusion in South Africa are mutually reinforcing objectives. During 2019, the National Treasury will publish a financial inclusion policy paper that proposes establishing two bodies to support policy implementation. An intra-government financial inclusion taskforce, chaired by the National Treasury, will oversee implementation of agreed policies and interventions. A financial inclusion forum will allow industry and other non-governmental stakeholders to engage policymakers and regulators on strategic priorities. A national financial inclusion strategy will be developed from discussion arising from these two bodies. 158

ANNEXURE F: BUILDING A FINANCIAL SERVICES SECTOR THAT SERVES ALL SOUTH AFRICANS Supporting financial sector innovation The Intergovernmental Fintech Working Group has published a consultation paper setting out regulatory considerations for the buying and selling of cryptoassets in South Africa, and using them to make payments. Cryptoassets are digital assets that are accessed and traded electronically, such as Bitcoin. The working group has proposed to develop a regulatory framework that will manage the risks posed by such assets without unnecessarily stifling the positive effects they could have. At the same time, the Reserve Bank, FSCA and Financial Intelligence Centre will explore the possibility of developing a coordinated facility (or “sandbox”) to enable the live testing of innovative new financial products or services in a controlled setting. Retirement fund reform Government, business, labour and civil society have engaged extensively on the first draft of the comprehensive social security paper through the National Economic Development and Labour Council. The process should come to a close in 2019, after which the paper will be revised and released for broader public consultation. The National Economic Development and Labour Council is also engaging on retirement reform issues related to provident fund annuitisation, which has been postponed to 2021. The outstanding conduct standards are being finalised regulations on 1 March 2019. to support the full implementation of the retirement-fund default 159

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G Summary of the budget 161

2019 BUDGET REVIEW

Summary of the national budget

R million	2018/19 Budget estimate	2018/19 Revised estimate	2019/20 Budget estimate	2020/21 Medium-term estimates	2021/22 Medium-term estimates
REVENUE					
Estimate of revenue before tax proposals			**1 388 464**		
Budget 2019/20 proposals:			**15 000**		
Direct taxes			**13 800**		
Taxes on individuals and companies					
Personal income tax			13 800		
Revenue from not fully adjusting for inflation			12 800		
Revenue if no adjustment is made			*14 000*		
Partial bracket creep for personal income tax			*-1 200*		
No adjustment to medical tax credit			1 000		
Indirect taxes			**1 200**		
General fuel levy adjustment			-500		
Introduction of carbon tax on fuel			1 800		
Additional VAT zero-rated items			-1 100		
Increase in excise duties on tobacco products			400		
Increase in excise duties on alcoholic beverages			600		
Estimate of revenue after tax proposals	**1 321 146**	**1 285 386**	**1 403 464**	**1 505 118**	**1 632 925**
Percentage change from previous year			*9.2%*	*7.2%*	*8.5%*
EXPENDITURE					
Direct charges against the National Revenue Fund	**683 691**	**686 212**	**743 850**	**805 706**	**868 089**
Debt-service costs	180 124	182 218	202 208	224 066	247 408
Provincial equitable share	470 287	470 287	505 554	542 909	578 645
General fuel levy sharing with metropolitan municipalities	12 469	12 469	13 167	14 027	15 182
Skills levy and sector education and training authorities	16 929	17 312	18 759	20 437	22 307
Other [1]	3 883	3 927	4 163	4 267	4 545
Appropriated by vote	**814 509**	**823 645**	**882 648**	**946 484**	**1 007 493**
Current payments	229 318	231 026	246 636	263 911	282 640
Transfers and subsidies	566 436	563 245	615 879	661 429	702 243
Payments for capital assets	14 297	15 632	15 424	16 230	17 426
Payments for financial assets	4 457	13 742	4 708	4 914	5 184
Provisional allocations	**6 000**	**-**	**19 210**	**11 376**	**18 904**
Provisional allocation not assigned to votes [2]	6 000	-	10	376	3 904
Infrastructure fund not assigned to votes	-	-	1 000	-	4 000
Provisional allocation for Eskom restructuring	-	-	23 000	23 000	23 000
Compensation of employees and other baseline adjustments	-	-	-4 800	-12 000	-12 000
Total	**1 504 200**	**1 509 858**	**1 645 707**	**1 763 566**	**1 894 485**
Plus:					
Contingency reserve	8 000	-	13 000	6 000	6 000
Estimate of national expenditure	**1 512 200**	**1 509 858**	**1 658 707**	**1 769 566**	**1 900 485**
Percentage change from previous year			*9.9%*	*6.7%*	*7.4%*
2018 Budget estimate of expenditure		**1 512 200**	**1 632 571**	**1 757 452**	
Increase / decrease (-)		*-2 343*	*26 137*	*12 114*	
Gross domestic product	*5 025 379*	*5 059 106*	*5 413 825*	*5 812 415*	*6 249 070*

1) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments), and the International Oil Pollution Compensation Fund.

2) The 2018/19 year includes provision for contingencies related to drought relief in several provinces, support to the water sector and public investmen improved infrastructure planning.

Source: National Treasury

162

ANNEXURE G: SUMMARY OF THE BUDGET

Summary of the consolidated budget

R million	2018/19 Budget estimate	2018/19 Revised estimate	2019/20 Budget estimate	2020/21 Medium-term estimates	2021/22 Medium-term estimates
National budget revenue [1]	**1 321 146**	**1 285 386**	**1 403 464**	**1 505 118**	**1 632 925**
Revenue of provinces, social security funds and public entities	169 570	169 831	180 347	191 265	203 673
Consolidated budget revenue [2]	**1 490 716**	**1 455 217**	**1 583 811**	**1 696 382**	**1 836 598**
National budget expenditure [1]	**1 512 200**	**1 509 858**	**1 658 707**	**1 769 566**	**1 900 485**
Expenditure of provinces, social security funds and public entities	158 990	155 568	167 845	179 380	188 529
Consolidated budget expenditure [2]	**1 671 190**	**1 665 425**	**1 826 553**	**1 948 947**	**2 089 014**
Consolidated budget balance	**-180 473**	**-210 208**	**-242 741**	**-252 564**	**-252 416**
Percentage of GDP	*-3.6%*	*-4.2%*	*-4.5%*	*-4.3%*	*-4.0%*
FINANCING					
Domestic loans (net)	**173 704**	**180 269**	**209 992**	**230 405**	**232 664**
Foreign loans (net)	**35 912**	**51 638**	**-20 992**	**30 889**	**39 246**
Change in cash and other balances	**-29 143**	**-21 699**	**53 742**	**-8 730**	**-19 495**
Total financing (net)	**180 473**	**210 208**	**242 741**	**252 564**	**252 416**

1) Transfers to provinces, social security funds and public entities presented as part of the national budget.
2) Flows between national, provincial, social security funds and public entities are netted out.
Source: National Treasury

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W1 Explanatory memorandum to the division of revenue Background Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 257 municipalities. The division of revenue process takes into account the powers and functions assigned to each sphere, fosters transparency and is at the heart of constitutional cooperative governance. The Intergovernmental Fiscal Relations Act (1997) prescribes the steps for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering recommendations made regarding the division of revenue. This explanatory memorandum to the 2019 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanatory memorandum detailing how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This memorandum complements the discussion of the division of revenue in Chapter 6 of the Budget Review. It has six sections:  Part 1 lists the factors that inform the division of resources between national, provincial and local government. Part 2 describes the 2019 division of revenue. Part 3 sets out how the FFC’s recommendations on the 2019 division of revenue have been taken into account. Part 4 explains the formula and criteria for the division of the provincial equitable share and conditional grants among provinces. Part 5 sets out the formula and criteria for the division of the local government equitable share and conditional grants among municipalities. Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks.      1

2019 BUDGET REVIEW The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government Association (SALGA), culminating in meetings of the Budget Forum (the Budget Council and SALGA). An extended Cabinet meeting involving ministers, provincial premiers and the SALGA chairperson was held in October 2018. The division of revenue, and the government priorities that underpin it, was agreed for the next three years. Part 1: Constitutional considerations Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted after factors in sub-sections (2)(a) to (j) of the Constitution are taken into account. The constitutional principles considered in the division of revenue are briefly noted below. National interest and the division of resources The national interest is captured in governance goals that benefit the nation as a whole. The National Development Plan sets out a long-term vision for the country’s development. This is complemented by the strategic integrated projects overseen by the Presidential Infrastructure Coordinating Council and the 14 priority outcomes adopted by Cabinet in 2014 for the 2014–2019 medium-term strategic framework. Government is expected to adopt a new medium-term strategic framework following the 2019 elections, which will inform allocations in future years. In the 2018 Medium Term Budget Policy Statement, the Minister of Finance outlined how the resources available to government over the 2019 medium-term expenditure framework (MTEF) would be allocated to help achieve government’s goals. Cabinet’s commitment to keeping South Africa’s debt on a sustainable path is coupled with commitments to achieve national priorities that must be supported in the budget. Chapter 4 of the 2018 Medium Term Budget Policy Statement and Chapters 5 and 6 of the 2019 Budget Review discuss how funds have been allocated across the three spheres of government based on these priorities. The framework for each conditional grant allocated as part of the division of revenue also notes how the grant is linked to the 14 priority outcomes. Provision for debt costs The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. A more detailed discussion can be found in Chapter 7 of the 2019 Budget Review. National government’s needs and interests The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is exclusively responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet the country’s needs, which is then reflected in the division of revenue. Changes continue to be made to various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives. Provincial and local government basic services Provinces and municipalities are responsible for providing education, health, social development, housing, roads, electricity and water, and municipal infrastructure services. They have the autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while giving effect to national 2

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE objectives. The division of revenue provides equitable shares to provinces and local government, together with conditional grants for basic service delivery. Growth in allocations to provincial and local government have been safeguarded to reflect the priority placed on health, education and basic services, as well as the rising costs of these services as a result of higher wages, and bulk electricity and water costs. Transfers to local government have grown significantly in recent years, providing municipalities with greater resources to deliver basic services. This is in addition to local government’s substantial own revenue-raising powers. The 2019 division of revenue prioritises the sustained delivery of free basic services in municipalities and adds funds for the expansion of key social welfare programmes in provinces. Fiscal capacity and efficiency National government has primary revenue-raising powers. Provinces have limited revenue-raising capacity and the resources required to deliver provincial functions do not lend themselves to self-funding or cost recovery. Due to their limited revenue-raising potential, and their responsibility to implement government priorities, provinces receive a larger share of nationally raised revenue than local government. Municipalities finance most of their expenditure through property rates, user charges and fees. But their ability to raise revenue varies – rural municipalities raise significantly less revenue than large urban and metropolitan municipalities. Local government’s share of nationally raised revenue has increased from 3 per cent in 2000/01 to 9.1 per cent over the 2019 MTEF period. The local government equitable share formula incorporates a revenue adjustment factor that considers the fiscal capacity of the recipient municipality (full details of the formula are provided in part 5 of this annexure). The mechanisms for allocating funds to provinces and municipalities are continuously reviewed to improve their efficiency. As such, government’s approach to funding provincial infrastructure aims to promote better planning and implementation, and improve efficiency in the delivery of health and education infrastructure. To maximise the effect of allocations, many provincial and local government conditional grants use criteria that consider the recipient’s efficiency in using allocations in the past. Developmental needs Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which continues to grow the provincial and local government shares of nationally raised revenue faster than inflation, and second, in the formulas used to divide national transfers among municipalities and provinces. Developmental needs are built into the equitable share formulas for provincial and local government and in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and the capital budgets of provinces and municipalities aim to boost economic and social development. Economic disparities The equitable share and infrastructure grant formulas are redistributive towards poorer provinces and municipalities. Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities. Obligations in terms of national legislation The Constitution gives provincial governments and municipalities the power to determine priorities and allocate budgets. National government is responsible for developing policy, fulfilling national mandates, setting national norms and standards for provincial and municipal functions, and monitoring the implementation of concurrent functions. 3

2019 BUDGET REVIEW The 2019 MTEF, through the division of revenue, continues to fund the delivery of provincial, municipal and concurrent functions through a combination of conditional and unconditional grants. Predictability and stability Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of estimates within a given year, the equitable shares of provinces and local government will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas themselves are phased in to ensure minimal disruption. Flexibility in responding to emergencies Government has a contingency reserve for emergencies and unforeseeable events. In addition, four conditional grants for disasters and housing emergencies allow for the swift allocation and transfer of funds to affected provinces and municipalities in the immediate aftermath of a disaster. Sections 16 and 25 of the Public Finance Management Act (1999) make specific provision for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency. Part 2: The 2019 division of revenue The central fiscal objectives over the MTEF period are to stabilise the growth of debt as a share of GDP and to strictly adhere to the planned expenditure ceiling (see Chapter 3 of the 2019 Budget Review). However, the most important public spending programmes that help poor South Africans, contribute to growth and generate employment have been protected from major reductions. The 2019 division of revenue reprioritises existing funds to ensure these objectives are met. Parts 4 and 5 of this annexure set out in more detail how the changes to the baseline affect provincial and local government transfers. Excluding debt-service costs and the contingency reserve, allocated expenditure shared across government amounts to R1.44 trillion, R1.54 trillion and R1.65 trillion over each of the MTEF years. These allocations take into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities. Government’s policy priorities for the 2019 MTEF period To remain within the revised expenditure ceiling set out in Chapter 3 of the 2019 Budget Review, existing budgets need to be reprioritised to meet government’s policy goals. Priorities over the 2019 MTEF period that are funded through reprioritisations in the division of revenue include:  Improving the implementation of the Upgrading Informal Settlements Programme by ring-fencing funds within conditional grants. Eradicating pit latrines in schools. Supporting the roll-out of free sanitary products to learners from low-income households.   These reprioritisations complement baselines that provide R1.97 trillion to provinces and R414.7 billion to local government in transfers over the 2019 MTEF period. These transfers fund basic education, health, social development, roads, housing and municipal services. 4

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

The fiscal framework

Table W1.1 presents the medium-term macroeconomic forecasts for the 2019 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based.

Table W1.1 Medium-term macroeconomic assumptions

	2018/19		2019/20		2020/21		2021/22
R billion/percentage of GDP	**2018 Budget**	**2019 Budget**	**2018 Budget**	**2019 Budget**	**2018 Budget**	**2019 Budget**	**2019 Budget**
Gross domestic product	5 025.4	5 059.1	5 390.1	5 413.8	5 808.3	5 812.4	6 249.1
Real GDP growth	*1.5%*	*0.7%*	*1.9%*	*1.5%*	*2.1%*	*1.9%*	*2.1%*
GDP inflation	*5.4%*	*6.4%*	*5.3%*	*5.4%*	*5.5%*	*5.4%*	*5.3%*
National budget framework							
Revenue	**1 321.1**	**1 285.4**	**1 427.8**	**1 403.5**	**1 542.7**	**1 505.1**	**1 632.9**
Percentage of GDP	*26.3%*	*25.4%*	*26.5%*	*25.9%*	*26.6%*	*25.9%*	*26.1%*
Expenditure	**1 512.2**	**1 509.9**	**1 632.6**	**1 658.7**	**1 757.5**	**1 769.6**	**1 900.5**
Percentage of GDP	*30.1%*	*29.8%*	*30.3%*	*30.6%*	*30.3%*	*30.4%*	*30.4%*
Main budget balance[1]	**-191.1**	**-224.5**	**-204.8**	**-255.2**	**-214.8**	**-264.4**	**-267.6**
Percentage of GDP	*-3.8%*	*-4.4%*	*-3.8%*	*-4.7%*	*-3.7%*	*-4.5%*	*-4.3%*

1. A positive number reflects a surplus and a negative number a deficit
Source: National Treasury

Table W1.2 sets out the division of revenue for the 2019 MTEF period after accounting for new policy priorities.

Table W1.2 Division of nationally raised revenue

R million	**2015/16**	**2016/17 Outcome**	**2017/18**	**2018/19 Revised estimate**	**2019/20**	**2020/21 Medium-term estimates**	**2012/22**
Division of available funds							
National departments	**546 065**	**555 739**	**592 686**	**638 170**	**684 735**	**733 128**	**777 674**
of which:							
Indirect transfers to provinces	3 458	3 636	3 813	4 730	4 561	4 980	5 675
Indirect transfers to local government	10 370	8 112	7 803	7 887	7 208	7 109	8 167
Provinces	**471 424**	**500 384**	**538 553**	**572 212**	**612 266**	**657 115**	**701 000**
Equitable share	386 500	410 699	441 331	470 287	505 554	542 909	578 645
Conditional grants	84 924	89 685	97 222	101 925	106 712	114 206	122 355
Local government	**98 338**	**102 867**	**111 103**	**117 258**	**127 289**	**137 881**	**149 498**
Equitable share	49 367	50 709	55 614	60 518	68 973	75 683	82 162
Conditional grants	38 313	40 934	43 704	44 271	45 149	48 171	52 154
General fuel levy sharing with metros	10 659	11 224	11 785	12 469	13 167	14 027	15 182
Provisional allocation not assigned to votes	–	–	–	–	19 210	11 376	18 904
Non-interest allocations	**1 115 827**	**1 158 990**	**1 242 341**	**1 327 640**	**1 443 500**	**1 539 500**	**1 647 077**
Percentage increase	*9.7%*	*3.9%*	*7.2%*	*6.9%*	*8.7%*	*6.7%*	*7.0%*
Debt-service costs	128 796	146 497	162 645	182 218	202 208	224 066	247 408
Contingency reserves	–	–	–	–	13 000	6 000	6 000
Main budget expenditure	**1 244 623**	**1 305 486**	**1 404 986**	**1 509 858**	**1 658 707**	**1 769 566**	**1 900 485**
Percentage increase	*10.0%*	*4.9%*	*7.6%*	*7.5%*	*9.9%*	*6.7%*	*7.4%*
Percentage shares							
National departments	*48.9%*	*48.0%*	*47.7%*	*48.1%*	*48.1%*	*48.0%*	*47.8%*
Provinces	*42.2%*	*43.2%*	*43.3%*	*43.1%*	*43.0%*	*43.0%*	*43.1%*
Local government	*8.8%*	*8.9%*	*8.9%*	*8.8%*	*8.9%*	*9.0%*	*9.2%*

Source: National Treasury

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2019 BUDGET REVIEW

Table W1.3 shows how changes to the baseline are spread across government. The new focus areas and baseline reductions are accommodated by shifting savings towards priorities.

Table W1.3 Changes over baseline

R million	2019/20	2020/21
National departments	-1 193	-3 423
Provinces	508	-340
Local government	375	419
Allocated expenditure	**-310**	**-3 344**

Source: National Treasury

Table W1.4 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

Table W1.4 Schedule 1 of the Division of Revenue Bill

	2019/20	2020/21	2021/22
R million	Allocation	Forward estimates	
National[1]	1 084 180	1 150 974	1 239 678
Provincial	505 554	542 909	578 645
Local	68 973	75 683	82 162
Total	**1 658 707**	**1 769 566**	**1 900 485**

1. National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs, the contingency reserve and provisional allocations

Source: National Treasury

The 2019 *Budget Review* sets out in detail how constitutional considerations and government's priorities are taken into account in the division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

Part 3: Response to the FFC's recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a) "An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b) "the determination of each province's equitable share in the provincial share of that revenue; and

c) "any other allocations to provinces, local government or municipalities from the national government's share of that revenue, and any conditions on which those allocations should be made."

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its *Submission for the Division of Revenue 2019/20* to Parliament in May 2018. This submission focuses on the difficulties of sustaining equitable economic growth and development in South Africa in the face of fiscal constraints.

Section 214 of the Constitution requires that the FFC's recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC's

6

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement. The FFC’s recommendations can be divided into three categories:    Recommendations that apply directly to the division of revenue Recommendations that indirectly apply to issues related to the division of revenue Recommendations that do not relate to the division of revenue Government’s responses to the first and second categories are provided below. The relevant national departments are considering the recommendations that do not relate to the division of revenue, and they will respond directly to the FFC. Recommendations that apply directly and indirectly to the division of revenue Chapter 2: Re-engineering the Intergovernmental Fiscal Relations System Recentralisation – implications for service delivery and intergovernmental fiscal relations The FFC recommends, “Developing and strengthening control measures other than earmarked conditional grant funding to improve service delivery and attainment of specific priority outcomes. The control measures should be underpinned by tighter monitoring and reporting of sub-national governments on the use of grant funding and associated outcomes of such spending. National Treasury should ensure that decisive action such as withholding of funds is taken by national sector departments as soon as cases where grant funding is inefficiently and/or ineffectively spent have been detected.” Government response Government recognises the need for appropriate control measures to ensure that conditional grants achieve their intended service delivery and priority objectives. In line with the recommendation, government is focused on monitoring outcomes and outputs, rather than inputs and activities. This reflects a shift towards monitoring the outcomes achieved through the programmes funded by grants, rather than project-by-project monitoring. Nonetheless, the conditional grant system includes a range of grants for different objectives. It cannot be characterised as a “one-size-fits-all” system. While some grants are tightly monitored and reported, others permit greater flexibility in how grants are used (in line with the FFC’s concern about the “recentralisation” of control, expressed elsewhere in this chapter of the recommendations). For example, the review of local government infrastructure grants led by the National Treasury together with the Department of Cooperative Governance, SALGA and the FFC recommended increasing differentiation in local government funding because of the differing municipal contexts. The integrated urban development grant introduced in 2019/20 will extend some of the fiscal reforms implemented in metropolitan municipalities to non-metropolitan cities. This grant allows municipalities discretion in allocating infrastructure investment and ensures that they are accountable for the outcomes achieved. In terms of the annual Division of Revenue Act, the transferring officer of the grant (the department administering a conditional grant) is responsible for monitoring performance and withholding funds where necessary. However, the National Treasury is also empowered by section 216(2) of the Constitution to stop the transfer of funds to any organ of state that commits a serious or persistent breach of the measures prescribed to promote transparency, accountability and the effective financial management of the economy, debt and the public sector. A legislative framework and related policies, including guidelines and circulars, already exists to assist with early detection of issues that warrant withholding funds (by transferring officers or the National Treasury). Chapter 6 of the Budget Review describes complementary efforts to build municipal capacity. 7

2019 BUDGET REVIEW Chapter 3: Provincial Fiscal Adjustment Mechanisms in Times of Protracted Fiscal Constraints – Case of the Health Sector Accommodating maintenance in health infrastructure grants The FFC recommends that, “The Minister of Finance, through the National Treasury, should ensure that the framework for health infrastructure conditional grants (health facility revitalisation grant and National Health Insurance (non-personnel component)) accommodate flexibility during periods of protracted fiscal constraint so that provinces can re-orientate their available capital allocations towards maintenance.” Government response Government acknowledges that failing to maintain an asset significantly reduces its useful life, bringing forward the rehabilitation of assets. Both the health facility revitalisation grant and the national health insurance indirect grant include funds to maintain healthcare facilities. Provincial governments own and operate health facilities, therefore they are responsible for managing these assets. It is appropriate that provinces prioritise maintenance from their own revenues (including the provincial equitable share) and do not rely on transfers from national government to fund this function. Chapter 4: The Incentive Effects of Intergovernmental Grants – Evidence from Municipalities Greater flexibility in the use of grants The FFC recommends that, “The Minister of Finance, through National Treasury, gives municipalities (particularly those in small towns and mostly rural municipalities (categories B3 and B4)) greater flexibility in the use of grants to encourage innovative approaches to resolving local problems.” Government response Government agrees on the principle of applying local solutions to local problems. However, not all municipalities can take advantage of increased flexibility to innovate. As a result, government has reformed the local government fiscal framework to increase flexibility for more capable municipalities and support less capacitated municipalities to perform their basic functions. The review mentioned above concluded that expenditure should be more strictly supervised in less capacitated municipalities (including those in small towns and rural areas) and they should be provided with more support. This will minimise wastage and improve efficiency. National and provincial departments continuously evaluate their supervision methods to strengthen them. In addition, the same review recommends improving management of the grant system as one of its key reforms and this FFC recommendation will inform that work. Fiscal capacity The FFC recommends that, “A fiscal capacity component be introduced to the equitable share formula to make it more efficient and incentivising. The component should incorporate two aspects:  Recognising the revenue-raising effort of municipalities, and  Capturing the redistributive element of addressing horizontal imbalances.” Government response Government addressed this recommendation when the FFC, SALGA and the Department of Cooperative Governance reviewed the equitable share formula during 2012. The Constitution does not allow national government to reduce transfers to a municipality based on their success in collecting their own revenues. The formula does, however, acknowledge that there are objective differences in how much revenue different 8

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE municipalities are able to raise. The local government equitable share formula addresses redistribution through the community and institutional components. These components allocate larger amounts (per household) to municipalities with a low revenue base to fund basic administrative and governance capacity, and core municipal functions. Chapter 5: Assessing the Efficiency of Provincial Infrastructure Programmes – The Cases of Education, Health and Public Transport Developing clear performance evaluation frameworks The FFC recommends that, “The national sector departments of education, health and public transport develop clear performance evaluation frameworks for the provincial infrastructure grants under their control.” Government response Government welcomes this recommendation and will explore establishing this type of framework for these infrastructure grants. The Division of Revenue Act requires national departments administering schedule 4 to 7 grants to evaluate performance and submit reports to the National Treasury after the end of the financial year. In the past, the National Treasury has provided guidance on these reports, but government has not yet developed a framework for the evaluations. The proposed framework should use information from monitoring systems already implemented through the Infrastructure Reporting Model. The framework can complement performance and expenditure reviews conducted by the National Treasury and the Department of Planning, Monitoring and Evaluation. The National Treasury and the Department of Planning, Monitoring and Evaluation will consult the relevant departments on developing this framework for implementation in the 2020 Budget. Publishing criteria infrastructure grants reductions The FFC recommends that, “The Minister of Finance, through National Treasury, set and publish the criteria to be measured in monitoring and evaluating infrastructure grants. The assessment criteria regarding infrastructure cuts should also be published.” Government response There are grant-specific frameworks that detail the required outputs and conditions. Each grant administrator monitors and evaluates performance against the relevant framework. The criteria used to reduce each infrastructure grant in the 2018 MTEF period were published in parts 4 and 5 of the Explanatory Memorandum to the 2018 Division of Revenue. There are fewer reductions in the 2019 MTEF period, but again the details are set out in parts 4 and 5 of the Explanatory Memorandum to the 2019 Division of Revenue. These reductions are necessary to consolidate the fiscus and would not otherwise be effected. Chapter 6: Assessing the Effectiveness of Intergovernmental Fiscal Relations Instruments in Addressing Water Challenges Review of norms and standards The FFC recommends that, “A review of basic norms and standards for water services and the associated Local Government Equitable Share (LGES) be undertaken by the Department of Water and Sanitation (DWS).” 9

2019 BUDGET REVIEW Government response Government acknowledges this recommendation. Section 27(1)(b) of the Constitution states that, “Everyone has the right to have access to sufficient food and water.” The Water Services Act (1997) defines this right in terms of quantity, quality and assurance of supply. The basic services subsidy in the local government equitable share includes funding to provide free basic water (six kilolitres per poor household per month). This is the prescribed minimum water supply services necessary for households, including households in informal settlements. The amount per household is in line with the World Health Organization standard, which stipulates 25 litres per person per day for a household of eight people. In 2009 the Constitutional Court ruled that the six kilolitres provided by the City of Johannesburg is constitutional. The Department of Cooperative Governance intends to review the national Indigence Policy Framework, including the provision of free basic water. Clearer statements of grant objectives The FFC recommends that, “Clearer statements of grant objectives to achieve defined basic service levels or sustainability of services are established by the DWS.” Government response Conditional grants to local government fund the eradication of backlogs and provision of services in line with government policy. These grants do not prescribe service levels. Grants can only fund existing government policy. The Department of Water and Sanitation’s National Water Policy Review commits the department to the “development, in collaboration with the South African Local Government Association and Cooperative Governance and Traditional Affairs, of clear definitions, norms, standards and criteria for provision of basic water supply facilities to households across a range of settlement types and spatial settings”. The framework for the municipal infrastructure grant specifies that the grant includes providing poor households with basic water and sanitation services. In addition, the framework for the water services infrastructure grant specifies that the grant funds outputs including reticulated water supply, on-site sanitation, water and health, and hygiene awareness and end-user education. Qualified staff and grant allocation The FFC recommends that, “The allocation of conditional grants be made conditional on the employment of appropriately qualified staff with commensurate mandates.” Government response Government agrees that appointing qualified personnel must be prioritised for municipalities to function effectively and efficiently. Individual conditional grants can include employment provisions for municipalities before funds are transferred. The departments responsible for administering individual conditional grants can explore minimum standards for the sector funded through that grant. For example, the integrated urban development grant requires a low vacancy rate among section 57 managers for municipalities to be eligible to join the grant. However, these types of conditions should not compromise equity and service delivery. National and provincial governments are constitutionally required to help municipalities build capacity. Stronger grant conditions The FFC recommends that, “Stronger conditions be attached to financial transfers to ensure compliance and that funds allocated are properly spent for the purposes indicated. Grant funding should be withheld from 10

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE municipalities that do not have the necessary measures to monitor and control water consumption, or which do not meet criteria or have valid abstraction licences. Similar procedures must be applied for water-borne sanitation projects.” Government response Government agrees that it is important to ensure funds are spent on their intended purpose. Withholding funds is one tool to ensure compliance. The Division of Revenue Act requires that the National Treasury and the transferring officer of a grant must follow certain processes before withholding funds. Government allows provinces and municipalities to present their remedies to prevent reoccurrence and avoid the need for withholding. As a result, conditional grants are only withheld after extensive consultation with all related parties. Low water consumption and valid abstraction licences are not currently required in grant frameworks, therefore they are not grounds for withholding transfers. Government’s priority is to confirm appropriate plans for infrastructure delivery before grant funds are transferred. However, the National Treasury will engage the Department of Water and Sanitation on the possibility of including the recommended conditions in future as the grant system moves towards incentivising improved operations and maintenance. Government will also remain cognisant of the FFC’s caution against using conditional grants to limit scope for innovation by municipalities. Resumption of Blue Drop reporting The FFC recommends that, “Roles be clarified and support provided in the following ways: “a) By the DWS providing support to achieve safe water. The resumption of Blue Drop reporting by DWS and associated monitoring and support to municipalities is critical. Conditional grants should only be available to municipalities that can show that there is a feasible programme to achieve compliance with standards.” Government response Government welcomes this recommendation and the Department of Water and Sanitation has committed to resume publishing the Blue Drop report in its Master Plan. Enhancing the quality of municipal reporting “b) By COGTA and NT continuing efforts with sector departments such as DWS to enhance the quality of municipal reporting, with an emphasis on coordinating reporting requirements so that they become an integral part of overall administrative processes. Conditional grant funding should be subject to compliance with this reporting since its absence is a primary indicator that grants are not likely to be effectively and efficiently used.” Government response Government welcomes this recommendation and is looking forward to working with the FFC to improve the quality of municipal reporting. The publication of new municipal reporting requirements for metropolitan municipalities in Municipal Finance Management Act Circular 88 marks a significant step towards coordinated reporting. These requirements, which will be rolled out to non-metropolitan municipalities in future, are informed by a performance reporting reform initiative by the National Treasury; the Department of Cooperative Governance; the Department of Planning, Monitoring and Evaluation; and Statistics South Africa to consolidate municipal reporting requirements. The Auditor-General of South Africa and others were also consulted. The reform process included more than two years of engagement to address fragmentation and duplication across the country, and resulted in a consolidated set of indicators for metropolitan planning and reporting. The Division of Revenue Act requires compliance with reporting requirements and some grant frameworks require specific reports before the transfer of funds can occur. 11

2019 BUDGET REVIEW

Part 4: Provincial allocations

Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to enable it to provide basic services and perform its allocated functions.

National transfers to provinces increase from R572.2 billion in 2018/19 to R612.3 billion in 2019/20. Over the MTEF period, provincial transfers will grow at an average annual rate of 7 per cent to R701 billion. Table W1.5 sets out the transfers to provinces for 2019/20; a total of R505.6 billion is allocated to the provincial equitable share and R106.7 billion to conditional grants, which includes an unallocated R408 million for the *provincial disaster relief grant* and the *provincial emergency housing grant*.

Table W1.5 Total transfers to provinces, 2019/20

R million	Equitable share	Conditional grants	Total transfers
Eastern Cape	68 824	12 079	**80 903**
Free State	28 187	7 863	**36 049**
Gauteng	102 448	23 077	**125 525**
KwaZulu-Natal	106 014	21 137	**127 151**
Limpopo	58 965	9 061	**68 026**
Mpumalanga	41 428	8 245	**49 673**
Northern Cape	13 424	4 483	**17 907**
North West	34 973	7 551	**42 524**
Western Cape	51 291	12 809	**64 099**
Unallocated	–	408	**408**
Total	**505 554**	**106 712**	**612 266**

Source: National Treasury

The provincial fiscal framework takes account of the different pressures facing each province and allocates larger per capita allocations to poorer provinces, and provinces with smaller populations.

Figure W1.1 Per capita allocations to provinces, 2019/20


Average equitable share per capita
Average conditional grant per capita
R thousands
16
12
8
4
0
1.9
10.6
2.7
9.5
1.6
7.0
1.9
9.3
1.6
10.2
1.8
9.2
3.7
11.0
1.9
8.8
1.9
7.7
Eastern Cape
Free State
Gauteng
KwaZulu-Natal
Limpopo
Mpumalanga
Northern Cape
North West
Western Cape

Source: National Treasury

Changes to provincial allocations

The budget has been reprioritised in response to the weaker than expected economic and fiscal environment. To protect basic services funded by the provincial equitable share, the bulk of the reduction to provincial transfers (R3 billion) comes from a conditional grant, the *human settlements development grant*, which has a history of poor performance. This should minimise the impact on service delivery. The remaining R132.8 million of this reduction is from the equitable share as a result of the salary freeze on provincial political office bearers. The provincial equitable share is also increased by R78 million in 2019/20 for the

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Sanitary Dignity Project (in addition to the R79 million added for this purpose at the time of the Medium Term Budget Policy Statement). The net changes to the provincial equitable share are an increase of R35.9 million in 2019/20 and decreases of R44.9 million in 2020/21 and R45.8 million in 2021/22. The provincial equitable share grows at an average annual rate of 7.2 per cent over the MTEF period, while conditional grant allocations grow by 6.3 per cent per year. In addition to these baseline reductions, there were also several other reprioritisations and technical changes to direct conditional grants announced in the 2018 Medium Term Budget Policy Statement that will be implemented over the 2019 MTEF period. This includes a reprioritisation of R100 million over the MTEF period from the comprehensive agricultural support grant to the Agricultural Research Council for the construction of the foot and mouth disease vaccine production facility. Amounts of R30 million in 2020/21 and R30 million in 2021/22 are reprioritised from the HIV, TB, malaria and community outreach grant to support malaria control projects in southern Mozambique. The education infrastructure grant, human settlements development grant, provincial roads maintenance grant and expanded public works programme (EPWP) integrated grant for provinces have been reduced by R600 million, R400 million, R119.5 million and R41.8 million respectively over the 2019 MTEF period. These reductions have been made to assist with fiscal consolidation and to fund other government priorities. The school infrastructure backlogs grant, which was due to merge with the education infrastructure grant in 2018/19, was extended and will continue over the 2019 MTEF period. Although the grant’s performance has been sluggish, an assessment of its projects, both current and in the pipeline, revealed that merging the two grants will derail the progress made to date. Accounting for all additions, reprioritisations and fiscal consolidation efforts, the net revisions to the provincial direct conditional grants since the 2018 Medium Term Budget Policy Statement amount to a reduction of R721 million in 2019/20, R1.4 billion in 2020/21 and R3 billion in 2021/22. This includes the impact of some shifts of funds to indirect grants. The provincial equitable share The equitable share is the main source of revenue through which provinces are able to meet their expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data to reflect the demand for services across all nine provinces. For each year of the 2019 MTEF, the following amounts are allocated to the provincial equitable share respectively: R505.6 billion, R542.9 billion and R578.6 billion. The equitable share formula For the 2019 MTEF, the formula has been updated with data from Statistics South Africa’s 2018 mid-year population estimates on age cohorts and the 2018 preliminary data published by the Department of Basic Education on school enrolment from the LURITS database. Data from the health sector and the 2017 General Household Survey for medical aid coverage and from the Risk Equalisation Fund for the risk-adjusted capitation index have also been updated. Allocation changes tend to mirror shifts in population across provinces, which result in changes in the relative demand for public services across these areas. The impact of these data updates on the provincial equitable shares will be phased in over three years (2019/20 – 2021/22). The provincial equitable share formula continues to be reviewed. Further details of this review are discussed in Part 6. Allocations calculated outside the equitable share formula Over the 2019 MTEF period, some of the additional allocations are not in line with the weighted shares the formula produces and are therefore calculated outside of the provincial equitable share formula. These include additions that are in line with reforms in the social development sector, which see the incorporation of the conditional social worker employment and substance abuse treatment grants into the provincial 13

2019 BUDGET REVIEW

equitable share. The *social worker employment grant*, which was created to help reduce the backlog in the number of unemployed social worker graduates, totals R678.9 million (R212.7 million in 2019/20, R226.9 million in 2020/21 and R239.4 million in 2021/22). The *substance abuse treatment grant*, which was created to build treatment facilities, amounts to R237 million (R74.8 million in 2019/20, R78.9 million in 2020/21 and R83.2 million in 2021/22). This change will enable provinces to fulfil the mandates of the respective grants through the equitable share. In addition, from 2020/21 the national Department of Social Development has agreed to cede the contracts it has with nine provincial food distribution centres and 84 community nutrition development centres to the nine provincial departments of social development. This will add R137.96 million (R66.8 million in 2020/21 and R71.2 million in 2021/22) to the provincial equitable share to allow provincial departments to manage these contracts.

To address the skills gap in technical capacity in the infrastructure environment, the Infrastructure Delivery Improvement Programme was introduced to assist provincial treasuries to improve the delivery of infrastructure across the country. As part of the final phase of the programme, the National Treasury provided provincial treasuries with technical assistance to oversee the implementation of the Infrastructure Delivery Management System in provinces. But the need for support will continue over the 2019 MTEF period, which is why a co-funding model has been developed to support the further capacitation of provincial treasuries. As a result, R135 million (R45 million in each of the respective years of the MTEF period) is added to the provincial equitable share. This allocation will be split equally per province.

To scale up the Sanitary Dignity Project, R157 million has been added to the equitable share in 2019/20. Of this, R79 million will be split equally among provinces, with the remainder allocated proportionally based on the number of girl learners in Grades 4 to 12 in the poorest schools (quintiles 1–3) in each province.

Over the 2019 MTEF period, R268.8 million (R86.8 million in 2019/20, R89 million in 2020/21 and R93 million in 2021/22) has been allocated to augment the capacity of provincial treasuries to support and intervene in municipalities facing financial crises. This allocation will be split equally among provinces.

Full impact of data updates on the provincial equitable share

Table W1.6 shows the full impact of the data updates on the provincial equitable share per province. It compares the target shares for the 2018 and 2019 MTEF periods. The size of each province's share reflects the relative demand for provincial public services in each province, and the changes in shares from 2018 to 2019 respond to changes in that demand. The details of how the data updates affect each component of the formula are described in detail in the sub-sections below.

Table W1.6 Full impact of data updates on the equitable share

	2018 MTEF weighted average	2019 MTEF weighted average	Difference
Eastern Cape	13.7%	13.2%	-0.5%
Free State	5.6%	5.6%	0.0%
Gauteng	20.1%	20.9%	0.8%
KwaZulu-Natal	21.0%	20.8%	-0.2%
Limpopo	11.7%	11.5%	-0.2%
Mpumalanga	8.2%	8.2%	-0.0%
Northern Cape	2.7%	2.6%	-0.0%
North West	6.9%	7.0%	0.1%
Western Cape	10.1%	10.2%	0.1%
Total	**100.0%**	**100.0%**	**0.0%**

Source: National Treasury

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Phasing in the formula

Official data used annually to update the provincial equitable share formula invariably affects each province's share of the available funds. However, it is important that provinces have some stability in their revenue stream to allow for sound planning. As such, calculated new shares informed by recent data are phased in over the three-year MTEF period.

The equitable share formula data is updated every year and a new target share for each province is calculated, as shown in Table W1.7. The phase-in mechanism provides a smooth path to achieving these new weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2019/20 published in the 2018 MTEF, and closes the gap between these shares by a third in each year of the 2019 MTEF period. As a result, one-third of the impact of the data updates is implemented in 2019/20, two-thirds in the indicative allocations for 2020/21, and the updates are fully implemented in the indicative allocations for 2021/22.

Table W1.7 Implementation of the equitable share weights

Percentage	2019/20 Indicative weighted shares from 2018 MTEF	2019/20	2020/21	2021/22
		2019 MTEF weighted shares 3-year phasing		
Eastern Cape	13.8%	13.6%	13.4%	13.2%
Free State	5.6%	5.6%	5.6%	5.6%
Gauteng	20.0%	20.3%	20.6%	20.9%
KwaZulu-Natal	21.1%	21.0%	20.9%	20.8%
Limpopo	11.7%	11.7%	11.6%	11.5%
Mpumalanga	8.2%	8.2%	8.2%	8.2%
Northern Cape	2.7%	2.6%	2.6%	2.6%
North West	6.9%	6.9%	6.9%	7.0%
Western Cape	10.1%	10.1%	10.2%	10.2%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Provincial equitable share allocations

The final equitable share allocations per province for the 2019 MTEF are detailed in Table W1.8. These allocations include the full impact of the data updates, phased in over three years.

Table W1.8 Provincial equitable share

R million	2019/20	2020/21	2021/22
Eastern Cape	68 824	72 744	76 293
Free State	28 187	30 338	32 411
Gauteng	102 448	111 636	120 700
KwaZulu-Natal	106 014	113 370	120 324
Limpopo	58 965	62 986	66 779
Mpumalanga	41 428	44 475	47 389
Northern Cape	13 424	14 388	15 309
North West	34 973	37 694	40 325
Western Cape	51 291	55 278	59 115
Total	**505 554**	**542 909**	**578 645**

Source: National Treasury

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2019 BUDGET REVIEW

Summary of the formula's structure

The formula, shown in Table W1.9, consists of six components that capture the relative demand for services across provinces and take into account specific provincial circumstances. The formula's components are neither indicative budgets nor guidelines as to how much should be spent on functions. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils determine the departmental allocations for each function, taking into account the priorities that underpin the division of revenue.

For the 2019 Budget, the formula components are set out as follows:

- An *education component* (48 per cent), based on the size of the school-age population (ages 5 to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools.
- A *health component* (27 per cent), based on each province's risk profile and health system caseload.
- A *basic component* (16 per cent), derived from each province's share of the national population.
- An *institutional component* (5 per cent), divided equally between the provinces.
- A *poverty component* (3 per cent), based on income data. This component reinforces the redistributive bias of the formula.
- An *economic activity component* (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).

Table W1.9 Distributing the equitable shares by province, 2019 MTEF

	Education	Health	Basic share	Poverty	Economic activity	Institu-tional	Weighted average
	48.0%	27.0%	16.0%	3.0%	1.0%	5.0%	100.0%
Eastern Cape	14.5%	12.3%	11.3%	14.7%	7.6%	11.1%	13.2%
Free State	5.3%	5.4%	5.1%	5.3%	5.0%	11.1%	5.6%
Gauteng	18.7%	23.6%	25.5%	18.4%	34.6%	11.1%	20.9%
KwaZulu-Natal	22.0%	21.0%	19.7%	22.4%	15.9%	11.1%	20.8%
Limpopo	12.9%	10.1%	10.0%	13.3%	7.2%	11.1%	11.5%
Mpumalanga	8.4%	7.4%	7.8%	9.3%	7.4%	11.1%	8.2%
Northern Cape	2.3%	2.1%	2.1%	2.2%	2.1%	11.1%	2.6%
North West	6.6%	6.7%	6.9%	8.3%	6.4%	11.1%	7.0%
Western Cape	9.2%	11.4%	11.5%	6.3%	13.7%	11.1%	10.2%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Education component (48 per cent)

The education component has two sub-components, the school-age population (5 to 17 years) and enrolment data. Each of these elements is assigned a weight of 50 per cent.

The methodology used to collect school enrolment numbers changed in 2017. Previously, learner enrolment numbers were based on annual surveys of schools. To ensure the formula remains equitable and fair, and reflects the most recent and officially endorsed data, it has used figures from the Department of Basic Education's data collection system, LURITS, since 2018/19. The system allows data to be verified and learners' progress to be tracked throughout their school careers. It also allows for duplicates and repetitions to be detected, improving the integrity of the numbers that are reported.

The changes are being phased in over three years to ensure provinces' allocations are stable and fair. Based on a review of the provincial equitable share formula, it was decided that the 2011 Census numbers used to capture the 5–17 age cohort should be replaced with Statistics South Africa's annual mid-year population estimates. These numbers are more up to date, which will help mitigate the shocks of updating the sub-

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component after a lag between Census updates. These changes will also be phased in over the 2019 MTEF period to ensure stability.

Table W1.10 shows the effect of updating the education component with new enrolment and age cohort data on the education component shares.

Table W1.10 Impact of changes in school enrolment on the education component share

	Age cohort 5 – 17	School enrolment 2017	School enrolment 2018	Changes in enrolment	Weighted average 2018 MTEF	Weighted average 2019 MTEF	Difference in weighted average
Eastern Cape	1 859 255	1 902 213	1 881 735	-20 478	14.9%	14.5%	-0.38%
Free State	679 935	691 295	696 021	4 725	5.3%	5.3%	0.04%
Gauteng	2 458 767	2 342 025	2 360 207	18 182	18.1%	18.7%	0.60%
KwaZulu-Natal	2 825 362	2 868 598	2 851 861	-16 737	22.3%	22.0%	-0.27%
Limpopo	1 566 223	1 768 125	1 753 297	-14 829	13.1%	12.9%	-0.22%
Mpumalanga	1 087 924	1 080 084	1 068 624	-11 461	8.4%	8.4%	-0.03%
Northern Cape	294 073	291 760	292 800	1 040	2.3%	2.3%	-0.02%
North West	880 695	827 628	831 886	4 258	6.5%	6.6%	0.15%
Western Cape	1 251 254	1 117 468	1 125 331	7 863	9.1%	9.2%	0.12%
Total	**12 903 488**	**12 889 196**	**12 861 760**	**-27 436**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Health component (27 per cent)

The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province's share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component).

The health component is presented in three parts below. Table W1.11 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component.

Table W1.11 Risk-adjusted sub-component shares

Thousand	Mid-year population estimates 2018	Insured population 2017	Risk-adjusted index	Weighted population	Risk-adjusted shares 2018	Risk-adjusted shares 2019	Change
Eastern Cape	6 522 734	9.9%	96.9%	5 691 913	12.8%	11.9%	-0.93%
Free State	2 954 348	14.9%	103.3%	2 595 869	5.3%	5.4%	0.10%
Gauteng	14 717 040	25.0%	105.4%	11 636 144	22.8%	24.2%	1.40%
KwaZulu-Natal	11 384 722	12.6%	98.9%	9 841 064	20.8%	20.5%	-0.29%
Limpopo	5 797 275	8.3%	91.6%	4 871 682	10.4%	10.1%	-0.26%
Mpumalanga	4 523 874	13.9%	95.7%	3 727 704	7.7%	7.8%	0.01%
Northern Cape	1 225 555	16.3%	100.7%	1 032 677	2.2%	2.2%	-0.06%
North West	3 978 955	15.5%	102.2%	3 437 395	7.1%	7.2%	0.04%
Western Cape	6 621 103	24.8%	104.0%	5 179 916	10.8%	10.8%	-0.01%
Total	**57 725 606**			**48 014 364**	**100.0%**	**100.0%**	**–**

Source: National Treasury

The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes' Risk Equalisation Fund. The percentage of the population with medical insurance, based on the 2017 General Household Survey, is deducted from the 2018 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province's health risk profile, is applied to the uninsured population to estimate the weighted population. Each province's share of this weighted population is used to estimate their share of the risk-adjusted sub-component. The column on the right in Table W1.11 shows the change in this sub-component between 2018 and 2019.

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2019 BUDGET REVIEW

Table W1.12 Output sub-component shares[1]

Thousand	Primary healthcare visits 2016/17	2017/18	Average	Share	Hospital workload patient-day equivalents 2016/17	2017/18	Average	Share
Eastern Cape	18 116	16 418	17 267	14.1%	5 531	4 328	4 930	13.7%
Free State	6 170	5 462	5 816	4.7%	1 925	1 976	1 950	5.4%
Gauteng	22 037	21 132	21 584	17.6%	8 931	7 315	8 123	22.6%
KwaZulu-Natal	29 211	28 403	28 807	23.5%	9 117	7 055	8 086	22.5%
Limpopo	15 269	14 858	15 064	12.3%	3 644	3 014	3 329	9.2%
Mpumalanga	9 449	9 160	9 305	7.6%	2 491	1 992	2 242	6.2%
Northern Cape	2 989	2 689	2 839	2.3%	761	563	662	1.8%
North West	8 010	7 455	7 732	6.3%	2 037	1 573	1 805	5.0%
Western Cape	14 413	14 140	14 277	11.6%	5 431	4 344	4 888	13.6%
Total	**125 664**	**119 717**	**122 691**	**100.0%**	**39 868**	**32 161**	**36 014**	**100.0%**

1. Some provincial numbers for patient-days and healthcare visits for 2016/17 have been restated, resulting in small variances from numbers published in 2016/17

Source: National Treasury

The output sub-component (shown in Table W1.12) uses patient load data from the District Health Information Services. The average number of visits at primary healthcare clinics in 2016/17 and 2017/18 is calculated to estimate each province's share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province's share of the total patient-day equivalents from public hospitals in 2016/17 and 2017/18 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.13 shows the updated health component shares for the 2019 MTEF period.

Table W1.13 Health component weighted shares

Weight	Risk-adjusted 75.0%	Primary healthcare 5.0%	Hospital component 20.0%	Weighted shares 2018	2019	Change
Eastern Cape	11.9%	14.1%	13.7%	13.1%	12.3%	-0.80%
Free State	5.4%	4.7%	5.4%	5.2%	5.4%	0.15%
Gauteng	24.2%	17.6%	22.6%	22.4%	23.6%	1.19%
KwaZulu-Natal	20.5%	23.5%	22.5%	21.5%	21.0%	-0.42%
Limpopo	10.1%	12.3%	9.2%	10.2%	10.1%	-0.13%
Mpumalanga	7.8%	7.6%	6.2%	7.4%	7.4%	0.02%
Northern Cape	2.2%	2.3%	1.8%	2.1%	2.1%	-0.01%
North West	7.2%	6.3%	5.0%	6.7%	6.7%	0.03%
Western Cape	10.8%	11.6%	13.6%	11.4%	11.4%	-0.02%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**–**

Source: National Treasury

Basic component (16 per cent)

The basic component is derived from the proportion of each province's share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2019 MTEF, population data is drawn from the 2018 mid-year population estimates produced by Statistics South Africa. Table W1.14 shows how population changes have affected the basic component's revised weighted shares.

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Table W1.14 Impact of the changes in population on the basic component shares

Thousand	Mid-year population estimates 2017	Mid-year population estimates 2018	Population change	% population change	Basic component shares 2018 MTEF	Basic component shares 2019 MTEF	Change
Eastern Cape	6 780	6 523	-257	-3.8%	12.1%	11.3%	-0.76%
Free State	2 864	2 954	90	3.1%	5.1%	5.1%	0.02%
Gauteng	13 888	14 717	829	6.0%	24.7%	25.5%	0.79%
KwaZulu-Natal	11 077	11 385	307	2.8%	19.7%	19.7%	0.02%
Limpopo	5 791	5 797	6	0.1%	10.3%	10.0%	-0.26%
Mpumalanga	4 386	4 524	138	3.1%	7.8%	7.8%	0.03%
Northern Cape	1 203	1 226	23	1.9%	2.1%	2.1%	-0.02%
North West	3 823	3 979	156	4.1%	6.8%	6.9%	0.09%
Western Cape	6 402	6 621	219	3.4%	11.4%	11.5%	0.08%
Total	**56 215**	**57 726**	**1 510**		**100.0%**	**100.0%**	**–**

Source: National Treasury

Institutional component (5 per cent)

The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province's population or factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This component benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component.

Poverty component (3 per cent)

The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. The poor population includes people who fall in the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion of people in that province that fall into the poorest 40 per cent of South African households by the province's population figure from the 2018 mid-year population estimates. Table W1.15 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2018 mid-year population estimates and the weighted share of the poverty component per province.

Table W1.15 Comparison of current and new poverty component weighted shares

Thousand	Income and Expenditure Survey 2010/11	Current (2018 MTEF) Mid-year population estimates 2017	Current (2018 MTEF) Poor population	Current (2018 MTEF) Weighted shares	New (2019 MTEF) Mid-year population estimates 2018	New (2019 MTEF) Poor population	New (2019 MTEF) Weighted shares	Difference in weighted shares
Eastern Cape	52.0%	6 780	3 528	15.6%	6 523	3 394	14.7%	-0.9%
Free State	41.4%	2 864	1 186	5.2%	2 954	1 223	5.3%	0.1%
Gauteng	28.9%	13 888	4 010	17.7%	14 717	4 249	18.4%	0.7%
KwaZulu-Natal	45.3%	11 077	5 019	22.2%	11 385	5 158	22.4%	0.1%
Limpopo	52.9%	5 791	3 061	13.5%	5 797	3 064	13.3%	-0.3%
Mpumalanga	47.3%	4 386	2 073	9.2%	4 524	2 138	9.3%	0.1%
Northern Cape	40.8%	1 203	491	2.2%	1 226	500	2.2%	-0.0%
North West	47.9%	3 823	1 831	8.1%	3 979	1 906	8.3%	0.2%
Western Cape	21.9%	6 402	1 400	6.2%	6 621	1 448	6.3%	0.1%
Total		**56 215**	**22 597**	**100%**	**57 726**	**23 079**	**100.0%**	**–**

Source: National Treasury

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2019 BUDGET REVIEW

Economic activity component (1 per cent)

The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2019 MTEF, 2016 GDP-R data is used. Table W1.16 shows the weighted shares of the economic activity component.

Table W1.16 Current and new economic activity component weighted shares

	Current (2018 MTEF)		New (2019 MTEF)		Difference in weighted shares
	GDP-R, 2015 (R million)	Weighted shares	GDP-R, 2016 (R million)	Weighted shares	
Eastern Cape	315 603	7.8%	331 093	7.6%	-0.2%
Free State	205 350	5.1%	217 849	5.0%	-0.1%
Gauteng	1 382 096	34.1%	1 507 082	34.6%	0.5%
KwaZulu-Natal	649 124	16.0%	692 222	15.9%	-0.1%
Limpopo	289 940	7.2%	311 686	7.2%	0.0%
Mpumalanga	305 016	7.5%	323 722	7.4%	-0.1%
Northern Cape	85 282	2.1%	90 883	2.1%	-0.0%
North West	264 616	6.5%	279 733	6.4%	-0.1%
Western Cape	552 732	13.6%	596 043	13.7%	0.1%
Total	**4 049 760**	**100.0%**	**4 350 314**	**100.0%**	**0.0%**

Source: National Treasury

Conditional grants to provinces

There are four types of provincial conditional grants:

- Schedule 4, part A grants supplement various programmes partly funded by provinces.
- Schedule 5, part A grants fund specific responsibilities and programmes implemented by provinces.
- Schedule 6, part A grants provide in-kind allocations through which a national department implements projects in provinces.
- Schedule 7, part A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster or housing emergency.

Changes to conditional grants

The overall growth in direct conditional transfers to provinces averages 6.3 per cent over the medium term. Direct conditional grant baselines total R106.7 billion in 2019/20, R114.2 billion in 2020/21 and R122.4 billion in 2021/22. Indirect conditional grants amount to R4.6 billion, R5 billion and R5.7 billion respectively for each year of the same period.

Table W1.17 provides a summary of conditional grants by sector for the 2019 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in the 2019 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grants' audited outcomes for 2017/18.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.17 Conditional grants to provinces

R million	2018/19 Adjusted budget	2019/20	2020/21	2021/22	MTEF total
Agriculture, Forestry and Fisheries	**2 849**	**2 204**	**2 378**	**2 558**	**7 140**
Comprehensive agricultural support programme	2 019	1 538	1 676	1 814	5 028
Ilima/Letsema projects	552	583	615	653	1 852
Land care programme: poverty relief and infrastructure development	278	82	87	92	261
Arts and Culture	**1 424**	**1 501**	**1 584**	**1 679**	**4 764**
Community library services	1 424	1 501	1 584	1 679	4 764
Basic Education	**17 696**	**18 569**	**20 089**	**21 470**	**60 128**
Education infrastructure	10 094	10 514	11 467	12 327	34 308
HIV and AIDS (life skills education)	243	257	271	286	813
Learners with profound intellectual disabilities	187	221	243	256	720
Maths, science and technology	370	391	413	436	1 241
National school nutrition programme	6 802	7 186	7 696	8 165	23 047
Cooperative Governance and Traditional Affairs	**340**	**131**	**138**	**146**	**415**
Provincial disaster relief	324	131	138	146	415
Provincial disaster recovery	16	–	–	–	–
Health	**41 364**	**44 989**	**49 225**	**54 088**	**148 302**
HIV, TB, malaria and community outreach	19 922	22 039	24 408	27 753	74 200
Health facility revitalisation	6 057	6 007	6 360	6 858	19 225
Health professions training and development	2 784	2 940	3 102	3 273	9 315
Human papillomavirus vaccine	200	211	223	235	669
Human resources capacitation	–	606	1 063	1 127	2 796
National tertiary services	12 401	13 186	14 069	14 843	42 097
Human Settlements	**19 045**	**19 604**	**19 825**	**20 030**	**59 459**
Human settlements development	18 267	18 780	15 937	15 397	50 114
Title deeds restoration	519	548	578	–	1 126
Provincial emergency housing	260	277	295	311	883
Informal settlements upgrading partnership	–	–	3 015	4 322	7 337
Public Works	**824**	**868**	**917**	**968**	**2 753**
Expanded public works programme integrated grant for provinces	416	437	462	489	1 389
Social sector expanded public works programme incentive for provinces	408	431	454	479	1 365
Social Development	**777**	**518**	**553**	**583**	**1 655**
Early childhood development	491	518	553	583	1 655
Social worker employment	197	–	–	–	–
Substance abuse treatment	89	–	–	–	–
Sport and Recreation South Africa	**587**	**620**	**654**	**690**	**1 964**
Mass participation and sport development	587	620	654	690	1 964
Transport	**17 026**	**17 707**	**18 843**	**20 142**	**56 692**
Provincial roads maintenance	11 036	11 382	12 093	13 021	36 496
Public transport operations	5 990	6 326	6 750	7 121	20 196
Total direct conditional allocations	**101 932**	**106 712**	**114 206**	**122 355**	**343 274**
Indirect transfers	**4 730**	**4 561**	**4 980**	**5 675**	**15 216**
Basic Education	**2 272**	**2 027**	**1 769**	**2 339**	**6 135**
School infrastructure backlogs	2 272	2 027	1 769	2 339	6 135
Health	**2 458**	**2 534**	**3 211**	**3 336**	**9 081**
National health insurance indirect	2 458	2 534	3 211	3 336	9 081

Source: National Treasury

21

2019 BUDGET REVIEW Agriculture grants The comprehensive agricultural support programme grant aims to support newly established and emerging farmers, particularly subsistence, smallholder and previously disadvantaged farmers. The grant funds a range of projects including providing training, developing agro-processing infrastructure and directly supporting targeted farmers. Over the medium term, R5 billion is allocated to this grant. This excludes previously unallocated amounts (R271.5 million in 2019/20, R295.8 million in 2020/21 and R320.1 million 2021/22) that have since been reprioritised out of the grant for the implementation of a new blended finance mechanism developed by the Department of Agriculture, Forestry and Fisheries and the Land Bank to leverage both government and private funds to extend more affordable credit to black farmers. This initiative seeks to create 450 black commercial farmers over the MTEF period. The land care programme grant: poverty relief and infrastructure development aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the EPWP. Over the medium term, R261 million is allocated to this grant. The Ilima/Letsema projects grant aims to boost food production by helping previously disadvantaged farming communities. The grant’s baseline is R583 million allocated for 2019/20, and a total of R1.9 billion over the MTEF period. Arts and culture grant The community library services grant, administered by the Department of Arts and Culture, aims to help South Africans access information to improve their socio-economic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement with municipalities. In collaboration with provincial departments of basic education, the grant also funds libraries that serve both schools and the general public. Funds from this grant may also be used to enable the shift of the libraries function between provinces and municipalities. The grant is allocated R4.8 billion over the next three years. Basic education grants The education infrastructure grant provides supplementary funding for ongoing infrastructure programmes in provinces. This includes the maintenance of existing infrastructure and the construction of new infrastructure to ensure school buildings meet the required norms and standards. The education infrastructure grant’s total allocation for this period is R34.3 billion; R10.5 billion in 2019/20, R11.5 billion in 2020/21 and R12.3 billion in 2021/22. An additional R200.3 million in 2019/20 has also been earmarked in KwaZulu-Natal and the Western Cape for the reconstruction and rehabilitation of school infrastructure affected by natural disasters. Provincial education departments have to go through a two-year planning process to be eligible to receive incentive allocations for infrastructure projects. To receive the 2019/20 incentive, the departments had to meet certain prerequisites in 2017/18 and have their infrastructure plans approved in 2018/19. The national Department of Basic Education and the National Treasury assessed the provinces’ infrastructure plans. The national departments, provincial treasuries and provincial departments of basic education undertook a moderation process to agree on the final scores. Provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.18 shows the final score and incentive allocation for each province. 22

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.18 Education infrastructure grant allocations

R thousand	Planning assessment results from 2018	2019/20 Basic component	Incentive component	Disaster recovery funds	Final allocation for 2019/20
Eastern Cape	73%	1 397 462	188 071	–	1 585 532
Free State	65%	645 415	188 071	–	833 485
Gauteng	70%	1 286 645	188 071	–	1 474 715
KwaZulu-Natal	72%	1 798 773	188 071	200 319	2 187 162
Limpopo	58%	1 050 160	–	–	1 050 160
Mpumalanga	58%	731 792	–	–	731 792
Northern Cape	72%	451 747	188 071	–	639 817
North West	53%	902 484	–	–	902 484
Western Cape	83%	921 261	188 071	–	1 109 331
Total		**9 185 736**	**1 128 423**	**200 319**	**10 514 478**

Source: National Treasury

The national Department of Basic Education uses the indirect *school infrastructure backlogs grant* to replace unsafe and inappropriate school structures and to provide water, sanitation and electricity on behalf of provinces. This grant is allocated R6.1 billion over the medium term in the Planning, Information and Assessment programme, including an additional R2.8 billion to provide safe and appropriate sanitation at schools. An allocation of R2 billion in 2019/20 will be used to replace 59 inappropriate and unsafe schools with newly built schools, provide clean water to 227 schools and provide appropriate sanitation to 717 schools.

The *national school nutrition programme grant* seeks to improve the nutrition of poor school children, enhance their capacity to learn and increase their attendance at school. The programme provides a free daily meal to learners in the poorest schools (quintiles 1 to 3). To provide meals to more children, while still providing quality food, growth in the grant's allocations over the MTEF period averages 6.3 per cent, with a total allocation of R23 billion.

The *maths, science and technology grant* resulted from the merging of the *Dinaledi schools grant* and the *technical secondary schools recapitalisation grant*. This grant, in its fourth year, appears to be gaining some traction. It has increased the provision of ICT, workshop equipment and machinery apparatus to schools around the country, which should lead to better outcomes in maths and science in the long term. The grant's total allocation is R1.2 billion over the medium term.

The *HIV and AIDS (life skills education) programme grant* provides for life skills training, and sexuality and HIV/AIDS education in primary and secondary schools. It is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The grant's total allocation is R813 million over the medium term.

The *learners with profound intellectual disabilities grant* is in its second year of implementation and aims to expand access to education for learners with profound intellectual disabilities. Over the MTEF period, the grant will provide access to quality, publicly funded education to more than 10 000 such learners by recruiting 230 outreach team members and nine provincial grant coordinators. After starting with an allocation of R72 million in 2017/18, this grant has been allocated R719.9 million over the MTEF period.

Cooperative governance grant

The *provincial disaster relief grant* is administered by the National Disaster Management Centre in the Department of Cooperative Governance. It is unallocated at the start of the financial year. The grant allows the National Disaster Management Centre to immediately release funds (in-year) after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants. Mitigation strategies against the ongoing drought have, in part, been funded by this grant.

23

2019 BUDGET REVIEW To ensure that sufficient funds are available in the event of a disaster, section 21 of the 2019 Division of Revenue Bill allows for funds allocated to the municipal disaster relief grant to be transferred to provinces if funds in the provincial disaster relief grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed. Over the 2019 MTEF period, a total of R415 million has been allocated to the provincial disaster relief grant. Health grants The national tertiary services grant provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 29 tertiary hospitals across the nine provinces. Patient referral pathways often cross provincial borders and, as a result, many patients receive care in neighbouring provinces if the required services are not available in their home province. The urban areas of Gauteng and the Western Cape receive the largest shares of the grant because they provide the largest proportion of high-level, sophisticated services. The grant is allocated R42.1 billion over the medium term: R13.2 billion in 2019/20, R14.1 billion in 2020/21 and R14.8 billion in 2021/22 and will be used to fund medical specialists, equipment, and advanced medical investigation and treatment according to approved service specifications. The national Department of Health has reviewed the allocation criteria under this grant to ensure continued fairness in allocations to provinces and will be embarking on a consultation process with provinces on the new allocation model. It is anticipated that the new model will be implemented in the 2020 MTEF period. The health facility revitalisation grant funds the construction and maintenance of health infrastructure, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. Over the 2019 MTEF period, a total of R19.2 billion has been allocated to this grant. The health facility revitalisation component of the national health insurance indirect grant is allocated R4.3 billion over the medium term. Cabinet has approved additional allocations to this component to fund the planning and construction of the planned new academic hospital in Polokwane, in response to the need to strengthen tertiary healthcare services in Limpopo and expand the platform for training new health professionals. Like the education infrastructure grant discussed previously, a two-year planning process is also required for provinces to access this grant. The national Department of Health and the National Treasury conducted an assessment of the provinces’ infrastructure plans, followed by a moderation process between the national departments, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Funds for the incentive component in the outer years are shown as unallocated. Table W1.19 sets out the final score and the incentive allocation per province. 24

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.19 Health facility revitalisation grant allocations

R thousand	Planning assessment results from 2018	2019/20 Basic component	Incentive component	Disaster recovery funds	Final allocation for 2019/20
Eastern Cape	70%	576 912	208 076	-	784 988
Free State	55%	498 713	-	-	498 713
Gauteng	56%	859 028	-	-	859 028
KwaZulu-Natal	63%	1 145 421	208 076	-	1 353 497
Limpopo	50%	457 951	-	-	457 951
Mpumalanga	50%	344 915	-	-	344 915
Northern Cape	49%	386 706	-	-	386 706
North West	53%	508 549	-	-	508 549
Western Cape	74%	604 550	208 076	-	812 626
Total		**5 382 745**	**624 228**	**–**	**6 006 973**

Source: National Treasury

The *health professions training and development grant* funds the training of health professionals, and the development and recruitment of medical specialists. It enables the shifting of teaching activities from central to regional and district hospitals. The baseline for this grant is protected over the MTEF period, with an allocation of R9.3 billion over the medium term.

The *HIV, TB, malaria and community outreach grant* supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. In the 2016 MTEF, the grant's scope was extended to include tuberculosis. In the 2018 Budget, a sub-component for community outreach services was introduced, so that funds used to support community health workers can be explicitly earmarked. This will help ensure that this cadre of workers is better integrated into national health services. This year, two new components are added to the grant. The first aims to strengthen the continued fight against malaria in three provinces. The second component enables the Department of Health to monitor the activities and outcomes of the TB portion of the grant. The grant's total baseline amounts to R74.2 billion over the medium term.

The *national health insurance indirect grant* continues to fund all preparatory work for universal health coverage, as announced in 2017/18. Over the 2019 MTEF period, this will be done through three components: health facilities revitalisation and two integrated components (personal services and non-personal services). The personal services component funds priority services for national health insurance, which include:

- Expanding access to school health services, focusing on optometry and audiology.
- Contracting general practitioners based on a set annual amount per patient instead of fees per service provided.
- Providing community mental health services, maternal care for high-risk pregnancies, screening and treatment for breast and cervical cancer, hip and knee arthroplasty, cataract surgeries and wheelchairs.

However, due to slow spending in the personal services component in 2018/19, R2.8 billion has been reprioritised from this component towards the new *human resources capacitation grant* over the MTEF period. This leaves the personal services component with allocations of R2.3 billion over the MTEF.

Non-personal services will test, and scale up when ready, the technology platforms and information systems needed to ensure a successful transition to national health insurance. The non-personal services component is allocated R2.4 billion over the medium term to continue to fund initiatives to strengthen health information systems, clinics, and centralised chronic medicines dispensing and distribution.

25

2019 BUDGET REVIEW The new human resources capacitation grant, previously a component within the national health insurance indirect grant announced in the 2018 Medium Term Budget Policy Statement, will now be transferred as a direct grant. It will enable provincial departments of health to fill critical posts in health facilities. These posts have been jointly prioritised between the respective provincial departments and the national department. A total of R2.8 billion has been allocated to this grant over the MTEF period. In 2018/19, the human papillomavirus vaccine component of the national health insurance indirect grant became a standalone direct grant to provinces. Over the course of 2017, the national Department of Health worked to ensure that provincial departments were ready to take over the provision of this service and preserve the high coverage ratios that were achieved under this component. Over the 2019 MTEF period, a total of R669 million has been allocated to the human papillomavirus vaccine grant. Human settlements grants The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. The grant’s baseline is reduced by R3 billion over the MTEF period – R1 billion in 2020/21 and R2 billion in 2021/22 – in order to stabilise the growth of national debt. Over the 2019 MTEF period, a total of R50.1 billion has been allocated to this grant. This grant is allocated using a formula with three components:  The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information on the proportion of traditional dwellings per province with damaged roofs and walls from the 2010 General Household Survey is used to adjust these totals so that only traditional dwellings that provide inadequate shelter are counted in the formula. The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census. The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census.   Table W1.20 shows how the human settlements development grant formula calculates the shares for each province and the metropolitan municipalities within the provinces. Section 12(6) of the Division of Revenue Act requires that provinces must gazette how much they will spend within each accredited municipality (including the amounts transferred to that municipality and the amounts spent by the province in that municipal area). Funds for mining towns and disaster recovery are allocated separately from the formula. 26

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.20 Human settlements development grant formula calculation

Components	Housing needs component	Poverty component	Population component	Grant formula shares
Description	Weighted share of inadequate housing	Share of poverty	Share of population	Weighted share of grant formula
Component weight	**70.0%**	**20.0%**	**10.0%**	
Eastern Cape	**10.1%**	**13.7%**	**12.7%**	**11.1%**
Nelson Mandela Bay	1.6%	2.1%	2.2%	1.8%
Buffalo City	2.2%	1.6%	1.5%	2.0%
Other Eastern Cape municipalities	6.3%	10.0%	9.0%	7.3%
Free State	**5.9%**	**6.2%**	**5.3%**	**5.9%**
Mangaung	**1.4%**	**1.5%**	**1.4%**	**1.5%**
Other Free State municipalities	4.4%	4.6%	3.9%	4.4%
Gauteng	**30.9%**	**22.6%**	**23.7%**	**28.5%**
Ekurhuleni	9.1%	6.2%	6.1%	8.2%
City of Johannesburg	10.5%	8.1%	8.6%	9.8%
City of Tshwane	6.8%	4.8%	5.6%	6.3%
Other Gauteng municipalities	4.5%	3.5%	3.4%	4.2%
KwaZulu-Natal	**18.0%**	**18.9%**	**19.8%**	**18.3%**
eThekwini	7.0%	6.2%	6.6%	6.8%
Other KwaZulu-Natal municipalities	11.0%	12.7%	13.2%	11.6%
Limpopo	**4.4%**	**11.8%**	**10.4%**	**6.5%**
Mpumalanga	**6.2%**	**7.9%**	**7.8%**	**6.7%**
Northern Cape	**1.9%**	**2.1%**	**2.2%**	**2.0%**
North West	**10.0%**	**7.8%**	**6.8%**	**9.2%**
Western Cape	**12.7%**	**9.0%**	**11.2%**	**11.8%**
City of Cape Town	9.3%	5.6%	7.2%	8.3%
Other Western Cape municipalities	3.4%	3.4%	4.0%	3.5%
Total	**100%**	**100%**	**100%**	**100%**

Source: 2011 Census and General Household Survey

Government is committed to intensifying its efforts to upgrade informal settlements in partnership with communities. To promote this objective, a new window with specific conditions relating to informal settlement upgrading will be introduced in the *human settlements development grant* in 2019/20. This window amounts to 15 per cent of the formula-based grant allocation to each province. The funds ring-fenced for each province will be a minimum expenditure requirement, allowing them to invest more if necessary. This new window will require provinces to work with municipalities to identify and prioritise informal settlements for upgrading in 2019/20 and to submit a plan for each settlement to be upgraded, prepared in terms of the National Upgrading Support Programme's methodology. The window also requires the use of a partnership approach that promotes community ownership and participation in the upgrades.

This window serves as a planning and preparatory platform for the introduction of a new informal settlements upgrading grant in 2020/21. The new grant will be created by reprioritising funds from the *human settlements development grant*. Initial amounts of R3 billion in 2020/21 and R4.3 billion in 2021/22 have been set aside for this new grant in the outer years of the MTEF period. Further details on the new grant are discussed in Part 6. A similar approach is being taken in the *urban settlements development grant*, discussed in Part 5, with the creation of an informal settlements upgrading window in 2019/20 and the intention to introduce a separate grant for metropolitan municipalities in the outer years of the MTEF period.

In addition to the allocations determined through the formula, a total of R2.5 billion is ring-fenced within the *human settlements development grant* over the MTEF period to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector.

The *human settlements development grant* previously had funds ring-fenced for the eradication of the pre-2014 title deeds registration backlog. Given the slow progress to date, along with the impairment it had

27

2019 BUDGET REVIEW on the functioning on the property market, the title deeds restoration grant has been introduced to accelerate the backlog eradication process. The grant was introduced in 2018/19 and has a baseline of R1.1 billion over the first two years of the 2019 MTEF period. The grant comes to an end in 2020/21 and an indicative allocation of R609.6 million in 2021/22 will be phased back into the human settlements development grant. A provincial emergency housing grant was also introduced in 2018/19 to enable the department to rapidly respond to emergencies by providing temporary housing in line with the Emergency Housing Programme. However, the grant is limited to funding emergency housing following the immediate aftermath of a disaster, and not the other emergency situations listed in the Emergency Housing Programme. In 2019/20, the grant’s purpose has been expanded to fund the repair of houses damaged in disasters, if those repairs are cheaper than the cost of relocating households to temporary shelter that would have been funded through the grant. Over the 2019 MTEF period, a total of R882.9 million has been allocated to this grant. Public works grants The EPWP integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront based on the performance of provincial departments in meeting job targets in the preceding financial year. The grant is allocated R1.4 billion over the MTEF period. The social sector EPWP incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the EPWP and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The grant is allocated R1.4 billion over the MTEF period. Social development grants The early childhood development grant is now in its third year. It plays a part in government’s prioritisation of early childhood development, as envisioned in the National Development Plan. The grant has two distinct objectives: improve poor children’s access to early childhood programmes and ensure that early childhood centres have adequate infrastructure. The grant baseline totals R1.7 billion over the MTEF period. The social worker employment grant and the substance abuse treatment grant have been phased out, with funding incorporated into the provincial equitable share over the 2019 MTEF period. This will allow provinces to use their equitable share to start operating facilities built through the substance abuse treatment grant, and employ social workers previously funded through the social worker employment grant. Sport and recreation grant The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. The grant is allocated R2 billion over the MTEF period. Transport grants The public transport operations grant subsidises commuter bus services. It helps ensure that provinces meet their contractual obligations and provide services efficiently. The public transport contracting and regulatory functions may be assigned to certain metropolitan municipalities during 2019/20. If this takes place, funds for this grant will be transferred directly to the assigned municipality. The grant is allocated R20.2 billion over the MTEF period. The provincial roads maintenance grant has three components. The largest component enables provinces to expand their maintenance activities, while the other two allow provinces to repair roads damaged by floods and rehabilitate roads that are heavily used in support of electricity production. The component for heavily 28

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

used roads comes to an end in 2019/20. From 2020/21, the allocation will be part of the grant's incentive baseline. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the different costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning, and to use and regularly update road asset management systems.

The performance indicators for the incentive portion of the grant, based on traffic loads, safety engineering and visual condition indicators, came into effect in 2017/18. The total allocation for the MTEF period is R36.5 billion.

Part 5: Local government fiscal framework and allocations

This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2019/20 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets.

Over the 2019 MTEF period, R414.7 billion will be transferred directly to local government and a further R22.5 billion has been allocated to indirect grants. Direct transfers to local government over the medium term account for 9 per cent of national government's non-interest expenditure. When indirect transfers are added to this, total spending on local government increases to 9.4 per cent of national non-interest expenditure.

Table W1.21 Transfers to local government

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
		Outcome		Adjusted budget	Medium-term estimates		
Direct transfers	**98 338**	**102 867**	**111 103**	**119 971**	**127 289**	**137 881**	**149 498**
Equitable share and related	**49 367**	**50 709**	**55 614**	**62 732**	**68 973**	**75 683**	**82 162**
Equitable share formula[1]	44 211	45 259	49 928	56 722	62 648	69 017	75 136
RSC levy replacement	4 337	4 567	4 795	5 073	5 357	5 652	5 963
Support for councillor remuneration and ward committees	819	883	891	937	969	1 015	1 064
General fuel levy sharing with metros	**10 659**	**11 224**	**11 785**	**12 469**	**13 167**	**14 027**	**15 182**
Conditional grants	**38 313**	**40 934**	**43 704**	**44 771**	**45 149**	**48 171**	**52 154**
Infrastructure	37 044	39 259	41 888	42 919	43 252	46 167	50 039
Capacity building and other	1 268	1 675	1 815	1 851	1 897	2 004	2 115
Indirect transfers	**10 370**	**8 112**	**7 803**	**7 887**	**7 208**	**7 109**	**8 167**
Infrastructure	10 119	8 093	7 699	7 795	7 087	6 981	8 032
Capacity building and other	251	19	103	92	122	128	135
Total	**108 708**	**110 979**	**118 905**	**127 858**	**134 497**	**144 990**	**157 666**

1. Outcome figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants. Roll-over funds are reflected in the year in which they were transferred

Source: National Treasury

The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers. However, the proportion of revenue from transfers and own revenues varies dramatically across municipalities, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own

29

2019 BUDGET REVIEW revenues. This differentiation in the way municipalities are funded will continue in the period ahead. As a result, transfers per household to the most rural municipalities are more than twice as large as those to metropolitan municipalities. Figure W1.2 Per household allocations to municipalities, 2019/20* *Reflects funds allocated through Division of Revenue Bill. Allocations to district municipalities are reassigned to local municipalities where possible. Source: National Treasury Changes to local government allocations Over the next three years there is strong growth in allocations to the local government equitable share, while growth in conditional grants recovers following significant reductions made in the 2018 MTEF. As a result, total direct allocations to local government grow at an annual average rate of 7.6 per cent over the MTEF period. The changes to each local government allocation are summarised in Table W1.22. 30

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.22 Revisions to direct and indirect transfers to local government

R million	2019/20	2020/21	2021/22	2019 MTEF Total revisions
Technical adjustments	**-6**	**-5**	**4**	**-7**
Direct transfers	**–**	**–**	**–**	**–**
Municipal infrastructure	-918	-939	-1 013	-2 870
Integrated urban development	918	939	1 013	2 870
Urban settlements development	265	-2 718	-4 102	-6 555
Informal settlements upgrading partnership	–	2 985	4 384	7 369
Integrated national electrification programme	-265	-268	-282	-815
Indirect transfers	**-6**	**-5**	**4**	**-7**
Integrated national electrification programme	-8	-9	–	-17
Regional bulk infrastructure	0	2	3	5
Water services infrastructure	2	1	1	4
Additions to baselines	**548**	**1 045**	**1 433**	**3 026**
Direct transfers	**548**	**1 045**	**1 433**	**3 026**
Public transport network	354	1 045	1 433	**2 832**
Municipal disaster recovery	194	–	–	**194**
Reductions to baseline	**-223**	**-662**	**-12**	**-896**
Direct transfers	**-173**	**-112**	**-12**	**-296**
Urban settlements development	-100	-100	–	-200
Integrated urban development	-61	–	–	-61
Expanded public works programme integrated	-12	-12	-12	-35
Indirect transfers	**-50**	**-550**	**–**	**-600**
Integrated national electrification programme	-50	-550	–	-600
Total change to local government allocations				
Change to direct transfers	375	933	1 421	2 730
Change to indirect transfers	-56	-555	4	-607
Net change to local government allocations	**319**	**378**	**1 425**	**2 123**

1.Excludes provisional allocation of R514 million in 2020/21 that was provisionally assigned to local government in the 2018 MTEF but has subsequently been reallocated

Source: National Treasury

In the process of determining the baseline for the outer year (2021/22) of the 2019 MTEF period, the local government equitable share allocation has grown by 8.6 per cent, well above the standard 5.5 per cent baseline increase. This difference is equivalent to an amount of R2.3 billion in that year. This will cover the anticipated increase in the costs of providing free basic services to a growing number of households, and takes account of likely above-inflation increases in the costs of bulk water and electricity. It will also allow for above-inflation increases in the allocations to poorer and rural municipalities through the redistributive components of the equitable share formula.

A total of R295.9 million has been cut from direct local government conditional grant allocations for the MTEF period ahead to fund other government priorities. Indirect grants to local government have been reduced by an additional R600 million.

An amount of R60.7 million is shifted from the incentive component of the *integrated urban development grant* in 2019/20 and added to the *municipal disaster recovery grant* to fund the repair of roads damaged by floods in Joe Gqabi District Municipality in the Eastern Cape.

A total of R2.8 billion is added to the *public transport network grant* for the construction of a new public transport corridor on the MyCiti bus network in Cape Town. This corridor, connecting Mitchells Plain and Khayelitsha to the city, was approved through the Budget Facility for Infrastructure and will be implemented over a nine-year period.

31

2019 BUDGET REVIEW Technical adjustments to grants include the shifting of:  R2.9 billion over the MTEF period from the municipal infrastructure grant to a new integrated urban development grant. R814.5 million over the MTEF period from the integrated national electrification programme (municipal) grant to the urban settlements development grant, as electrification projects in municipal licenced areas in metropolitan municipalities will now be funded as part of this integrated grant. R3 billion in 2020/21 and R4.4 billion in 2021/22 from the urban settlements development grant to create a new informal settlements upgrading partnership grant: municipal.   The local government equitable share In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including revenue raised through property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities that have the least potential to cover these costs from their own revenues. Over the 2019 MTEF period, the local government equitable share, including the RSC/JSB levies replacement grant and special support for councillor remuneration and ward committees, amounts to R226.8 billion (R69 billion in 2019/20, R75.7 billion in 2020/21 and R82.2 billion in 2021/22). Due to previous increases, as well as the revised baseline for 2021/22, the local government equitable share grows at an average annual rate of 9.4 per cent over the MTEF period. Updating the estimated cost of services and household numbers Rising household numbers and the rapid growth in the cost of bulk services are the main drivers of above-inflation cost increases in the local government equitable share. The National Energy Regulator of South Africa (NERSA) will only approve new bulk electricity tariffs for 2019/20 after the Division of Revenue Bill has been tabled, but Eskom has applied for tariff increases significantly above inflation. In the absence of approved tariff increases for the period ahead, the equitable share formula uses the previously approved Multi Year Price Determination of an 8 per cent annual bulk price increase for electricity in its calculations. If higher bulk electricity price increases are approved, these will be offset, at least partially, by slower growth in household numbers. Statistics South Africa has revised and improved its demographic projections. The 2017 General Household Survey (published in June 2018) includes restated figures for household numbers in previous years. These revised figures show population growth that is somewhat slower than previous estimates. Previous editions had estimated annual household growth at between 3.2 per cent and 3.3 per cent between 2012 and 2016, and these estimates had been used in the local government equitable share formula. The revised estimates for the same period estimate annual household growth of between 2.6 per cent and 2.8 per cent, with household growth in 2017 increasing slightly to 2.9 per cent. In recent years, municipalities have benefited from equitable share funding that has grown faster than actual increases in electricity costs (in 2017/18 the formula calculation used a bulk electricity price increase of 8 per cent, but NERSA only approved a bulk price increase of 0.3 per cent for the municipal financial year, and in 2018/19 a bulk increase of 8 per cent was used in the formula, but the actual increase was only 7.3 per cent). Municipalities have also benefited from increased allocations that were provided to cover household growth projections that were higher than the revised estimates in the 2017 General Household Survey. If the increase in the bulk price of electricity for 2019/20 is higher than the 8 per cent used in the formula calculation, then municipalities will be expected to offset this against the benefit they have derived from previous above-cost increases in equitable share allocations. To provide for the possibility of larger cost increases in future, amounts of R1 billion in 2020/21 and R1.1 billion in 2021/22 remain unallocated. 32

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Formula for allocating the local government equitable share The portion of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 257 municipalities, using a formula (the horizontal division) to ensure objectivity. Following a review of the previous formula by the National Treasury, the Department of Cooperative Governance and SALGA, in partnership with the FFC and Statistics South Africa, the current formula for the local government equitable share was introduced in 2013/14. The formula’s principles and objectives were set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue. Structure of the local government equitable share formula The formula uses demographic and other data to determine each municipality’s portion of the local government equitable share. It has three parts, made up of five components:  The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households. The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components: •The institutional component provides a subsidy for basic municipal administrative costs. •The community services component provides funds for other core municipal services not included under basic services. •The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding. The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met.   Each of these components is described in detail in the sub-sections that follow. The basic services component This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two pensions were worth R2 280 per month. A monthly household income of R2 300 per month (in 2011) has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. However, the proportion in each municipality varies widely. If this 33 Structure of the local government equitable share formula LGES = BS + (I + CS)xRA ± C where LGES is the local government equitable share BS is the basic services component I is the institutional component CS is the community services component RA is the revenue adjustment factor C is the correction and stabilisation factor

2019 BUDGET REVIEW

monthly household income is to be shown in 2019 terms, this is equivalent to about R3 530 per month. This threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies – if municipalities choose to provide fewer households with free basic services than they are funded for through the local government equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process.

The number of households per municipality, and the number below the poverty threshold, is updated annually.

From 2019/20, the number of households per municipality used to calculate indicative allocations for the outer years of the MTEF is updated based on the growth experienced between the 2001 Census and the 2016 Community Survey. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2017 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future.

The proportion of households below the affordability threshold in each municipality is still based on 2011 Census data. This is because the 2016 Community Survey did not publish data on household incomes. Although the total number of households in each municipality is adjusted every year to account for growth, the share of those households that are subsidised for free basic services through the formula remains constant (but the number of households subsidised increases annually in line with estimated household growth). In 2019/20, a total of 10.1 million households are funded through the basic services subsidy.

The basic services component provides a subsidy of R408.61 per month in 2019/20 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (six kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse removal (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.23 and includes an allocation of 10 per cent for service maintenance costs.

Table W1.23 Amounts per basic service allocated through the local government equitable share, 2019/20

	Allocation per household below affordability threshold (R per month)			Total allocation per service (R million)
	Operations	Maintenance	Total	
Energy	78.73	8.75	87.48	10 612
Water	121.39	13.49	134.87	16 362
Sanitation	91.19	10.13	101.32	12 292
Refuse removal	76.44	8.49	84.94	10 304
Total basic services	**367.75**	**40.86**	**408.61**	**49 571**

Source: National Treasury

The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula, available on the National Treasury website. The per-household allocation for each of the basic services in Table W1.23 is updated annually based on the following:

- The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the bulk price determination approved by the National Energy Regulator of South Africa. As the bulk price increase for municipalities for 2019/20 will only be announced after the 2019 Budget is tabled, the 8 per cent annual increase approved for the previous multi-year price determination period has been used

34

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE to calculate equitable share allocations. Other electricity costs are updated based on the National Treasury’s inflation projections in the 2018 Medium Term Budget Policy Statement.  The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The approved average tariff increase for bulk water from water boards in 2018/19 was 9.9 per cent. Other costs are updated based on the National Treasury’s inflation projections in the 2018 Medium Term Budget Policy Statement.  The costs for sanitation and refuse removal are updated based on the National Treasury’s inflation projections in the 2018 Medium Term Budget Policy Statement. The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area. Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R49.6 billion in 2019/20 and accounts for 79.1 per cent of the value of the local government equitable share. The institutional component To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that municipalities with less potential to raise their own revenue receive a larger proportion of the allocation. The revenue adjustment factor is described in more detail later in this annexure. This component consists of a base allocation of R7 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the Minister of Cooperative Governance and Traditional Affairs determines the number of seats recognised for the formula). The base allocation acknowledges that there are some fixed costs that all municipalities face. The institutional component accounts for 8.3 per cent of the equitable share formula and is worth R5.2 billion in 2019/20. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula. The community services component This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, 35 The institutional component I = base allocation + [allocation per councillor x number of council seats] The basic services component BS = basic services subsidy x number of poor households

2019 BUDGET REVIEW municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation. The allocation for this component is split between district and local municipalities, which both provide community services. In 2019/20, the allocation to district and metropolitan municipalities for municipal health and related services is R9.85 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality. The community services component accounts for 12.5 per cent of the equitable share formula and is worth R7.8 billion in 2019/20. The revenue adjustment factor The Constitution gives local government substantial revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that these funds assist municipalities that are least likely to be able to fund these functions from their own revenue. To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census:  Total income of all individuals/households in a municipality (as a measure of economic activity and earning) Reported property values Number of households on traditional land Unemployment rate Proportion of poor households as a percentage of the total number of households in the municipality.     Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential have a larger revenue adjustment factor. The revenue adjustment factor is not based on the actual revenues municipalities collect, which ensures that this component does not create a perverse incentive for municipalities to under-collect potential own revenues to receive a higher equitable share. Because district municipalities do not collect own revenues from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies 36 The community services component CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households]

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations have a higher revenue adjustment factor. Correction and stabilisation factor Providing municipalities with predictable and stable equitable share allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period. Ensuring the formula balances The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that balancing the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Increases in the cost of providing basic services can result in lower institutional and community services allocations. Details of new allocations In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx). Other unconditional allocations RSC/JSB levies replacement grant Before 2006, district municipalities raised levies on local businesses through a Regional Services Council (RSC) or Joint Services Board (JSB) levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies. The RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy. The RSC/JSB levies replacement grant’s value increases every year. In 2019/20 this grant increases by 8.4 per cent for district municipalities authorised for water and sanitation and 2.8 per cent for unauthorised district municipalities. The different rates recognise the various service-delivery responsibilities of these district municipalities and the fact that the allocations to unauthorised municipalities have an average growth rate below inflation. To reduce the inequities in this grant’s allocations, which result from it being based on previous own revenue collections, the 2017 Explanatory Memorandum to the Division of Revenue announced adjustments to redistribute funds to the 13 district municipalities with the smallest allocations from this grant. These adjustments were implemented over a two-year period, from 2017/18 to 2018/19. Special support for councillor remuneration and ward committees Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2019/20 is R969 million, calculated separately to the local government equitable share and in addition to the funding for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, 37

2019 BUDGET REVIEW which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities). A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the Division of Revenue Bill appendices. As a result of the below-inflation increase in councillor salaries of 4 per cent per year in 2018/19, there is a small surplus on the previously budgeted amounts for councillor remuneration. Amounts of R14 million in 2019/20 and R15 million in 2020/21 are therefore shifted back into the local government equitable share formula to distribute. Conditional grants to local government National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R45.1 billion in 2019/20 to R48.2 billion in 2020/21 and R52.2 billion in 2021/22. There are four types of local government conditional grants:  Schedule 4, part B sets out general grants that supplement various programmes partly funded by municipalities. Schedule 5, part B grants fund specific responsibilities and programmes implemented by municipalities. Schedule 6, part B grants provide in-kind allocations through which a national department implements projects in municipalities. Schedule 7, part B grants provide for the swift allocation and transfer of funds to a municipality to help it deal with a disaster or housing emergency.    Infrastructure conditional grants to local government National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R161.6 billion over the 2019 MTEF period. 38

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.24 Infrastructure grants to local government

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
		Outcome		Adjusted budget		Medium-term estimates	
Direct transfers	**37 044**	**39 259**	**41 888**	**42 919**	**43 252**	**46 167**	**50 039**
Municipal infrastructure	14 956	14 914	15 891	15 288	14 816	15 660	16 831
Integrated urban development	–	–	–	–	857	939	1 013
Urban settlements development	10 554	10 839	11 382	11 306	12 045	9 717	9 373
Informal settlements upgrading partnership	–	–	–	–	–	2 985	4 384
Integrated city development	251	267	292	294	310	327	352
Public transport network	5 953	5 593	6 107	6 287	6 468	7 495	8 367
Neighbourhood development partnership	584	592	658	602	621	655	704
Integrated national electrification programme	1 980	1 946	2 087	1 904	1 863	1 977	2 131
Rural roads asset management systems	97	102	107	108	114	120	127
Regional bulk infrastructure	–	1 850	1 829	1 957	2 066	2 180	2 344
Water services infrastructure	2 305	2 831	3 305	3 769	3 669	3 871	4 161
Municipal disaster recovery	186	140	26	1 190	194	–	–
Energy efficiency and demand-side management	178	186	203	215	227	240	253
Indirect transfers	**10 119**	**8 093**	**7 699**	**7 795**	**7 087**	**6 981**	**8 032**
Integrated national electrification programme	3 613	3 526	3 846	3 262	3 374	3 063	3 821
Neighbourhood development	13	15	28	29	31	33	35
Water services infrastructure	659	298	852	1 616	644	679	730
Regional bulk infrastructure	4 858	3 422	2 974	2 887	3 038	3 207	3 447
Bucket eradication	975	831	–	–	–	–	–
Total	**47 163**	**47 352**	**49 588**	**50 714**	**50 338**	**53 148**	**58 072**

Source: National Treasury

Municipal infrastructure grant

The largest infrastructure transfer to municipalities is made through the *municipal infrastructure grant*, which supports government's aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. Although the grant's baseline is reduced by R917.6 million in 2019/20, R939.2 million in 2020/21 and R1 billion in 2021/22 to allow for the creation of the *integrated urban development grant*, the total allocations for this conditional grant still amount to R47.3 billion over the 2019 MTEF period and grow at an average annual rate of 3.3 per cent.

The *municipal infrastructure grant* is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box below.

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2019 BUDGET REVIEW

Municipal infrastructure grant = C + B + P + E + N

C Constant to ensure a minimum allocation for small municipalities (this allocation is made to all municipalities)

B Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)

P Public municipal service infrastructure (including sport infrastructure)

E Allocation for social institutions and micro-enterprise infrastructure

N Allocation to the 27 priority districts identified by government

Allocations for the water and sanitation sub-components of the basic services component are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country's poor households located in each municipality. The formula considers poor households without access to services that meet sector standards to be a backlog.

Data used in the municipal infrastructure grant formula

Component	Indicator used in the formula	Data used (all data is from the 2011 Census)
B	Number of water backlogs	Number of poor households[1] that do not have adequate access to water (adequate access defined as piped water either inside their dwelling, in the yard or within 200 meters of their dwelling)
	Number of sanitation backlogs	Number of poor households that do not have adequate access to sanitation (adequate access defined as having a flush toilet, chemical toilet, pit toilet with ventilation or ecological toilet)
	Number of roads backlogs	Number of poor households
	Number of other backlogs	Number of poor households that do not have access to refuse disposal at Reconstruction and Development Programme levels of service
P	Number of poor households	Number of poor households
E	Number of poor households	Number of poor households
N	Number of households in nodal areas	Allocated to the 27 priority districts identified by Cabinet as having large backlogs. Allocation is based on total households (not poor households)

1. Poor household defined as a monthly household income of less than R2 300 per month in 2011 Census data

Table W1.25 sets out the proportion of the grant accounted for by each component of the formula.

The constant component provides a R5 million base to all municipalities receiving *municipal infrastructure grant* allocations.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.25 Municipal infrastructure grant allocations per sector

Municipal infrastructure grant (formula)	Component weights	Value of component 2019/20 (R million)	Proportion of municipal infrastructure grant per sector
B-component	**75.0%**	**10 065**	**67.9%**
Water and sanitation	72.0%	7 247	48.9%
Roads	23.0%	2 315	15.6%
Other	5.0%	503	3.4%
P-component	**15.0%**	**2 013**	**13.6%**
Sports	33.0%	664	4.5%
E-component	**5.0%**	**671**	**4.5%**
N-component	**5.0%**	**671**	**4.5%**
Constant		**1 130**	**7.6%**
Ring-fenced funding for sport infrastructure		**266**	**1.8%**
Total		**14 816**	**100.0%**

Source: National Treasury

The *municipal infrastructure grant* includes an amount allocated outside of the grant formula and earmarked for specific sport infrastructure projects identified by Sport and Recreation South Africa. These earmarked funds amount to R798.5 million over the MTEF period (R266.2 million in 2019/20, R266.2 million in 2020/21 and R266.2 million in 2021/22). In addition, municipalities are required to spend a third of the P-component (equivalent to 4.5 per cent of the grant) on sport and recreation infrastructure identified in their own integrated development plans. Municipalities are also encouraged to increase their investment in other community infrastructure, including cemeteries, community centres, taxi ranks and marketplaces.

Integrated urban development grant

In 2019/20, a new *integrated urban development grant* for urban local municipalities is created to support spatially aligned public infrastructure investment that will lead to functional and efficient urban spaces. The grant will be administered by the Department of Cooperative Governance and extends some of the fiscal reforms already implemented in metropolitan municipalities to non-metropolitan cities. The *integrated urban development grant* recognises that municipalities differ in terms of their context and introduces a differentiated approach to encourage integrated development in cities. The grant aims to enable and incentivise municipalities to invest more non-grant funding in infrastructure projects in intermediate cities.

The conditions for this grant were piloted in two cities through a window in the *municipal infrastructure grant* framework in 2018/19. In 2019/20, it becomes a separate grant, with seven cities receiving allocations from this grant instead of the *municipal infrastructure grant*. Under the *integrated urban development grant*, municipalities will no longer require approval for individual projects to be funded through the grant. Instead, their capital investments must be aligned to a three-year capital programme that is aligned with a 10-year capital expenditure framework.

This is a new type of grant in that municipalities must meet certain qualification criteria in order to participate. Municipalities can apply to join the grant in terms of a process set out in section 27(5) of the Division of Revenue Act. The qualification criteria cover the following areas:

- Management stability (low vacancy rates among senior management)
- Audit findings
- Unauthorised, irregular, fruitless and wasteful expenditure
- Capital expenditure
- Reporting in terms of the Municipal Finance Management Act.

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2019 BUDGET REVIEW

In addition to the two pilot municipalities (Polokwane and uMhlathuze), five local municipalities qualified to participate in the grant from 2019/20: Mogale City, Ray Nkonyeni, Sol Plaatje, Stellenbosch and Drakenstein. Other cities may apply to join the grant in future years. To remain in the grant, cities must continue to meet or exceed the entry criteria. If they do not do so, they will be placed on a performance improvement plan. If they still do not meet the criteria in the subsequent year they will be shifted back to receiving grant transfers through the *municipal infrastructure grant*, which comes with closer oversight and support from national and provincial departments. The base allocations a municipality receives through the *municipal infrastructure grant* and the *integrated urban development grant* will be the same and are determined in terms of the *municipal infrastructure grant* formula described above.

In addition to the basic formula-based allocation, municipalities participating in the *integrated urban development grant* are also eligible to receive a performance-based incentive component, which is based on performance against the weighted indicators set out below.

Performance-based component weighted indicators for integrated urban development grant

Indicator	Discussion	Weight	Scores
1. Non-grant capital as a percentage of total capital expenditure	Encourages cities to increase their capital investment funded through own revenue and borrowing	40%	1 if 70% or higher 0 if 30% or lower Linear scale in between
2. Repairs and maintenance expenditure as percentage of operating expenditure	Rewards cities that take good care of their existing asset base	30%	1 if 8% or higher
3. Asset management plan	Must have a plan in place, has been approved by municipal council and updated in the last three years	30%	1 if yes for all three 0 if no for any of the three
4. Land-use applications in priority areas 5. Building plan applications in priority areas	Due to the lack of available data, these indicators, which are intended to reward spatial targeting of investment, remain dormant in 2019/20	0%	1 if 50% or higher 0 if 10% or lower Linear scale in between

The total allocations for the *integrated urban development grant* are R856.9 million in 2019/20, R939.2 million in 2020/21 and R1 billion in 2021/22.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.26 Formula for integrated urban development grant incentive component

	Once-off planning allocation (R 000)	Perfomance incentive						Total for incentive and planning (R 000)
		Non-grant capital as percent-age of total capital spend	Mainten-ance spend	Asset manage-ment plan	Land use and building plans in priority areas	Weighted score	Total incentive (R 000)	
uMhlathuze	3 205	72%	10%	No	-	70%	29 957	33 162
Drakenstein	1 054	82%	6%	Yes	-	91%	12 854	13 908
Mogale City	3 513	19%	0%	No	-	0%	-	3 513
Polokwane[1]	10 144	41%	0%	Yes	-	41%	-	10 144
Ray Nkonyeni	1 847	22%	0%	Yes	-	30%	7 398	9 244
Sol Plaatje	1 494	22%	0%	No	-	0%	-	1 494
Stellenbosch	1 073	81%	0%	Yes	-	70%	10 034	11 107
Total	**22 330**						**60 242**	**82 572**

1. Polokwane does not qualify for an incentive allocation as it did not meet all of the qualification criteria for the grant. It remains part of the grant as it was a pilot municipality in 2018/19, but the city must implement a performance improvement plan

Source: Department of Cooperative Governance

Urban settlements development grant

The *urban settlements development grant* is an integrated source of funding for infrastructure for municipal services and upgrades to urban informal settlements in the eight metropolitan municipalities. It is allocated as a supplementary grant to cities (schedule 4, part B of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service-delivery and budget implementation plans. From 2019/20, cities will be required to report in line with the requirements of the Municipal Finance Management Act Circular 88. This is the result of a process led by the National Treasury to rationalise and streamline built environment reporting for the eight metropolitan municipalities. Cities will report on one agreed set of indicators that will be used by multiple stakeholders to monitor progress on the integrated and functional outcomes, rather than reporting separately to each department. These reforms will progressively be extended to non-metropolitan municipalities over the medium term.

As discussed under the *human settlements development grant* in Part 4, a new window is being introduced for the upgrading of informal settlements. In 2019/20, this new window amounts to 20 per cent of the *urban settlements development grant*. The window sets a minimum amount each city must spend on informal settlement upgrades and requires cities to work in partnership with communities. The introduction of this window serves as a planning and preparatory platform for a new informal settlements upgrading grant, planned for 2020/21. Provided the new window is a success, the new grant will be created through the reprioritisation of funds from the *urban settlements development grant*. Initial amounts of R3 billion in 2020/21 and R4.4 billion in 2021/22 have been set aside for this new grant in the outer years of the MTEF period. Further details on the new grant are discussed in Part 6.

Electrification in municipalities, including in the eight metropolitan municipalities, has been funded through the *integrated national electrification programme (municipal) grant*. However, cities have also been implementing electrification projects in informal settlements using the *urban settlements development grant*, despite funds not having originally been allocated to the grant for this purpose. To align funding with municipalities' needs, the *integrated national electrification programme (municipal) grant* allocations to metropolitan municipalities will be incorporated into the *urban settlements development grant* from 2019/20. This will allow these funds to also be used for informal settlement upgrades, making use of the skills and experience of the municipalities that implement these projects. In 2019/20, the cities will be allocated their

43

2019 BUDGET REVIEW indicative integrated national electrification programme (municipal) grant allocations, as was gazetted in the terms of the 2018 Division of Revenue Act. This will ensure cities are adequately funded for any planned commitments for 2019/20. From 2020/21 the funds inherited from the integrated national electrification programme (municipal) grant will be allocated through the urban settlements development grant formula. The urban settlements development grant is allocated R31.1 billion over the medium term. The allocation per municipality is based on the municipal infrastructure grant formula. Up to 3 per cent of the grant may be used to fund municipal capacity in the built environment in line with the capacity-building guideline published by the Department of Human Settlements. Because this grant was reduced by a smaller proportion than the municipal infrastructure grant in the 2018 MTEF period, the urban settlements development grant is reduced by R100 million in 2019/20 and R100 million in 2020/21 in order to fund other government priorities. Integrated city development grant The grant provides a financial incentive for metropolitan municipalities to use their infrastructure investment and regulatory instruments to achieve more compact and efficient urban spaces. The grant’s incentive allocations are based on performance measures of good governance and administration, as well as an assessment of a city’s built environment performance plan. Cities are required to adopt performance plans that provide a strategic overview of their plans for the built environment, and how their infrastructure programmes and projects within their functional mandate and approved integration zones will transform spatial development patterns over time. Including a peer-reviewed assessment score in the allocation criteria for this grant provides a tangible reward for cities that improve the quality of their plans. Total allocations over the 2019 MTEF period amount to R989.2 million and grow at an average annual rate of 6.2 per cent. Public transport network grant The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services, and pedestrian and cycling infrastructure. The grant also subsidises the operation of these services. The grant is allocated R22.3 billion over the medium term. A formula-based grant allocation has been implemented since 2016/17. This increases certainty about the extent of national funding that municipalities can expect when planning their public transport networks, and encourages cities to make more sustainable public transport investments. The allocations for this grant are determined through a formula, used to determine 95 per cent of the allocations, and a performance-based incentive component introduced in 2019/20, which accounts for the remaining 5 per cent. A base component accounts for 20 per cent of total allocations and is divided equally among all participating cities – this ensures that smaller cities in particular have a significant base allocation to run their transport system regardless of their size. The bulk of the formula (75 per cent) is allocated based on three demand-driven factors, which account for the number of people in a city, the number of public transport users in a city (the weighting of train commuters is reduced as trains are subsidised separately through the Passenger Rail Authority of South Africa) and the size of a city’s economy. To qualify for an allocation from the performance incentive, a city must have an operational municipal public transport system approved by the national Department of Transport and they must have spent more than 80 per cent of their grant allocation in the previous financial year. Incentive allocations are then calculated based on the coverage of costs from fares, passenger trips and the city’s own financial commitment to the system. Cities must exceed the minimum threshold in at least one of these three indicators. The calculation of the performance incentive allocations for 2019/20 is set out in Table W1.27 below. The raw scores for the cities are weighted using the sum of the base and formula components to account for the size of the city. 44

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.27 Public transport network grant

	Operational public transport system	Grant spent in 2017/18	Eligible for incentive	Coverage of direct costs from farebox	Average weekday passenger trips (% of population)	City's contribution (% of property rates)	Raw scores for incentive	Incentive allocation for 2019/20 (R 000)
Minimum threshold	**Yes**	**80%**		**35.0%**	**1%**	**2%**		
Buffalo City	No	26%	No	0.0%	0.00%	0.0%	-	-
Cape Town	Yes	100%	Yes	41.1%	1.48%	5.2%	0.287	**160 487**
City of Johannesburg	Yes	98%	Yes	38.5%	0.95%	3.4%	0.130	**99 394**
City of Tshwane	Yes	93%	Yes	21.5%	0.24%	1.3%	-	-
Ekurhuleni	Yes	66%	No	16.8%	0.13%	2.7%	-	-
eThekwini	No	67%	No	0.0%	0.00%	0.0%	-	-
George	Yes	100%	Yes	41.8%	5.61%	4.8%	0.555	**45 831**
Mangaung	No	63%	No	0.0%	0.00%	0.0%	-	-
Mbombela	No	70%	No	0.0%	0.00%	0.0%	-	-
Msunduzi	No	83%	No	0.0%	0.00%	0.0%	-	-
Nelson Mandela Bay	Yes	90%	Yes	11.4%	0.03%	0.7%	-	-
Polokwane	No	82%	No	0.0%	0.00%	0.0%	-	-
Rustenburg	No	88%	No	0.0%	0.00%	0.0%	-	-
Total							1.000	**305 712**

Source: National Treasury

Table W1.28 sets out how the final allocation for each municipality is determined, taking account of both the formula and incentive components.

Table W1.28 Formula for the public transport network grant

	Base 20%	Demand-driven factors 75%			Subtotal: base and demand driven factors	Perfomance 5%	100%
	Equally shared	Population component shares	Regional gross value added component shares	Public transport users component shares		Incentive component (R 000)	Grant allocations[1] (R 000)
Buffalo City	7.7%	3.3%	2.8%	3.1%	**3.8%**	–	**234 465**
Cape Town	7.7%	16.3%	15.8%	13.9%	**13.0%**	160 487	**957 645**
City of Johannesburg	7.7%	19.3%	25.2%	20.5%	**17.8%**	99 394	**1 187 518**
City of Tshwane	7.7%	12.7%	15.0%	14.0%	**12.0%**	–	**731 751**
Ekurhuleni	7.7%	13.8%	9.5%	14.9%	**11.1%**	–	**679 153**
eThekwini	7.7%	15.0%	15.8%	18.0%	**13.7%**	–	**840 549**
George	7.7%	0.8%	0.5%	0.2%	**1.9%**	45 831	**163 499**
Mangaung	7.7%	3.3%	2.4%	3.2%	**3.8%**	–	**229 596**
Mbombela	7.7%	2.6%	1.9%	2.4%	**3.3%**	–	**198 919**
Msunduzi	7.7%	2.7%	1.5%	2.4%	**3.2%**	–	**194 665**
Nelson Mandela Bay	7.7%	5.0%	4.7%	3.6%	**4.9%**	–	**298 143**
Polokwane	7.7%	2.7%	1.5%	1.3%	**2.9%**	–	**179 433**
Rustenburg	7.7%	2.4%	3.5%	2.3%	**3.6%**	–	**218 911**
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**95.0%**	**305 712**	**6 114 248**

1. Excludes additional funds for Cape Town allocated through the Budget Facility for Infrastructure
Source: National Treasury

In addition to the formula and performance incentive, R2.8 billion is added to the *public transport network grant* over the medium term. This addition is for the City of Cape Town's new phase of the MyCiti public transport network approved through the Budget Facility for Infrastructure. The facility seeks to support

45

2019 BUDGET REVIEW quality public investments through robust project appraisal, effective project development and execution, and sustainable financing arrangements. The process includes engaging with relevant stakeholders, the National Treasury and the Presidential Infrastructure Coordinating Commission. This additional amount will fund a new public transport corridor for the MyCiti network, linking the underserved areas of Khayelitsha and Mitchells Plain to the city centre. Neighbourhood development partnership grant The neighbourhood development partnership grant supports municipalities in developing and implementing urban network plans. The grant funds the upgrading of identified precincts, with the aim of creating a platform to stimulate third-party public and private investment. In metropolitan municipalities, the focus is on upgrading urban hubs in townships. The National Treasury has led a process, in collaboration with other stakeholders including the Department of Rural Development and Land Reform and the Department of Cooperative Governance, to identify a cohort of non-metropolitan municipalities to implement new projects as part of this grant. The National Treasury will be partnering with these municipalities to identify, plan and implement infrastructure upgrades in targeted urban hub precincts. The allocations for this grant in the 2019 MTEF period amount to R2.1 billion, made up of R2 billion for the direct capital component and R98 million for the indirect technical assistance component. Water services infrastructure grant This grant, administered by the Department of Water and Sanitation, aims to accelerate the delivery of clean water and sanitation facilities to communities that do not have access to basic water services. It provides funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. A total of R4.4 million will be shifted from the department’s accelerated community infrastructure programme, which is being phased out, into the indirect component of this grant over the medium term. This shift will strengthen project management and grant administration. The grant has a total allocation of R13.8 billion over the medium term, comprising R11.7 billion and R2.1 billion for the direct and indirect components respectively. Regional bulk infrastructure grant This grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. A parallel programme, funded by the Department of Water and Sanitation, also funds water boards for the construction of bulk infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation. The Department of Water and Sanitation has put a moratorium on new projects funded through this grant so it can prioritise existing projects, particularly those that have been in construction for a long time. A total of R5.3 million is shifted from the department’s accelerated community infrastructure programme into the indirect component of this grant over the medium term to strengthen project management and grant 46

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE administration. In 2019/20, R318.5 million of the indirect portion of the grant will be ring-fenced for the bulk infrastructure needed to complete the eradication of all bucket sanitation systems in formal residential areas that were in existence in 2014. The grant has a total allocation of R16.3 billion over the medium term, consisting of R6.6 billion and R9.7 billion for the direct and indirect components respectively. Integrated national electrification programme grants These grants aim to provide capital subsidies to municipalities to electrify poor households and fund bulk infrastructure to ensure the constant supply of electricity. Allocations are based on the backlog of un-electrified households and administered by the Department of Energy. The grant only funds bulk infrastructure that serves poor households. The national electrification programme has helped provide 91 per cent of all poor households with access to electricity, as reported in the 2016 Community Survey (up from the 85 per cent reported in the 2011 Census). To sustain this progress, government will spend R16.2 billion on the programme over the next three years. A total of R6 billion is allocated to the integrated national electrification programme (municipal) grant over the 2019 MTEF period, after the shift of funds for metropolitan municipalities to the urban settlements development grant (described above). The integrated national electrification programme (Eskom) grant is allocated R10.3 billion over the medium term. It is reduced by R50 million in 2019/20 and R550 million in 2021/22 to fund other government priorities and manage the growth of the national deficit. The reduction was effected on this grant because it has a higher baseline than the integrated national electrification programme (municipal) grant. Energy efficiency and demand-side management grant The energy efficiency and demand-side management grant funds selected municipalities to implement energy-efficiency projects, with a focus on public lighting and energy-efficient municipal infrastructure. From 2019/20, provision is made for municipalities to use funding from the energy efficiency and demand-side management grant for planning and preparing for the Energy Efficiency in Public Infrastructure and Building programme. This programme aims to create a market for private companies to invest in the large-scale retrofitting of municipal infrastructure, and then be paid back through the savings on energy costs achieved. This has the potential to unlock energy and cost savings on a much larger scale. Municipalities can use 15 per cent of their energy efficiency and demand-side management grant funding to develop a project pipeline and thereby strengthen the market for energy service companies that offer this service. This scaling up of energy-efficiency retrofits is a key part of meeting the goals in the National Climate Change Response Strategy and the United Nations Framework Convention on Climate Change (COP21). This new approach will also allow municipalities to benefit from donor financing. A Guarantee Fund from the Nationally Appropriated Mitigation Action Facility has been jointly established with funding from the German and United Kingdom governments to help private energy service companies obtain loans to implement the Energy Efficiency in Public Infrastructure and Building programme. The programme will have significant long-term effects on energy savings, carbon emissions and the market for energy-efficient technologies. The grant is allocated R719.3 million over the 2019 MTEF period. Rural roads asset management systems grant The Department of Transport administers the rural roads asset management systems grant to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This information guides investments to maintain and improve these roads. District municipalities collect data on all the municipal roads in their area, ensuring that infrastructure spending (from the municipal infrastructure grant and elsewhere) can be properly planned to maximise impact. As data becomes available, incentives will be introduced to ensure that municipalities use this information to plan road maintenance appropriately. The municipal infrastructure grant stipulates that municipalities must use data from roads asset management systems to prioritise investment in roads projects. 47

2019 BUDGET REVIEW

The Department of Transport will continue to work with the *municipal infrastructure grant* administrators to ensure that municipal roads projects are chosen, prioritised and approved using roads asset management systems data wherever possible. The grant is allocated R113.9 million in 2019/20, R120.5 million in 2020/21 and R127.1 million in 2021/22.

Municipal disaster recovery grant

After the initial response to a disaster has been addressed, including through funding from the *municipal disaster relief grant* discussed below, the repair of damaged municipal infrastructure is funded through the *municipal disaster recovery grant*. In 2019/20, this grant is allocated R194 million for the repair of damage to municipal infrastructure caused by floods in KwaZulu-Natal and the Eastern Cape. If further disasters occur that require recovery projects to be funded through this grant, additional allocations may be made to it in future.

Capacity-building grants and other current transfers

Capacity-building grants help to develop municipalities' management, planning, technical, budgeting and financial management skills. Other current transfers include the *EPWP integrated grant for municipalities*, which promotes increased labour intensity in municipalities, and the *municipal disaster relief grant*. A total of R6.4 billion is allocated to capacity-building grants and other current transfers to local government over the medium term.

Table W1.29 Capacity building and other current grants to local government

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22
		Outcome		Adjusted budget		Medium-term estimates	
Direct transfers	**1 268**	**1 675**	**1 815**	**1 851**	**1 897**	**2 004**	**2 115**
Municipal disaster relief	–	118	341	349	335	354	373
Municipal demarcation transition	4	297	140	–	–	–	–
Municipal systems improvement	–	–	–	23	–	–	–
Municipal human settlements capacity	100	–	–	–	–	–	–
Municipal emergency housing	–	–	–	140	149	159	168
Infrastructure skills development	124	130	141	141	149	158	167
Local government financial	452	465	502	505	533	562	593
Expanded public works programme integrated grant for municipalities	588	664	691	693	730	771	814
Indirect transfers	**251**	**19**	**103**	**92**	**122**	**128**	**135**
Municipal systems improvement	251	19	103	92	122	128	135
Total	**1 520**	**1 695**	**1 919**	**1 943**	**2 018**	**2 132**	**2 250**

Source: National Treasury

Local government financial management grant

The *local government financial management grant*, managed by the National Treasury, funds the placement of financial management interns in municipalities and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and provides funds for the implementation of the municipal standard chart of accounts.

Total allocations amount to R1.7 billion over the MTEF period and grow at an average annual rate of 5.5 per cent.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Infrastructure skills development grant The infrastructure skills development grant develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills related to municipal services, such as water, electricity and town planning. The grant places interns in municipalities so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship. The grant’s total allocations amount to R474 million over the 2019 MTEF period and grow at an average annual rate of 5.6 per cent. Municipal systems improvement grant The municipal systems improvement grant funds a range of projects in municipalities in support of the Back to Basics strategy, including helping municipalities set up adequate record management systems, drawing up organograms for municipalities and reviewing their appropriateness relative to their assigned functions, implementing the Integrated Urban Development Framework and assisting municipalities with revenue collection plans. From 2019/20, the grant also supports the implementation of the municipal standard chart of accounts. The Department of Cooperative Governance implements the indirect grant. Grant allocations amount to R121.6 million in 2019/20, R128.2 million in 2020/21 and R135.3 million in 2021/22, and R73 million and R80 million is unallocated for 2020/21 and 2021/22. EPWP integrated grant for municipalities This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. To determine eligibility for funding, municipalities must have reported performance on the EPWP, including performance in the infrastructure, social and environment and culture sectors and on the full-time equivalent jobs created in these sectors in the last 18 months. A formula then determines allocations on the basis of this performance as well as the labour intensity of the work opportunities created. The number of bands in which labour intensity are recorded in the formula have been expanded from seven to eight, providing an incentive for labour-intense projects to further increase their intensity. The formula is weighted to give larger allocations to rural municipalities. The grant’s baseline is reduced by R11.9 million in 2019/20, R11.7 million in 2020/21 and R11.6 million in 2021/22 in order to fund other government priorities. The impact of these reductions will be spread across municipalities in line with the grant’s formula. The grant is allocated R2.3 billion over the MTEF period. Municipal disaster relief grant The municipal disaster relief grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately, without the need for the transfers to be gazetted first. The grant supplements the resources local government would have already used in responding to disasters. To ensure that sufficient funds are available in the event of disasters, section 21 of the Division of Revenue Bill allows for funds allocated to the provincial disaster relief grant to be transferred to municipalities if funds in the municipal grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is conducted. Over the MTEF period, R1 billion is available for disbursement through this grant. To ensure that sufficient funds are available for disaster relief, clause 20(6) of the Division of Revenue Bill allows funds from other conditional grants to be reallocated for this purpose, subject to the National Treasury’s approval. Municipal emergency housing grant When introduced in 2018/19, the municipal emergency housing grant was intended to enable the Department of Human Settlements to rapidly respond to emergencies by providing temporary housing in line with the Emergency Housing Programme. From 2019/20, the purpose of the grant will be extended to repair damage 49

2019 BUDGET REVIEW to permanent structures following the immediate aftermath of a disaster, in instances where the repairs would be cheaper than the cost of relocation and provision of temporary shelter. The approval of funding for repairs will be subject to an assessment report. The grant remains limited to funding emergency housing and repairs following the immediate aftermath of a disaster, and not the other emergency situations listed in the Emergency Housing Programme. This grant is allocated R149.1 million in 2019/20, R158.8 million in 2020/21 and R167.5 million in 2021/22. Part 6: Future work on provincial and municipal fiscal frameworks The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts reviews to ensure that provinces and municipalities have an appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2019/20 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes. Review of the provincial equitable share formula The Constitution stipulates that provinces are entitled to a share of nationally raised revenue to deliver on their mandates. Provincial funds are allocated using a formula that considers the spread of the burden of service delivery across provinces. The provincial equitable share formula contains weighted elements that reflect government priorities and incorporates elements to redress inequality and poverty across provinces. The periodic review of the formula to assess its continued appropriateness and equity continues in 2019. The Technical Committee on Finance and the Budget Council are consulted as part of this work. Over the course of the year, work on the review of the equitable share will continue. Now that the new data-collection methodology for education is part of the formula, the next step is to interrogate the component’s alignment with government’s education policy vision. Work on the disparity in costs in the delivery of services across the country will also continue, led by the FFC. The National Treasury will work with the national Department of Health and Statistics South Africa to fully understand the available health information data and the dynamics of delivering services in the health sector. Over the course of 2019, the provincial equitable share review task team, with representatives from the National Treasury, Statistics South Africa, provincial treasuries and the FFC, will further explore the poverty component and look into deprivation as a possible measure. This will be coupled with technical changes to the formula to ensure stability. National health insurance policy work South Africa aims to make significant strides towards universal health coverage though the progressive implementation of national health insurance, as outlined in the National Health Insurance White Paper, which government adopted in 2017. Subsequently, the draft bill was released for public comment and government is working on finalising it for tabling to Parliament following Cabinet approval. The bill, when promulgated, will provide the legal foundation for establishing the National Health Insurance Fund. This is likely to have significant implications for provincial finances, which are being discussed through consultative structures like the Technical Committee on Finance. Parallel to the legislative foundation, efforts to strengthen the health system in preparation for national health insurance will continue through developing and piloting provider payment mechanisms, expanding the national insurance beneficiary registry, addressing human resource capacity in public health facilities, and purchasing and providing a prioritised set of health services. 50

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE The role of provinces in promoting economic development Provinces and municipalities play a crucial role in advancing the economic development of their respective precincts. Fully functional, well-equipped schools produce a vibrant and employable workforce. Smarter health systems develop and maintain the health of the workforce. Provincial agriculture departments’ support to farmers can stimulate rural development. The provision of provincial and municipal roads and public transport services ensures mobility for goods and workers, while basic municipal services such as water, electricity and refuse removal, as well as business licencing and environmental health functions, enable businesses to operate and grow. Well-managed procurement can maximise developmental impact without compromising efficiencies. All three spheres of government must work with businesses and other relevant stakeholders to provide an enabling environment for faster and more inclusive economic growth. In 2018, the Budget Council Lekgotla and the Technical Committee on Finance agreed on a strategy for provinces in special economic and industrial development zones. Provinces agreed to assist the special economic zones in strengthening their tenant base so that they can raise more revenue and be less reliant on transfers. In 2019, there may be a need to revise legislation regarding the zones’ scheduling as entities in terms of the Public Finance Management Act so that they can receive more support from government in their early stages and later become self-financing entities. Improving intergovernmental coordination on infrastructure investment Public infrastructure investments can play a major role in transforming South Africa’s spatial development patterns. This requires a significant improvement in intergovernmental coordination in planning and budgeting for infrastructure. The National Treasury is working with provinces to ensure that their investments in schools, roads, health facilities and housing are made in locations that align with the spatial development plans of municipalities. Municipalities must be consulted and agree on the location and bulk services requirements of all provincial infrastructure projects. During 2018, the National Treasury provided support to all provinces with metropolitan municipalities to have joint planning sessions and share plans and information. This process has revealed that there are still a lot of gaps in the alignment of the spatial development frameworks between provincial and municipal government. Work to improve coordination and address these gaps will continue in 2019/20. The National Treasury is also exploring how the budget process can be used to address spatial planning issues. A paper on options to improve the coordination of infrastructure funding with spatial development objectives will be presented to the National Treasury’s intergovernmental structures during 2019. Scholar transport Government conducted a study on the delivery of scholar transport services during 2018. A steering committee with members from the Department of Basic Education; the Department of Transport; the Department of Planning, Monitoring and Evaluation; and the National Treasury has been established to take this work forward. The report revealed several data gaps and inconsistencies in the way services are delivered and reported on in different provinces, making it difficult to establish a common national approach to improving the service. Two work streams will be established during 2019. The first will deal with the data gaps and attempt to determine whether the function should be led by the transport or basic education sector. The second work stream will deal with the costing of the service and will provide input during the 2020 Budget process. New informal settlements upgrading grants for provinces and municipalities Informal settlement upgrades will intensify over the medium term. This is an inclusive process through which informal residential areas are incrementally improved, formalised and incorporated into the city or neighbourhood by extending land tenure security, infrastructure and services to residents of informal 51

2019 BUDGET REVIEW settlements. Following the introduction of dedicated windows to fund informal settlement upgrades in the provincial human settlements development grant and the municipal urban settlements development grant in 2019/20, the Department of Human Settlements is leading the design of two new informal settlements upgrading grants for provinces and municipalities that will be introduced in the 2020 MTEF period. The design of the new grants will draw on the lessons learnt from implementing the grant windows in 2019/20. Provinces, municipalities and other interested stakeholders will also provide feedback on the new grant structures. Indicative baselines have been set aside for the new grant in the outer years of the 2019 MTEF period. These baselines grow from informal settlements upgrading programme windows in the human settlements development grant and urban settlements development grant worth 15 per cent and 20 per cent of each grant respectively in 2019/20, to separate grants equivalent to 30 per cent and 50 per cent of the previous grants by 2021/22. The new grants will fund the progressive upgrading of informal settlements from areas of plight and deprivation into liveable, integrated, functional, inclusive and sustainable human settlements. Local government transfers The system of transfers to local government is continuously being reviewed and refined to improve spending efficiency and the impact achieved through these transfers. Over the period ahead, the National Treasury will continue to examine the funding of, and budgeting by, rural municipalities and how the transfers they rely on can be structured to improve their sustainability and performance. At the same time, urban municipalities will be encouraged to further increase their reliance on own revenue sources to fund their budgets (including borrowing to fund infrastructure investments). Potential future refinements to the local government equitable share formula Government continues to work with stakeholders to improve the local government equitable share formula. Areas of work in the period ahead include:  Refining the methodology used to update household growth estimates, taking account of updated data from Statistics South Africa, and possibly using district-level data.  Improving the responsiveness of the formula to the different functions assigned to district and local municipalities. This work depends on the availability of credible official records of the functions assigned to each sphere of government. Policy and administrative work under way in the National Disaster Management Centre could help improve the targeting of funding for fire services. Review of local government infrastructure grants As part of the ongoing review of local government infrastructure grants, the National Treasury, the Department of Cooperative Governance, SALGA and the FFC will work closely to implement the reform agenda agreed to through the review, including:    Improving the administration of conditional grants by national department. Further consolidating conditional grants. Increasing differentiation in the grant system, so that grants are more aligned to the different circumstances found across the country’s 257 municipalities. Identifying ways to incorporate incentives for improved asset management into the grant system.  Review of municipal capacity support system Government invests more than R2.5 billion per year in various forms of capacity-building support to local government. Despite this, an increasing number of municipalities are in some form of distress, financial crisis, state of mismanagement or have been placed under an intervention. This indicates that the current 52

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE system of capacity support is not producing the intended results. The intention to review this system was announced in the 2018 Medium Term Budget Policy Statement. The review will be conducted during 2019/20 and will examine all aspects of the local government capacity building and support system and how the system operates as a whole. It will identify overlaps, duplications and gaps in the system and propose how these should be rectified. The review is expected to result in proposed changes to the configuration of funding for capacity building as well as the activities funded. Parliament will be updated on the review’s progress in the 2019 Medium Term Budget Policy Statement. Reforms to local government own revenue sources Municipalities play a critical role in boosting economic growth and providing an enabling environment for job creation by providing well-maintained and functioning infrastructure services. However, municipalities are finding it increasingly difficult to build the infrastructure required for growth and meet the demands of rapid urbanisation. The National Treasury continues to explore how cities and other municipalities with a significant own revenue base can use a broader package of infrastructure financing sources to meet their developmental mandate. The National Treasury is implementing the reforms discussed below. Development charges Despite their potential as an alternative option for financing infrastructure, municipalities have not fully used development charges due to uncertainty surrounding the regulatory frameworks. Development charges are once-off infrastructure access fees imposed on a land owner as a condition of approving a land development that will substantially increase the use of or need for municipal infrastructure engineering services. They are based on the concept that urban growth and expanded land use creates the need for additional infrastructure services, therefore the developer should pay the incidence costs. To deal with the regulatory framework’s challenges, the National Treasury is amending the Municipal Fiscal Powers and Functions Act (2007) to incorporate the regulation of development charges. The draft amendment bill will be submitted to Cabinet shortly and is expected to be published for public comment during the second quarter of 2019. Municipal borrowing The original municipal borrowing policy of 1999 has been through an extensive process of review and consultation with various stakeholders. The final draft revised policy will be submitted to Cabinet shortly and is expected to be published in 2019. Among others, the policy framework makes specific recommendations on the role of development finance institutions in financing creditworthy municipalities. It proposes that these finance institutions should play a complementary and supportive role to transactions rather than competing directly with private financiers on price. The framework suggests that development finance institutions should establish clear and measurable development impact indicators for their municipal operations in general, and for specific transactions. The National Treasury continues to publish the Municipal Borrowing Bulletin on a quarterly basis. Copies can be obtained from www.mfma.treasury.gov.za 53

W2 Website annexure to the 2019 Budget Review Structure of the government accounts Introduction South Africa’s national government accounts are presented in the statistical tables that appear at the back of the 2019 Budget Review. The structure of the reporting tables is based on recommendations in the Government Finance Statistics1 (GFS), published in 2014, and the System of National Accounts2 (SNA), published in 2008. Certain modifications to the structure of the accounts and the labelling of the receipt and payment items have been made to take into account specific features of the South African environment. The GFS presentation also differs in some respects from the presentation in Chapter 2 of the Budget Review, which is based on the SNA. This annexure describes the presentation format and structure of the government accounts, and explains deviations between the GFS recommendations and the way government statistics in the national accounts are compiled and presented. It also describes the salient characteristics of the SNA’s section on government statistics. Recording basis Both the SNA and the GFS recommend that items should be recorded on an accrual basis, which means that all government transactions are included in the accounts. This includes transactions that do not give rise to cash flows, such as changes in inventories, depreciation and accrued interest. In accrual accounting, the time of recording should coincide with the underlying economic event. The entry does not necessarily coincide with the timing of the resultant cash flow, but rather with the change of ownership or when economic value is created, transformed or extinguished. For example, debt repayment should be recorded when the debt expires, whether or not this coincides with an actual repayment that gives rise to a cash flow. Government is still committed to the recommendation first made in the 2001 GFS to use accrual accounting for government financial statements. This commitment will be fulfilled when the integrated financial 1 International Monetary Fund, 2014, Government Finance Statistics. Washington, D.C. International Monetary Fund. 2 United Nations, 2008, System of National Accounts. Brussels, Luxembourg, New York, Paris, Washington, D.C. Inter-Secretariat Working Group on National Accounts. 1

2019 BUDGET REVIEW management system, which is based on accrual accounting principles, is fully implemented. Until then, budget data continues to be presented on a cash basis. This means that the transaction is recorded when the cash flow occurs, therefore it does not match the timing of the underlying economic event. In some cases, modified cash principles are applied. This includes recording expenditure at the time of recording the transaction in the cash book (when the transaction is processed in the financial system and the payment is issued) and accruing interest on some types of government debt (zero-coupon bonds). In strict cash accounting, the time of recording should coincide with the actual cash flow. In South Africa, entries for the national budget data are made during the time period in which financial systems capture transactions. After the financial year-end, books remain open so that all year-end procedures can be finalised, such as reconciling actual bank account balances with revenue and expenditure reported, and correcting item classification. The year-end procedures do not influence revenue and expenditure levels, and consist primarily of:  Late funding requests by government departments to settle obligations relating to the specific financial year. The surrender of unspent funds by government departments (funds requested but not used). Corrections to revenue, expenditure or financing transactions that were, for example, erroneously classified. Adjustments to expenditure data, for auditing and parliamentary purposes, to show only authorised expenditure for the particular financial year (excluding all unauthorised spending).    Economic reporting format The economic reporting format (ERF) was introduced in the 2004 Budget. It is based on the GFS, but adapted for South Africa’s reporting requirements. The budget format is supported by a standard chart of accounts (SCOA), which is fully aligned with the ERF and provides for posting-level details of the budget within the financial system. Each descriptive label in the ERF and the chart reflects the actual content of the item. Labels such as “other” or “miscellaneous” are avoided to improve transparency. This practice ensures that classifications are consistent across all national and provincial departments, improving the quality of information provided to legislatures, assisting in the policy-making process and enhancing accountability. The evolution of accounting and reporting requirements, as well as the pending introduction of an integrated financial management system, led to a review of the SCOA in 2008 and 2013. The changes resulting from the last review were implemented in 2013/14. These changes have improved government’s ability to report on infrastructure spending, provided for better control over departmental programme budgets, enabled the identification of more appropriate spending items in the chart, enhanced asset management through better recording of asset transactions, and allowed government to monitor regional spending. Although no new classification principle changes have been introduced to the chart in recent years, the National Treasury’s SCOA classification committee and call centre still provide support to departments to improve consistency in the application of the classification rules and recommend appropriate amendments to the SCOA and the financial system. The committee issues circulars that provide information and guidance to practitioners on changes made to the chart of accounts, ensuring a consistent approach to classification. Structure of accounts The reporting format organises all government transactions into three broad categories: receipts, payments and financing. The budget balance (deficit or surplus) is calculated as receipts less payments, which is equal to total financing, but with the opposite sign. 2

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Receipts Government receipts are divided into taxes; sales; transfers; fines, penalties and forfeits; interest, dividends and rent on land; and transactions in financial assets and liabilities. Taxes are classified according to the type of activity on which they are levied, including income, profits, consumption of domestic goods and services, and international trade. Sales are disaggregated into sales of capital assets and other sales. Transfers are unrequited receipts – the party making the transfer does not receive anything of similar value directly in return. These are classified according to unit, for example, other government units, private enterprises and public corporations, households and so on. Fines, penalties and forfeits consists of all compulsory receipts imposed by a court or quasi-judicial body. Interest, dividends and rent on land includes all receipts associated with ownership of financial assets and land. Transactions in financial assets and liabilities covers three financial transactions. The first two transactions are the repayments of loans and advances previously extended to employees and public corporations for policy purposes, and the reduction of equity investments made by government in public corporations. These transactions are recorded as receipts because they are fundamentally different from other financial transactions, which are market oriented and appear as financing items. The third transaction is associated with stale cheques from previous accounting periods. The temporary increase in receipts before a new cheque is issued is recorded as a receipt because the financial system does not allow for a payment in the current accounting period to be reduced due to the cancellation of a payment from a previous period. Remaining financial transactions, such as borrowing and loan repayment in the capital markets, are included under the financing category. Payments Payments are divided into four broad categories: current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Current payments Current payments provides for funds directly spent by a department. Detail is provided on:  Compensation of employees: This category includes all current personnel-related payments to government employees – both salaries and wages and social contributions. Social contributions are government-funded service benefits for employees, such as pension or medical scheme contributions. This category excludes capitalised compensation. Goods and services: All government payments in exchange for goods and services used by the department to achieve its mandate, excluding capital assets and goods used to construct and improve capital assets. Generally, this item is the second largest spending item for departments after transfers and subsidies. The details of each department’s purchases are provided, giving an indication of the largest spending items. For example, an education department may list school books, while a health department might list medicines. This level of detail supports improved oversight and analysis. Interest and rent on land: This item is defined as payment for the use of borrowed money (interest on loans and bonds) and land (rent). It is distinguished from the repayment of borrowed money, which is classified under financing.   Transfers and subsidies The second part of the payments table provides for funds that are transferred to other government institutions, businesses and individuals and do not constitute a department’s final expenditure. This item includes all of government’s unrequited, non-repayable payments – payments for which no goods or services are received in return. The category transfers and subsidies is subdivided into the various targeted recipients or beneficiaries receiving funding from government, such as other levels of general government, households, non-profit 3

2019 BUDGET REVIEW institutions and public corporations. This allows for the separation of all transfers from payments that departments control directly. Transfers and subsidies includes current and capital transfers. In the past, capital payments included capital transfers, which led to ambiguity because these numbers could overstate government’s actual contribution to capital formation. Including capital transfers with other transfers provides a clearer picture of government’s capital spending. Payments for capital assets Capital payments are identified as a separate item, capturing government’s contribution to capital formation and spending on new infrastructure, as well as upgrades, additions, rehabilitation and refurbishment of existing infrastructure. Capital assets are divided into seven categories:        Buildings and other fixed structures Machinery and equipment Heritage assets Specialised military assets Biological assets Software and other intangible assets Land and sub-soil assets. Payments for capital assets also includes own-account construction – when government units engage in capital projects on their own account, such as provincial works and roads departments constructing buildings and roads. In this case, certain payment categories are capitalised (compensation of employees and goods and services). These two payment categories are not capitalised unless payments are directly associated with a capital project. A government unit executes a capital project to construct a new asset, or upgrade, add to, rehabilitate or refurbish an existing capital asset. However, payments on current projects, namely maintenance and repair of existing capital assets, are not capitalised. Payments for financial assets This item includes lending to public corporations or making equity investments in them for policy purposes. The reason for expensing this payment rather than treating it as financing is that, unlike other financial transactions, the purpose of the transaction is not market oriented. Financing As a broad classification category, financing encompasses all financial transactions other than transactions in financial assets and liabilities and payments for financial assets, which are included as part of receipts and payments. Items recorded under financing reflect funding to cover a government deficit or the use of funds available from a government surplus. Government’s gross borrowing requirement, which represents the shortfall between revenue and expenditure plus the repayment of maturing loans, is included in the financing category. The gross borrowing requirement is financed in the domestic and international market through Treasury bills, fixed-income, inflation-linked and retail bonds, foreign loans and the use of government’s cash deposits. Functional classification To be consistent with the GFS, government payments are classified according to their functional and economic characteristics. The items in the economic classification have been described above, under payments. The main function of the economic classification is to categorise transactions according to type of object or input, such as compensation of employees or interest payments. Data must be classified this way 4

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS to calculate the surplus or deficit, as well as government’s contribution to the economy in the form of output, value added and final consumption. The functional classification complements the economic classification. It serves to distinguish transactions by policy purpose or type of outlay. This is also referred to as expense by output. Its main purpose is to facilitate understanding of how funds available to government have been spent on health, education, general public services, public order and safety, and so on. The broad categories in the functional classification are listed below:  General public services refers to the administration, operation or support of executive and legislative organs, financial and fiscal affairs, and external affairs. It includes foreign economic aid to developing countries and economic aid through international organisations. The category also covers general services, such as personnel services, overall planning and statistical services, and basic research in the general public service. The cost of state debt is included in this category. Defence includes administration, operation and support of military and civil defence, and the operation of military aid missions accredited to foreign governments or attached to international military organisations. Applied research and development (R&D) related to defence is also included. Public order and safety covers police services, fire protection services, justice and law courts, prisons and related R&D. Economic affairs includes government spending associated with the regulation and more efficient operation of the business sector. This category incorporates general economic affairs; commercial and labour affairs; agriculture, forestry, fishing and hunting; fuel and energy; mining; manufacturing and construction; transport; communication and related R&D. Environmental protection relates to the conservation of biodiversity and landscape – the protection of habitats, including the management of natural parks and reserves, waste management, wastewater management, pollution abatement and related R&D. Housing and community amenities includes the administration of housing and community development affairs and services, water supply, street lighting and related R&D. Health covers spending on services provided to individuals and on a collective basis, including medical products, appliances and equipment, outpatient services, hospital services, public health services and related R&D. Recreation and culture includes recreational and sporting services, cultural services, broadcasting and publishing services, religious and other community services, as well as related R&D. Education includes spending on services provided to individual learners and students, as well as those provided collectively. It includes pre-primary, primary, secondary and tertiary education, as well as subsidiary education services and related R&D. Social protection covers services supplied directly to communities, households or individuals, including transfers for sickness and disability, old age, families and children, unemployment, support to households to meet the cost of housing and related R&D.          Expenditure in a particular budget vote may cover more than one function. For example, health expenditure may include spending on education for medical training. The consolidated government account The consolidated government account presents the accounts of national and provincial government, and social security funds. In this account, the National Treasury calculates estimates of general government revenue and expenditure over the medium term. In the 2019 Budget Review, a total of 163 national and provincial departments and 186 central government entities, classified as extra-budgetary agencies, are 5

2019 BUDGET REVIEW included. This also includes some government business enterprises, which either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. State-owned entities that provide goods at market prices, such as Transnet or Eskom, form part of the public-sector accounts and are excluded from the consolidation. This presentation is broadly in line with the GFS requirement that the accounts of general government be presented on a consolidated basis. In the consolidation process, all relevant spheres of government are included and all intergovernmental transactions are eliminated. This ensures that only the interaction between general government units and non-governmental units is recorded. As a result, the accounts reflect more accurately government’s financial position and the impact of its activity on the economy. To present a true set of consolidated general government accounts, the accounts of both national and provincial departments must be consolidated with their associated public entities. The accounts of the social security funds and local authorities are then added to give the consolidated general government accounts. As a final step, all government business enterprises should be included and consolidated with the general government units to create the consolidated public account. The following dimensions are considered during the consolidation process:  Coverage: This refers to the choice of entities to be included in the consolidation. General government entities should be consolidated, followed by all business enterprises. The consolidation of the general government sector includes all entities that are mainly controlled and financed by government, and which provide goods and services at non-market prices. State-owned entities and local authority trading entities providing goods and services at market-related prices, which form part of the broader public sector, are excluded, as are privately owned entities. Elimination of inter-entity transactions: All inter-entity transactions are eliminated in the consolidation process. For this to be accurate, these transactions must be easily identifiable. However, in the accounting systems of government and many of its agencies, not all inter-entity transactions are identified. Elimination is impossible in many cases where goods and services are procured from other government units, because such transactions cannot be separated from other transactions in this category. However, all transactions involving transfers from one government unit to another can be identified and have been eliminated from the consolidation. Basis of accounting: Entity accounts can only be consolidated if they are compiled using the same basis of accounting. National and provincial governments are on a modified cash basis of accounting, while local authorities and public entities use accrual accounting. To provide data for consolidation, the cash flow numbers of the public entities have been used.   During consolidation, transfers and other identifiable goods and services are taken out, and the rest of the transactions are aggregated. In future budgets, the National Treasury will endeavour to include more entities to provide the full picture of public-sector spending. The consolidation in this budget includes all the entities listed in Table W2.1. 6

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation

Vote	Department	Public entity
3	Communications	Brand South Africa
		Film and Publication Board
		Independent Communications Authority of South Africa
		Media Development and Diversity Agency
4	Cooperative Governance and Traditional Affairs	Commission for the Promotion and Protection of the Rights of Cultural, Religious and Linguistic Communities
		Municipal Demarcation Board
		Municipal Infrastructure Support Agency
		South African Local Government Association
5	Home Affairs	Government Printing Works
		Independent Electoral Commission
6	International Relations and Cooperation	African Renaissance and International Cooperation Fund
7	National Treasury	Accounting Standards Board
		Cooperative Banks Development Agency
		Financial Intelligence Centre
		Financial and Fiscal Commission
		Financial Sector Conduct Authority
		Government Pensions Administration Agency
		Government Technical Advisory Centre
		Independent Regulatory Board for Auditors
		Office of the Ombud for Financial Service Providers
		Office of the Pension Funds Adjudicator
		Public Investment Corporation Limited
		South African Revenue Service
8	Planning, Monitoring and Evaluation	National Youth Development Agency
10	Public Service and Administration	National School of Government
11	Public Works	Agrément South Africa
		Construction Industry Development Board
		Council for the Built Environment
		Independent Development Trust
		Property Management Trading Entity
13	Women	Commission for Gender Equality
14	Basic Education	South African Council for Educators
		uMalusi Council for Quality Assurance in General and Further Education and Training

7

2019 BUDGET REVIEW Table W2.1 List of public entities included in consolidation (continued) 8 Vote De partm e nt Public e ntity 15 16 17 19 21 23 24 25 26 27 28 Higher Education and Training Health Social Development Def ence and Military Veterans Justice and Constitutional Development Police Agriculture, Forestry and Fisheries Economic Development Energy Environmental Af f airs Labour Consolidated sector education and training authorities (21) Council on Higher Education National Skills Fund National Student Financial Aid Scheme Quality Council f or Trades and Occupations South Af rican Qualif ications Authority Council f or Medical Schemes Medical Research Council of South Af rica National Health Laboratory Service Of f ice of Health Standards Compliance South Af rican Health Products Regulatory Authority National Development Agency South Af rican Social Security Agency Armaments Corporation of South Af rica Limited Castle Control Board Legal Aid South Af rica Public Protector of South Af rica Special Investigating Unit South Af rican Human Rights Commission Private Security Industry Regulatory Authority Agricultural Research Council Marine Living Resources Fund National Agricultural Marketing Council Onderstepoort Biological Products Limited Perishable Products Export Control Board Competition Commission Competition Tribunal International Trade Administration Commission National Energy Regulator of South Af rica National Nuclear Regulator South Af rican National Energy Development Institute South Af rican Nuclear Energy Corporation Limited The National Radioactive Waste Disposal Institute iSimangaliso Wetland Park South Af rican National Biodiversity Institute South Af rican National Parks South Af rican Weather Service Commission f or Conciliation, Mediation and Arbitration National Economic Development and Labour Council Productivity SA

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation (continued)

Vote	Department	Public entity
29	Mineral Resources	Council for Geoscience
		Mintek
		Mine Health and Safety Council
		South African Diamond and Precious Metals Regulator
		State Diamond Trader
30	Science and Technology	Academy of Science of South Africa
		Council for Scientific and Industrial Research
		Human Sciences Research Council
		National Research Foundation
		South African National Space Agency
		Technology Innovation Agency
31	Small Business Development	Small Enterprise Development Agency
32	Telecommunications and Postal Services	National Electronic Media Institute of South Africa
		Sentech Limited
		State Information Technology Agency
		Universal Service and Access Agency of South Africa
		Universal Service and Access Fund
33	Tourism	South African Tourism
34	Trade and Industry	Companies and Intellectual Property Commission
		Companies Tribunal
		National Consumer Commission
		National Consumer Tribunal
		National Credit Regulator
		National Empowerment Fund
		National Gambling Board of South Africa
		National Lotteries Commission
		National Lotteries Commission Distribution Trust Fund
		National Metrology Institute of South Africa
		National Regulator for Compulsory Specifications
		South African Bureau of Standards
		South African National Accreditation System
35	Transport	Cross-Border Road Transport Agency
		Driving License Card Account
		Passenger Rail Agency of South Africa
		Ports Regulator of South Africa
		Railway Safety Regulator
		Road Traffic Infringement Agency
		Road Traffic Management Corporation
		South African Civil Aviation Authority
		South African Maritime Safety Authority
		South African National Roads Agency Limited
36	Water and Sanitation	Breede-Gouritz Catchment Management Agency
		Inkomati-Usuthu Catchment Management Agency
		Trans-Caledon Tunnel Authority
		Water boards consolidation (9)
		Water Research Commission
		Water Services Trading Entity

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2019 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation (continued)

Vote	Department	Public entity
37	Arts and Culture	Arts institutions consolidation (5)
		Heritage institutions consolidation (13)
		Library institutions consolidation (2)
		National Arts Council of South Africa
		National Film and Video Foundation of South Africa
		National Heritage Council of South Africa
		South African Heritage Resources Agency
		The Pan South African Language Board
38	Human Settlements	Community Schemes Ombud Service
		Estate Agency Affairs Board
		Estate Agents Fidelity Fund
		Housing Development Agency
		National Home Builders Registration Council
		National Housing Finance Corporation Limited
		Social Housing Regulatory Authority
39	Rural Development and Land Reform	Agricultural Land Holding Account
		Ingonyama Trust Board
		Registration of Deeds Trading Entity
		Office of the Valuer-General
40	Sport and Recreation South Africa	Boxing South Africa
		South African Institute for Drug-Free Sport

Source: National Treasury

Main adjustments to the consolidated government account

The National Treasury regularly reviews the data presented in the consolidated government account to improve its scope and classification. To this end, a more detailed database of departmental financial information has been compiled for the 2019 Budget. This is part of a broader, long-term initiative to improve the quality of government's financial and budget data.

Classification is done at a more detailed level within the accounts of national and provincial departments and public entities. In reclassifying the data, activity-level information was collected and used to inform the functional classification. As a result, some functional breakdowns have been disaggregated into more detail, with some of this detail reclassified into other functions. In addition, detailed analyses of provincial spending and public-entity revenue revealed further inter-entity transactions that can be eliminated in the consolidation process. This is a result of the improvement in information collected and clarity on the flow of transactions between the different spheres of government.

The historical data presented in the statistical tables has been updated with these classification adjustments, but care should be taken when comparing these numbers with previous budget publications because the data is not strictly comparable.

The functional classification published in the statistical tables is more closely aligned with the classification prescribed in the GFS. However, the stricter application of this classification requires a level of disaggregation of the departmental spending data, which complicates the use of the GFS functional data for budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories, which group departments and programmes engaged in similar activities. This provides a classification that

10

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS is similar to the functional classification presented as part of the statistical tables published at the back of the Budget Review. Format of the consolidated government account Since 2014, the consolidated government account has been presented in the new format shown in Table W2.2. This more transparent and user-friendly presentation clearly distinguishes between government’s operating activities and its plans to invest in capital infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of continuing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government needs to borrow to run its operations. The current balance demonstrates the sustainability of government operations – a long-term operating deficit is unsustainable, while a positive operating balance allows for investment in future productive capacity. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. The account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. This format separates all transactions in financial assets and liabilities – largely made up of loans extended to public corporations. If cash generated from operations is insufficient to finance investment requirements, government has to borrow. The borrowing requirement is calculated by adding the operating balance, the capital financing requirement, financial transactions and any unallocated expenditure, such as the contingency reserve. This results in the budget balance, or net financing requirement, which is the main outcome of the budget. The chief difference between the new balance and the previous version is the inclusion of extraordinary receipts and payments in the main budget. The introduction of the operating account and the capital account makes extraordinary items obsolete; these are now included in the main transaction categories. The classification principles and categories used in this new format will be the same as those used to classify government transactions. 11

2019 BUDGET REVIEW

Table W2.2 Consolidated revenue, expenditure and financing

R billion	2019/20	2020/21	2021/22
	Medium-term estimates		
Operating account			
Current receipts	**1 568.7**	**1 687.1**	**1 826.3**
Tax receipts (net of SACU[1] transfers)	1 464.7	1 574.8	1 703.4
Non-tax receipts (including departmental receipts)	98.6	106.7	117.2
Transfers received	5.3	5.6	5.8
Current payments	**1 610.3**	**1 731.0**	**1 855.7**
Compensation of employees	627.1	667.6	713.1
Goods and services	251.0	268.3	293.5
Interest and rent on land	209.4	232.7	255.9
Transfers and subsidies	522.7	562.4	593.3
Current balance	**-41.6**	**-43.8**	**-29.4**
Percentage of GDP	*-0.8%*	*-0.8%*	*-0.5%*
Capital account			
Capital receipts	0.3	0.3	0.3
Transfers and subsidies	75.0	78.5	85.4
Payments for capital assets	98.5	103.1	111.0
Capital financing requirement	**-173.2**	**-181.3**	**-196.1**
Percentage of GDP	*-3.2%*	*-3.1%*	*-3.1%*
Transactions in financial assets and liabilities	**-14.9**	**-21.4**	**-20.9**
Contingency reserve	**13.0**	**6.0**	**6.0**
Budget balance	**-242.7**	**-252.6**	**-252.4**
Percentage of GDP	*-4.5%*	*-4.3%*	*-4.0%*
Primary balance[2]	**-33.3**	**-19.9**	**3.5**
Percentage of GDP	*-0.6%*	*-0.3%*	*0.1%*
Financing			
Change in loan liabilities			
Domestic short- and long-term loans (net)	210.0	230.4	232.7
Foreign loans (net)	-21.0	30.9	39.2
Change in cash and other balances (- increase)	**53.7**	**-8.7**	**-19.5**
Borrowing requirement (net)	**242.7**	**252.6**	**252.4**
GDP	*5 413.8*	*5 812.4*	*6 249.1*

1. Southern African Customs Union
2. Includes National Revenue Fund receipts and payments (previously extraordinary receipts and payments)
Source: National Treasury

Budget data by key spending categories

The spending framework outlined in Chapter 5 of the *Budget Review* is based on the allocation of financial resources of departmental programmes and entities to key spending areas. This improves the targeting of budget allocations, because it groups programmes and entities that have a similar purpose together into a single budget decision-making process. To support this approach, data at programme and entity level is grouped into spending categories, which provides for a higher level of aggregation than in the functional classification.

These spending categories are different from the functional classification published in the statistical tables, which is more closely aligned to that prescribed in the GFS. The level of disaggregation of the departmental spending data required by the GFS functional data complicates budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories that group departments and programmes engaged in similar activities. For example, in the functional classification in the statistical tables, local development and social infrastructure activities are presented as distinct individual functions, while in Chapter 5 they are grouped together as a separate category. The fiscal statistics are an outcome of the budget

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows:  Learning and culture: Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions. Economic development: Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates. Peace and security: This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety. The statistical tables also distinguish defence expenditure on health from the usual peace and security function. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services.    Consolidated budget data versus GFS recommendations GFS principles are used for the detailed classification of all transactions. However, there are important differences in the final presentation of the consolidated budget data and the GFS. This is why the presentation of the government accounts in this publication differs from that published in the Reserve Bank’s Quarterly Bulletin, which adheres strictly to GFS recommendations. The differences between the formats used by the National Treasury and the Reserve Bank are mainly in the structure of the accounts presented, as well as the use of different labels for some items. It is possible, however, to accurately convert the South African government tables into a GFS table for international comparison, given that the same classification basis is used at a detailed level. The most important structural difference is that the receipts and payments tables include both current and capital transactions in the South African reporting format. In the GFS presentation of government accounts, current and capital transactions are presented in separate sub-accounts. Differences in item labelling include the following:  The South African presentation does not include unclear terms such as “other” and “miscellaneous”. In addition, certain items are labelled more clearly than in the GFS version. For example, instead of using the term “sales of goods and services” for sales of goods and services produced by government, the label used is “sales of goods and services produced by a department”. The term “grant” is not used in the South African budget presentation format. In the GFS, grants include all funds flowing from one level of government to another. However, in the local context, the majority of funds flowing to other levels of government are not appropriated as grants. They are identified as direct charges against the National Revenue Fund and are therefore included under transfers. More detail is provided on various transfer categories in the South African presentation to enhance transparency and facilitate monitoring, especially of payments.   Differences in presentation of national budget and national accounts The SNA is a coherent, consistent and integrated set of macroeconomic accounts, balance sheets and tables based on a set of internationally agreed concepts, definitions, classifications and accounting rules. It provides 13

2019 BUDGET REVIEW a comprehensive accounting framework that enables economic data to be compiled and presented in a format designed for economic analysis, making decisions and formulating policy. The national accounts are compiled for successive periods, providing a continuous flow of information for monitoring, analysis and evaluation of economic performance. The SNA provides a framework for calculating GDP, gross national income, savings, capital formation and other key economic variables. National accounts data covers all resident units in a given economy, which is divided into five sectors (including government). In the national accounts, entries reflect all resident economic units, whereas government accounts reflect government only. This inevitably leads to some differences between the two accounting frameworks. For example, own-account construction is recorded as payments for capital assets in government accounts, with a counter-entry to reflect the use of financial assets or the incurrence of a financial liability to finance the transaction. In the national accounts, the recording of the transaction is not complete until entries also reflect the production of a capital asset and the input in the asset production process. The productive activity is shown as the output in the national accounts and the input is compensation of employees and goods and services. The values for output and compensation of employees/goods and services can be derived from the government accounts for national accounts purposes, but these are not directly shown in government’s financial statements. This implies that there is a difference between the values of compensation of employees and goods and services in the government accounts, and services payable by government in the national accounts. The GFS government accounts differ in many ways from the national accounts, which form the basis for the statistics presented in Chapter 2 of the Budget Review. The most important differences are highlighted in Table W2.3. 14

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.3 Differences between South African reporting format and government statistics in the 2014 GFS and 2008 SNA

Difference	Budget data	GFS	SNA
Basis of reporting	Mainly cash basis; i.e. mainly cash transactions are included in the account. Estimates for consumption of fixed capital and remuneration-in-kind are not included in the account. In addition, the time of recording reflects the cash flow	Accrual basis; i.e. including all non-cash transactions, for example, remuneration-in-kind and consumption of fixed capital. In addition, the time of recording reflects the underlying economic event, not the cash flow	Accrual basis
	For example, goods and services are recorded when they are purchased	For example, goods and services are recorded when they are used in the production process, not when they are purchased	
Compensation of employees	Does not include compensation of employees paid out to government employees who are engaged in government own-account construction in association with a capital project, but included as part of the capitalised project cost	Does not include compensation of employees payable to government employees who are engaged in government own-account construction in association with a capital project	Includes compensation of employees payable to government employees, who are engaged in government own-account construction in association with a capital project
Goods and services	Does not include purchases of goods and services used in connection with a capital project within the context of government own-account construction, but included as part of the capitalised project cost	Does not include the value of goods and services used in connection with a capital project within the context of government own-account construction	Includes the value of goods and services used in connection with a capital project within the context of government own-account construction
Sales by government	This item is explicitly shown in the government accounts	This item is explicitly shown in the government accounts	This item is not shown anywhere in the national accounts. Instead it is used to estimate final consumption by government
Output, final consumption, savings, disposable income	These variables are not explicitly shown in the government accounts, but the accounts can be used as a framework to derive values for them	These variables are not explicitly shown in the government accounts, but the accounts can be used as a framework to derive values for them	These variables are explicitly shown in the accounts. Estimates for these variables have been made from data in the government accounts

Source: National Treasury

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Glossary Accounting officer The public servant who is accountable to Parliament for financial management of a government department, usually the director-general at the national level or head of the department at the provincial level. An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place. Debt used to purchase shares or assets. Taxes levied on commodities as a certain percentage of their value. Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year. Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator. The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account. An accounting metric that captures the expected proportion of capital and interest payments that will not be repaid. Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods. The repayment of a loan by instalments over the duration of the loan. A fixed amount of money paid over a period of time as a return on an investment. A provision aimed at preventing tax avoidance. See principal purpose test. A rule that aims to prevent taxpayers from artificially avoiding permanent establishment status by breaking up a cohesive business into several small operations. The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund. A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals. A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time. Corporate tax-planning strategies that exploit the gaps and mismatches in tax laws between countries to shift taxable income to lower or no-tax jurisdictions. See also tax evasion and profit shifting. Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector. The initial allocations used during the budget process, derived from the previous year’s forward estimates. One hundredth of one per cent. Manufacturing activities that transform raw minerals into higher-value products. Accrual Acquisition debt Ad valorem duties Adjustments estimate Administered prices Allocated expenditure Allowance for credit losses Agro-processing Amortisation Annuity Anti-avoidance rule Anti-fragmentation rule Appropriation Asset price bubble Balance of payments Base erosion and profit shifting Basel III Baseline Basis point Beneficiation 165

2019 BUDGET REVIEW Blended finance The combination of public, private, development and multilateral sources of financing to leverage funding for infrastructure projects. A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date. Amount by which the purchase price of a bond is greater than its par value. The difference in yield between two bonds. An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. See switch auction. Increased real tax liability that arises when the personal income tax brackets and rebates are not fully adjusted for inflation. The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus. Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of realising a financial or economic return. Spending on assets such as buildings, land, infrastructure and equipment. A flow of investments in or out of the country. A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation. Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset. Durable goods used over a period of time for the production of other goods. See also intermediate goods. The cost of borrowing to construct a capital asset, which is then included in the cost of the asset. A financial market where individuals and institutions raise capital or funding in the form of debt or equities. Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities. An asset placed as a guarantee for the repayment of debt, to be recouped in the case of a default. Debt issued by companies through short-term promissory notes. An expert panel established by the President to investigate a specific issue. Bond Bond premium Bond spread Bond-switch programme Bracket creep Budget balance Capital asset Capital expenditure Capital flow Capital formation Capital gains tax Capital goods Capitalised interest Capital markets Category A, B and C municipalities Collateral Commercial paper issuances Commission of inquiry Conditional grants Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements. Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person. National, provincial and local government, as well as extra-budgetary government institutions and social security funds. Connected person debt/credit Consolidated general government 166

GLOSSARY Consolidated government expenditure Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities. The measure of inflation based on prices in a basket of goods and services. Expenditure on goods and services, including salaries, which are used within a short period of time, usually a year. An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures. A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See government guarantee. A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company. The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while the state retains ownership. Inflation that is caused by an increase in production costs, such as wages or oil prices. Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession. The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year. The probability of financial loss resulting from failure to repay a loan or meet a contractual obligation. An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Credit ratings generally fit into three broad risk categories: minimal or low, moderate and high. These categories indicate the extent of a borrower’s capacity to meet their financial obligations or the probability that the value of a financial instrument will be realised. Investments rated as high risk are considered sub-investment grade (or “junk”). An increase in private investment through the income-raising effect of government spending financed by deficits. A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending. A digital medium of exchange that uses cryptography to secure its transactions, control the creation of additional units and verify the transfer of assets. The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies. The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance. The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land. Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure. Consumer price index (CPI) Consumption expenditure Contingency reserve Contingent liability Controlled foreign company Corporatisation Cost-push inflation Countercyclical fiscal policy Coupon (bond) Credit risk Credit rating Crowding-in Crowding-out Cryptocurrency Currency risk Current account (of the balance of payments) Current balance Current expenditure 167

2019 BUDGET REVIEW Customs duties Debenture Tax levied on imported goods. An unsecured debt instrument backed by general creditworthiness of the issuer rather than by specific assets. The interest on government debt and other costs directly associated with borrowing. The ratio of cash from operating activities available to service debt payments. The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting. A consistent decrease in the price of goods and services. The reduction of debt previously used to increase the potential return of an investment. A reduction in the value of fixed capital as a result of wear and tear or redundancy. A reduction in the external value of a currency. A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold or a financial asset such as a government bond. Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement. State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks. An economy based on digital computing technologies – increasingly through internet-based markets. Taxes charged on taxable income or capital of individuals and legal entities. A trust where the executor has the choice of whether and how much of the trust’s income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust. Total income less all taxes and employee contributions. An excess of current expenditure, including the depreciation of fixed capital, over current income. The distribution of a portion of a company’s earnings to a class of its shareholders. A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder. See also withholding tax. The allocation of funds between spheres of government, as required by the Constitution. See also equitable share. The total level of spending in an economy, including imports but excluding exports. An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries. The part of the population that is of working age and is either employed or seeking work. The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action. Also known as opportunity cost. An increase in the total amount of output, income and spending in the economy. Debt-service costs Debt-service coverage ratio Debt redemption profile Deflation Deleveraging Depreciation (capital) Depreciation (exchange rate) Derivative financial instrument Designated countries Development finance institutions Digital economy Direct taxes Discretionary trust Disposable income Dissaving Dividend Dividend withholding tax Division of revenue Domestic demand Double tax agreement Economically active population Economic cost Economic growth 168

GLOSSARY Economic rent The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent. Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions), which determine the tax liability. A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently. A name given by international investors to middle-income economies. The ratio of employment growth to economic growth. The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue. Raising money by selling shares of stock to investors, who receive an ownership interest in return. Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies. A foreign-currency amount relating to a debt, loan or foreign-exchange contract. Funds that track indices, commodities or baskets of assets, and trade like stocks. Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum. Public entities not directly funded from the fiscus. The maximum allowable level of expenditure to which government has committed itself. A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in-or outflows. A government policy on higher education and training that makes provision for full-cost-of-study bursaries to students below a specified household-income threshold, covering tuition fees, prescribed study material, meals, and a certain level of accommodation and/or travel allowances. A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves. An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government. A body responsible for regulating and supervising the market conduct of financial institutions and market infrastructure. An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets. Effective tax rate Embedded derivative Emerging economies Employment coefficient Equitable share Equity finance Exchange control Exchange item Exchange-traded funds Excise duties Extra-budgetary institutions Expenditure ceiling Fair-value adjustment Fee-free higher training education and Financial account Financial and Fiscal (FFC) Commission Financial Sector Conduct Authority (FSCA) Financial Services Board 169

2019 BUDGET REVIEW Financial Stability Board An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability. The 12 months according to which companies and organisations budget and account. See also fiscal year. An abbreviation of “financial technology”, referring to new technologies and innovations that aim to compete with traditional methods to deliver financial services more efficiently. Policy aimed at reducing government deficits and debt accumulation. The framework that implements government’s macroeconomic policy by providing estimates of revenue, expenditure, borrowing and debt. The detailed legal definition appears in the Money Bills Amendment Procedure and Related Matters Amendment Act (2018). The combined overall economic impact that fiscal policy has on the economy. The outflow of revenue from an economy through tax evasion and avoidance. The process of marking a product with a prescribed identification (or chemical). Marking allows the South African Revenue Service to trace products back to the manufacturers in order to collect excise duties. Policy on taxation, public spending and borrowing by the government. The ability of government’s budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability. The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year. A bond that pays a specific interest rate over a specified period of time. Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed-capital formation. A bond on which the interest rate is reset periodically in line with a money market reference rate. The exchange of principal and/or interest payments in one currency for those in another. The acquisition of a controlling interest by governments, institutions or individuals of a business in another country. The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time. Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date. A benefit supplementing an employee’s wages or salary, such as medical insurance, company cars, housing allowances and pension schemes. An excise tax on liquid fuels. The movement of a function from one departmental vote or sphere of government to another. A pension scheme in which expected future benefits are funded in advance and as entitlement accrues. Reserves held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks. Financial year Fintech Fiscal consolidation Fiscal framework Fiscal incidence Fiscal leakage Fiscal marking Fiscal policy Fiscal space Fiscal year Fixed-rate bond Fixed investment/capital formation Floating rate notes Foreign currency swaps Foreign direct investment (FDI) Forward book Forward cover Fringe benefit Fuel levy Function shift Funded pension arrangements Gold and foreign exchange reserves 170

GLOSSARY

Government debt	The total amount of money owed by the government as a consequence of its past borrowing.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government entity is unable to repay the debt. See contingent liability.
Green paper	A policy document intended for public discussion.
Gross borrowing requirement	The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.
Gross domestic product (GDP)	A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household.
Gross domestic product inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
Gross fixed-capital formation	The addition to a country's fixed-capital stock during a specific period, before provision for depreciation.
Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution to the economy made by an industry or sector.
Gearing ratio	The ratio of company debt to equity capital.
Group of Twenty (G20)	An international forum made up of finance ministers and central bank governors from 20 of the world's largest economies.
Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.
Horizontal equity	A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.
Impaired advances	Loans or advances that may not be collected in full.
Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.
Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.
Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.
Industrial development zone	Export-oriented manufacturing sites linked to an international air or sea port, supported by incentives to encourage investment and job creation.
Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.
Integrated Resource Plan	The Department of Energy's long-term plan for the country's energy mix and generation expansion in order to meet electricity demand.
Intermediate goods	Goods produced to be used as inputs in the production of final goods.

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Intra-state debt	Money that different organs of state owe to each other.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.
Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.
Labour intensity	The relative amount of labour used to produce a unit of output.
Levelised cost of electricity	The estimated present value of the per-unit cost of electricity over the lifetime of a generating asset.
Liquidity	The ease with which assets can be bought and sold.
Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes.
Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.
Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.
M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.
Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.
Macroprudential regulation	Rules that protect the stability of the financial sector and guard against systemic risk.
Marginal income tax rate	The rate of tax on an incremental unit of income.
Marginal lending rate	A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.
Marketable securities	Tradable financial securities listed with a securities exchange.
Means test	A method for determining whether someone qualifies for state assistance.
Medium Term Expenditure Committee (MTEC)	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.
Medium-term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments, published at the time of the Budget.
Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.
Ministers' Committee on the Budget (MinComBud)	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.
Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.
Money supply	The total stock of money in an economy.
National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.
National Development Plan (NDP)	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.

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GLOSSARY

National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by the South African Revenue Service and departmental revenue must be paid.
Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.
Net borrowing requirement	The main budget balance.
Net exports	Exports less imports.
Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.
Net trade	The difference between the value of exports and the value of imports.
New Development Bank	A multilateral lending institution being established by Brazil, Russia, India, China and South Africa.
Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The "effective" exchange rate is a trade-weighted average of the rates of exchange with other currencies.
Nominal wage	The return, or wage, to employees at the current price level.
Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.
Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.
Non-interest expenditure	Total expenditure by government less debt-service costs.
Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.
Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.
Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.
Organisation for Economic Co-operation and Development	An organisation of 36 mainly industrialised member countries. South Africa is not a member.
PAYE	The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees' portion of social benefit taxes, from each paycheque delivered to employees.
Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.
Permanent establishment	A fixed place of business from which a company operates. When two countries have a tax treaty, the concept of "permanent establishment" is used to determine the right of one state to tax the profits of the business in the other state. See also anti-fragmentation rule.
Policy reserve	Additional money in the fiscus to fund new and crucial priorities.
Portfolio investment	Investment in financial assets such as stocks and bonds.
Potential growth	The fastest growth an economy can sustain without increasing inflation.
Presidential Infrastructure Coordinating Commission (PICC)	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.

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2019 BUDGET REVIEW Price discovery The process of determining the price level of a commodity or asset, based on supply and demand factors. The extent to which changes in price affect consumer purchasing behaviour. The issuance of new bonds in the primary market by means of an auction. The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus. The market where new securities (bonds or equities) are issued or sold by a company or government in the capital markets for the first time. The agricultural, forestry, fishing, mining and quarrying sectors of the economy. A test where the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining the benefit was one of the principal purposes behind the arrangement or transaction. Credit provided to the private sector. This includes all loans, credit cards and leases. The full or partial sale of state-owned enterprises to private individuals or companies. A measure of inflation based on the prices of production inputs as reported by producers across different sectors. A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency. The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability. The authority responsible for the prudential regulation of banks, insurers, cooperative financial institutions, financial conglomerates and certain market infrastructure. Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities to meet the needs of the general public. Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law. The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management. Goods and services that would not be fully provided in a pure free-market system and are largely provided by government. A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund. A contractual arrangement whereby a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria. See unitary payment. National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises. The consolidated cash borrowing requirement of general government and non-financial public enterprises. Price sensitivity Primary bond auctions Primary deficit/surplus Primary market Primary sector Principal purpose test Private-sector credit extension Privatisation Producer price index (PPI) Productivity Profit shifting Prudential Authority Public-benefit organisations (PBOs) Public entities Public Finance (PFMA) Management Act Public goods Public Investment Corporation (PIC) Public-private partnerships (PPPs) Public sector Public-sector borrowing requirement 174

GLOSSARY Purchasing managers’ index (PMI) A composite index measuring the change in manufacturing activity compared with the previous month. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity. An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid. A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity. A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating. A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included. Expenditure measured in constant prices after taking account of inflation. The level of interest after taking account of inflation. The return, or wage, to employees, measured at a constant price level. Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity. A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth. The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond. The repayment of debt at a scheduled time with the proceeds of new loans. The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost. An economic policy intended to boost economic activity in a geographical area extending beyond one country. The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel. Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction. The rate at which the Reserve Bank lends to commercial banks. Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions. A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country. A piped water network that ensures that water is collected and treated before it reaches the consumer. The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate. A return that compensates for uncertainty. The difference between income and spending. Quarterly Employment Statistics Quarterly Labour Force Survey Rating agency Real effective exchange rate Real expenditure Real interest rate Real wage Recapitalisation Recession Redemption Refinancing Refinancing risk Regional integration Remuneration Repurchase agreements Repurchase (repo) rate Reserves (foreign exchange) Residence-based income tax system Reticulation scheme Revaluation gain/loss Risk premium Saving 175

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Seasonally adjusted	Removal of seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data.
Secondary market	Market where securities are bought and sold by market participants in the capital market following primary market issuance.
Secondary market pricing	The price at which securities are bought and sold in the secondary market.
Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older.
Secondary sector	The part of the economy concerned with the manufacture of goods.
Secondary tax on companies (STC)	Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax.
Section 21 company	Non-profit entities registered in terms of Section 21 of the Companies Act.
Sector education and training authorities	Institutions funded through skills development levies, responsible for learnership programmes and implementing strategic sector skills plans.
Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.
Securitisation	The pooling of assets into a financial instrument to sell to different types of investors.
Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants).
Significant owner	A person who directly or indirectly materially controls or influences the business or strategy of a financial institution.
Skills development levy	A payroll tax designed to finance training initiatives in terms of the skills development strategy.
Social infrastructure	Infrastructure that supports social services.
Social wage	Social benefits available to all individuals, funded wholly or partly by the state.
Source-based income tax system	A system in which income is taxed in the country where the income originates.
Southern African Customs Union (SACU) agreement	An agreement between South Africa, Botswana, eSwatini, Lesotho and Namibia that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue.
Southern African Development Community (SADC)	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa.
Sovereign debt	Debt issued by a government.
Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations.
Spatial planning	Planning to influence the geographic distribution of people and economic activity.
Special economic zones	A designated zone where business and trade laws incentivise trade, investment and employment.
Specific excise duty	A tax on each unit of output or sale of a good, unrelated to the value of a good.
Standing appropriations	Government's expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements.
Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.

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GLOSSARY

Sterilisation	Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency.
Structural budget balance	A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out.
Structural constraints	Imbalances in the structure of the economy that hinder growth and development.
Switch auction	An auction to exchange bonds to manage refinancing risk or improve tradability.
Syndicated loan	A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower.
Tax amnesty	A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties.
Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.
Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.
Tax buoyancy	The relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above one means that revenues are growing faster than the economy and below one means they are growing below the rate of GDP growth.
Tax evasion	When individuals or businesses illegally reduce their tax liability.
Tax expenditure	Government revenue forgone due to provisions that allow deductions, exclusions, or exemptions from taxable income. The revenue can also be forgone through the deferral of tax liability or preferential tax rates.
Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.
Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.
Tax incidence	The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.
Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.
Tax morality	The willingness, or motivation, of citizens to pay tax. This is separate from the statutory obligation to pay taxes, but may influence tax compliance.
Tax-to-GDP ratio	For public finance comparison purposes, a country's tax burden, or tax-to-GDP ratio, is calculated by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.
Term-to-maturity	The time between issuance and expiry.
Terms of trade	An index measuring the ratio of a country's export prices relative to its import prices.
Tertiary sector	The part of the economy concerned with the provision of services.
Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.

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Trade balance	The monetary record of a country's net imports and exports of physical merchandise and services. See also current account.
Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.
Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.
Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.
Treaty shopping	When related companies in different countries establish a third entity in another location to take advantage of a favourable tax arrangement.
Trend GDP growth	The theoretical level of GDP growth, where growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account.
Unallocated reserves	Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces.
Unemployment (broad definition)	All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers.
Unemployment (official definition)	Those of working age, who are unemployed and actively seeking work (excludes discouraged work seekers).
Unitary payment	The payment made to a private party for meeting its obligations in a public-private partnership.
Unit labour cost	The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour).
Unsecured debt instruments	Debt not backed or secured by collateral to reduce the risk of lending.
Unsecured lending	A loan that is not backed or secured by any type of collateral to reduce the lender's risk.
Unqualified audit	An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement.
VAT refund	The amount of value-added tax (VAT) repayable by SARS to a VAT vendor.
Venture capital company	In terms of South African regulation, a company whose sole objective is managing investments in qualifying companies (small businesses). Investments in venture capital companies are tax deductible.
Vertical equity	A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax.
Virement	The transfer of resources from one programme to another within the same department during a financial year.
Vested right	The right to ownership of an asset that cannot be arbitrarily taken away by a third party.
Vote	An appropriation voted by Parliament.
Water trading account	A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure.

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GLOSSARY Weighted average cost of capital The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation. Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties. A policy document used to present government policy preferences. A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds includes the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity. A graph showing the relationship between the yield on bonds of the same credit quality but different years to maturity at a given point in time. Withholding tax White paper Yield Yield curve 179

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STATISTICAL ANNEXURE Statistical annexure Explanatory notes The statistical tables present details of the main budget, consolidated national and provincial expenditure, consolidated government expenditure, the borrowing requirement and financing of government debt, total government debt, and provisions and contingent liabilities. The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. This is the national budget, including transfers to other spheres of government. Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget. While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance and Traditional Affairs. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises. More than 70 per cent of total national expenditure on the 2019/20 main budget consists of transfer payments to other levels of general government, which means that economic and functional classifications of national budget expenditure are not comprehensive. For the purposes of analysis, it would be preferable to present economic and 183 1 Main budget: revenue, expenditure, budget balance and financing, 2012/13 to 2021/22 2 Main budget: estimates of national revenue – summary of revenue, 2001/02 to 2021/22 3 Main budget: estimates of national revenue – detailed classification of revenue, 2015/16 to 2019/20 4 Main budget: expenditure defrayed from the National Revenue Fund by vote, 2015/16 to 2021/22 5 Consolidated national, provincial and social security funds expenditure: economic classification, 2015/16 to 2021/22 6 Consolidated national, provincial and social security funds expenditure: functional classification, 2015/16 to 2021/22 7 Consolidated government revenue and expenditure: economic classification, 2015/16 to 2021/22 8 Consolidated government expenditure: functional classification, 2015/16 to 2021/22 9 Consolidated government revenue, expenditure and financing, 2015/16 to 2021/22 10 Total debt of government, 1994/95 to 2021/22 11 Net loan debt, provisions and contingent liabilities, 2008/09 to 2021/22

2019 BUDGET REVIEW functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government, its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa. Change in recording of extraordinary receipts and payments in the budget tables Since 2014, the consolidated government accounts have been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics manual (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. The calculation of the budget balance includes all government transactions. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments. Treatment of foreign grants to the RDP Fund All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7. Adjustments due to transactions in government debt As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. This capital profit does not represent actual cash flow and is regarded as a “book profit”, which lowers the outstanding debt. A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments. Sources of information The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources: • • • • • Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts Printed estimates of revenue and expenditure for the national and provincial budgets The Reserve Bank The South African Revenue Service (SARS) Monthly press releases from the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999). Main budget: revenue, expenditure, budget balance and financing (Table 1) Table 1 summarises the main budget balances since 2012/13 and medium-term estimates to 2021/22. In line with the economic reporting format introduced in 2004/05, the revenue classification shows departmental sales of capital assets separately. Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that revenue increased and expenditure decreased by the same amount, the national budget deficit is unaffected. 184

STATISTICAL ANNEXURE Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements. The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are excluded from expenditure, in keeping with international practice. Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in domestic government bonds and foreign loans (new loan issues, repayments on maturity, buybacks, switches and reverse purchase transactions). Main budget: estimates of national revenue (Tables 2 and 3) Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements. In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts. Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4) Table 4 contains estimates of expenditure on national budget votes for the period 2015/16 to 2021/22. In 2015/16, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes. Consolidated national, provincial and social security funds expenditure (Tables 5 and 6) Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Funds. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. As such, these estimates are subject to change before being tabled in provincial legislatures. The functional classification The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics manual. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups. To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: • Learning and culture: Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions. 185

2019 BUDGET REVIEW • Economic development: Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates. Peace and security: This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. • • Consolidated government revenue and expenditure (Tables 7 and 8) Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises. The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. Accordingly, state-owned entities are broadly identified as one of the following: • Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related. Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees. Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, (the level of which is dictated by government) or that are directly involved in the maintenance or extension of critical infrastructure. • • To present consolidated accounts, all units use the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting. All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions. Not all intra-entity transactions are eliminated, however, because they are not always identifiable in the accounting systems of government and many of its agencies. Only those that can be identified have been eliminated. These broadly include: • Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards). 186

STATISTICAL ANNEXURE • Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity). As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget. A total of 163 national and provincial departments and 186 entities are included in the 2019 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. Considerable work has been done to align the local government accounts with national and provincial accounts. A classification reporting framework has been developed for municipalities as a first step towards the consolidation of the financial information of all three spheres of government. Consolidated government revenue, expenditure and financing (Table 9) Table 9 presents the government account, which distinguishes between government's operating activities and its plans to invest in capital and infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. Total debt of government (Table 10) Table 10 shows the major components of government debt. Net loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. The balances on the Gold and Foreign Exchange Reserve Account, which represent net revaluation profits and losses incurred on gold and foreign exchange transactions, are also disclosed. Net loan debt, provisions and contingent liabilities (Table 11) Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations that only result in expenditure when an uncertain future event occurs. Both explicit and implicit contingent liabilities are disclosed. Implicit contingent liabilities are mostly the actuarial deficits of social security funds, while explicit contingent liabilities are mostly guarantees for state-owned companies, public-private partnership projects and the Renewable Energy Independent Power Producer Programme. In the case of guarantees for state-owned companies, the exposure disclosed is the amount borrowed against a guarantee, along with any related interest on this amount, if guaranteed. The National Treasury published detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments. 187

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Table 1
Main budget: revenue, expenditure, budget balance and financing *1)*

R million		2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
		Actual outcome				Preliminary outcome	
Main budget revenue							
Current revenue		786 078.4	871 371.8	950 046.8	1 032 727.7	1 119 527.6	1 178 928.8
Tax revenue (gross)	*2)*	*813 825.8*	*900 014.7*	*986 295.0*	*1 069 982.6*	*1 144 081.0*	*1 216 463.9*
Less: SACU payments	*3)*	*-42 151.3*	*-43 374.4*	*-51 737.7*	*-51 021.9*	*-39 448.3*	*-55 950.9*
Non-tax revenue (departmental and other receipts)	*4)*	*14 403.9*	*14 731.5*	*15 489.4*	*13 767.0*	*14 894.9*	*18 415.8*
Financial transactions in assets and liabilities	*5)*	13 969.5	15 957.3	15 332.7	43 387.6	18 224.8	17 282.7
Sales of capital assets		94.3	37.0	77.4	121.1	148.9	187.5
Total revenue		**800 142.2**	**887 366.2**	**965 456.9**	**1 076 236.4**	**1 137 901.3**	**1 196 399.1**
Main budget expenditure							
Direct charges against the National Revenue Fund		424 634.5	462 603.0	503 253.9	544 848.0	588 652.6	636 140.7
Debt-service costs	*6)*	*88 121.1*	*101 184.7*	*114 798.4*	*128 795.6*	*146 496.7*	*162 644.6*
Provincial equitable share		*310 740.7*	*336 495.3*	*359 921.8*	*386 500.0*	*410 698.6*	*441 331.1*
General fuel levy sharing with metropolitan municipalities		*9 039.7*	*9 613.4*	*10 190.2*	*10 658.9*	*11 223.8*	*11 785.0*
Skills levy and SETAs		*11 694.5*	*12 090.2*	*13 838.8*	*15 156.4*	*15 233.0*	*16 293.6*
Other	*7)*	*5 038.5*	*3 219.4*	*4 504.8*	*3 737.0*	*5 000.5*	*4 086.4*
Appropriated by vote		540 861.0	585 155.6	628 646.2	699 774.9	716 833.7	768 845.1
Current payments	*8)*	*159 848.6*	*176 398.4*	*184 544.7*	*196 320.3*	*209 314.8*	*217 696.4*
Transfers and subsidies	*9)*	*364 947.0*	*391 285.2*	*424 144.4*	*455 984.7*	*487 079.2*	*517 505.8*
Payments for capital assets	*10)*	*13 876.1*	*14 002.7*	*16 200.6*	*18 276.3*	*15 577.8*	*15 213.4*
Payments for financial assets	*11)*	*2 189.3*	*3 469.4*	*3 756.5*	*29 193.5*	*4 861.9*	*18 429.5*
Provisional allocation not assigned to votes	*12)*	–	–	–	–	–	–
Infrastructure fund not assigned to votes		–	–	–	–	–	–
Provisional allocation for Eskom restructuring		–	–	–	–	–	–
Compensation of employees and other baseline adjustments		–	–	–	–	–	–
Total		**965 495.6**	**1 047 758.6**	**1 131 900.1**	**1 244 622.9**	**1 305 486.2**	**1 404 985.9**
Contingency reserve		–	–	–	–	–	–
Total expenditure		**965 495.6**	**1 047 758.6**	**1 131 900.1**	**1 244 622.9**	**1 305 486.2**	**1 404 985.9**
Main budget balance		**-165 353.3**	**-160 392.4**	**-166 443.2**	**-168 386.4**	**-167 585.0**	**-208 586.8**
Percentage of GDP		*-5.0%*	*-4.4%*	*-4.3%*	*-4.1%*	*-3.8%*	*-4.4%*
Financing							
Change in loan liabilities							
Domestic short-term loans (net)		**22 555.0**	**23 048.0**	**9 569.0**	**13 075.0**	**40 507.1**	**33 407.0**
Domestic long-term loans (net)		**125 767.8**	**149 414.4**	**157 014.0**	**146 172.0**	**116 684.3**	**174 438.0**
Market loans		*161 557.7*	*172 112.5*	*192 414.0*	*176 795.0*	*175 070.5*	*200 200.0*
Loans issued for switches		*-3 851.8*	*-1 135.3*	*-1 160.0*	*-2 479.0*	*-1 036.4*	*-1 508.0*
Redemptions		*-31 938.1*	*-21 562.8*	*-34 240.0*	*-28 144.0*	*-57 349.8*	*-24 254.0*
Foreign loans (net)		**-11 622.0**	**378.4**	**8 361.0**	**-3 879.0**	**36 380.7**	**29 774.0**
Market loans		–	*19 619.1*	*22 952.0*	–	*50 959.3*	*33 895.0*
Loans issued for switches		–	–	–	–	*1 111.4*	–
Arms procurement loan agreements		*60.6*	–	–	–	–	–
Redemptions (including revaluation of loans)	*13)*	*-11 682.6*	*-19 240.7*	*-14 591.0*	*-3 879.0*	*-15 690.0*	*-4 121.0*
Change in cash and other balances (- increase)		**28 652.5**	**-12 448.4**	**-8 500.8**	**13 018.4**	**-25 987.1**	**-29 032.2**
Total financing (net)		**165 353.3**	**160 392.4**	**166 443.2**	**168 386.4**	**167 585.0**	**208 586.8**
GDP		*3 320 753*	*3 614 459*	*3 865 925*	*4 126 999*	*4 412 749*	*4 720 955*
National Revenue Fund transactions	*14)*						
National Revenue Fund receipts		*12 302.8*	*11 709.3*	*12 647.0*	*14 377.5*	*14 240.6*	*16 600.3*
National Revenue Fund payments		*-2 587.2*	*-516.3*	*-1 525.5*	*-681.7*	*-1 778.0*	*-587.1*
Net		***9 715.6***	***11 193.0***	***11 121.5***	***13 695.8***	***12 462.6***	***16 013.2***

1) This table summarises revenue, expenditure and the main budget balance since 2012/13. As available data is incomplete, the estimates are not fully consistent with other sources, such as the Government Finance Statistics series of the Reserve Bank.

2) Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes.

3) Payments in terms of Southern African Customs Union (SACU) agreements.

4) Excludes sales of capital assets, discount and revaluation of foreign loan repayments. Includes receipts for which a department serves as a conduit to deposit funds into the National Revenue Fund.

5) Includes National Revenue Fund receipts (previously classified as extraordinary receipts).

6) Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments.

7) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments) and the International Oil Pollution Compensation Funds.

Source: National Treasury

188

STATISTICAL ANNEXURE

Table 1
Main budget: revenue, expenditure, budget balance and financing 1)

R million	Note	2018/19 Budget estimate	2018/19 Revised estimate	2018/19 Deviation	2019/20	2020/21	2021/22
					Medium-term estimates		
Main budget revenue							
Current revenue		1 312 935.3	1 271 421.0	-41 514.3	1 389 607.8	1 499 817.8	1 627 187.1
Tax revenue (gross)	2)	*1 344 964.5*	*1 302 201.3*	*-42 763.2*	*1 422 208.0*	*1 544 868.4*	*1 670 408.1*
Less: SACU payments		*-48 288.6*	*-48 288.6*	–	*-50 280.3*	*-65 778.4*	*-65 388.7*
Non-tax revenue (departmental and other receipts)	4)	*16 259.4*	*17 508.4*	*1 249.0*	*17 680.1*	*20 727.8*	*22 167.6*
Financial transactions in assets and liabilities	5)	8 080.1	13 845.4	5 765.3	13 727.0	5 165.7	5 600.6
Sales of capital assets		130.7	119.6	-11.0	129.6	134.1	137.0
Total revenue		**1 321 146.1**	**1 285 386.1**	**-35 760.0**	**1 403 464.4**	**1 505 117.7**	**1 632 924.7**
Main budget expenditure							
Direct charges against the National Revenue Fund		683 691.2	686 212.1	2 520.9	743 849.6	805 706.1	868 088.6
Debt-service costs	6)	*180 124.0*	*182 217.9*	*2 093.9*	*202 207.8*	*224 066.1*	*247 408.4*
Provincial equitable share		*470 286.5*	*470 286.5*	–	*505 553.8*	*542 908.6*	*578 645.2*
General fuel levy sharing with metropolitan municipalities		*12 468.6*	*12 468.6*	–	*13 166.8*	*14 026.9*	*15 182.5*
Skills levy and SETAs		*16 929.4*	*17 312.2*	*382.8*	*18 758.5*	*20 437.4*	*22 307.3*
Other	7)	*3 882.8*	*3 927.0*	*44.2*	*4 162.7*	*4 267.1*	*4 545.3*
Appropriated by vote		814 508.9	823 645.4	9 136.5	882 647.8	946 483.9	1 007 492.6
Current payments	8)	*229 318.4*	*231 026.0*	*1 707.5*	*246 636.3*	*263 910.8*	*282 640.4*
Transfers and subsidies	9)	*566 436.4*	*563 245.2*	*-3 191.2*	*615 879.5*	*661 429.4*	*702 242.5*
Payments for capital assets	10)	*14 296.8*	*15 631.7*	*1 335.0*	*15 424.2*	*16 230.1*	*17 425.7*
Payments for financial assets	11)	*4 457.3*	*13 742.5*	*9 285.2*	*4 707.9*	*4 913.7*	*5 183.9*
Provisional allocation not assigned to votes	12)	6 000.0	–	-6 000.0	10.0	376.2	3 903.9
Infrastructure fund not assigned to votes		–	–	–	1 000.0	–	4 000.0
Provisional allocation for Eskom restructuring		–	–	–	23 000.0	23 000.0	23 000.0
Compensation of employees and other baseline adjustments		–	–	–	-4 800.0	-12 000.0	-12 000.0
		1 504 200.2	**1 509 857.5**	**5 657.4**	**1 645 707.4**	**1 763 566.2**	**1 894 485.1**
Contingency reserve		8 000.0	–	-8 000.0	13 000.0	6 000.0	6 000.0
Total expenditure		**1 512 200.2**	**1 509 857.5**	**-2 342.6**	**1 658 707.4**	**1 769 566.2**	**1 900 485.1**
Main budget balance		**-191 054.0**	**-224 471.5**	**-33 417.5**	**-255 243.0**	**-264 448.5**	**-267 560.4**
Percentage of GDP		*-3.8%*	*-4.4%*	*-0.6%*	*-4.7%*	*-4.5%*	*-4.3%*
Financing							
Change in loan liabilities							
Domestic short-term loans (net)		**14 200.0**	**14 000.0**	**-200.0**	**25 000.0**	**35 000.0**	**36 000.0**
Domestic long-term loans (net)		**159 916.0**	**167 481.0**	**7 565.0**	**185 404.0**	**192 925.0**	**194 036.0**
Market loans		*191 000.0*	*181 000.0*	*-10 000.0*	*216 000.0*	*244 000.0*	*254 000.0*
Loans issued for switches		–	*-500.0*	*-500.0*	–	–	–
Redemptions		*-31 084.0*	*-13 019.0*	*18 065.0*	*-30 596.0*	*-51 075.0*	*-59 964.0*
Foreign loans (net)		**35 932.0**	**52 157.0**	**16 225.0**	**-20 972.0**	**30 910.0**	**39 268.0**
Market loans		*38 040.0*	*54 198.0*	*16 158.0*	*28 520.0*	*43 050.0*	*43 560.0*
Loans issued for switches		–	–	–	–	–	–
Arms procurement loan agreements		–	–	–	–	–	–
Redemptions (including revaluation of loans)	13)	*-2 108.0*	*-2 041.0*	*67.0*	*-49 492.0*	*-12 140.0*	*-4 292.0*
Change in cash and other balances (- increase)		**-18 994.0**	**-9 166.5**	**9 827.5**	**65 811.0**	**5 613.5**	**-1 743.6**
Total financing (net)		**191 054.0**	**224 471.5**	**33 417.5**	**255 243.0**	**264 448.5**	**267 560.4**
GDP		*5 025 379*	*5 059 106*	*33 728*	*5 413 825*	*5 812 415*	*6 249 070*
National Revenue Fund transactions	14)						
National Revenue Fund receipts		*6 185.0*	*11 685.2*	*5 500.2*	*4 488.0*	*4 950.0*	*5 579.0*
National Revenue Fund payments		*-135.1*	*-161.5*	*-26.4*	*-135.3*	–	–
Net		***6 049.9***	***11 523.7***	***5 473.8***	***4 352.7***	***4 950.0***	***5 579.0***

8) Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers.
9) Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government.
10) Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets.
11) Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies.
12) The 2018/19 year includes the provision for contingencies related to drought relief in several provinces, support to the water sector and public investment projects supported by improved infrastructure planning.
13) Revaluation estimates are based on National Treasury's projection of exchange rates.
14) National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits. National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

189

2019 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08
Taxes on income and profits		**147 310.4**	**164 565.9**	**171 962.8**	**195 219.1**	**230 803.6**	**279 990.5**	**332 058.3**
Personal income tax		90 389.5	94 336.7	98 495.1	110 981.9	125 645.3	140 578.3	168 774.4
Corporate income tax		42 354.5	55 745.1	60 880.8	70 781.9	86 160.8	118 998.6	140 119.8
Secondary tax on companies/dividend and interest withholding tax		7 162.7	6 325.6	6 132.9	7 487.1	12 277.6	15 291.4	20 585.4
Tax on retirement funds		6 190.6	6 989.7	4 897.7	4 406.1	4 783.1	3 190.5	285.4
Other	*1)*	1 213.1	1 169.0	1 556.3	1 562.2	1 936.7	1 931.7	2 293.3
Taxes on payroll and workforce		**2 717.3**	**3 352.1**	**3 896.4**	**4 443.3**	**4 872.0**	**5 597.4**	**6 330.9**
Skills development levy	*2)*	2 717.3	3 352.1	3 896.4	4 443.3	4 872.0	5 597.4	6 330.9
Taxes on property		**4 628.3**	**5 084.6**	**6 707.5**	**9 012.6**	**11 137.5**	**10 332.3**	**11 883.9**
Donations tax		20.6	17.7	17.1	25.2	29.5	47.0	27.6
Estate duty		481.9	432.7	417.1	506.9	624.7	747.4	691.0
Securities transfer tax	*3)*	1 212.8	1 205.2	1 101.1	1 365.9	1 973.4	2 763.9	3 757.1
Transfer duties		2 913.0	3 429.0	5 172.1	7 114.6	8 510.0	6 774.0	7 408.2
Domestic taxes on goods and services		**86 885.1**	**97 311.5**	**110 108.6**	**131 980.6**	**151 223.7**	**174 671.4**	**194 690.3**
Value-added tax	*4)*	61 056.6	70 149.9	80 681.8	98 157.9	114 351.6	134 462.6	150 442.8
Specific excise duties		9 797.2	10 422.6	11 364.6	13 066.7	14 546.5	16 369.5	18 218.4
Health promotion levy		–	–	–	–	–	–	
Ad valorem excise duties		776.1	1 050.2	1 016.2	1 015.2	1 157.3	1 282.7	1 480.5
Fuel levies		14 923.2	15 333.8	16 652.4	19 190.4	20 506.7	21 844.6	23 740.5
Air departure tax		296.4	324.8	367.2	412.2	458.2	484.8	540.6
Electricity levy		–	–	–	–	–	–	–
Other	*5)*	35.5	30.3	26.5	138.3	203.4	227.2	267.5
Taxes on international trade and transactions		**8 680.1**	**9 619.8**	**8 414.3**	**13 286.5**	**18 201.9**	**24 002.2**	**27 081.9**
Customs duties		8 632.2	9 330.7	8 479.4	12 888.4	18 303.5	23 697.0	26 469.9
Health promotion levy on imports		–	–	–	–	–	–	–
Import surcharges		0.5	0.0	–	–	–	–	–
Other	*6)*	47.5	289.1	-65.1	398.1	-101.6	305.2	612.0
Stamp duties and fees		**1 767.2**	**1 572.4**	**1 360.1**	**1 167.7**	**792.8**	**615.7**	**557.1**
State miscellaneous revenue	*7)*	**306.7**	**433.0**	**-7.1**	**-130.9**	**164.2**	**339.2**	**212.2**
TOTAL TAX REVENUE (gross)		**252 295.0**	**281 939.3**	**302 442.6**	**354 978.8**	**417 195.7**	**495 548.6**	**572 814.6**
Non-tax revenue	*8)*	**8 331.4**	**12 995.7**	**8 309.5**	**8 695.4**	**15 602.3**	**14 281.4**	**14 542.4**
Less: SACU payments	*9)*	**-8 204.8**	**-8 259.4**	**-9 722.7**	**-13 327.8**	**-14 144.9**	**-25 194.9**	**-24 712.6**
Other adjustment	*10)*	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**252 421.5**	**286 675.6**	**301 029.4**	**350 346.5**	**418 653.1**	**484 635.1**	**562 644.4**
Current revenue		**252 417.4**	**286 617.8**	**301 012.9**	**350 316.3**	**418 573.8**	**484 596.3**	**562 414.2**
Direct taxes		150 530.1	168 368.4	176 293.5	200 194.5	236 329.7	286 382.4	339 107.8
Indirect taxes		101 458.2	113 137.9	126 156.1	154 915.3	180 701.8	208 827.1	233 494.6
State miscellaneous revenue		306.7	433.0	-7.1	-130.9	164.2	339.2	212.2
Non-tax revenue (excluding sales of capital assets)	*11)*	8 327.2	12 937.9	8 293.0	8 665.2	15 523.0	14 242.6	14 312.2
Less: SACU payments		-8 204.8	-8 259.4	-9 722.7	-13 327.8	-14 144.9	-25 194.9	-24 712.6
Sales of capital assets		**4.2**	**57.8**	**16.5**	**30.2**	**79.3**	**38.8**	**230.2**
National Revenue Fund receipts	*12)*	*4 159.1*	*8 167.9*	*1 598.2*	*2 492.0*	*6 905.2*	*3 438.1*	*1 849.8*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue.
The historical years from 2000/01 have been adjusted for comparative purposes.
Source: National Treasury

190

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15		R million
			Actual collections					
383 482.7	**359 044.8**	**379 941.2**	**426 583.7**	**457 313.8**	**507 759.2**	**561 789.8**		**Taxes on income and profits**
195 145.7	205 145.0	226 925.0	250 399.6	275 821.6	309 834.1	352 950.4		Personal income tax
165 539.0	134 883.4	132 901.7	151 626.7	159 259.2	177 324.3	184 925.4		Corporate income tax
20 017.6	15 467.8	17 178.2	21 965.4	19 738.7	17 308.8	21 247.3		Secondary tax on companies/dividend and interest withholding tax
143.3	42.7	2.8	6.7	0.2	–	–		Tax on retirement funds
2 637.2	3 505.9	2 933.6	2 585.3	2 494.1	3 292.0	2 666.7	1)	Other
7 327.5	**7 804.8**	**8 652.3**	**10 173.1**	**11 378.5**	**12 475.6**	**14 032.1**		**Taxes on payroll and workforce**
7 327.5	7 804.8	8 652.3	10 173.1	11 378.5	12 475.6	14 032.1	2)	Skills development levy
9 477.1	**8 826.4**	**9 102.3**	**7 817.5**	**8 645.2**	**10 487.1**	**12 471.5**		**Taxes on property**
125.0	60.1	64.6	52.7	82.1	112.8	167.0		Donations tax
756.7	759.3	782.3	1 045.2	1 013.0	1 101.5	1 488.6		Estate duty
3 664.5	3 324.0	2 932.9	2 886.1	3 271.9	3 784.3	4 150.1	3)	Securities transfer tax
4 930.9	4 683.0	5 322.5	3 833.6	4 278.3	5 488.5	6 665.8		Transfer duties
201 416.0	**203 666.8**	**249 490.4**	**263 949.9**	**296 921.5**	**324 548.2**	**356 554.4**		**Domestic taxes on goods and services**
154 343.1	147 941.3	183 571.4	191 020.2	215 023.0	237 666.6	261 294.8	4)	Value-added tax
20 184.5	21 289.3	22 967.6	25 411.1	28 377.7	29 039.5	32 333.6		Specific excise duties
–	–	–	–	–	–	–		Health promotion levy
1 169.5	1 275.9	1 596.2	1 828.3	2 231.9	2 363.3	2 962.3		*Ad valorem* excise duties
24 883.8	28 832.5	34 417.6	36 602.3	40 410.4	43 684.7	48 466.5		Fuel levies
549.4	580.3	647.8	762.4	873.1	878.7	906.6		Air departure tax
–	3 341.7	4 996.4	6 429.7	7 983.9	8 818.9	8 648.2		Electricity levy
285.7	405.7	1 293.3	1 895.8	2 021.4	2 096.5	1 942.5	5)	Other
22 852.4	**19 318.9**	**26 977.1**	**34 121.0**	**39 549.1**	**44 732.2**	**41 462.9**		**Taxes on international trade and transactions**
22 751.0	19 577.1	26 637.4	34 197.9	38 997.9	44 178.7	40 678.8		Customs duties
–	–	–	–	–	–	–		Health promotion levy on imports
–	–	–	–	–	–	–		Import surcharges
101.4	-258.3	339.7	-76.9	551.2	553.4	784.1	6)	Other
571.8	**49.5**	**3.1**	**-2.9**	**0.5**	**31.7**	**-1.2**		**Stamp duties and fees**
-27.4	**-5.7**	**16.7**	**7.4**	**17.2**	**-19.1**	**-14.6**	7)	**State miscellaneous revenue**
625 100.2	**598 705.4**	**674 183.1**	**742 649.7**	**813 825.8**	**900 014.7**	**986 295.0**		**TOTAL TAX REVENUE (gross)**
20 819.6	**15 323.1**	**16 474.0**	**24 401.5**	**28 467.7**	**30 725.8**	**30 899.6**	8)	**Non-tax revenue**
-28 920.6	**-27 915.4**	**-14 991.3**	**-21 760.0**	**-42 151.3**	**-43 374.4**	**-51 737.7**	9)	**Less: SACU payments**
–	–	**-2 914.4**	–	–	–	–	10)	**Other adjustment**
616 999.2	**586 113.1**	**672 751.5**	**745 291.3**	**800 142.2**	**887 366.2**	**965 456.9**		**TOTAL MAIN BUDGET REVENUE**
616 868.0	**586 076.8**	**672 716.0**	**745 176.5**	**800 047.9**	**887 329.2**	**965 379.5**		**Current revenue**
391 691.9	367 669.0	389 440.5	437 854.7	469 787.4	521 449.0	577 477.5		Direct taxes
233 435.6	231 042.1	284 726.0	304 787.6	344 021.2	378 584.8	408 832.1		Indirect taxes
-27.4	-5.7	16.7	7.4	17.2	-19.1	-14.6		State miscellaneous revenue
20 688.4	15 286.8	16 438.5	24 286.8	28 373.4	30 688.8	30 822.1	11)	Non-tax revenue (excluding sales of capital assets)
-28 920.6	-27 915.4	-17 905.7	-21 760.0	-42 151.3	-43 374.4	-51 737.7		Less: SACU payments
131.2	**36.3**	**35.4**	**114.7**	**94.3**	**37.0**	**77.4**		**Sales of capital assets**
8 203.4	*6 428.6*	*3 013.9*	*5 209.2*	*12 302.8*	*11 709.3*	*12 647.0*	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

191

2019 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		2015/16	2016/17	2017/18	2018/19		2019/20	
		Actual collections			Revised estimates	% change on actual 2017/18	Budget estimates Before tax proposals	After tax proposals
Taxes on income and profits		**606 820.5**	**664 526.4**	**711 703.0**	**751 845.7**	**5.6%**	**806 541.6**	**820 341.6**
Personal income tax		388 102.4	424 545.2	460 952.8	497 451.3	7.9%	539 076.9	552 876.9
Corporate income tax		191 151.6	204 431.8	217 412.0	218 435.8	0.5%	229 608.2	229 608.2
Secondary tax on companies/dividend and interest withholding tax		24 152.8	31 575.7	28 559.6	31 008.9	8.6%	32 594.9	32 594.9
Tax on retirement funds		–	–	–	–	–	–	–
Other	1)	3 413.7	3 973.8	4 778.6	4 949.7	3.6%	5 261.6	5 261.6
Taxes on payroll and workforce		**15 220.2**	**15 314.8**	**16 012.4**	**17 312.2**	**8.1%**	**18 758.5**	**18 758.5**
Skills development levy	2)	15 220.2	15 314.8	16 012.4	17 312.2	8.1%	18 758.5	18 758.5
Taxes on property		**15 044.1**	**15 661.2**	**16 584.6**	**16 034.8**	**-3.3%**	**17 158.9**	**17 158.9**
Donations tax		134.8	280.3	732.1	539.0	-26.4%	576.8	576.8
Estate duty		1 982.2	1 619.5	2 292.0	1 895.8	-17.3%	2 028.7	2 028.7
Securities transfer tax	3)	5 530.7	5 553.2	5 837.5	6 060.3	3.8%	6 485.1	6 485.1
Transfer duties		7 396.3	8 208.3	7 723.0	7 539.7	-2.4%	8 068.2	8 068.2
Domestic taxes on goods and services		**385 955.9**	**402 463.9**	**422 248.3**	**460 287.3**	**9.0%**	**503 449.0**	**504 649.0**
Value-added tax	4)	281 111.4	289 166.7	297 997.6	325 917.5	9.4%	361 571.3	360 471.3
Specific excise duties		35 076.7	35 773.8	37 355.9	40 276.4	7.8%	41 353.9	42 353.9
Health promotion levy		–	–	–	2 395.8	–	1 986.1	1 986.1
Ad valorem excise duties		3 014.1	3 396.2	3 780.9	4 162.7	10.1%	4 454.5	4 454.5
Fuel levies		55 607.3	62 778.8	70 948.6	75 373.6	6.2%	81 657.6	82 957.6
Air departure tax		941.2	1 003.9	1 086.0	1 102.4	1.5%	1 159.2	1 159.2
Electricity levy		8 471.8	8 457.7	8 501.0	8 434.5	-0.8%	8 562.5	8 562.5
Other	5)	1 733.5	1 886.8	2 578.3	2 624.5	1.8%	2 703.9	2 703.9
Taxes on international trade and transactions		**46 942.3**	**46 102.5**	**49 939.4**	**56 721.8**	**13.6%**	**61 300.4**	**61 300.4**
Customs duties		46 250.1	45 579.1	49 151.7	55 638.3	13.2%	60 029.5	60 029.5
Health promotion levy on imports		–	–	–	78.2	–	245.2	245.2
Import surcharges		–	–	–	–	–	–	–
Other	6)	692.2	523.4	787.7	1 005.3	27.6%	1 025.6	1 025.6
Stamp duties and fees		**0.4**	**-0.1**	**-0.3**	**-0.3**	**0.7%**	**-0.3**	**-0.3**
State miscellaneous revenue	7)	**-0.8**	**12.2**	**-23.5**	–	–	–	–
Revenue measures in 2020 Budget								
TOTAL TAX REVENUE (gross)		**1 069 982.6**	**1 144 081.0**	**1 216 463.9**	**1 302 201.3**	**7.0%**	**1 407 208.0**	**1 422 208.0**
Non-tax revenue	8)	**57 275.7**	**33 268.6**	**35 886.1**	**31 473.4**	**-12.3%**	**31 536.7**	**31 536.7**
Less: SACU payments	9)	**-51 021.9**	**-39 448.3**	**-55 950.9**	**-48 288.6**	**-13.7%**	**-50 280.3**	**-50 280.3**
Other adjustment	10)	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**1 076 236.4**	**1 137 901.3**	**1 196 399.1**	**1 285 386.1**	**7.4%**	**1 388 464.4**	**1 403 464.4**
Current revenue		**1 076 115.3**	**1 137 752.4**	**1 196 211.6**	**1 285 266.4**	**7.4%**	**1 388 334.8**	**1 403 334.8**
Direct taxes		624 157.7	681 741.0	730 739.5	771 592.7	5.6%	827 905.7	841 705.7
Indirect taxes		445 825.7	462 327.8	485 747.9	530 608.6	9.2%	579 302.3	580 502.3
State miscellaneous revenue		-0.8	12.2	-23.5	–	–	–	–
Non-tax revenue (excluding sales of capital assets)	11)	57 154.6	33 119.7	35 698.6	31 353.8	-12.2%	31 407.1	31 407.1
Less: SACU payments		-51 021.9	-39 448.3	-55 950.9	-48 288.6	-13.7%	-50 280.3	-50 280.3
Sales of capital assets		**121.1**	**148.9**	**187.5**	**119.6**	**-36.2%**	**129.6**	**129.6**
National Revenue Fund receipts	12)	*14 377.5*	*14 240.7*	*16 600.3*	*11 685.2*	*-29.6%*	*4 488.0*	*4 488.0*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue.
The historical years from 2000/01 have been adjusted for comparative purposes.
Source: National Treasury

192

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2019/20		2020/21		2021/22			
% change on revised 2018/19	% of total budget revenue	Estimates	% change after tax proposals 2019/20	Estimates	% change on 2020/21		R million
9.1%	**58.5%**	**885 501.9**	**7.9%**	**958 242.2**	**8.2%**		**Taxes on income and profits**
11.1%	39.4%	602 692.7	9.0%	658 917.2	9.3%		Personal income tax
5.1%	16.4%	242 439.5	5.6%	256 335.5	5.7%		Corporate income tax
5.1%	2.3%	34 422.7	5.6%	36 399.5	5.7%		Secondary tax on companies/dividend and interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
6.3%	0.4%	5 947.0	13.0%	6 589.9	10.8%	*1)*	Other
8.4%	**1.3%**	**20 437.4**	**9.0%**	**22 307.3**	**9.1%**		**Taxes on payroll and workforce**
8.4%	1.3%	20 437.4	9.0%	22 307.3	9.1%	*2)*	Skills development levy
7.0%	**1.2%**	**19 052.2**	**11.0%**	**20 862.6**	**9.5%**		**Taxes on property**
7.0%	0.0%	729.1	26.4%	816.6	12.0%		Donations tax
7.0%	0.1%	2 318.8	14.3%	2 577.1	11.1%		Estate duty
7.0%	0.5%	7 342.0	13.2%	8 155.6	11.1%	*3)*	Securities transfer tax
7.0%	0.6%	8 662.4	7.4%	9 313.2	7.5%		Transfer duties
9.6%	**36.0%**	**543 698.5**	**7.7%**	**586 888.8**	**7.9%**		**Domestic taxes on goods and services**
10.6%	25.7%	389 889.2	8.2%	422 745.9	8.4%	*4)*	Value-added tax
5.2%	3.0%	44 674.4	5.5%	47 099.5	5.4%		Specific excise duties
-17.1%	0.1%	2 250.9	13.3%	2 600.1	15.5%		Health promotion levy
7.0%	0.3%	4 782.5	7.4%	5 141.8	7.5%		*Ad valorem* excise duties
10.1%	5.9%	89 066.6	7.4%	95 758.4	7.5%		Fuel levies
5.2%	0.1%	1 296.8	11.9%	1 410.4	8.8%		Air departure tax
1.5%	0.6%	8 722.1	1.9%	8 909.6	2.1%		Electricity levy
3.0%	0.2%	3 016.0	11.5%	3 223.1	6.9%	*5)*	Other
8.1%	**4.4%**	**66 178.7**	**8.0%**	**71 356.4**	**7.8%**		**Taxes on international trade and transactions**
7.9%	4.3%	64 622.0	7.7%	69 407.5	7.4%		Customs duties
213.4%	0.0%	281.3	14.7%	312.4	11.1%		Health promotion levy on imports
–	–	–	–	–	–		Import surcharges
2.0%	0.1%	1 275.5	24.4%	1 636.5	28.3%	*6)*	Other
–	**-0.0%**	**-0.4**	**1.9%**	**-0.4**	**2.1%**		**Stamp duties and fees**
–	–	–	–	–	–	*7)*	**State miscellaneous revenue**
		10 000.0		**10 751.3**			**Revenue measures in 2020 Budget**
9.2%	**101.3%**	**1 544 868.4**	**8.6%**	**1 670 408.1**	**8.1%**		**TOTAL TAX REVENUE (gross)**
0.2%	**2.2%**	**26 027.7**	**-17.5%**	**27 905.2**	**7.2%**	*8)*	**Non-tax revenue**
4.1%	**-3.6%**	**-65 778.4**	**30.8%**	**-65 388.7**	**-0.6%**	*9)*	**Less: SACU payments**
–	–	–	–	–	–	*10)*	**Other adjustment**
9.2%	**100.0%**	**1 505 117.7**	**7.2%**	**1 632 924.7**	**8.5%**		**TOTAL MAIN BUDGET REVENUE**
9.2%	**100.0%**	**1 494 983.6**	**6.5%**	**1 622 036.4**	**8.5%**		**Current revenue**
9.1%	60.0%	908 987.2	8.0%	983 943.2	8.2%		Direct taxes
9.4%	41.4%	625 881.2	7.8%	675 713.7	8.0%		Indirect taxes
–	–	–	–	–	–		State miscellaneous revenue
0.2%	2.2%	25 893.6	-17.6%	27 768.2	7.2%	*11)*	Non-tax revenue (excluding sales of capital assets)
4.1%	-3.6%	-65 778.4	30.8%	-65 388.7	-0.6%		Less: SACU payments
8.3%	**0.0%**	**134.1**	**3.5%**	**137.0**	**2.1%**		**Sales of capital assets**
-61.6%	*0.3%*	*4 950.0*	*10.3%*	*5 579.0*	*12.7%*	*12)*	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

193

2019 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

		2015/16	2016/17	2017/18			
R thousands		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		**606 820 535**	**664 526 446**	**715 814 097**	**739 152 580**	**712 853 093**	**711 703 019**
Personal income tax		388 102 385	424 545 241	465 569 180	482 085 864	460 968 306	460 952 841
Tax on corporate income							
Corporate income tax		191 151 643	204 431 763	218 691 794	218 691 794	218 108 686	217 412 046
Secondary tax on companies/dividend withholding tax		23 934 233	31 129 892	27 415 115	34 236 915	29 037 024	27 894 315
Interest withholding tax		218 540	445 770	479 844	479 844	603 146	665 250
Other							
Interest on overdue income tax		3 410 974	3 974 356	3 654 675	3 654 675	4 133 965	4 776 801
Small business tax amnesty		2 759	-575	3 488	3 488	1 966	1 766
Taxes on payroll and workforce		**15 220 158**	**15 314 761**	**16 641 456**	**16 641 456**	**15 770 554**	**16 012 406**
Skills development levy		15 220 158	15 314 761	16 641 456	16 641 456	15 770 554	16 012 406
Taxes on property		**15 044 069**	**15 661 246**	**16 956 268**	**16 508 742**	**16 047 450**	**16 584 607**
Estate, inheritance and gift taxes							
Donations tax		134 818	280 264	189 699	189 699	388 847	732 086
Estate duty		1 982 208	1 619 492	2 121 479	2 121 479	2 406 543	2 292 015
Taxes on financial and capital transactions							
Securities transfer tax	1)	5 530 736	5 553 233	5 774 756	5 774 756	5 446 798	5 837 511
Transfer duties		7 396 308	8 208 257	8 870 334	8 422 808	7 805 261	7 722 996
Domestic taxes on goods and services		**385 955 945**	**402 463 950**	**434 405 608**	**439 538 710**	**423 615 679**	**422 248 282**
Value-added tax							
Domestic VAT		297 422 423	321 475 499	344 823 321	344 823 321	337 320 987	336 279 470
Import VAT		150 744 533	149 265 484	162 304 155	162 304 155	153 758 235	152 788 760
Refunds		-167 055 546	-181 574 261	-194 376 995	-194 376 995	-192 020 901	-191 070 644
Specific excise duties							
Beer		10 883 223	11 713 340	11 855 011	12 731 060	13 258 317	13 172 996
Sorghum beer and sorghum flour		3 474	4 126	4 164	4 164	4 129	3 918
Wine and other fermented beverages		2 897 035	3 163 411	2 949 624	3 026 527	3 769 376	3 771 583
Spirits		5 310 332	5 853 935	5 614 850	5 942 178	6 472 688	6 442 619
Cigarettes and cigarette tobacco		13 006 690	12 120 468	14 425 659	15 038 890	10 906 363	11 067 422
Pipe tobacco and cigars		566 385	518 718	621 683	664 319	459 686	429 271
Petroleum products	2)	922 234	871 084	1 032 882	1 032 882	827 017	829 790
Revenue from neighbouring countries	3)	1 487 356	1 528 745	1 430 744	1 430 744	1 577 609	1 638 277
Health promotion levy		–	–	–	–	–	–
Ad valorem excise duties		3 014 051	3 396 164	3 639 601	3 639 601	3 796 427	3 780 887
Fuel levies							
General fuel levy		55 607 301	62 778 834	67 704 841	70 901 795	71 339 699	70 948 576
Carbon tax		–	–	–	–	–	–
Taxes on use of goods or permission to use goods or to perform activities							
Air departure tax		941 226	1 003 904	1 150 911	1 150 911	1 094 201	1 086 040
Plastic bags levy		183 328	231 875	222 642	222 642	240 226	241 295
Electricity levy		8 471 774	8 457 668	8 641 675	8 641 675	8 496 282	8 500 970
Incandescent light bulb levy		51 801	70 206	90 783	90 783	59 708	55 359
CO_2 tax - motor vehicle emissions		1 276 835	1 208 521	1 661 033	1 661 033	1 414 430	1 336 818
Tyre levy		–	77 242	350 000	350 000	570 000	715 997
International Oil Pollution Compensation Fund		–	803	1 145	1 145	3 019	3 019
Turnover tax for micro businesses		22 878	23 339	24 809	24 809	42 264	33 504
Other							
Universal Service Fund		198 612	274 842	233 070	233 070	225 918	192 357
Taxes on international trade and transactions		**46 942 318**	**46 102 497**	**53 647 268**	**53 647 268**	**50 193 335**	**49 939 408**
Import duties							
Customs duties		46 250 125	45 579 083	52 607 508	52 607 508	49 010 662	49 151 743
Health promotion levy on imports		–	–	–	–	–	–
Other							
Miscellaneous customs and excise receipts		565 358	405 915	893 076	893 076	1 087 404	700 809
Diamond export levy		126 834	117 500	146 683	146 683	95 269	86 856
Other taxes		**403**	**-125**	**-572**	**-572**	**-437**	**-337**
Stamp duties and fees		403	-125	-572	-572	-437	-337
State miscellaneous revenue	4)	**-808**	**12 213**	**–**	**–**	**-1 172 924**	**-23 511**
TOTAL TAX REVENUE (gross)		**1 069 982 618**	**1 144 080 988**	**1 237 464 124**	**1 265 488 182**	**1 217 306 750**	**1 216 463 874**
Less: SACU payments	5)	**-51 021 909**	**-39 448 348**	**-55 950 873**	**-55 950 873**	**-55 950 873**	**-55 950 873**
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-51 021 909	-39 448 348	-55 950 873	-55 950 873	-55 950 873	-55 950 873
TOTAL TAX REVENUE (net of SACU payments)		**1 018 960 709**	**1 104 632 640**	**1 181 513 251**	**1 209 537 309**	**1 161 355 877**	**1 160 513 001**

1) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2) Specific excise duties on petrol, distillate fuel, residual fuel and base oil.

194

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2018/19 Budget estimates Before tax proposals	2018/19 Budget estimates After tax proposals	2018/19 Revised estimate	% change on 2017/18 actual	2019/20 Before tax proposals	2019/20 After tax proposals		R thousands
765 831 359	**772 991 359**	**751 845 673**	**5.6%**	**806 541 612**	**820 341 612**		**Taxes on income and profits**
498 334 638	505 844 638	497 451 304	7.9%	539 076 912	552 876 912		Personal income tax
							Tax on corporate income
231 568 699	231 218 699	218 435 812	0.5%	229 608 192	229 608 192		Corporate income tax
30 828 968	30 828 968	30 340 674	8.8%	31 892 515	31 892 515		Secondary tax on companies/dividend withholding tax
640 367	640 367	668 192	0.4%	702 368	702 368		Interest withholding tax
							Other
4 413 842	4 413 842	4 949 236	3.6%	5 261 140	5 261 140		Interest on overdue income tax
44 844	44 844	455	-74.2%	485	485		Small business tax amnesty
16 929 383	**16 929 383**	**17 312 161**	**8.1%**	**18 758 510**	**18 758 510**		**Taxes on payroll and workforce**
16 929 383	16 929 383	17 312 161	8.1%	18 758 510	18 758 510		Skills development levy
17 160 665	**17 310 665**	**16 034 765**	**-3.3%**	**17 158 872**	**17 158 872**		**Taxes on property**
							Estate, inheritance and gift taxes
415 821	415 821	539 007	-26.4%	576 793	576 793		Donations tax
2 573 485	2 723 485	1 895 831	-17.3%	2 028 737	2 028 737		Estate duty
							Taxes on financial and capital transactions
5 824 644	5 824 644	6 060 271	3.8%	6 485 122	6 485 122	1)	Securities transfer tax
8 346 714	8 346 714	7 539 656	-2.4%	8 068 219	8 068 219		Transfer duties
457 283 221	**484 825 979**	**460 287 253**	**9.0%**	**503 448 985**	**504 648 985**		**Domestic taxes on goods and services**
							Value-added tax
363 016 755	378 635 762	379 887 172	13.0%	406 966 584	406 210 232		Domestic VAT
162 191 630	169 472 624	174 030 292	13.9%	187 765 494	187 421 846		Import VAT
-199 998 727	-199 998 727	-228 000 000	19.3%	-233 160 795	-233 160 795		Refunds
							Specific excise duties
13 986 413	14 576 413	13 450 010	2.1%	14 582 852	14 969 269		Beer
4 356	4 356	4 475	14.2%	4 337	4 337		Sorghum beer and sorghum flour
3 976 375	4 086 375	4 218 846	11.9%	4 175 241	4 210 880		Wine and other fermented beverages
6 828 143	7 038 143	7 466 953	15.9%	7 132 148	7 310 092		Spirits
11 505 298	11 915 298	11 974 081	8.2%	12 251 926	12 627 469		Cigarettes and cigarette tobacco
484 930	494 930	423 477	-1.3%	475 214	499 671		Pipe tobacco and cigars
872 433	872 433	858 724	3.5%	918 599	918 599	2)	Petroleum products
1 664 245	1 664 245	1 879 862	14.7%	1 813 615	1 813 615	3)	Revenue from neighbouring countries
–	1 684 758	2 395 758		1 986 067	1 986 067		Health promotion levy
4 059 786	4 187 786	4 162 666	10.1%	4 454 487	4 454 487		*Ad valorem* excise duties
							Fuel levies
76 288 550	77 508 550	75 373 567	6.2%	81 657 583	81 157 583		General fuel levy
–	–	–		–	1 800 000		Carbon tax
							Taxes on use of goods or permission to use goods or to perform activities
1 154 290	1 154 290	1 102 354	1.5%	1 159 215	1 159 215		Air departure tax
253 419	363 419	310 362	28.6%	326 371	326 371		Plastic bags levy
8 621 086	8 621 086	8 434 478	-0.8%	8 562 485	8 562 485		Electricty levy
60 585	90 585	40 740	-26.4%	41 359	41 359		Incandescent light bulb levy
1 435 207	1 575 207	1 236 029	-7.5%	1 254 788	1 254 788		CO_2 tax - motor vehicle emissions
601 302	601 302	751 804	5.0%	790 583	790 583		Tyre levy
3 063	3 063	5 939	96.8%	6 030	6 030		International Oil Pollution Compensation Fund
44 844	44 844	17 980	-46.3%	19 149	19 149		Turnover tax for micro businesses
							Other
229 236	229 236	261 682	36.0%	265 654	265 654		Universal Service Fund
52 902 830	**54 050 073**	**56 721 805**	**13.6%**	**61 300 363**	**61 300 363**		**Taxes on international trade and transactions**
							Import duties
51 698 819	52 600 819	55 638 279	13.2%	60 029 486	60 029 486		Customs duties
–	245 242	78 242		245 242	245 242		Health promotion levy on imports
							Other
1 103 377	1 103 377	918 427	31.1%	932 366	932 366		Miscellaneous customs and excise receipts
100 634	100 634	86 856	–	93 269	93 269		Diamond export levy
-443	**-443**	**-339**	**0.7%**	**-344**	**-344**		**Other taxes**
-443	-443	-339	0.7%	-344	-344		Stamp duties and fees
-1 142 473	**-1 142 473**	**–**	**-100.0%**	**–**	**–**	4)	**State miscellaneous revenue**
1 308 964 542	**1 344 964 542**	**1 302 201 318**	**7.0%**	**1 407 207 998**	**1 422 207 998**		**TOTAL TAX REVENUE (gross)**
-48 288 636	**-48 288 636**	**-48 288 636**	**-13.7%**	**-50 280 313**	**-50 280 313**	5)	**Less: SACU payments**
-48 288 636	-48 288 636	-48 288 636	-13.7%	-50 280 313	-50 280 313		Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)
1 260 675 905	**1 296 675 905**	**1 253 912 682**	**8.0%**	**1 356 927 685**	**1 371 927 685**		**TOTAL TAX REVENUE (net of SACU payments)**

3) Excise duties that are collected by Botswana, Lesotho, Namibia and Swaziland.
4) Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.
5) Payments in terms of SACU agreements.

195

2019 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2015/16	2016/17	2017/18			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
TOTAL TAX REVENUE (net of SACU payments)		**1 018 960 709**	**1 104 632 640**	**1 181 513 251**	**1 209 537 309**	**1 161 355 877**	**1 160 513 001**
Sales of goods and services other than capital assets		**2 158 711**	**2 591 658**	**2 107 751**	**2 107 751**	**2 184 342**	**2 628 797**
Sales of goods and services produced by departments							
Sales by market establishments	6)	54 943	57 316	61 215	61 215	61 061	56 385
Administrative fees		1 286 062	1 342 535	1 287 097	1 287 097	1 229 011	1 439 548
Other sales		779 187	1 142 803	739 097	739 097	883 568	1 120 839
Sales of scrap, waste, arms and other used current goods		38 519	49 004	20 342	20 342	10 702	12 025
Transfers received		**530 678**	**447 576**	**541 236**	**541 236**	**549 583**	**287 497**
Fines, penalties and forfeits		**965 028**	**666 989**	**1 174 662**	**1 174 662**	**606 086**	**466 045**
Interest, dividends and rent on land		**10 112 540**	**11 188 715**	**11 689 845**	**11 689 845**	**11 357 094**	**12 725 550**
Interest							
Cash and cash equivalents		4 487 401	3 981 450	3 887 779	3 887 779	2 560 382	3 484 812
Dividends							
Airports Company South Africa		204 514	255 671	268 800	268 800	268 800	266 854
South African Special Risks Insurance Association		263 005	151 200	170 668	170 668	170 668	242 979
Vodacom		828 216	–	–	–	–	–
Industrial Development Corporation		50 000	20 000	20 000	20 000	20 000	50 000
Reserve Bank (National Treasury)		–	–	–	–	–	–
Telkom		507 263	830 813	507 263	507 263	602 023	846 603
Other		291	1 218	–	–	762	–
Rent on land							
Mineral and petroleum royalties	7)	3 707 898	5 801 670	6 688 384	6 688 384	7 521 807	7 617 251
Mining leases and ownership	8)	35 490	111 696	119 850	119 850	182 634	179 777
Royalties, prospecting fees and surface rental	9)	22 240	23 616	19 016	19 016	12 015	23 387
Land rent		6 222	11 381	8 085	8 085	18 003	13 887
Sales of capital assets		**121 142**	**148 902**	**83 742**	**83 742**	**146 343**	**187 537**
Financial transactions in assets and liabilities	10)	**43 387 616**	**18 224 800**	**17 282 724**	**17 282 724**	**18 385 658**	**19 590 664**
TOTAL NON-TAX REVENUE	11)	**57 275 715**	**33 268 640**	**32 879 960**	**32 879 960**	**33 229 106**	**35 886 090**
TOTAL MAIN BUDGET REVENUE		**1 076 236 424**	**1 137 901 280**	**1 214 393 211**	**1 242 417 269**	**1 194 584 983**	**1 196 399 091**
National Revenue Fund receipts		***14 377 522***	***14 240 651***	***14 578 000***	***14 578 000***	***15 719 600***	***16 600 255***
Revaluation profits on foreign currency transactions		*8 869 128*	*10 710 440*	*14 578 000*	*14 578 000*	*12 676 000*	*13 115 597*
Premiums on loan transactions		*2 873 818*	*2 594 049*	–	–	*1 000 000*	*1 132 995*
Premiums on debt portfolio restructuring (switches)		*2 564 903*	*916 990*	–	–	*2 041 000*	*2 348 375*
Liquidation of South African Special Risks Insurance Association investment		–	–	–	–	–	–
Other		*69 673*	*19 172*	–	–	*2 600*	*3 288*

6) New item introduced on the standard chart of accounts from 2008/09.
7) Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
8) Mining leases and ownership have been reclassified as non-tax revenue.
9) Royalties, prospecting fees and surface rental collected by the Department of Mineral resources.
10) Includes recoveries of loans and advances.

196

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2018/19 Budget estimates Before tax proposals	2018/19 Budget estimates After tax proposals	2018/19 Revised estimate	% change on 2017/18 actual	2019/20 Before tax proposals	2019/20 After tax proposals		R thousands
1 260 675 905	**1 296 675 905**	**1 253 912 682**	**8.0%**	**1 356 927 685**	**1 371 927 685**		**TOTAL TAX REVENUE (net of SACU payments)**
2 298 747	**2 298 747**	**2 381 546**	**-9.4%**	**2 377 405**	**2 377 405**		**Sales of goods and services other than capital assets**
							Sales of goods and services produced by departments
69 234	69 234	63 297	12.3%	72 146	72 146	*6)*	Sales by market establishments
1 368 370	1 368 370	1 352 668	-6.0%	1 411 371	1 411 371		Administrative fees
850 725	850 725	954 741	-14.8%	882 933	882 933		Other sales
10 418	10 418	10 840	-9.9%	10 955	10 955		Sales of scrap, waste, arms and other used current goods
571 161	**571 161**	**599 722**	**108.6%**	**602 202**	**602 202**		**Transfers received**
610 725	**610 725**	**1 161 555**	**149.2%**	**788 825**	**788 825**		**Fines, penalties and forfeits**
12 778 770	**12 778 770**	**13 365 538**	**5.0%**	**13 911 644**	**13 911 644**		**Interest, dividends and rent on land**
							Interest
3 490 316	3 490 316	3 575 114	2.6%	3 771 836	3 771 836		Cash and cash equivalents
							Dividends
281 434	281 434	280 000	4.9%	297 194	297 194		Airports Company South Africa
160 261	160 261	160 261	-34.0%	171 305	171 305		South African Special Risks Insurance Association
–	–	32	–	32	32		Vodacom
20 000	20 000	50 000	–	50 000	50 000		Industrial Development Corporation
–	–	–	–	–	–		Reserve Bank (National Treasury)
600 000	600 000	490 645	-42.0%	600 000	600 000		Telkom
1 000	1 000	46	–	1 046	1 046		Other
							Rent on land
7 985 995	7 985 995	8 339 627	9.5%	8 766 175	8 766 175	*7)*	Mineral and petroleum royalties
193 905	193 905	440 537	145.0%	217 547	217 547	*8)*	Mining leases and ownership
26 956	26 956	24 063	2.9%	24 677	24 677	*9)*	Royalties, prospecting fees and surface rental
18 903	18 903	5 213	-62.5%	11 832	11 832		Land rent
130 682	**130 682**	**119 638**	**-36.2%**	**129 597**	**129 597**		**Sales of capital assets**
8 080 126	**8 080 126**	**13 845 401**	**-29.3%**	**13 727 018**	**13 727 018**	*10)*	**Financial transactions in assets and liabilities**
24 470 211	**24 470 211**	**31 473 400**	**-12.3%**	**31 536 691**	**31 536 691**	*11)*	**TOTAL NON-TAX REVENUE**
1 285 146 117	**1 321 146 117**	**1 285 386 082**	**7.4%**	**1 388 464 376**	**1 403 464 376**		**TOTAL MAIN BUDGET REVENUE**
6 185 000	***6 185 000***	***11 685 236***	**-29.6%**	***4 488 000***	***4 488 000***		***National Revenue Fund receipts***
6 185 000	*6 185 000*	*10 238 138*	-21.9%	4 488 000	*4 488 000*		*Revaluation profits on foreign currency transactions*
–	–	*1 000 000*	-11.7%	–	–		*Premiums on loan transactions*
–	–	*444 598*	-81.1%	–	–		*Premiums on debt portfolio restructuring (switches)*
–	–	–	–	–	–		*Liquidation of South African Special Risks Insurance Association investment*
–	–	*2 500*	-24.0%	–	–		*Other*

197

2019 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million		2015/16			2016/17	
		Expenditure on budget vote outcome	*of which* *transfers to provinces 1)*	*transfers to local government 2)*	Expenditure on budget vote outcome	*of which* *transfers to provinces 1)*
1 The Presidency		466.7	–	–	475.3	–
2 Parliament		1 693.6	–	–	1 738.9	–
3 Communications		1 288.0	–	–	1 335.7	–
4 Cooperative Governance and Traditional Affairs		68 097.5	*35.6*	*64 512.1*	69 852.2	–
of which: local government equitable share		–	–	*49 366.5*	–	–
5 Home Affairs		7 343.4	–	–	8 143.5	–
6 International Relations and Cooperation		6 644.8	–	–	6 844.9	–
7 National Treasury		28 690.8	–	*1 411.8*	28 199.8	–
8 Planning, Monitoring and Evaluation		748.8	–	–	781.2	–
9 Public Enterprises		23 259.7	–	–	253.8	–
10 Public Service and Administration		840.9	–	–	763.3	–
11 Public Works		6 281.1	*551.7*	*587.7*	6 403.4	*761.7*
12 Statistics South Africa		2 273.5	–	–	2 461.2	–
13 Women		188.4	–	–	194.7	–
14 Basic Education		20 796.1	*15 631.8*	–	21 476.1	*16 579.6*
15 Higher Education and Training		41 943.4	–	–	49 137.6	–
16 Health		35 984.9	*31 904.7*	–	38 496.2	*33 981.0*
17 Social Development		136 405.7	*47.5*	–	147 342.6	*85.5*
18 Correctional Services		20 588.7	–	–	21 542.2	–
19 Defence and Military Veterans		45 071.5	–	–	47 197.1	–
20 Independent Police Investigative Directorate		234.2	–	–	241.7	–
21 Justice and Constitutional Development		14 971.8	–	–	16 039.0	–
22 Office of the Chief Justice and Judicial Administration		767.7	–	–	855.6	–
23 Police		76 720.8	–	–	80 984.8	–
24 Agriculture, Forestry and Fisheries		6 400.5	*2 171.5*	–	6 490.8	*2 202.5*
25 Economic Development		883.7	–	–	665.1	–
26 Energy		7 142.1	–	*2 158.2*	7 512.8	–
27 Environmental Affairs		5 937.9	–	–	6 381.0	–
28 Labour		2 612.0	–	–	2 761.6	–
29 Mineral Resources		1 638.5	–	–	1 661.1	–
30 Science and Technology		7 437.5	–	–	7 383.6	–
31 Small Business Development		1 098.9	–	–	1 197.0	–
32 Telecommunications and Postal Services		1 300.1	–	–	2 075.7	–
33 Tourism		1 777.4	–	–	1 919.6	–
34 Trade and Industry		9 471.7	–	–	10 349.4	–
35 Transport		53 320.8	*14 471.2*	*6 049.9*	56 403.7	*15 878.5*
36 Water and Sanitation		15 557.0	–	*2 305.0*	15 635.4	–
37 Arts and Culture		3 762.4	*1 274.3*	–	3 958.0	*1 357.1*
38 Human Settlements		30 034.5	*18 302.7*	*10 654.3*	30 587.2	*18 284.0*
39 Rural Development and Land Reform		9 118.0	–	–	10 067.0	–
40 Sport and Recreation South Africa		979.9	*533.2*	–	1 023.6	*555.4*
Total appropriation by vote		**699 774.9**	***84 924.2***	***87 679.2***	**716 833.7**	***89 685.2***
Plus:						
Direct charges against the National Revenue Fund						
President and Deputy President salaries (The Presidency)		5.6	–	–	5.7	–
Members' remuneration (Parliament)		440.3	–	–	436.5	–
Debt-service costs (National Treasury)		128 795.6	–	–	146 496.7	–
Provincial equitable share (National Treasury)	4)	386 500.0	*386 500.0*	–	410 698.6	*410 698.6*
General fuel levy sharing with metropolitan municipalities (National Treasury)		10 658.9	–	*10 658.9*	11 223.8	–
National Revenue Fund payments (National Treasury)		681.7	–	–	1 778.0	–
of which:						
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses		*152.8*	–	–	*187.2*	–
Revaluation losses on foreign currency transactions		–	–	–	*525.6*	–
Premiums on loan transactions		*528.8*	–	–	*1 065.2*	–
Loss on script lending		–	–	–	*0.0*	–
Skills levy and sector education and training authorities (Higher Education and Training)		*15 156.4*	–	–	*15 233.0*	–
Magistrates' salaries (Justice and Constitutional Development)		*1 721.8*	–	–	*1 845.7*	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)		*887.7*	–	–	*930.7*	–
International Oil Pollution Compensation Fund (Transport)		–	–	–	3.8	–
Total direct charges against the National Revenue Fund		**544 848.0**	***386 500.0***	***10 658.9***	**588 652.6**	***410 698.6***
Provisional allocation not assigned to votes	5)	–	–	–	–	–
Infrastructure fund not assigned to votes		–	–	–	–	–
Provisional allocation for Eskom restructuring		–	–	–	–	–
Compensation of employees and other baseline adjustments		–	–	–	–	–
Total		**1 244 622.9**	***471 424.2***	***98 338.1***	**1 305 486.2**	***500 383.8***
Contingency reserve		–	–	–	–	–
National government projected underspending		–	–	–	–	–
Local government repayment to the National Revenue Fund		–	–	–	–	–
Main budget expenditure		**1 244 622.9**	***471 424.2***	***98 338.1***	**1 305 486.2**	***500 383.8***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
Source: National Treasury

198

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2016/17	2017/18			2018/19		
of which transfers to local government 2)	Expenditure on budget vote outcome	*of which transfers to provinces 1)*	*of which transfers to local government 2)*	Budget estimate *3)*	Adjusted appro-priation	**R million**
–	481.5	–	–	505.6	505.6	1 The Presidency
–	1 711.9	–	–	1 872.7	1 872.7	2 Parliament
–	1 419.0	–	–	1 513.1	1 516.2	3 Communications
66 178.5	76 362.0	*82.3*	*72 012.2*	83 651.9	85 037.0	4 Cooperative Governance and Traditional Affairs
50 709.0	–	–	*55 613.7*	–	–	*of which: local government equitable share*
–	8 401.7	–	–	7 915.4	9 047.4	5 Home Affairs
–	5 996.9	–	–	6 552.8	6 552.8	6 International Relations and Cooperation
1 454.4	39 792.1	–	*1 592.7*	29 358.4	29 710.2	7 National Treasury
–	866.8	–	–	927.4	958.0	8 Planning, Monitoring and Evaluation
–	250.4	–	–	273.9	6 522.9	9 Public Enterprises
–	856.9	–	–	956.7	950.7	10 Public Service and Administration
664.0	6 927.3	*781.2*	*691.4*	7 453.3	7 483.3	11 Public Works
–	2 195.5	–	–	2 271.7	2 271.7	12 Statistics South Africa
–	204.7	–	–	230.2	230.2	13 Women
–	22 932.0	*17 570.1*	–	22 722.4	23 699.6	14 Basic Education
–	52 295.9	–	–	73 020.6	73 124.1	15 Higher Education and Training
–	42 424.7	*37 570.2*	–	47 142.9	47 508.4	16 Health
–	159 396.6	*524.4*	–	172 901.6	172 822.2	17 Social Development
–	22 788.6	–	–	23 848.5	23 849.0	18 Correctional Services
–	48 977.2	–	–	47 949.7	48 496.2	19 Defence and Military Veterans
–	255.3	–	–	315.1	315.1	20 Independent Police Investigative Directorate
–	16 607.2	–	–	17 049.4	17 458.8	21 Justice and Constitutional Development
–	997.5	–	–	1 119.7	1 119.7	22 Office of the Chief Justice and Judicial Administration
–	86 605.0	–	–	91 834.2	91 684.2	23 Police
–	6 728.1	*2 241.7*	–	7 165.0	7 732.8	24 Agriculture, Forestry and Fisheries
–	912.1	–	–	1 072.6	1 072.6	25 Economic Development
2 131.9	7 944.6	–	*2 290.3*	7 045.0	7 163.5	26 Energy
–	6 590.1	–	–	7 112.5	7 430.5	27 Environmental Affairs
–	2 844.0	–	–	3 295.2	3 282.9	28 Labour
–	1 776.7	–	–	1 890.7	1 890.7	29 Mineral Resources
–	7 489.5	–	–	7 790.5	7 958.4	30 Science and Technology
–	1 459.5	–	–	1 488.5	1 488.5	31 Small Business Development
–	4 892.1	–	–	923.4	4 006.9	32 Telecommunications and Postal Services
–	2 134.0	–	–	2 261.8	2 261.8	33 Tourism
–	9 248.2	–	–	9 462.6	9 531.8	34 Trade and Industry
5 694.2	54 670.7	*16 476.5*	*6 214.4*	59 798.3	59 831.3	35 Transport
4 680.8	15 106.2	–	*5 134.2*	15 571.5	16 873.7	36 Water and Sanitation
–	4 141.5	*1 420.0*	–	4 372.3	4 338.7	37 Arts and Culture
10 839.5	33 370.5	*19 969.3*	*11 382.2*	32 355.7	32 455.8	38 Human Settlements
–	9 730.2	–	–	10 425.2	10 425.2	39 Rural Development and Land Reform
–	1 060.4	*585.8*	–	1 090.8	1 090.8	40 Sport and Recreation South Africa
91 643.2	**768 845.1**	***97 221.5***	***99 317.5***	**814 508.9**	**831 572.1**	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
–	5.7	–	–	6.7	6.7	President and Deputy President salaries (The Presidency)
–	556.3	–	–	493.2	493.2	Members' remuneration (Parliament)
–	162 644.6	–	–	180 124.0	181 099.0	Debt-service costs (National Treasury)
–	441 331.1	*441 331.1*	–	470 286.5	470 286.5	*4)* Provincial equitable share (National Treasury)
11 223.8	11 785.0	–	*11 785.0*	12 468.6	12 468.6	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	587.1	–	–	135.1	149.9	National Revenue Fund payments (National Treasury)
						of which:
–	*225.4*	–	–	*135.1*	*142.0*	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
–	–	–	–	-	-	*Revaluation losses on foreign currency transactions*
–	*361.8*	–	–	–	*7.5*	*Premiums on loan transactions*
–	*-0.1*	–	–	–	*0.5*	*Loss on script lending*
–	*16 293.6*	–	–	*16 929.4*	*17 312.2*	Skills levy and sector education and training authorities (Higher Education and Training)
–	*1 933.5*	–	–	*2 215.5*	*2 215.5*	Magistrates' salaries (Justice and Constitutional Development)
–	*998.4*	–	–	*1 022.1*	1 022.1	Judges' salaries (Office of the Chief Justice and Judicial Administration)
–	5.6	–	–	10.2	10.2	International Oil Pollution Compensation Fund (Transport)
11 223.8	**636 140.7**	***441 331.1***	***11 785.0***	**683 691.2**	**685 063.9**	**Total direct charges against the National Revenue Fund**
–	–	–	–	6 000.0	-	5) Provisional allocation not assigned to votes
–	–	–	–	-	-	Infrastructure fund not assigned to votes
–	–	–	–	-		Provisional allocation for Eskom restructuring
–	–	–	–	–	–	Compensation of employees and other baseline adjustments
102 867.1	**1 404 985.9**	***538 552.6***	***111 102.6***	**1 504 200.2**	**1 516 636.0**	**Total**
–	–	–	–	8 000.0	–	Contingency reserve
–	–	–	–	–	-2 700.0	National government projected underspending
–	–	–	–	–	-500.0	Local government repayment to the National Revenue Fund
102 867.1	**1 404 985.9**	***538 552.6***	***111 102.6***	**1 512 200.2**	**1 513 436.0**	**Main budget expenditure**

4) Provincial equitable share excluding conditional grants to provinces.

5) 2018/19 includes provision for contingencies related to drought relief in provinces, support to the water sector and public investment projects supported by improved infrastructure planning.

199

2019 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million	2018/19 Revised estimate	2018/19 of which transfers to provinces 1)	2018/19 of which transfers to local government 2)	2019/20 Budget estimate	2019/20 of which transfers to provinces 1)	2019/20 of which transfers to local government 2)
1 The Presidency	505.1	–	–	691.4	–	–
2 Parliament	1 872.7	–	–	1 993.5	–	–
3 Communications	1 513.7	–	–	1 576.1	–	–
4 Cooperative Governance and Traditional Affairs	82 823.6	339.9	77 368.7	90 717.8	130.9	85 175.9
of which: local government equitable share	–	–	60 518.4	–	–	68 973.5
5 Home Affairs	9 047.4	–	–	8 339.7	–	–
6 International Relations and Cooperation	6 552.8	–	–	6 508.5	–	–
7 National Treasury	29 550.0	–	1 541.5	30 771.1	–	1 613.5
8 Planning, Monitoring and Evaluation	928.0	–	–	956.9	–	–
9 Public Enterprises	6 522.9	–	–	293.0	–	–
10 Public Service and Administration	950.7	–	–	1 002.1	–	–
11 Public Works	7 475.3	824.0	692.9	7 809.0	868.2	730.0
12 Statistics South Africa	2 271.7	–	–	2 514.4	–	–
13 Women	230.2	–	–	244.4	–	–
14 Basic Education	23 686.8	17 689.0	–	24 504.5	18 569.2	–
15 Higher Education and Training	73 124.1	–	–	89 498.2	–	–
16 Health	47 008.4	41 364.1	–	51 460.7	44 988.8	–
17 Social Development	172 603.2	776.9	–	184 792.0	518.2	–
18 Correctional Services	23 849.0	–	–	25 407.6	–	–
19 Defence and Military Veterans	48 496.2	–	–	50 513.0	–	–
20 Independent Police Investigative Directorate	315.1	–	–	336.7	–	–
21 Justice and Constitutional Development	17 458.8	–	–	18 717.1	–	–
22 Office of the Chief Justice and Judicial Administration	1 110.0	–	–	1 197.7	–	–
23 Police	91 684.2	–	–	97 595.3	–	–
24 Agriculture, Forestry and Fisheries	7 732.8	2 848.9	–	7 664.9	2 203.9	–
25 Economic Development	1 072.6	–	–	1 045.4	–	–
26 Energy	7 112.5	–	2 119.5	7 440.0	–	2 090.4
27 Environmental Affairs	6 605.5	–	–	7 529.7	–	–
28 Labour	3 278.9	–	–	3 435.1	–	–
29 Mineral Resources	1 890.7	–	–	2 005.2	–	–
30 Science and Technology	7 958.4	–	–	8 151.0	–	–
31 Small Business Development	1 488.5	–	–	2 568.6	–	–
32 Telecommunications and Postal Services	4 005.1	–	–	1 684.6	–	–
33 Tourism	2 261.8	–	–	2 392.7	–	–
34 Trade and Industry	9 531.8	–	–	10 059.0	–	–
35 Transport	57 290.0	17 026.0	6 394.2	64 194.2	17 707.4	6 582.1
36 Water and Sanitation	15 751.7	–	5 226.1	16 440.4	–	5 735.7
37 Arts and Culture	4 323.8	1 423.7	–	4 617.5	1 501.2	–
38 Human Settlements	32 245.8	19 045.3	11 446.1	33 879.2	19 604.4	12 194.5
39 Rural Development and Land Reform	10 425.2	–	–	10 946.2	–	–
40 Sport and Recreation South Africa	1 090.5	587.4	–	1 153.7	620.0	–
Total appropriation by vote	**823 645.4**	**101 925.1**	**104 789.1**	**882 647.8**	**106 712.3**	**114 122.1**
Plus:						
Direct charges against the National Revenue Fund						
President and Deputy President salaries (The Presidency)	6.7	–	–	7.3	–	–
Members' remuneration (Parliament)	493.2	–	–	527.5	–	–
Debt-service costs (National Treasury)	182 217.9	–	–	202 207.8	–	–
Provincial equitable share (National Treasury) 4)	470 286.5	470 286.5	–	505 553.8	505 553.8	–
General fuel levy sharing with metropolitan municipalities (National Treasury)	12 468.6	–	12 468.6	13 166.8	–	13 166.8
National Revenue Fund payments (National Treasury)	161.5	–	–	135.3	–	–
of which:						
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses	142.0	–	–	135.3	–	–
Revaluation losses on foreign currency transactions	-	–	–	-	–	–
Premiums on loan transactions	18.8	–	–	-	–	–
Loss on script lending	0.8	–	–	-	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	17 312.2	–	–	18 758.5	–	–
Magistrates' salaries (Justice and Constitutional Development)	2 215.5	–	–	2 383.7	–	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)	1 039.8	–	–	1 098.5	–	–
International Oil Pollution Compensation Fund (Transport)	10.2	–	–	10.4	–	–
Total direct charges against the National Revenue Fund	**686 212.1**	**470 286.5**	**12 468.6**	**743 849.6**	**505 553.8**	**13 166.8**
Provisional allocation not assigned to votes 5)	-	–	–	10.0	–	–
Infrastructure fund not assigned to votes	-	–	–	1 000.0	–	–
Provisional allocation for Eskom restructuring	-	–	–	23 000.0	–	–
Compensation of employees and other baseline adjustments	–	–	–	-4 800.0	–	–
Total	**1 509 857.5**	**572 211.6**	**117 257.7**	**1 645 707.4**	**612 266.1**	**127 288.9**
Contingency reserve	–	–	–	13 000.0	–	–
National government projected underspending	–	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–	–
Main budget expenditure	**1 509 857.5**	**572 211.6**	**117 257.7**	**1 658 707.4**	**612 266.1**	**127 288.9**

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
Source: National Treasury

200

STATISTICAL ANNEXURE

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2020/21			2021/22			
	of which			*of which*		
Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	**Budget estimate**	*transfers to provinces 1)*	*transfers to local government 2)*	**R million**
610.3	–	–	647.3	–	–	1 The Presidency
2 213.7	–	–	2 366.9	–	–	2 Parliament
1 670.1	–	–	1 737.9	–	–	3 Communications
98 494.0	*138.5*	*92 636.4*	106 592.7	*146.1*	*100 379.2*	4 Cooperative Governance and Traditional Affairs
–	–	*75 683.3*	–	–	*82 161.8*	*of which: local government equitable share*
8 743.5	–	–	9 612.7	–	–	5 Home Affairs
6 926.1	–	–	7 118.3	–	–	6 International Relations and Cooperation
32 307.7	–	*1 701.9*	34 146.3	–	*1 815.1*	7 National Treasury
1 015.2	–	–	1 069.7	–	–	8 Planning, Monitoring and Evaluation
312.8	–	–	332.0	–	–	9 Public Enterprises
1 081.3	–	–	1 162.0	–	–	10 Public Service and Administration
8 237.8	*916.9*	*771.2*	8 919.0	*968.3*	*814.4*	11 Public Works
3 304.1	–	–	4 912.8	–	–	12 Statistics South Africa
259.7	–	–	274.9	–	–	13 Women
25 987.6	*20 089.3*	–	28 189.4	*21 469.7*	–	14 Basic Education
98 739.3	–	–	104 378.9	–	–	15 Higher Education and Training
56 686.3	*49 224.9*	–	61 939.9	*54 088.3*	–	16 Health
199 471.5	*552.9*	–	213 693.1	*583.4*	–	17 Social Development
27 177.1	–	–	28 962.6	–	–	18 Correctional Services
53 825.1	–	–	52 277.5	–	–	19 Defence and Military Veterans
359.4	–	–	381.6	–	–	20 Independent Police Investigative Directorate
19 656.7	–	–	20 909.9	–	–	21 Justice and Constitutional Development
1 281.9	–	–	1 359.1	–	–	22 Office of the Chief Justice and Judicial Administration
104 323.3	–	–	111 180.2	–	–	23 Police
7 923.2	*2 378.2*	–	8 425.6	*2 558.2*	–	24 Agriculture, Forestry and Fisheries
1 095.4	–	–	1 186.5	–	–	25 Economic Development
7 374.7	–	*2 216.9*	8 408.8	–	*2 383.7*	26 Energy
7 961.3	–	–	8 243.6	–	–	27 Environmental Affairs
3 670.6	–	–	3 893.4	–	–	28 Labour
2 123.0	–	–	2 042.8	–	–	29 Mineral Resources
8 623.2	–	–	8 903.2	–	–	30 Science and Technology
2 713.3	–	–	2 863.3	–	–	31 Small Business Development
1 783.0	–	–	1 673.8	–	–	32 Telecommunications and Postal Services
2 536.2	–	–	2 648.5	–	–	33 Tourism
10 627.9	–	–	9 505.9	–	–	34 Trade and Industry
68 087.9	*18 842.8*	*7 615.7*	74 501.9	*20 141.9*	*8 494.0*	35 Transport
17 381.4	–	*6 051.0*	18 552.1	–	*6 504.8*	36 Water and Sanitation
4 877.1	*1 584.1*	–	5 160.1	*1 679.2*	–	37 Arts and Culture
35 132.0	*19 824.6*	*12 860.9*	36 670.8	*20 030.3*	*13 924.4*	38 Human Settlements
10 669.9	–	–	11 355.5	–	–	39 Rural Development and Land Reform
1 219.3	*653.9*	–	1 291.7	*689.9*	–	40 Sport and Recreation South Africa
946 483.9	***114 206.2***	***123 853.8***	**1 007 492.6**	***122 355.3***	***134 315.8***	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
7.8	–	–	8.3	–	–	President and Deputy President salaries (The Presidency)
507.2	–	–	541.0	–	–	Members' remuneration (Parliament)
224 066.1	–	–	247 408.4	–	–	Debt-service costs (National Treasury)
542 908.6	*542 908.6*	–	578 645.2	*578 645.2*	–	4) Provincial equitable share (National Treasury)
14 026.9	–	*14 026.9*	15 182.5	–	*15 182.5*	General fuel levy sharing with metropolitan municipalities (National Treasury)
-	–	–	-	–	–	National Revenue Fund payments (National Treasury)
						of which:
-	–	–	-	–	–	*Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses*
-	–	–	–	–	–	*Revaluation losses on foreign currency transactions*
-	–	–	-	–	–	*Premiums on loan transactions*
–	–	–	–	–	–	*Loss on script lending*
20 437.4	–	–	*22 307.3*	–	–	Skills levy and sector education and training authorities (Higher Education and Training)
2 560.2	–	–	*2 726.6*	–	–	Magistrates' salaries (Justice and Constitutional Development)
1 180.9	–	–	*1 257.7*	–	–	Judges' salaries (Office of the Chief Justice and Judicial Administration)
11.0	–	–	11.6	–	–	International Oil Pollution Compensation Fund (Transport)
805 706.1	***542 908.6***	***14 026.9***	**868 088.6**	***578 645.2***	***15 182.5***	**Total direct charges against the National Revenue Fund**
376.2	–	–	3 903.9	–	–	5) Provisional allocation not assigned to votes
-	–	–	4 000.0	–	–	Infrastructure fund not assigned to votes
23 000.0	–	–	23 000.0	–	–	Provisional allocation for Eskom restructuring
-12 000.0	–	–	-12 000.0	–	–	Compensation of employees and other baseline adjustments
1 763 566.2	***657 114.7***	***137 880.7***	**1 894 485.1**	***701 000.4***	***149 498.3***	**Total**
6 000.0	–	–	6 000.0	–	–	Contingency reserve
–	–	–	–	–	–	National government projected underspending
–	–	–	–	–	–	Local government repayment to the National Revenue Fund
1 769 566.2	***657 114.7***	***137 880.7***	**1 900 485.1**	***701 000.4***	***149 498.3***	**Main budget expenditure**

3) Budget estimate adjusted for function shifts.
4) Provincial equitable share excluding conditional grants to provinces.
5) The 2018/19 year includes the provision for contingencies related to drought relief in several provinces, support to the water sector and public investment projects supported by improved infrastructure planning.

201

2019 BUDGET REVIEW

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification 1)

R million		2015/16 Outcome	2015/16 % of total	2016/17 Outcome	2016/17 % of total	2017/18 Outcome	2017/18 % of total	2018/19 Revised estimate
Current payments		**710 276.9**	**54.5%**	**772 238.8**	**56.2%**	**830 072.0**	**56.4%**	**901 906.7**
Compensation of employees		428 402.8	32.9%	462 342.4	33.7%	494 265.1	33.6%	527 046.6
Goods and services		152 631.5	11.7%	163 033.0	11.9%	172 680.4	11.7%	192 191.7
Interest and rent on land		129 242.6	9.9%	146 863.4	10.7%	163 126.4	11.1%	182 668.4
Transfers and subsidies		**507 637.6**	**39.0%**	**544 550.9**	**39.6%**	**571 900.3**	**38.9%**	**624 256.6**
Municipalities		105 018.6	8.1%	109 373.6	8.0%	118 400.4	8.0%	124 813.8
of which: local government share	2)	*87 679.2*	*6.7%*	*91 643.2*	*6.7%*	*99 317.5*	*6.7%*	*104 789.1*
Departmental agencies and accounts		100 899.2	7.7%	110 349.5	8.0%	115 424.8	7.8%	130 446.4
Higher education institutions		26 601.9	2.0%	28 323.8	2.1%	32 121.6	2.2%	39 196.7
Foreign governments and international organisations		1 933.5	0.1%	2 205.8	0.2%	1 971.8	0.1%	2 503.9
Public corporations and private enterprises		44 215.5	3.4%	45 994.2	3.3%	40 569.4	2.8%	39 564.0
Public corporations		35 706.2	2.7%	33 648.9	2.4%	32 374.2	2.2%	30 412.9
Subsidies on products and production		26 129.8	2.0%	27 020.6	2.0%	23 034.4	1.6%	21 948.7
Other transfers		9 576.3	0.7%	6 628.3	0.5%	9 339.8	0.6%	8 464.2
Private enterprises		8 509.4	0.7%	12 345.3	0.9%	8 195.2	0.6%	9 151.1
Subsidies on products and production		4 764.3	0.4%	5 375.5	0.4%	3 746.2	0.3%	3 955.0
Other transfers		3 745.1	0.3%	6 969.8	0.5%	4 449.0	0.3%	5 196.1
Non-profit institutions		26 745.2	2.1%	28 417.6	2.1%	28 976.9	2.0%	33 462.7
Households		202 223.6	15.5%	219 886.3	16.0%	234 435.4	15.9%	254 269.2
Social benefits		46 753.6	3.6%	51 902.1	3.8%	54 736.3	3.7%	60 629.1
Other transfers to households		155 470.0	11.9%	167 984.2	12.2%	179 699.1	12.2%	193 640.1
Payments for capital assets		**55 033.1**	**4.2%**	**49 924.1**	**3.6%**	**50 691.7**	**3.4%**	**50 542.9**
Buildings and other fixed structures		44 333.2	3.4%	39 224.2	2.9%	39 501.1	2.7%	38 718.8
Buildings		20 701.9	1.6%	21 833.8	1.6%	22 953.8	1.6%	22 237.1
Other fixed structures		23 631.3	1.8%	17 390.4	1.3%	16 547.4	1.1%	16 481.7
Machinery and equipment		9 807.4	0.8%	9 218.7	0.7%	10 292.7	0.7%	11 021.8
Transport equipment		4 139.5	0.3%	3 612.1	0.3%	4 437.1	0.3%	3 958.5
Other machinery and equipment		5 668.0	0.4%	5 606.6	0.4%	5 855.6	0.4%	7 063.3
Land and sub-soil assets		209.0	0.0%	139.7	0.0%	151.5	0.0%	84.6
Software and other intangible assets		461.2	0.0%	1 198.1	0.1%	665.1	0.0%	606.3
Other assets	3)	222.4	0.0%	143.4	0.0%	81.3	0.0%	111.3
Payments for financial assets	4)	**30 252.3**	**2.3%**	**7 183.1**	**0.5%**	**19 335.7**	**1.3%**	**14 021.1**
Subtotal: votes and direct charges		**1 303 199.9**	**100.0%**	**1 373 896.9**	**100.0%**	**1 471 999.7**	**100.0%**	**1 590 727.2**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 303 199.9**	**100.0%**	**1 373 896.9**	**100.0%**	**1 471 999.7**	**100.0%**	**1 590 727.2**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.

2) Includes equitable share and conditional grants to local government.

Source: National Treasury

202

STATISTICAL ANNEXURE

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification *1)*

	2019/20		2020/21		2021/22			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
56.7%	**969 363.3**	**55.5%**	**1 041 318.2**	**56.0%**	**1 122 547.5**	**56.3%**		**Current payments**
33.1%	565 365.0	32.4%	601 811.7	32.3%	642 668.1	32.2%		Compensation of employees
12.1%	201 334.5	11.5%	214 940.5	11.5%	231 921.6	11.6%		Goods and services
11.5%	202 663.8	11.6%	224 566.1	12.1%	247 957.9	12.4%		Interest and rent on land
39.2%	**682 804.4**	**39.1%**	**731 858.6**	**39.3%**	**778 129.6**	**39.0%**		**Transfers and subsidies**
7.8%	134 350.6	7.7%	145 669.1	7.8%	157 584.4	7.9%		Municipalities
6.6%	*114 122.1*	*6.5%*	*123 853.8*	*6.7%*	*134 315.8*	*6.7%*	*2)*	*of which: local government share*
8.2%	148 223.2	8.5%	159 048.2	8.5%	164 081.9	8.2%		Departmental agencies and accounts
2.5%	42 851.5	2.5%	45 617.6	2.5%	48 114.3	2.4%		Higher education institutions
0.2%	2 362.0	0.1%	2 491.9	0.1%	2 402.7	0.1%		Foreign governments and international organisations
2.5%	46 267.9	2.7%	47 411.3	2.5%	55 741.9	2.8%		Public corporations and private enterprises
1.9%	35 565.0	2.0%	35 870.5	1.9%	45 454.1	2.3%		Public corporations
1.4%	25 260.6	1.4%	26 346.4	1.4%	31 522.6	1.6%		Subsidies on products and production
0.5%	10 304.4	0.6%	9 524.1	0.5%	13 931.5	0.7%		Other transfers
0.6%	10 702.9	0.6%	11 540.9	0.6%	10 287.9	0.5%		Private enterprises
0.2%	5 261.6	0.3%	5 751.7	0.3%	4 341.9	0.2%		Subsidies on products and production
0.3%	5 441.2	0.3%	5 789.2	0.3%	5 946.0	0.3%		Other transfers
2.1%	35 714.0	2.0%	38 693.5	2.1%	41 127.9	2.1%		Non-profit institutions
16.0%	273 035.2	15.6%	292 927.0	15.7%	309 076.5	15.5%		Households
3.8%	66 713.9	3.8%	70 380.3	3.8%	71 847.5	3.6%		Social benefits
12.2%	206 321.3	11.8%	222 546.6	12.0%	237 229.0	11.9%		Other transfers to households
3.2%	**52 465.9**	**3.0%**	**54 002.8**	**2.9%**	**59 468.6**	**3.0%**		**Payments for capital assets**
2.4%	39 976.6	2.3%	41 637.7	2.2%	46 495.9	2.3%		Buildings and other fixed structures
1.4%	23 145.8	1.3%	25 499.0	1.4%	28 488.8	1.4%		Buildings
1.0%	16 830.8	1.0%	16 138.8	0.9%	18 007.0	0.9%		Other fixed structures
0.7%	11 604.4	0.7%	11 487.2	0.6%	12 310.2	0.6%		Machinery and equipment
0.2%	3 943.0	0.2%	4 043.2	0.2%	4 331.2	0.2%		Transport equipment
0.4%	7 661.4	0.4%	7 443.9	0.4%	7 979.0	0.4%		Other machinery and equipment
0.0%	10.7	0.0%	199.7	0.0%	22.9	0.0%		Land and sub-soil assets
0.0%	611.1	0.0%	403.2	0.0%	339.9	0.0%		Software and other intangible assets
0.0%	263.1	0.0%	275.0	0.0%	299.9	0.0%	*3)*	Other assets
0.9%	**27 849.9**	**1.6%**	**27 920.7**	**1.5%**	**28 191.3**	**1.4%**	*4)*	**Payments for financial assets**
100.0%	**1 732 483.4**	**99.3%**	**1 855 100.4**	**99.7%**	**1 988 337.0**	**99.70%**		**Subtotal: votes and direct charges**
								Plus:
–	13 000.0	0.7%	6 000.0	0.3%	6 000.0	0.3%		Contingency reserve
100.0%	**1 745 483.4**	**100.0%**	**1 861 100.4**	**100.0%**	**1 994 337.0**	**100.0%**		**Total consolidated expenditure**

3) Includes biological, heritage and specialised military assets.

4) Includes National Revenue Fund payments previously accounted for separately.

203

2019 BUDGET REVIEW

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification *1)*

R million		2015/16 Estimated outcome	2015/16 % of total	2016/17 Estimated outcome	2016/17 % of total	2017/18 Estimated outcome	2017/18 % of total	2018/19 Revised estimate
General public services	2)	**209 452.8**	**16.1%**	**235 411.7**	**17.1%**	**262 572.1**	**17.8%**	**274 307.0**
of which: debt-service costs		*114 798.4*	*8.8%*	*128 795.6*	*9.4%*	*146 496.7*	*10.0%*	*163 155.4*
Defence		**45 151.0**	**3.5%**	**47 304.5**	**3.4%**	**48 959.8**	**3.3%**	**48 267.0**
Public order and safety		**122 097.9**	**9.4%**	**128 932.6**	**9.4%**	**137 600.3**	**9.3%**	**145 254.7**
Police services		83 025.5	6.4%	87 545.2	6.4%	94 201.6	6.4%	99 449.2
Law courts		18 483.7	1.4%	19 845.3	1.4%	20 610.2	1.4%	21 956.6
Prisons		20 588.7	1.6%	21 542.2	1.6%	22 788.6	1.5%	23 849.0
Economic affairs		**168 492.0**	**12.9%**	**148 036.2**	**10.8%**	**151 248.8**	**10.3%**	**164 331.3**
General economic, commercial and labour affairs		28 919.5	2.2%	25 957.8	1.9%	26 362.8	1.8%	27 919.9
Agriculture, forestry, fishing and hunting		17 651.2	1.4%	18 884.7	1.4%	18 641.3	1.3%	20 217.0
Fuel and energy		30 513.4	2.3%	7 726.4	0.6%	8 111.3	0.6%	7 209.5
Mining, manufacturing, and construction		1 477.2	0.1%	1 529.1	0.1%	1 578.4	0.1%	1 655.3
Transport		75 640.3	5.8%	78 289.5	5.7%	77 350.6	5.3%	88 115.0
Communication		2 393.7	0.2%	3 194.2	0.2%	6 115.0	0.4%	5 281.5
Other industries		2 805.8	0.2%	3 485.3	0.3%	3 736.0	0.3%	4 015.7
Economic affairs not elsewhere classified		9 090.9	0.7%	8 969.2	0.7%	9 353.3	0.6%	9 917.4
Environmental protection		**7 504.9**	**0.6%**	**8 044.4**	**0.6%**	**8 491.8**	**0.6%**	**8 389.9**
Housing and community amenities		**119 948.0**	**9.2%**	**122 166.3**	**8.9%**	**130 242.9**	**8.8%**	**136 698.3**
Housing development		32 803.7	2.5%	34 432.7	2.5%	36 210.1	2.5%	34 798.3
Community development		71 589.4	5.5%	72 099.6	5.2%	78 928.2	5.4%	86 149.3
Water supply		15 554.9	1.2%	15 633.9	1.1%	15 104.6	1.0%	15 750.7
Health		**154 846.9**	**11.9%**	**166 990.4**	**12.2%**	**181 813.3**	**12.4%**	**197 142.4**
Recreation and culture		**8 896.5**	**0.7%**	**10 450.6**	**0.8%**	**11 325.1**	**0.8%**	**11 917.6**
Education		**265 130.1**	**20.3%**	**287 149.9**	**20.9%**	**304 947.6**	**20.7%**	**342 699.1**
Social protection		**201 679.8**	**15.5%**	**219 410.3**	**16.0%**	**234 797.9**	**16.0%**	**261 719.9**
Subtotal: votes and direct charges		**1 303 199.9**	**100.0%**	**1 373 896.9**	**100.0%**	**1 471 999.7**	**100.0%**	**1 590 727.2**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 303 199.9**	**100.0%**	**1 373 896.9**	**100.0%**	**1 471 999.7**	**100.0%**	**1 590 727.2**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.

Source: National Treasury

204

STATISTICAL ANNEXURE

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification *1)*

% of total	2019/20 Budget estimate	2019/20 % of total	2020/21 Budget estimate	2020/21 % of total	2021/22 Budget estimate	2021/22 % of total	R million
17.2%	**296 379.0**	**17.1%**	**321 844.1**	**17.3%**	**356 974.2**	**18.0%**	2) **General public services**
10.3%	*180 124.0*	*10.4%*	*197 663.6*	*10.7%*	*213 859.0*	*10.8%*	*of which: debt-service costs*
3.0%	**49 363.3**	**2.8%**	**52 138.5**	**2.8%**	**50 593.3**	**2.5%**	**Defence**
9.1%	**152 997.4**	**8.8%**	**161 813.4**	**8.7%**	**172 618.7**	**8.7%**	**Public order and safety**
6.3%	104 533.4	6.0%	110 678.5	6.0%	118 149.1	5.9%	Police services
1.4%	23 360.5	1.3%	24 497.7	1.3%	26 046.3	1.3%	Law courts
1.5%	25 103.5	1.4%	26 637.2	1.4%	28 423.4	1.4%	Prisons
10.3%	**191 581.1**	**11.1%**	**199 097.6**	**10.7%**	**212 574.8**	**10.7%**	**Economic affairs**
1.8%	30 213.3	1.7%	31 866.3	1.7%	33 154.9	1.7%	General economic, commercial and labour affairs
1.3%	20 728.0	1.2%	20 643.8	1.1%	21 898.5	1.1%	Agriculture, forestry, fishing and hunting
0.5%	30 562.1	1.8%	30 501.7	1.6%	31 542.6	1.6%	Fuel and energy
0.1%	1 737.4	0.1%	1 817.1	0.1%	1 710.4	0.1%	Mining, manufacturing, and construction
5.5%	90 701.4	5.2%	95 834.5	5.2%	104 357.5	5.2%	Transport
0.3%	3 007.5	0.2%	3 021.4	0.2%	3 924.8	0.2%	Communication
0.3%	4 159.9	0.2%	4 277.8	0.2%	4 450.6	0.2%	Other industries
0.6%	10 471.6	0.6%	11 135.2	0.6%	11 535.5	0.6%	Economic affairs not elsewhere classified
0.5%	**9 730.7**	**0.6%**	**9 400.0**	**0.5%**	**9 699.1**	**0.5%**	**Environmental protection**
8.6%	**149 274.7**	**8.6%**	**160 209.6**	**8.6%**	**171 632.0**	**8.6%**	**Housing and community amenities**
2.2%	36 793.8	2.1%	38 607.7	2.1%	40 172.0	2.0%	Housing development
5.4%	96 092.8	5.5%	104 796.7	5.6%	113 608.9	5.7%	Community development
1.0%	16 388.0	0.9%	16 805.2	0.9%	17 851.1	0.9%	Water supply
12.4%	**210 663.4**	**12.2%**	**226 257.9**	**12.2%**	**241 631.5**	**12.2%**	**Health**
0.7%	**12 868.5**	**0.7%**	**13 269.1**	**0.7%**	**14 113.6**	**0.7%**	**Recreation and culture**
21.5%	**376 832.5**	**21.8%**	**407 835.5**	**22.0%**	**436 685.1**	**22.0%**	**Education**
16.5%	**282 792.7**	**16.3%**	**303 234.5**	**16.3%**	**321 814.8**	**16.2%**	**Social protection**
100.0%	**1 732 483.4**	**99.3%**	**1 855 100.4**	**99.7%**	**1 988 337.0**	**99.7%**	**Subtotal: votes and direct charges**
							Plus:
–	13 000.0	0.7%	6 000.0	0.3%	6 000.0	0.3%	Contingency reserve
100.0%	**1 745 483.4**	**100.0%**	**1 861 100.4**	**100.0%**	**1 994 337.0**	**100.0%**	**Total consolidated expenditure**

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

205

2019 BUDGET REVIEW

Table 7
Consolidated government revenue and expenditure: economic classification *1)*

R million		2015/16 Outcome	2015/16 % of total	2016/17 Outcome	2016/17 % of total	2017/18 Outcome	2017/18 % of total	2018/19 Revised estimate
Revenue								
Current revenue		1 214 980.0	100.0%	1 285 399.2	100.0%	1 352 976.9	100.0%	1 454 920.4
Tax revenue (net of SACU)		*1 083 973.2*	*89.2%*	*1 174 525.2*	*91.3%*	*1 234 918.9*	*91.2%*	*1 340 399.3*
Non-tax revenue	*2)*	*131 006.9*	*10.8%*	*110 874.0*	*8.6%*	*118 057.9*	*8.7%*	*114 521.1*
Sales of capital assets		330.2	0.0%	543.6	0.0%	532.5	0.0%	296.9
Total revenue		**1 215 310.2**	**100.0%**	**1 285 942.7**	**100.0%**	**1 353 509.4**	**100.0%**	**1 455 217.3**
Expenditure								
Economic classification								
Current payments		**809 582.0**	**59.3%**	**884 887.0**	**61.3%**	**944 602.9**	**61.2%**	**1 016 524.5**
Compensation of employees		473 215.5	34.6%	511 554.0	35.5%	547 358.4	35.5%	585 193.2
Goods and services		197 903.9	14.5%	218 927.6	15.2%	227 469.1	14.7%	242 604.9
Interest and rent on land		138 462.6	10.1%	154 405.5	10.7%	169 775.4	11.0%	188 726.3
Transfers and subsidies		**435 336.3**	**31.9%**	**470 516.5**	**32.6%**	**503 650.5**	**32.6%**	**549 202.3**
Municipalities		108 236.9	7.9%	112 730.9	7.8%	121 827.0	7.9%	128 928.9
Departmental agencies and accounts		23 435.1	1.7%	25 325.4	1.8%	28 798.2	1.9%	25 838.0
Higher education institutions		29 402.6	2.2%	32 048.4	2.2%	36 891.2	2.4%	42 004.4
Foreign governments and international organisations		2 089.6	0.2%	2 290.0	0.2%	2 123.3	0.1%	2 543.6
Public corporations and private enterprises		29 047.8	2.1%	32 546.8	2.3%	31 340.0	2.0%	31 763.7
Non-profit institutions		29 060.3	2.1%	30 535.3	2.1%	31 145.3	2.0%	34 926.7
Households		214 063.9	15.7%	235 039.7	16.3%	251 525.7	16.3%	283 197.0
Payments for capital assets		**90 302.2**	**6.6%**	**79 044.0**	**5.5%**	**75 204.6**	**4.9%**	**84 229.2**
Buildings and other fixed structures		70 328.5	5.1%	58 834.6	4.1%	56 959.6	3.7%	64 057.3
Machinery and equipment		16 907.4	1.2%	16 601.6	1.2%	15 860.3	1.0%	17 409.4
Land and sub-soil assets		1 109.4	0.1%	857.5	0.1%	898.9	0.1%	923.0
Software and other intangible assets		1 693.8	0.1%	2 590.3	0.2%	1 400.1	0.1%	1 714.3
Other assets	3)	263.1	0.0%	160.0	0.0%	85.7	0.0%	125.3
Payments for financial assets	4)	**31 106.6**	**2.3%**	**8 533.6**	**0.6%**	**20 349.3**	**1.3%**	**15 469.1**
Subtotal: economic classification		**1 366 327.1**	**100%**	**1 442 981.1**	**100.0%**	**1 543 807.3**	**100.0%**	**1 665 425.1**
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 366 327.1**		**1 442 981.1**		**1 543 807.3**		**1 665 425.1**
Budget balance		**-151 016.9**		**-157 038.4**		**-190 298.0**		**-210 207.8**
Percentage of GDP		*-3.7%*		*-3.6%*		*-4.0%*		*-4.2%*
Financing								
Change in loan liabilities								
Domestic short- and long-term loans (net)		*159 285.6*		*159 809.2*		*206 212.9*		*180 269.0*
Foreign loans (net)		*-3 879.4*		*35 443.9*		*29 791.5*		*51 637.9*
Change in cash and other balances (- increase)		**-4 389.4**		**-38 214.7**		**-45 706.4**		**-21 699.1**
Borrowing requirement (net)		**151 016.9**		**157 038.4**		**190 298.0**		**210 207.8**
GDP		*4 126 999.0*		*4 412 749.0*		*4 720 955.0*		*5 059 106.3*

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
2) Includes National Revenue Fund receipts previously accounted for separately.
Source: National Treasury

206

STATISTICAL ANNEXURE

Table 7
Consolidated government revenue and expenditure: economic classification 1)

2018/19	2019/20		2020/21		2021/22			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
								Revenue
100.0%	1 583 542.9	100.0%	1 696 108.8	100.0%	1 836 318.1	100.0%		Current revenue
92.1%	*1 464 708.3*	*92.5%*	*1 574 763.7*	*92.8%*	*1 703 362.0*	*92.7%*		*Tax revenue (net of SACU)*
7.9%	*118 834.6*	*7.5%*	*121 345.1*	*7.2%*	*132 956.1*	*7.2%*	2)	*Non-tax revenue*
0.0%	268.4	0.0%	273.5	0.0%	280.0	0.0%		Sales of capital assets
100.0%	**1 583 811.3**	**100.0%**	**1 696 382.3**	**100.0%**	**1 836 598.0**	**100.0%**		**Total revenue**
								Expenditure
								Economic classification
61.0%	**1 087 568.4**	**60.0%**	**1 168 593.0**	**60.1%**	**1 262 444.2**	**60.6%**		**Current payments**
35.1%	627 126.2	34.6%	667 624.3	34.4%	713 094.6	34.2%		Compensation of employees
14.6%	251 043.4	13.8%	268 266.4	13.8%	293 472.9	14.1%		Goods and services
11.3%	209 398.7	11.5%	232 702.3	12.0%	255 876.7	12.3%		Interest and rent on land
33.0%	**597 694.0**	**33.0%**	**640 825.5**	**33.0%**	**678 647.3**	**32.6%**		**Transfers and subsidies**
7.7%	138 650.7	7.6%	150 216.4	7.7%	162 427.5	7.8%		Municipalities
1.6%	28 058.6	1.5%	29 732.6	1.5%	27 753.7	1.3%		Departmental agencies and accounts
2.5%	46 642.0	2.6%	48 724.4	2.5%	50 901.7	2.4%		Higher education institutions
0.2%	2 409.4	0.1%	2 542.0	0.1%	2 455.7	0.1%		Foreign governments and international organisations
1.9%	35 924.0	2.0%	35 775.2	1.8%	40 527.9	1.9%		Public corporations and private enterprises
2.1%	37 436.5	2.1%	40 493.8	2.1%	42 773.6	2.1%		Non-profit institutions
17.0%	308 572.7	17.0%	333 341.1	17.2%	351 807.3	16.9%		Households
5.1%	**98 457.0**	**5.4%**	**103 121.0**	**5.3%**	**110 994.1**	**5.3%**		**Payments for capital assets**
3.8%	73 805.0	4.1%	75 543.3	3.9%	81 579.5	3.9%		Buildings and other fixed structures
1.0%	22 148.0	1.2%	25 299.8	1.3%	27 214.8	1.3%		Machinery and equipment
0.1%	597.9	0.0%	717.6	0.0%	566.6	0.0%		Land and sub-soil assets
0.1%	1 520.5	0.1%	1 138.0	0.1%	1 220.3	0.1%		Software and other intangible assets
0.0%	385.5	0.0%	422.4	0.0%	412.9	0.0%	3)	Other assets
0.9%	**29 833.4**	**1.6%**	**30 406.9**	**1.6%**	**30 928.5**	**1.5%**	4)	**Payments for financial assets**
100.0%	**1 813 552.7**	**100.0%**	**1 942 946.5**	**100.0%**	**2 083 014.1**	**100.0%**		**Subtotal: economic classification**
	13 000.0		6 000.0		6 000.0			Contingency reserve
	1 826 552.7		**1 948 946.5**		**2 089 014.1**			**Total consolidated expenditure**
	-242 741.4		**-252 564.2**		**-252 416.1**			**Budget balance**
	-4.5%		*-4.3%*		*-4.0%*			*Percentage of GDP*
								Financing
								Change in loan liabilities
	209 992.1		*230 405.0*		*232 664.5*			*Domestic short- and long-term loans (net)*
	-20 992.2		*30 889.0*		*39 246.2*			*Foreign loans (net)*
	53 741.5		**-8 729.7**		**-19 494.6**			**Change in cash and other balances (- increase)**
	242 741.4		**252 564.2**		**252 416.1**			**Borrowing requirement (net)**
	5 413 824.5		*5 812 415.1*		*6 249 069.5*			*GDP*

3) Includes biological, heritage and specialised military assets.
4) Includes extraordinary payments previously accounted for separately.

207

2019 BUDGET REVIEW

Table 8
Consolidated government expenditure: functional classification 1)

R million		2015/16		2016/17		2017/18		2018/19
		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
General public services	2)	**218 026.0**	**16.0%**	**245 540.0**	**17.0%**	**270 688.0**	**17.5%**	**282 215.8**
of which: debt-service costs		*128 795.6*	*9.4%*	*146 496.7*	*10.2%*	*162 644.6*	*10.5%*	*182 217.9*
Defence		**45 938.6**	**3.4%**	**47 495.4**	**3.3%**	**49 165.7**	**3.2%**	**48 690.2**
Public order and safety		**122 980.6**	**9.0%**	**130 553.6**	**9.0%**	**139 029.9**	**9.0%**	**147 415.5**
Police services		83 575.0	6.1%	88 656.2	6.1%	95 262.9	6.2%	100 903.2
Law courts		18 649.5	1.4%	20 152.6	1.4%	20 750.8	1.3%	22 391.2
Prisons		20 588.7	1.5%	21 542.2	1.5%	22 788.6	1.5%	23 849.0
Public order and safety not elsewhere classified		167.3		202.6		227.7		272.2
Economic affairs		**187 274.0**	**13.7%**	**168 539.8**	**11.7%**	**173 501.5**	**11.2%**	**185 062.6**
General economic, commercial and labour affairs		35 282.0	2.6%	32 783.9	2.3%	33 002.2	2.1%	34 778.3
Agriculture, forestry, fishing and hunting		18 417.7	1.3%	19 415.4	1.3%	18 996.9	1.2%	21 682.6
Fuel and energy		32 356.5	2.4%	9 401.6	0.7%	10 239.2	0.7%	9 247.6
Mining, manufacturing and construction		2 127.0	0.2%	2 467.3	0.2%	2 560.3	0.2%	2 430.6
Transport		83 019.5	6.1%	85 950.2	6.0%	86 644.9	5.6%	95 444.2
Communication		3 220.9	0.2%	5 053.4	0.4%	8 171.4	0.5%	6 799.8
Other industries		2 891.2	0.2%	3 647.9	0.3%	3 970.3	0.3%	4 239.2
Economic affairs not elsewhere classified		9 959.1	0.7%	9 820.0	0.7%	9 916.4	0.6%	10 440.3
Environmental protection		**10 319.7**	**0.8%**	**9 582.7**	**0.7%**	**10 453.6**	**0.7%**	**10 648.2**
Housing and community amenities		**142 524.3**	**10.4%**	**147 302.4**	**10.2%**	**152 217.7**	**9.9%**	**160 920.5**
Housing development		34 353.7	2.5%	36 257.2	2.5%	37 675.2	2.4%	37 012.0
Community development		72 462.8	5.3%	73 037.6	5.1%	79 770.1	5.2%	87 533.9
Water supply		35 707.8	2.6%	38 002.6	2.6%	34 761.5	2.3%	36 374.7
Housing and community amenities not elsewhere classified		–	–	5.0	0.0%	10.9	0.0%	–
Health		**161 025.4**	**11.8%**	**173 654.8**	**12.0%**	**188 842.8**	**12.2%**	**204 642.6**
Recreation and culture		**9 319.8**	**0.7%**	**10 887.9**	**0.8%**	**11 581.6**	**0.8%**	**12 411.1**
Education		**266 575.0**	**19.5%**	**288 752.4**	**20.0%**	**312 624.3**	**20.3%**	**349 920.2**
Social protection		**202 343.8**	**14.8%**	**220 672.1**	**15.3%**	**235 702.1**	**15.3%**	**263 498.4**
Subtotal: functional classification		**1 366 327.1**	**100%**	**1 442 981.1**	**100%**	**1 543 807.3**	**100%**	**1 665 425.1**
Plus:								
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 366 327.1**		**1 442 981.1**		**1 543 807.3**		**1 665 425.1**

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
Source: National Treasury

208

STATISTICAL ANNEXURE

Table 8
Consolidated government expenditure: functional classification *1)*

2018/19	2019/20		2020/21		2021/22		
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total	R million
16.9%	**304 210.8**	**16.8%**	**330 960.7**	**17.0%**	**368 057.9**	**17.7%**	*2)* **General public services**
10.9%	*202 207.8*	*11.1%*	*224 066.1*	*11.5%*	*247 408.4*	*11.9%*	*of which: debt-service costs*
2.9%	**49 665.9**	**2.7%**	**52 394.4**	**2.7%**	**50 872.8**	**2.4%**	**Defence**
8.9%	**155 482.8**	**8.6%**	**164 484.0**	**8.5%**	**175 327.6**	**8.4%**	**Public order and safety**
6.1%	106 162.7	5.9%	112 518.5	5.8%	119 965.6	5.8%	Police services
1.3%	23 925.7	1.3%	25 017.4	1.3%	26 603.6	1.3%	Law courts
1.4%	25 103.5	1.4%	26 637.2	1.4%	28 423.4	1.4%	Prisons
	290.9		310.9		335.1	0.0%	Public order and safety not elsewhere classified
11.1%	**219 040.9**	**12.1%**	**230 671.6**	**11.9%**	**245 587.2**	**11.8%**	**Economic affairs**
2.1%	38 260.4	2.1%	40 182.6	2.1%	41 990.6	2.0%	General economic, commercial and labour affairs
1.3%	21 564.3	1.2%	21 649.6	1.1%	22 697.2	1.1%	Agriculture, forestry, fishing and hunting
0.6%	32 982.9	1.8%	33 134.5	1.7%	34 418.5	1.7%	Fuel and energy
0.1%	2 566.7	0.1%	2 666.0	0.1%	2 572.9	0.1%	Mining, manufacturing and construction
5.7%	103 331.3	5.7%	111 899.4	5.8%	121 003.9	5.8%	Transport
0.4%	4 721.6	0.3%	4 756.9	0.2%	6 053.2	0.3%	Communication
0.3%	4 395.3	0.2%	4 524.4	0.2%	4 710.8	0.2%	Other industries
0.6%	11 218.4	0.6%	11 858.1	0.6%	12 140.1	0.6%	Economic affairs not elsewhere classified
0.6%	**12 411.0**	**0.7%**	**12 079.6**	**0.6%**	**12 530.3**	**0.6%**	**Environmental protection**
9.7%	**175 778.1**	**9.7%**	**189 826.1**	**9.8%**	**205 232.3**	**9.9%**	**Housing and community amenities**
2.2%	39 289.2	2.2%	41 753.7	2.1%	43 562.5	2.1%	Housing development
5.3%	97 070.1	5.4%	105 773.3	5.4%	114 626.4	5.5%	Community development
2.2%	39 418.8	2.2%	42 299.1	2.2%	47 043.4	2.3%	Water supply
–	–	–	–	–	–	–	Housing and community amenities not elsewhere classified
12.3%	**218 068.9**	**12.0%**	**234 164.9**	**12.1%**	**250 069.7**	**12.0%**	**Health**
0.7%	**13 286.6**	**0.7%**	**13 602.8**	**0.7%**	**14 562.4**	**0.7%**	**Recreation and culture**
21.0%	**381 274.7**	**21.0%**	**410 044.0**	**21.1%**	**437 637.3**	**21.0%**	**Education**
15.8%	**284 332.8**	**15.7%**	**304 718.4**	**15.7%**	**323 136.6**	**15.5%**	**Social protection**
100%	**1 813 552.7**	**100%**	**1 942 946.5**	**100%**	**2 083 014.1**	**100%**	**Subtotal: functional classification**
							Plus:
	13 000.0		6 000.0		6 000.0		Contingency reserve
	1 826 552.7		**1 948 946.5**		**2 089 014.1**		**Total consolidated expenditure**

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

209

2019 BUDGET REVIEW

Table 9
Consolidated government revenue, expenditure and financing

R million	2015/16 Outcome	2016/17 Outcome	2017/18 Outcome	2018/19 Revised estimate
Operating account				
Current receipts	**1 172 151.4**	**1 267 191.4**	**1 333 749.7**	**1 439 825.8**
Tax receipts (net of SACU transfers)	*1 083 973.2*	*1 174 525.2*	*1 234 918.9*	*1 340 399.3*
Non-tax receipts (including departmental receipts)	*80 528.8*	*85 772.3*	*91 305.0*	*94 350.1*
Transfers received	*7 649.4*	*6 893.9*	*7 525.8*	*5 076.3*
Current payments	**1 179 498.2**	**1 285 678.8**	**1 375 611.7**	**1 495 453.4**
Compensation of employees	*473 215.5*	*511 554.0*	*547 358.4*	*585 193.2*
Goods and services	*197 903.9*	*218 927.6*	*227 469.1*	*242 604.9*
Interest and rent on land	*138 462.6*	*154 405.5*	*169 775.4*	*188 726.3*
Transfers and subsidies	*369 916.2*	*400 791.7*	*431 008.8*	*478 928.9*
Current balance	**-7 346.9**	**-18 487.4**	**-41 862.0**	**-55 627.7**
Percentage of GDP	*-0.2%*	*-0.4%*	*-0.9%*	*-1.1%*
Capital account				
Capital receipts	*330.2*	*543.6*	*532.5*	*296.9*
Transfers and subsidies	*65 420.1*	*69 724.8*	*72 641.7*	*70 273.4*
Payments for capital assets	*90 302.2*	*79 044.0*	*75 204.6*	*84 229.2*
Capital financing requirement	**-155 392.1**	**-148 225.2**	**-147 313.9**	**-154 205.7**
Percentage of GDP	*-3.8%*	*-3.4%*	*-3.1%*	*-3.0%*
Transactions in financial assets and liabilities	**11 722.1**	**9 674.2**	**-1 122.2**	**-374.4**
Contingency reserve	**–**	**–**	**–**	**–**
Budget balance	**-151 016.9**	**-157 038.4**	**-190 298.0**	**-210 207.8**
Percentage of GDP	*-3.7%*	*-3.6%*	*-4.0%*	*-4.2%*
Primary balance	**-12 554.3**	**-2 632.9**	**-20 522.6**	**-21 481.5**
Percentage of GDP	*-0.3%*	*-0.1%*	*-0.4%*	*-0.4%*
Financing				
Change in loan liabilities				
Domestic short- and long-term loans (net)	*159 285.6*	*159 809.2*	*206 212.9*	*180 269.0*
Foreign loans (net)	*-3 879.4*	*35 443.9*	*29 791.5*	*51 637.9*
Change in cash and other balances (- increase)	**-4 389.4**	**-38 214.7**	**-45 706.4**	**-21 699.1**
Borrowing requirement (net)	**151 016.9**	**157 038.4**	**190 298.0**	**210 207.8**
GDP	*4 126 999.0*	*4 412 749.0*	*4 720 955.0*	*5 059 106.3*

Source: National Treasury

210

STATISTICAL ANNEXURE

Table 9

Consolidated government revenue, expenditure and financing

2019/20	2020/21	2021/22	
Budget estimate	Budget estimate	Budget estimate	R million
			Operating account
1 568 657.7	**1 687 137.0**	**1 826 293.5**	**Current receipts**
1 464 708.3	*1 574 763.7*	*1 703 362.0*	*Tax receipts (net of SACU transfers)*
98 600.8	*106 728.7*	*117 160.6*	*Non-tax receipts (including departmental receipts)*
5 348.6	*5 644.6*	*5 771.0*	*Transfers received*
1 610 269.7	**1 730 964.9**	**1 855 698.4**	**Current payments**
627 126.2	*667 624.3*	*713 094.6*	*Compensation of employees*
251 043.4	*268 266.4*	*293 472.9*	*Goods and services*
209 398.7	*232 702.3*	*255 876.7*	*Interest and rent on land*
522 701.3	*562 371.9*	*593 254.2*	*Transfers and subsidies*
-41 612.0	**-43 827.9**	**-29 404.9**	**Current balance**
-0.8%	*-0.8%*	*-0.5%*	*Percentage of GDP*
			Capital account
268.4	*273.5*	*280.0*	*Capital receipts*
74 992.7	*78 453.7*	*85 393.1*	*Transfers and subsidies*
98 457.0	*103 121.0*	*110 994.1*	*Payments for capital assets*
-173 181.2	**-181 301.2**	**-196 107.2**	**Capital financing requirement**
-3.2%	*-3.1%*	*-3.1%*	*Percentage of GDP*
-14 948.2	**-21 435.1**	**-20 904.0**	**Transactions in financial assets and liabilities**
13 000.0	**6 000.0**	**6 000.0**	**Contingency reserve**
-242 741.4	**-252 564.2**	**-252 416.1**	**Budget balance**
-4.5%	*-4.3%*	*-4.0%*	*Percentage of GDP*
-33 342.6	**-19 861.9**	**3 460.7**	**Primary balance**
-0.6%	*-0.3%*	*0.1%*	*Percentage of GDP*
			Financing
			Change in loan liabilities
209 992.1	*230 405.0*	*232 664.5*	*Domestic short- and long-term loans (net)*
-20 992.2	*30 889.0*	*39 246.2*	*Foreign loans (net)*
53 741.5	**-8 729.7**	**-19 494.6**	**Change in cash and other balances (- increase)**
242 741.4	**252 564.2**	**252 416.1**	**Borrowing requirement (net)**
5 413 824.5	*5 812 415.1*	*6 249 069.5*	*GDP*

211

2019 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		1994/95	1995/96	1996/97	1997/98	1998/99	1999/00	2000/01
Domestic debt								
Marketable		225 662	263 844	290 424	318 773	344 938	354 706	365 231
Government bonds		*210 191*	*248 877*	*276 124*	*301 488*	*325 938*	*332 706*	*339 731*
Treasury bills		*7 018*	*10 700*	*14 300*	*17 285*	*19 000*	*22 000*	*25 500*
Bridging bonds		*8 453*	*4 267*	–	–	–	–	–
Non-marketable	3)	5 705	4 700	6 421	2 778	2 013	998	2 382
Gross loan debt		231 367	268 544	296 845	321 551	346 951	355 704	367 613
Cash balances	4)	-6 665	-8 630	-2 757	-4 798	-5 166	-7 285	-2 650
Net loan debt		224 702	259 914	294 088	316 753	341 785	348 419	364 963
Foreign debt								
Gross loan debt	5)	8 784	10 944	11 394	14 560	16 276	25 799	31 938
Cash balances	4)	–	–	–	–	–	–	–
Net loan debt		8 784	10 944	11 394	14 560	16 276	25 799	31 938
Gross loan debt		**240 151**	**279 488**	**308 239**	**336 111**	**363 227**	**381 503**	**399 551**
Net loan debt		**233 486**	**270 858**	**305 482**	**331 313**	**358 061**	**374 218**	**396 901**
Gold and Foreign Exchange Contingency Reserve Account	6)	4 147	–	2 169	73	14 431	9 200	18 170
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		94.0%	94.4%	94.2%	94.8%	95.0%	93.0%	91.4%
Government bonds		*87.5%*	*89.0%*	*89.6%*	*89.7%*	*89.7%*	*87.2%*	*85.0%*
Treasury bills		*2.9%*	*3.8%*	*4.6%*	*5.1%*	*5.2%*	*5.8%*	*6.4%*
Bridging bonds		*3.5%*	*1.5%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	2.4%	1.7%	2.1%	0.8%	0.6%	0.3%	0.6%
Domestic debt		96.3%	96.1%	96.3%	95.7%	95.5%	93.2%	92.0%
Foreign debt	5)	3.7%	3.9%	3.7%	4.3%	4.5%	6.8%	8.0%
Total as percentage of GDP								
Gross domestic debt		46.5%	47.6%	45.5%	44.8%	44.7%	41.4%	37.6%
Net domestic debt		45.2%	46.1%	45.1%	44.1%	44.0%	40.6%	37.4%
Gross foreign debt		1.8%	1.9%	1.7%	2.0%	2.1%	3.0%	3.3%
Net foreign debt		1.8%	1.9%	1.7%	2.0%	2.1%	3.0%	3.3%
Gross loan debt		48.3%	49.5%	47.3%	46.8%	46.8%	44.4%	40.9%
Net loan debt		47.0%	48.0%	46.8%	46.2%	46.1%	43.6%	40.6%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2019.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and Reserve Bank

212

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08		R million
								Domestic debt
349 415	350 870	388 300	428 593	457 780	467 864	478 265		Marketable
331 505	*328 820*	*359 700*	*394 143*	*417 380*	*422 064*	*426 415*		*Government bonds*
17 910	*22 050*	*28 600*	*34 450*	*40 400*	*45 800*	*51 850*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
2 030	1 910	1 999	3 498	3 699	3 238	2 555	3)	Non-marketable
351 445	352 780	390 299	432 091	461 479	471 102	480 821		Gross loan debt
-6 549	-9 730	-12 669	-30 870	-58 187	-75 315	-93 809	4)	Cash balances
344 896	343 050	377 630	401 221	403 292	395 787	387 012		Net loan debt
								Foreign debt
82 009	74 286	64 670	69 405	66 846	82 581	96 218	5)	Gross loan debt
–	–	–	–	–	–	–	4)	Cash balances
82 009	74 286	64 670	69 405	66 846	82 581	96 218		Net loan debt
433 454	**427 066**	**454 969**	**501 496**	**528 325**	**553 683**	**577 039**		**Gross loan debt**
426 905	**417 336**	**442 300**	**470 626**	**470 138**	**478 368**	**483 230**		**Net loan debt**
28 024	36 577	18 036	5 292	-1 751	-28 514	-72 189	6)	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
80.6%	82.2%	85.3%	85.5%	86.6%	84.5%	82.9%		Marketable domestic debt
76.5%	*77.0%*	*79.1%*	*78.6%*	*79.0%*	*76.2%*	*73.9%*		*Government bonds*
4.1%	*5.2%*	*6.3%*	*6.9%*	*7.6%*	*8.3%*	*9.0%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
0.5%	0.4%	0.4%	0.7%	0.7%	0.6%	0.4%	3)	Non-marketable domestic debt
81.1%	82.6%	85.8%	86.2%	87.3%	85.1%	83.3%		Domestic debt
18.9%	17.4%	14.2%	13.8%	12.7%	14.9%	16.7%	5)	Foreign debt
								Total as percentage of GDP
32.6%	28.2%	28.7%	28.6%	27.4%	24.7%	22.1%		Gross domestic debt
31.9%	27.4%	27.8%	26.6%	24.0%	20.7%	17.8%		Net domestic debt
7.6%	5.9%	4.8%	4.6%	4.0%	4.3%	4.4%		Gross foreign debt
7.6%	5.9%	4.8%	4.6%	4.0%	4.3%	4.4%		Net foreign debt
40.1%	34.1%	33.5%	33.2%	31.4%	29.0%	26.6%		Gross loan debt
39.5%	33.4%	32.6%	31.2%	27.9%	25.0%	22.3%		Net loan debt

5) Valued at appropriate foreign exchange rates up to 31 March 2018 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2019, projected to depreciate in line with inflation differentials.

6) The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2019 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.

213

2019 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
Domestic debt								
Marketable		527 751	700 532	869 588	1 045 415	1 210 834	1 409 718	1 601 499
Government bonds		*462 751*	*585 992*	*733 438*	*890 256*	*1 038 849*	*1 217 512*	*1 399 282*
Treasury bills		*65 000*	*114 540*	*136 150*	*155 159*	*171 985*	*192 206*	*202 217*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	3)	1 956	4 943	23 133	25 524	30 300	31 381	30 586
Gross loan debt		529 707	705 475	892 721	1 070 939	1 241 134	1 441 099	1 632 085
Cash balances	4)	-101 349	-106 550	-111 413	-130 450	-103 774	-120 807	-120 304
Net loan debt		428 358	598 925	781 308	940 489	1 137 360	1 320 292	1 511 781
Foreign debt								
Gross loan debt	5)	97 268	99 454	97 851	116 851	124 555	143 659	166 830
Cash balances	4)	–	-25 339	-58 750	-67 609	-80 308	-84 497	-94 404
Net loan debt		97 268	74 115	39 101	49 242	44 247	59 162	72 426
Gross loan debt		**626 975**	**804 929**	**990 572**	**1 187 790**	**1 365 689**	**1 584 758**	**1 798 915**
Net loan debt		**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**	**1 584 207**
Gold and Foreign Exchange Contingency Reserve Account	6)	-101 585	-35 618	-28 283	-67 655	-125 552	-177 913	-203 396
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		84.2%	87.0%	87.8%	88.0%	88.7%	89.0%	89.0%
Government bonds		*73.8%*	*72.8%*	*74.0%*	*75.0%*	*76.1%*	*76.8%*	*77.8%*
Treasury bills		*10.4%*	*14.2%*	*13.7%*	*13.1%*	*12.6%*	*12.1%*	*11.2%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	0.3%	0.6%	2.3%	2.1%	2.2%	2.0%	1.7%
Domestic debt		84.5%	87.6%	90.1%	90.2%	90.9%	90.9%	90.7%
Foreign debt	5)	15.5%	12.4%	9.9%	9.8%	9.1%	9.1%	9.3%
Total as percentage of GDP								
Gross domestic debt		22.0%	27.7%	31.6%	34.8%	37.4%	39.9%	42.2%
Net domestic debt		17.8%	23.5%	27.7%	30.6%	34.3%	36.5%	39.1%
Gross foreign debt		4.0%	3.9%	3.5%	3.8%	3.8%	4.0%	4.3%
Net foreign debt		4.0%	2.9%	1.4%	1.6%	1.3%	1.6%	1.9%
Gross loan debt		26.0%	31.5%	35.1%	38.6%	41.1%	43.8%	46.5%
Net loan debt		21.8%	26.4%	29.0%	32.2%	35.6%	38.2%	41.0%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2019.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and Reserve Bank

214

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

2015/16	2016/17	2017/18	2018/19 2)	2019/20	2020/21	2021/22		R million
								Domestic debt
1 782 042	1 981 627	2 242 894	2 464 614	2 706 331	2 986 330	3 267 980		Marketable
1 572 574	*1 731 657*	*1 949 573*	*2 157 293*	*2 384 010*	*2 629 009*	*2 874 659*		*Government bonds*
209 468	*249 970*	*293 321*	*307 321*	*322 321*	*357 321*	*393 321*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
37 322	38 508	29 013	29 511	41 245	42 635	43 580	3)	Non-marketable
1 819 364	2 020 135	2 271 907	2 494 126	2 747 576	3 028 965	3 311 560		Gross loan debt
-112 250	-110 262	-123 241	-138 657	-117 157	-117 157	-117 157	4)	Cash balances
1 707 114	1 909 873	2 148 666	2 355 469	2 630 419	2 911 808	3 194 403		Net loan debt
								Foreign debt
199 607	212 754	217 811	320 223	295 354	328 867	372 075	5)	Gross loan debt
-102 083	-114 353	-106 110	-153 628	-96 768	-93 404	-95 193	4)	Cash balances
97 524	98 401	111 701	166 595	198 586	235 463	276 882		Net loan debt
2 018 971	**2 232 889**	**2 489 718**	**2 814 349**	**3 042 930**	**3 357 832**	**3 683 635**		**Gross loan debt**
1 804 638	**2 008 274**	**2 260 367**	**2 522 064**	**2 829 004**	**3 147 271**	**3 471 285**		**Net loan debt**
-304 653	-231 158	-193 917	-278 981	-278 981	-278 981	-278 981	6)	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
88.3%	88.7%	90.1%	87.6%	88.9%	88.9%	88.7%		Marketable domestic debt
77.9%	*77.6%*	*78.3%*	*76.7%*	*78.3%*	*78.3%*	*78.0%*		*Government bonds*
10.4%	*11.2%*	*11.8%*	*10.9%*	*10.6%*	*10.6%*	*10.7%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
1.8%	1.7%	1.2%	1.0%	1.4%	1.3%	1.2%	3)	Non-marketable domestic debt
90.1%	90.5%	91.3%	88.6%	90.3%	90.2%	89.9%		Domestic debt
9.9%	9.5%	8.7%	11.4%	9.7%	9.8%	10.1%	5)	Foreign debt
								Total as percentage of GDP
44.1%	45.8%	48.1%	49.3%	50.8%	52.1%	53.0%		Gross domestic debt
41.4%	43.3%	45.5%	46.6%	48.6%	50.1%	51.1%		Net domestic debt
4.8%	4.8%	4.6%	6.3%	5.5%	5.7%	6.0%		Gross foreign debt
2.4%	2.2%	2.4%	3.3%	3.7%	4.1%	4.4%		Net foreign debt
48.9%	50.6%	52.7%	55.6%	56.2%	57.8%	58.9%		Gross loan debt
43.7%	45.5%	47.9%	49.9%	52.3%	54.1%	55.5%		Net loan debt

5) *Valued at appropriate foreign exchange rates up to 31 March 2018 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2019, projected to depreciate in line with inflation differentials.*

6) *The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2019 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.*

215

2019 BUDGET REVIEW

Table 11
Net loan debt, provisions and contingent liabilities *1)*

R million		2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15
Net loan debt	2)	**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**	**1 584 207**
Provisions	3)	**61 869**	**81 051**	**73 693**	**98 593**	**116 231**	**134 045**	**160 383**
African Development Bank		10 186	8 091	7 492	27 300	32 725	38 063	43 811
Development Bank of Southern Africa		4 800	4 800	4 800	4 800	4 800	4 800	20 000
Government employee leave credits		8 503	9 762	10 815	11 266	12 316	12 924	13 030
International Bank for Reconstruction and Development		14 482	11 187	10 360	11 703	15 935	19 407	23 579
International Monetary Fund		23 760	47 104	40 127	43 412	50 321	58 697	59 786
Multilateral Investment Guarantee Agency		138	107	99	112	134	154	177
New Development Bank		–	–	–	–	–	–	–
Contingent liabilities		**195 386**	**279 137**	**305 104**	**345 865**	**436 288**	**494 114**	**579 153**
Guarantees	4)	63 038	139 395	160 043	164 338	224 768	288 041	327 169
Agricultural cooperatives		*94*	*94*	*94*	*94*	*93*	*93*	*93*
Central Energy Fund		*130*	*19*	–	–	–	–	–
Denel		*880*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*
Development Bank of Southern Africa		*12 348*	*26 370*	*25 713*	*25 554*	*25 497*	*25 635*	*4 030*
Eskom	5)	–	*46 678*	*67 057*	*77 230*	*103 523*	*125 125*	*149 944*
Foreign central banks and governments		*58*	*25*	–	–	–	–	–
Former regional authorities		*206*	*190*	*154*	*138*	*124*	*112*	*105*
Guarantee scheme for housing loans to employees		*255*	*154*	*104*	*64*	*46*	*26*	*13*
Guarantee scheme for motor vehicles – senior officials		*8*	*3*	*3*	*2*	*1*	*1*	*1*
Industrial Development Corporation of South Africa		*1 446*	*952*	*740*	*646*	*575*	*504*	*344*
Independent power producers		–	–	–	–	*34 356*	*68 345*	*96 159*
Irrigation boards		*43*	*46*	*44*	*48*	*46*	*44*	*44*
Kalahari East Water Board		*16*	*16*	*16*	*15*	*6*	–	–
Komati Basin Water Authority		*1 453*	*1 406*	*1 340*	*1 247*	*1 190*	*1 148*	*986*
Land Bank		*1 500*	*2 500*	*1 750*	*1 000*	*800*	*1 004*	*2 005*
Lesotho Highlands Development Authority		*524*	*401*	*227*	*171*	*132*	*113*	*82*
Nuclear Energy Corporation of South Africa		*20*	*20*	*20*	*20*	*20*	*20*	*20*
Passenger Rail Agency of South Africa		–	*1 217*	*468*	*264*	*133*	*92*	*48*
Public-private partnerships		–	*10 296*	*10 443*	*10 414*	*10 172*	*10 127*	*10 107*
South African Airways		*4 460*	*1 351*	*1 916*	*1 300*	*2 238*	*5 010*	*8 419*
South African Broadcasting Corporation		–	*1 000*	*1 000*	*889*	*167*	–	–
South African Express		–	–	–	–	–	*539*	*539*
South African National Roads Agency Limited		*6 708*	*12 287*	*18 605*	*19 426*	*19 482*	*23 866*	*27 445*
South African Post Office		–	–	–	–	–	–	*270*
South African Reserve Bank		*142*	–	–	–	–	–	–
Telkom South Africa		*138*	*108*	*90*	*85*	*90*	*111*	*100*
Trans-Caledon Tunnel Authority		*19 588*	*20 721*	*18 489*	*19 886*	*20 460*	*20 516*	*20 807*
Transnet		*12 895*	*11 620*	*9 887*	*3 975*	*3 757*	*3 757*	*3 757*
Universities and technikons		*126*	*71*	*33*	*20*	*10*	*3*	*1*
Other contingent liabilities	6)	132 348	139 742	145 061	181 527	211 520	206 073	251 984
Claims against government departments		*17 737*	*24 064*	*31 310*	*42 969*	*43 628*	*45 131*	*48 726*
Export Credit Insurance Corporation of SA Limited		*13 351*	*9 191*	*9 614*	*10 025*	*12 482*	*13 780*	*15 308*
Government Employees Pension Fund		–	–	–	–	–	–	–
Post-retirement medical assistance		*56 000*	*56 000*	*65 348*	*65 348*	*65 348*	*69 938*	*69 938*
Road Accident Fund		*42 500*	*45 366*	*33 547*	*53 919*	*82 838*	*69 435*	*109 298*
Unemployment Insurance Fund		*2 401*	*3 728*	*3 315*	*3 381*	*3 241*	*3 611*	*3 836*
Other		*359*	*1 393*	*1 927*	*5 885*	*3 983*	*4 178*	*4 878*

1) Medium-term forecasts of some figures are not available and are kept constant.

2) Debt of the central government, excluding extra-budgetary institutions and socal security funds.

3) Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government's subscription to these institutions, payable on request.

Source: National Treasury

216

STATISTICAL ANNEXURE

Table 11
Net loan debt, provisions and contingent liabilities *1)*

2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22		R million
1 804 638	**2 008 274**	**2 260 367**	**2 522 064**	**2 829 004**	**3 147 271**	**3 471 285**	2)	**Net loan debt**
217 960	**210 974**	**211 480**	**260 586**	**275 271**	**297 812**	**322 200**	3)	**Provisions**
54 766	49 344	44 119	53 792	53 011	53 346	53 978		African Development Bank
20 000	20 000	20 000	20 000	20 000	20 000	20 000		Development Bank of Southern Africa
13 454	14 137	13 606	14 490	15 345	16 281	17 242		Government employee leave credits
29 028	26 527	23 993	28 511	28 097	28 275	28 610		International Bank for Reconstruction and Development
91 658	79 535	76 358	85 702	84 458	84 991	85 998		International Monetary Fund
215	193	173	211	208	209	212		Multilateral Investment Guarantee Agency
8 839	*21 238*	33 231	57 880	74 152	94 710	116 160		New Development Bank
605 608	**671 023**	**724 154**	**879 648**	**931 303**	**974 001**	**1 015 994**		**Contingent liabilities**
380 136	426 234	453 137	529 351	552 275	547 428	530 773	4)	Guarantees
93	*93*	*93*	*93*	*93*	*93*	*93*		*Agricultural cooperatives*
–	–	–	–	–	–	–		*Central Energy Fund*
1 850	*1 850*	*2 430*	*3 430*	*3 430*	*3 430*	*3 430*		*Denel*
4 258	*3 993*	*3 975*	*4 288*	*4 419*	*4 503*	*4 495*		*Development Bank of Southern Africa*
174 586	*202 825*	*244 678*	*294 713*	*306 784*	*302 367*	*296 595*	5)	*Eskom*
–	–	–	–	–	–	–		*Foreign central banks and governments*
98	*93*	*84*	*78*	*72*	*66*	*58*		*Former regional authorities*
10	*8*	*6*	*6*	*6*	*6*	*6*		*Guarantee scheme for housing loans to employees*
1	–	–	–	–	–	–		*Guarantee scheme for motor vehicles – senior officials*
243	*138*	*137*	*152*	*151*	*153*	*150*		*Industrial Development Corporation of South Africa*
113 971	*125 766*	*122 188*	*146 892*	*153 784*	*149 466*	*139 258*		*Independent power producers*
39	*38*	*37*	*37*	*37*	*37*	*37*		*Irrigation boards*
–	–	–	–	–	–	–		*Kalahari East Water Board*
889	*785*	*619*	*568*	*568*	*568*	*568*		*Komati Basin Water Authority*
5 211	*3 712*	*3 813*	*2 437*	*2 437*	*2 437*	*2 437*		*Land Bank*
62	*30*	*3*	–	–	–	–		*Lesotho Highlands Development Authority*
20	*20*	*20*	*20*	*20*	*20*	*20*		*Nuclear Energy Corporation of South Africa*
2	–	–	–	–	–	–		*Passenger Rail Agency of South Africa*
10 337	*10 049*	*9 580*	*10 090*	*9 422*	*8 724*	*8 066*		*Public-private partnerships*
14 394	*17 819*	*11 059*	*17 311*	*17 311*	*17 311*	*17 311*		*South African Airways*
–	–	–	–	–	–	–		*South African Broadcasting Corporation*
539	*827*	*867*	*163*	*163*	*163*	*163*		*South African Express*
27 204	*29 458*	*30 368*	*30 289*	*30 289*	*30 289*	*30 289*		*South African National Roads Agency Limited*
1 270	*3 979*	*400*	–	–	–	–		*South African Post Office*
–	–	–	–	–	–	–		*South African Reserve Bank*
128	*108*	*111*	*125*	*130*	*136*	*138*		*Telkom South Africa*
21 173	*20 886*	*18 912*	*14 857*	*19 357*	*23 857*	*23 857*		*Trans-Caledon Tunnel Authority*
3 757	*3 757*	*3 757*	*3 802*	*3 802*	*3 802*	*3 802*		*Transnet*
1	–	–	–	–	–	–		*Universities and technikons*
225 472	244 789	271 017	350 297	379 028	426 573	485 221	6)	Other contingent liabilities
30 601	*29 481*	*28 749*	*28 749*	*28 749*	*28 749*	*28 749*		*Claims against government departments*
16 395	*14 015*	*18 192*	*23 167*	*21 009*	*23 808*	*28 546*		*Export Credit Insurance Corporation of SA Limited*
–	–	–	–	–	–	–		*Government Employees Pension Fund*
69 938	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*		*Post-retirement medical assistance*
99 152	*119 830*	*139 204*	*216 063*	*252 471*	*295 325*	*348 861*		*Road Accident Fund*
4 228	*6 826*	*9 782*	*7 228*	*1 709*	*3 601*	*3 975*		*Unemployment Insurance Fund*
5 158	*4 699*	*5 152*	*5 152*	*5 152*	*5 152*	*5 152*		*Other*

4) Amounts drawn against financial guarantees, inclusive of accrued interest.

5) These estimates are based on Eskom's current structure.

6) Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury.

217

W3 Fiscal support for electricity market reform Summary Eskom faces serious financial challenges. To the extent that the company may not be able to meet its interest and capital payments, government has set aside a provisional allocation of R23 billion per annum in the medium-term fiscal framework. Beyond the medium term, the size of support will depend on several factors, including economic growth, tariffs, and the implementation of Eskom’s strategy. The provisional fiscal allocations will support a fundamental reorganisation of the electricity sector, with an initial focus on establishing an independent transmission company under the existing holding company. In addition, the funding should significantly reduce the immediate risks to the economy posed by Eskom. The annexure provides details on the envisaged reconfiguration process and fundamental re-engineering of the enterprise that must accompany the fiscal support. The intention is to return Eskom and the broader electricity sector to operational and financial sustainability. Over time, in conjunction with a comprehensive operational turnaround, this will restore reliable electricity supply. Challenges and reconfiguration Globally, countries are shifting away from fossil fuels towards renewable energy. Growth in coal consumption is slowing in India and China, and investment in renewable energy is rapidly increasing. There has been a dramatic fall in the prices of solar and wind energy. Energy auctions, rather than administratively determined feed-in-tariffs, have led to record low prices in the Middle East and in countries such as Chile and Mexico where bid prices have been below US$0.02 per kilowatt hour (i.e. less than R0.30 per kilowatt hour). The nature of an efficient electricity system and grid is changing. Systems no longer resemble Eskom’s vertically integrated monopoly model, with central power stations distributing power via grids to consumers. Instead, they have become increasingly decentralised, with electricity flowing from the centre to the periphery and vice versa. 1

2019 BUDGET REVIEW Eskom generates 95 per cent of the South Africa’s electricity, with around 75 per cent coming from coal. The large size and vertically-integrated structure of Eskom means that any challenge experienced by one part of the business threatens the entire company and places the country’s electricity supply at risk. The company’s fleet performance has significantly deteriorated due to a lack of maintenance and refurbishment over the years, greatly compromising the security of supply. The situation was worsened by coal shortages and the supply of sub-standard coal. Most recently this has resulted in rotational load-shedding being implemented in November and December 2018 and again in the second week of February 2019. From a financial perspective, Eskom is not generating sufficient cash to meet its operating costs and service its debt. It has been borrowing to make the principal and interest payments on its loans. Operating costs are excessive and have been increasing while demand for electricity has been declining. Turnaround plan for Eskom generation Eskom has developed a detailed turnaround plan to address its structural, operational and financial challenges. A key pillar anchoring the strategy is a focus on driving efficiency and reducing costs, which will be achieved through the following initiatives: 1. Optimising primary energy costs through prudent long-term coal sourcing, investment in cost-plus mines and reducing the cost of logistics; Refining capital efficiency by reprioritising capital expenditure and optimising contract management; Driving operational and cost efficiency in procurement; Growing revenue with pricing incentives and the pursuit of international sales and other new growth opportunities; and Improving workforce efficiency by optimising personnel costs, rationalising mid-level management, and building skills. 2. 3. 4. 5. During the past few months Eskom has reduced costs by capping its capital expenditure, reducing operating expenditure, freezing posts and stopping bonuses and salary increases at managerial levels. 2 International examples of energy market reform Many other countries have implemented multi-year, complex electricity market reorganisation. In 2002, the State Grid Corporation of China (SGCC) was created through the Power Plant – Grid Separation reform. This reform unbundled the assets of the former State Electric Power Corporation into five power generation groups, which retained the power stations, and five regional grid subsidiaries belonging to SGCC. In 2017, SGCC had nearly 1 million employees, supplied power to 1.1 billion people and reported revenue of $348.9 billion. During the 1990s, Turkey separated the vertically integrated utility TEK into the Turkish Electricity Generation and Transmission Company (TEAS) and Electricity Distribution Company (TEDAS), both of which were state-owned companies. These changes were implemented with the aim of ensuring security of electricity supply at a time when the country was fiscally challenged. By accompanying these changes with the introduction of independent regulation and open access to the electricity network an environment was created which attracted new, private investment in generation capacity without requiring state guarantees. Improvements in operational efficiency through competition resulted in the electricity price declining. During the 1980s the Brazilian electricity utility, Eletrobras, experienced financial distress, halting investment. From 1995, a first wave of reforms was implemented, which saw the establishment of an independent system operator that enabled non-discriminatory access to the grid. The consequence was that the frequency and duration of electricity disruptions halved within a four-year period. The efficiency in the implementation of generation projects also improved, with costs falling by 30 per cent and the time for completing the projects reducing from 6-8 years to 4 years. A second wave of reforms implemented at the start of the century, focussed on clarifying institutional responsibility for planning and ensuring security of supply.

ANNEXURE W3: FISCAL SUPPORT FOR ELECTRICITY MARKET REFORM Overall Eskom is committing to accelerate cost compression to more than R20 billion per year by 2022. These savings exclude reductions to Eskom’s salary bill. Government has already begun consulting labour on these matters. As part of its broader turnaround plan Eskom has developed a nine-point generation recovery plan to deal with escalating unplanned breakdowns and coal shortages.1 The key elements of the plan focus on resolving unplanned breakdowns, addressing the performance and reliability challenges affecting the new units at Medupi and Kusile, improving the coal stock days and strengthening human resource capacity. An independent technical audit team, comprising local and international experts, will be appointed to review the plan and evaluate the state of the power stations. Institutional separation of Eskom Splitting Eskom into separate companies responsible for the different functions – starting with the creation of an independent transmission entity, combined with the system operator – will set the electricity sector on a new path.2 This proposed restructuring is in line with the 1998 Energy Policy White Paper, which intended that Eskom be restructured into separate generation and transmission companies and that independent distributors would be established. The main benefit of separation will be to reduce information asymmetries, mitigate and distribute risks and strengthen incentives for efficiency. The process will: Enable greater management attention to be focused on turning around the different parts of the business and enhance accountability; Improve transparency, reducing the opportunities for fraud, corruption and rent-seeking; Mitigate the risk arising from an Eskom that is “too big to fail” and limit financial contagion from the underperforming parts of Eskom’s generation business, where most of the problems originate; Position the electricity sector to embrace clean technology, distributed generation and respond to other changes taking place in the electricity sector; Diversify the generation of electricity across a multitude of power producers, thereby reducing the country’s reliance on a single supplier; Provide a stable platform for transparently contracting least-cost and secure power; Provide open access to the grid and remove conflicts of interest to the procurement of power, both conventional and renewable, from independent generators; Generate competition in the electricity market that is expected to drive improvements in efficiency and put downward pressure on prices; Crowd private investment into the electricity sector; and Allow lenders to separately fund the different components of the business, allowing debt to be priced more tightly, as it more accurately reflects the unique risks of each individual business. • • • • • • • • • • 1 See: http://www.eskom.co.za/news/Documents/StateSystemBriefing16Nov2018.pdf 2 In the 2019 SONA speech the President stated that “of particular and immediate importance is the entity to manage an independent state-owned transmission grid combined with the systems operator and power planning, procurement and buying functions.” 3

2019 BUDGET REVIEW Creation of a transmission company At this stage, Eskom Holdings is proposing establish separate subsidiaries, each with its own board. The assets, debts, people and licenses of the respective businesses will be migrated to the subsidiaries. In due course, Eskom will be required to provide separate, audited financial results for each of their three businesses on a preliminary basis. Priority will be given to the creation of the transmission company by establishing a subsidiary of Eskom Holdings with an independent board appointed by mid-2019. The new company’s assets will consist of all existing Eskom transmission network assets, including grid and substations and associated infrastructure, national control centre and system operator assets as well as Eskom’s Peaker power stations (pumped storage, hydro and gas turbines). In addition, all transmission servitudes and property rights currently held by Eskom will also need to be migrated to the transmission company. The transmission license will need to be amended to allow for the buying and selling of electricity and transferred to the transmission company. Likewise, supply agreements with existing clients would need to be migrated to the transmission company and supply contracts concluded between the transmission and distribution companies. Following consultation and a new agreement with labour unions, the migration of people into the newly established subsidiaries will be done in terms of the Labour Relations Act and workers’ rights will be respected. Next steps Given the magnitude of the task, many details of Eskom’s turnaround and restructuring will be finalised in the months ahead. The first step will be to appoint a Chief Reorganisation Officer, who will work with the Board and management to implement the Eskom Sustainability Task Team Recommendations. Strict conditions will be attached to the fiscal support to drive the changes that are required, including cost containment measures. Simultaneously, critical maintenance of the power plants must be undertaken and their technical performance improved. The management of the capital expenditure programme needs to be strengthened to ensure that expenditure is optimised, costs are contained and that the quality of work is closely monitored. To this end, the Eskom Board will be required to enter into a new shareholder compact with the Minister of Public Enterprises setting out these requirements. Executive remuneration will be tied to delivering on these commitments, which will be cascaded down throughout the organisation. The corporate restructuring and turnaround will be unprecedented in South Africa. In the process of doing so, extensive consultation with all affected stakeholders will take place and the rights of labour, lenders and independent generators will be protected. 4